                                                                   EXHIBIT 99.1

                      INDEX TO FINANCIAL INFORMATION

                                                                                                    Page
                                                                                                    ----
(a)    Historical Financial Information

 REPUBLIC INDUSTRIES, INC. AND SUBSIDIARIES
 Report of Independent Certified Public Accountants ............................................      1
 Consolidated Balance Sheets as of December 31, 1995 and 1994 (Restated) .......................      2
 Consolidated Statements of Operations for the
   Years Ended December 31, 1995, 1994 and 1993 (Restated) .....................................      3
 Consolidated Statements of Shareholders'
   Equity for the Years Ended December 31, 1995, 1994 and 1993 (Restated) ......................      4
 Consolidated Statements of Cash Flows for the Years
   Ended December 31, 1995, 1994 and 1993 (Restated) ...........................................      5
 Notes to Consolidated Financial Statements (Restated) .........................................      6
 Supplemental Consolidated Balance Sheets as of September 30, 1996 (unaudited)
   and December 31, 1995 and 1994...............................................................     22
 Supplemental Consolidated Statements of Operations for the Nine Months Ended
   September 30, 1996 and 1995 (unaudited) and for the Years Ended December
   31, 1995, 1994 and 1993......................................................................     23
 Supplemental Consolidated Statements of Shareholders' Equity for the Years
   Ended December 31, 1995, 1994 and 1993.......................................................     24
 Supplemental Consolidated Statements of Cash Flows for the Nine Months Ended
   September 30, 1996 and 1995 (unaudited) and for the Years Ended December
   31, 1995, 1994 and 1993......................................................................     25
 Notes to Supplemental Consolidated Financial Statements........................................     26

 AUTONATION INCORPORATED AND SUBSIDIARIES
  Report of Independent Certified Public Accountants ...........................................     48
  Consolidated Balance Sheets as of December 31, 1995 (audited) and
    September 29, 1996 (unaudited) .............................................................     49
  Consolidated Statements of Operations for the Period From Inception (September 12, 1995) to
    December 31, 1995 (audited) and for the Three and Nine Months Ended
    September 29, 1996 (unaudited) .............................................................     50
  Consolidated Statements of Shareholders' Equity for the Period From Inception
    (September 12, 1995) to December 31, 1995 (audited) and for the Nine Months Ended
    September 29, 1996 (unaudited) .............................................................     51
  Consolidated Statements of Cash Flows for the Period From Inception
    (September 12, 1995) to December 31, 1995 (audited) and for the Nine Months
    Ended September 29, 1996 (unaudited) .......................................................     52
  Notes to Consolidated Financial Statements....................................................     53

 CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES
  Report of Independent Certified Public Accountants ...........................................     59
  Consolidated Balance Sheets as of December 31, 1995 (Restated) and 1994 (Restated) ...........     60
  Consolidated Statements of Income for the Years Ended December 31, 1995 (Restated),
    1994 (Restated) and 1993 ...................................................................     61
  Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1995
    (Restated), 1994 (Restated) and 1993 .......................................................     62
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1995 (Restated),
    1994 (Restated) and 1993 ...................................................................     63
  Notes to Consolidated Financial Statements ...................................................     64
  Unaudited Condensed Consolidated Balance Sheets as of September 30, 1996 and
    December 31, 1995 (Restated) ...............................................................     80
  Unaudited Condensed Consolidated Statements of Income for the Three and Nine Months Ended
   September 30, 1996 and 1995 (Restated) ......................................................     81
  Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended
   September 30, 1996 and 1995 (Restated).......................................................     83
  Notes to Unaudited Condensed Consolidated Financial Statements ...............................     84

 ADDINGTON RESOURCES, INC. AND SUBSIDIARIES
  Report of Independent Certified Public Accountants ...........................................     89
  Consolidated Balance Sheets as of December 31, 1995 and 1994 .................................     90
  Consolidated Statements of Operations for the Years Ended
   December 31, 1995, 1994 and 1993 ............................................................     91
  Consolidated Statements of Changes in Stockholders' Equity for the Years
   Ended December 31, 1995, 1994 and 1993 ......................................................     92
  Consolidated Statements of Cash Flows for the Years Ended
   December 31, 1995, 1994 and 1993 ............................................................     93
  Notes to Consolidated Financial Statements ...................................................     94
  Unaudited Consolidated Balance Sheets as of September 30, 1996 and
   December 31, 1995 ...........................................................................    111
  Unaudited Consolidated Statements of Operations for the Three and Nine Months
   Ended September 30, 1996 and 1995 ...........................................................    112
  Unaudited Consolidated Statements of Cash Flows for the Nine Months
   Ended September 30, 1996 and 1995 ..........................................................     113
  Notes to Unaudited Consolidated Financial Statements ........................................     114

 ALAMO RENT-A-CAR, INC. AND AFFILIATES
  Independent Auditor's Report ................................................................     120
  Combined Balance Sheets as of December 31, 1995 and 1994 ....................................     121
  Combined Statements of Operations for the Years
   Ended December 31, 1995, 1994 and 1993 .....................................................     122
  Combined Statements of Equity for the Years Ended
   December 31, 1995, 1994 and 1993 ...........................................................     123
  Combined Statements of Cash Flows for the Years Ended
   December 31, 1995, 1994 and 1993 ...........................................................     124
  Notes to Combined Financial Statements ......................................................     126
  Unaudited Combined Condensed Balance Sheets as of September 30, 1996
   and December 31, 1995 ......................................................................     149
  Unaudited Combined Condensed Statements of Operations for the Three and Nine Months
   Ended September 30, 1996 and 1995 ..........................................................     150
  Unaudited Combined Condensed Statements of Cash Flows for the Nine Months
   Ended September 30, 1996 and 1995 ..........................................................     151
  Notes to Unaudited Combined Condensed Financial Statements ..................................     152

 ACQUIRED SOLID WASTE COMPANIES
  Report of Independent Auditors................................................................    158
  Combined Balance Sheets as of December 31, 1995 (audited) and March 31, 1996 (unaudited) .....    159
  Combined Statements of Operations for the Year Ended December 31, 1995 (audited) and for
    the Three Months Ended March 31, 1996 and 1995 (unaudited) .................................    160
  Combined Statements of Shareholders' Equity for the Year Ended December 31, 1995 (audited)
    and for the Three Months Ended March 31, 1996 (unaudited)...................................    161
  Combined Statements of Cash Flows for the Year Ended December 31, 1995 (audited) and for
    the Three Months Ended March 31, 1996 and 1995 (unaudited)..................................    162
  Notes to Combined Financial Statements .......................................................    163

(b)    Pro Forma Financial Information.

 REPUBLIC INDUSTRIES, INC., AUTONATION INCORPORATED, CONTINENTAL WASTE INDUSTRIES, INC.,
 ADDINGTON RESOURCES, INC. AND ALAMO RENT-A-CAR, INC.
  Unaudited Condensed Consolidated Pro Forma Financial Statements ..............................    166
  Unaudited Condensed Consolidated Pro Forma Balance Sheet as of
    September 30, 1996 .........................................................................    167
  Unaudited Condensed Consolidated Pro Forma Statement of Operations for the
    Nine Months Ended September 30, 1996 .......................................................    168
  Unaudited Condensed Consolidated Pro Forma Statement of Operations for the
    Year Ended December 31, 1995................................................................    169
  Unaudited Condensed Consolidated Pro Forma Statement of Operations for the
     Year Ended December 31, 1994...............................................................    170
  Unaudited Condensed Consolidated Pro Forma Statement of Operations for the
     Year Ended December 31, 1993...............................................................    171
  Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements .....................    172

 REPUBLIC INDUSTRIES, INC., HUDSON MANAGEMENT CORPORATION AND ENVIROCYCLE, INC. AND
 ACQUIRED SOLID WASTE COMPANIES
  Unaudited Condensed Consolidated Pro Forma Financial Statements ..............................    173
  Unaudited Condensed Consolidated Pro Forma Statement of Operations for the
    Nine Months Ended September 30, 1996 .......................................................    174
  Unaudited Condensed Consolidated Pro Forma Statement of Operations for the
    Year Ended December 31, 1995 ...............................................................    175
  Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements .....................    176

 CONTINENTAL WASTE INDUSTRIES, INC.
  Unaudited Pro Forma Combining Statement of Income for the
    Year Ended December 31, 1995 ...............................................................    177
  Unaudited Pro Forma Combining Statement of Income for the
    Nine Months Ended September 30, 1996 .......................................................    178
  Notes to Unaudited Pro Forma Combining Financial Statements ..................................    179


(c)    Management's Discussion and Analysis of Financial Condition and Results of Operations
       of Republic (Restated)...................................................................    183



               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Republic Industries, Inc.:

     We have audited the accompanying consolidated balance sheets of Republic Industries, Inc. (a Delaware corporation, formerly Republic Waste Industries, Inc.) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows (restated) for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Republic Industries, Inc. and its subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows (restated) for each of the three years in the period ended December 31, 1995, all in conformity with generally accepted accounting principles.

     We have also made similar audits of the accompanying supplemental consolidated balance sheets of Republic Industries, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related supplemental consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. The supplemental consolidated statements give retroactive effect to the merger with Alamo Rent-A-Car, Inc. and Affiliates on November 25, 1996, which has been accounted for as a pooling of interests as described in Note 1. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

     We did not audit the financial statements of DKBERT Assoc. ("DKBERT") and Guy Salmon USA, Ltd. and subsidiaries, ("GUSA Ltd."), affiliates of Alamo Rent-A-Car, Inc. and Affiliates, companies acquired during 1996 in a transaction accounted for as a pooling of interests, as described in Note 1. Such statements are included in the supplemental consolidated financial statements of Republic Industries, Inc. and subsidiaries and reflect total assets and revenues constituting 13.7 percent and 7.8 percent, respectively, in 1995, 11.9 percent and 4.9 percent, respectively in 1994, and 4.3 percent of total revenue in 1993, of the related supplemental consolidated totals. These statements were audited by other auditors whose reports thereon have been furnished to us and our opinion expressed herein, insofar as it relates to the amounts included for DKBERT and GUSA Ltd., is based solely upon the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based upon our audits and the reports of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Republic Industries, Inc. and its subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, after giving retroactive effect to the merger with Alamo Rent-A-Car, Inc. and Affiliates as described in
Note 1, all in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Fort Lauderdale, Florida,
  December 5, 1996.

                           REPUBLIC INDUSTRIES, INC.

                     CONSOLIDATED BALANCE SHEETS (RESTATED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                      DECEMBER 31,
                                                                  -------------------
                                                                    1995       1994
                                                                  --------   --------

                                             ASSETS
CURRENT ASSETS
  Cash and cash equivalents...................................    $164,572   $ 11,485
  Accounts receivable, less allowance for doubtful accounts of
     $2,559 and $1,581, respectively..........................      38,092     26,159
  Prepaid expenses............................................       3,757      2,735
  Inventory...................................................      14,924      4,104
  Other current assets........................................       7,323      2,389
                                                                  --------   --------
          TOTAL CURRENT ASSETS................................     228,668     46,872
Property and equipment, net...................................     204,949    141,126
Investment in subscriber accounts, net of accumulated
  amortization of $11,446 and $6,977, respectively............      42,240     24,193
Intangible assets, net of accumulated amortization of $9,026
  and $3,212, respectively....................................     101,363     15,605
Net assets of discontinued operations.........................          --     20,292
Other assets..................................................       5,246      9,119
                                                                  --------   --------
          TOTAL ASSETS........................................    $582,466   $257,207
                                                                  ========   ========
                              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable............................................    $ 18,732   $ 12,829
  Accrued liabilities.........................................      21,506     11,635
  Current portion of deferred revenue.........................      25,555     13,892
  Current maturities of long-term debt and notes payable......      11,996     11,210
  Current portion of accrued environmental and landfill
     costs....................................................       2,925      1,404
  Income taxes payable........................................       3,625      1,281
                                                                  --------   --------
          TOTAL CURRENT LIABILITIES...........................      84,339     52,251
Long-term debt and notes payable, net of current maturities...       3,791     40,703
Deferred revenue, net of current portion......................      18,012     20,353
Accrued environmental and landfill costs, net of current
  portion.....................................................       8,386      8,244
Deferred income taxes.........................................      14,414     11,597
Other liabilities.............................................       2,976      8,841
                                                                  --------   --------
          TOTAL LIABILITIES...................................     131,918    141,989
                                                                  --------   --------
COMMITMENTS AND CONTINGENCIES.................................
SHAREHOLDERS' EQUITY
  Preferred stock, par value $.01 per share; 5,000,000 shares
     authorized; none issued..................................          --         --
  Common stock, par value $.01 per share;
     350,000,000 and 100,000,000 shares authorized,
     respectively; 161,820,630 and 96,456,334 shares
     issued, respectively.....................................       1,618        965
  Additional paid-in capital..................................     420,557    109,301
  Retained earnings...........................................      28,373      5,625
  Notes receivable arising from stock purchase agreements.....          --       (673)
                                                                  --------   --------
          TOTAL SHAREHOLDERS' EQUITY..........................     450,548    115,218
                                                                  --------   --------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..........    $582,466   $257,207
                                                                  ========   ========

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

                CONSOLIDATED STATEMENTS OF OPERATIONS (RESTATED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  YEARS ENDED DECEMBER 31,
                                              ------------------------------
                                                1995       1994       1993
                                              --------   --------   --------
Revenue.....................................  $295,238   $218,173   $182,495
Expenses:
  Cost of operations........................   192,311    143,375    121,640
  Selling, general and administrative.......    67,048     49,245     46,477
  Restructuring and unusual charges.........        --         --     10,040
                                              --------   --------   --------
Operating income............................    35,879     25,553      4,338
Interest and other income...................     5,715      1,081        760
Interest expense............................    (6,139)    (4,487)    (2,936)
                                              --------   --------   --------
Income from continuing operations before
  income taxes..............................    35,455     22,147      2,162
Income tax provision........................    15,534      5,298      2,493
                                              --------   --------   --------
Income (loss) from continuing operations....    19,921     16,849       (331)
Discontinued operations:
  Income (loss) from discontinued
     operations,
     net....................................      (293)     2,684    (14,579)
                                              --------   --------   --------
Net income (loss)...........................  $ 19,628   $ 19,533   $(14,910)
                                              ========   ========   ========
Primary earnings (loss) per common and
  common equivalent share:
  Continuing operations.....................  $    .15   $    .17   $     --
  Discontinued operations...................        --        .03       (.15)
                                              --------   --------   --------
          Net income (loss).................  $    .15   $    .20   $   (.15)
                                              ========   ========   ========
Fully diluted earnings (loss) per common and
  common equivalent share:
  Continuing operations.....................  $    .14   $    .17   $     --
  Discontinued operations...................        --        .03       (.15)
                                              --------   --------   --------
          Net income (loss).................  $    .14   $    .20   $   (.15)
                                              ========   ========   ========

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (RESTATED)
                                 (IN THOUSANDS)

                                                                                             NOTES
                                                                                           RECEIVABLE
                                                                              RETAINED      ARISING
                                                               ADDITIONAL     EARNINGS     FROM STOCK
                                                      COMMON    PAID-IN     (ACCUMULATED    PURCHASE
                                                      STOCK     CAPITAL       DEFICIT)     AGREEMENTS
                                                      ------   ----------   ------------   ----------
BALANCE AT DECEMBER 31, 1992........................  $  968     $103,353     $ 17,423        $(673)
  Contributions to capital from former owners
     of pooled companies............................      --        4,167           --           --
  Distributions to former owners of pooled
     companies......................................      --           --       (6,350)          --
  Other.............................................      --         (679)        (418)          --
  Net loss..........................................      --           --      (14,910)          --
                                                      ------     --------     --------        -----
BALANCE AT DECEMBER 31, 1993........................     968      106,841       (4,255)        (673)
  Distributions to former owners of pooled
     companies......................................      --           --       (9,671)          --
  Other.............................................      (3)       2,460           18           --
  Net income........................................     --            --       19,533           --
                                                      ------     --------     --------        -----
BALANCE AT DECEMBER 31, 1994........................     965      109,301        5,625         (673)
  Sales of common stock.............................     415      231,616           --           --
  Stock issued in acquisitions......................     172       82,811           --           --
  Exercise of stock options and warrants, including
     tax benefit of $4,068..........................      28       13,346           --           --
  Payments received on notes........................      --           --           --          673
  Reclassification of additional paid-in capital to
     effect the spin-off............................      --      (36,305)      36,305           --
  Spin-off of Republic Environmental Systems, Inc...      --           --      (23,579)          --
  Distributions to former owners of pooled
     companies......................................      --           --       (9,718)          --
  Other.............................................      38       19,788          112           --
  Net income........................................      --           --       19,628           --
                                                      ------     --------     --------        -----
BALANCE AT DECEMBER 31, 1995........................  $1,618     $420,557     $ 28,373        $  --
                                                      ======     ========     ========        =====

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

                CONSOLIDATED STATEMENTS OF CASH FLOWS (RESTATED)
                                (IN THOUSANDS)

                                                           YEARS ENDED DECEMBER 31,
                                                        ------------------------------
                                                          1995       1994       1993
                                                        --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING
  OPERATIONS:
  Income (loss) from continuing operations............  $ 19,921   $ 16,849   $   (331)
  Adjustments to reconcile income (loss) from
    continuing operations to net cash provided by
    continuing operations:
    Restructuring and unusual charges.................        --         --     10,040
    Depreciation, depletion and amortization..........    22,673     19,525     15,591
    Provision for accrued environmental and landfill
      costs...........................................       400        377        215
    Gain on the sale of equipment.....................      (311)      (286)      (143)
  Changes in assets and liabilities, net of effects
    from business acquisitions:
    Accounts receivable...............................    (5,452)    (2,754)    (2,070)
    Prepaid expenses and other assets.................   (13,387)      (708)    (2,348)
    Accounts payable and accrued liabilities..........     2,505      2,681        251
    Income taxes payable..............................     4,300      2,171        534
    Deferred and current revenue and other liabilities.  (13,356)   (10,985)    (2,928)
                                                        --------   --------   --------
         Net cash provided by continuing operations...    17,293     26,870     18,811
                                                        --------   --------   --------
CASH USED BY DISCONTINUED OPERATIONS..................      (261)      (736)    (4,360)
                                                        --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Advances and loans..................................        --         --         --
  Business acquisitions, net of cash acquired.........    (7,304)    (4,776)    (5,664)
  Purchases of property and equipment.................   (62,930)   (23,383)   (13,317)
  Investment in subscriber accounts...................   (15,980)   (17,512)    (9,569)
  Other...............................................       126       (901)    (2,357)
                                                        --------   --------   --------
    Net cash used in investing activities.............   (86,088)   (46,572)   (30,907)
                                                        --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Sales of common stock...............................   232,031         --         --
  Exercise of stock options and warrants..............     9,306         --         --
  Capital contribution to Republic Environmental
    Systems, Inc......................................    (2,520)        --         --
  Payments of long-term debt and notes payable........   (86,667)   (17,950)   (16,035)
  Proceeds from long-term debt and notes payable......    39,693     21,717     23,201
  Proceeds from financing arrangements................    24,747     27,070     15,473
  Distributions to former owners of pooled
    companies.........................................    (7,434)    (9,041)    (6,044)
  Other...............................................    12,987     (1,240)       615
                                                        --------   --------   --------
    Net cash provided by financing activities.........   222,143     20,556     17,210
                                                        --------   --------   --------
INCREASE IN CASH AND CASH EQUIVALENTS.................   153,087        118        754
CASH AND CASH EQUIVALENTS:
  Beginning of Period.................................    11,485     11,367     10,613
                                                        --------   --------   --------
  End of Period.......................................  $164,572   $ 11,485   $ 11,367
                                                        ========   ========   ========

       The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
             (000'S OMITTED IN ALL TABLES EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying Consolidated Financial Statements include the accounts of Republic Industries, Inc. (formerly Republic Waste Industries, Inc.) and its subsidiaries ("Republic" or the "Company"). All significant intercompany accounts and transactions have been eliminated. In 1994, the Board of Directors authorized management to pursue a plan to distribute its hazardous waste services segment, Republic Environmental Systems, Inc. ("RESI"), now known as International Alliance Services, Inc., to Republic shareholders. Accordingly, as discussed in Note 9, this segment has been accounted for as a discontinued operation and the accompanying Consolidated Financial Statements presented here in have been restated to report separately the net assets and operating results of these discontinued operations.

     In order to maintain consistency and comparability between periods presented, certain amounts have been reclassified from the previously reported financial statements in order to conform with the financial statement presentation of the current period.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant estimates made in the preparation of the accompanying Consolidated Financial Statements are estimated future cost requirements for closure and post-closure monitoring and maintenance for the Company's solid waste facilities and estimated customer lives utilized in amortizing the investment in subscriber accounts with respect to the Company's electronic security service segment. Although the Company believes its estimates are appropriate, changes in assumptions utilized in preparing such estimates could cause these estimates to change in the near term.

     The accompanying Consolidated Financial Statements include the financial position and results of operations of Kertz Security Systems II, Inc. and Kertz Security Systems, Inc. (collectively, "Kertz"), with which the Company merged in August 1995; United Waste Service, Inc. ("United") and Southland Environmental Services, Inc. ("Southland"), with which the Company merged in October 1995; J.C. Duncan Company, Inc. and affiliates ("Duncan"), Garbage Disposal Service, Inc. ("GDS"), Fennell Container Co., Inc. and affiliates ("Fennell") and Scott Security Systems and affiliates ("Scott"), with which the Company merged in November 1995; The Denver Fire Reporter & Protective Co.
and affiliate ("Denver Alarm") and Incendere, Inc. and affiliates ("Schaubach"), with which the Company merged in February 1996; and CarChoice, Inc. ("CarChoice") which the Company acquired in August 1996. These transactions were accounted for under the pooling of interests method of accounting and, accordingly, the Consolidated Financial Statements have been previously restated as if the Company and Kertz, United, Southland, Duncan, GDS, Fennell, Scott, Denver Alarm, Schaubach and CarChoice had operated as one entity since inception. See Note 2 for further discussion of these transactions.

     All per share data and numbers of shares of common stock for all periods included in the financial statements and notes thereto have been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend that was effected in June 1996, as more fully described in Note 5.

                           REPUBLIC INDUSTRIES, INC.

     Inventory. Inventory consists primarily of vehicles valued using the specific identification method. Cost includes acquisition expenses as well as charges to bring inventory units to their existing location and condition, including reconditioning cost. Parts and accessories are valued at the lower of cost, using the first-in, first-out method, or market.

     Property and Equipment. Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in current operations.

     The Company revises the estimated useful lives of property and equipment acquired through its business acquisitions to conform with its policies regarding property and equipment. Depreciation is provided over the estimated useful lives of the assets involved using the straight-line method. The estimated useful lives are: twenty to forty years for buildings and improvements, three to fifteen years for trucks and equipment and five to ten years for furniture and fixtures.

     Landfills are stated at cost and are depleted based on consumed airspace. Landfill improvements include direct costs incurred to obtain a landfill permit and direct costs incurred to construct and develop the site. These costs are depleted based on consumed airspace. No general and administrative costs are capitalized as landfills and landfill improvements.

     Depreciation, amortization and depletion expense related to property and equipment was $15,988,000, $14,815,000 and $12,817,000 in 1995, 1994 and 1993,
respectively.

     A summary of property and equipment is shown below:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1995       1994
                                                              --------   --------
    Land, landfills and improvements......................    $ 97,610   $ 84,864
    Trucks and equipment..................................     157,677    106,881
    Buildings and improvements............................      29,386     17,127
    Furniture and fixtures................................       9,061      8,128
                                                              --------   --------
                                                               293,734    217,000
    Less: accumulated depreciation, amortization and
      depletion...........................................     (88,785)   (75,874)
                                                              --------   --------
                                                              $204,949   $141,126
                                                              ========   ========

                           REPUBLIC INDUSTRIES, INC.

     Investment in Subscriber Accounts. Investment in subscriber accounts consists of certain capitalized costs associated with new monitoring systems installed by the Company's electronic security service business and the cost of acquired subscriber accounts.

     The costs are amortized over periods ranging from eight to twelve years (based on estimated and historical customer attrition rates) on a straight-line basis. Amortization expense related to investment in subscriber accounts was $4,357,000, $3,377,000 and $1,801,000 in 1995, 1994 and 1993,
respectively.

     Intangible Assets. Intangible assets consist primarily of the cost of acquired businesses in excess of the fair value of net tangible assets acquired. The cost in excess of the fair value of net tangible assets is amortized over forty years on a straight-line basis. Amortization expense related to intangible assets was $2,328,000, $1,333,000 and $973,000 in 1995, 1994 and 1993,
respectively.

     The Company continually evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of intangible assets or whether the remaining balance of intangible assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted net income over the remaining life of the intangible assets in measuring their recoverability.

     Deferred Revenue. Deferred revenue consists primarily of proceeds from the factoring of electronic security monitoring contracts by one of the Company's acquired security businesses. The use of factoring was discontinued by the Company subsequent to the date of acquisition of such business. Revenue is recognized over the period services are provided.

     Accrued Environmental and Landfill Costs. Accrued environmental and landfill costs include landfill site closure and post-closure costs. Landfill site closure and post-closure costs include estimated costs to be incurred for final closure of the landfills and estimated costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. Estimated aggregate closure and post-closure costs are to be fully accrued for these landfills at the time that such facilities cease to accept waste and are closed. Excluding existing accruals at the end of 1995, approximately $7,871,000 of such costs are to be expensed over the remaining lives of these facilities. The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the United States Environmental Protection Agency's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs.

     Environmental costs are accrued by the Company through a charge to income in the period such costs become probable and reasonably estimable.

     The Company periodically reassesses its method and assumptions used to estimate such accruals for environmental and landfill costs and adjusts such accruals accordingly. Such factors considered are changing regulatory requirements, the effects of inflation, changes in operating climates in the regions in which the Company's facilities are located and the expectations regarding costs of securing environmental services.

     As discussed in Note 7, the Company is involved in litigation and is subject to ongoing environmental investigations by certain regulatory agencies, as well as other claims and disputes that could result in additional litigation which are in the normal course of business.

     Revenue Recognition. Revenue from the Company's solid waste services segment includes primarily waste collection and landfill tipping fees. Revenue from the Company's electronic security services business results from monitoring contracts for security systems and fees charged for the sale and installation of such systems. Revenue from the Company's vehicle retailing segment consists primarily of sales of used vehicles. The Company recognizes revenue from its solid waste, electronic security services and vehicle retailing segments in the period services are provided or products are sold.

                           REPUBLIC INDUSTRIES, INC.

     Statements of Cash Flows. The Company considers all highly liquid investments with purchased maturities of three months or less to be cash equivalents. The effect of non-cash transactions related to business combinations, as discussed in Note 2, and other non-cash transactions are excluded from the Statements of Cash Flows.

     Fair Value of Financial Instruments. The carrying values of cash, trade accounts receivable, trade accounts payable and financial instruments included in other current assets and other assets approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the Company's long-term debt is estimated based on the current rates offered to the Company for debt of similar terms and maturities. Under this method the Company's fair value of long-term debt was not significantly different than the stated value at December 31, 1995 and 1994.

     In the normal course of business, the Company has letters of credit, performance bonds and other guarantees which are not reflected in the accompanying Consolidated Balance Sheets. The Company's management believes that the likelihood of performance under these financial instruments is minimal and expects no material losses to occur in connection with these financial instruments.

     Concentrations of Credit Risk. Concentrations of credit risk with respect to trade receivables are limited due to the wide variety of customers and markets in which the Company's services are provided, as well as their dispersion across many different geographic areas. As a result, at December 31, 1995, the Company does not consider itself to have any significant concentrations of credit risk.

     New Accounting Pronouncements. In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which was adopted by the Company in the first quarter of 1996 without material effect. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed. In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation", which requires adoption in 1996. SFAS No. 123 requires that the Company's financial statements include certain disclosures about stock-based employee compensation arrangements and permits the adoption of a change in accounting for such arrangements. Changes in accounting for stock-based compensation are optional and the Company will adopt only the disclosure requirements in its 1996 annual report on Form 10-K.

2. BUSINESS COMBINATIONS

  Pending Acquisitions

     In June 1996, the Company signed a definitive agreement to acquire Continental Waste Industries, Inc. ("Continental") in a merger transaction. Continental provides integrated solid waste management services to residential, commercial and industrial customers primarily in the mid-south and eastern United States. Under the terms of the agreement, each share of common stock of Continental would be exchanged, on a tax-free basis, for .80 of a share of the Company's common stock par value $.01 per share ("Common Stock"). As of September 30, 1996, Continental had approximately 15,349,000 shares of common stock issued and outstanding. The transaction, which will be accounted for under the pooling of interests method of accounting, is subject to approval of Continental's shareholders and other customary closing conditions, including regulatory approvals. Certain shareholders of Continental, representing approximately 23% of Continental's outstanding common stock, have agreed to vote their shares in favor of the transaction and have granted to the Company irrevocable proxies to vote or to execute written consents with respect to their shares in favor of the transaction.

     In June 1996, the Company signed a definitive agreement to acquire Addington Resources, Inc. ("Addington") in a merger transaction. Addington provides integrated solid waste disposal services including landfill, collection and recycling services for cities and counties in the southeastern United States. Under the terms of the agreement, each share of common stock of Addington would be exchanged, on a tax-free basis,

                           REPUBLIC INDUSTRIES, INC.

for .90 of a share of the Company's Common Stock. As of September 30, 1996, Addington had approximately 15,194,000 shares of common stock issued and outstanding. The transaction, which will be accounted for under the pooling of interests method of accounting, is subject to approval by the shareholders of Addington and other customary closing conditions, including regulatory approvals. Six of Addington's shareholders, representing approximately 45% of Addington's outstanding common stock, have granted to the Company irrevocable proxies to, and agreed to, vote or to execute written consents with respect to their shares in favor of the transaction.

     In May 1996, after approval by a special committee of disinterested members of the Company's Board of Directors, the Company signed a definitive agreement to acquire AutoNation. AutoNation is a privately-owned company developing a chain of megastores for the sale of new and used vehicles in a customer friendly environment and is partially owned by the Company's Chairman and Chief Executive Officer, and certain other officers and directors of the Company. The transaction, which will be accounted for under the purchase method of accounting, is subject to final approval by the shareholders of the Company and other customary closing conditions, including regulatory approvals. It is contemplated that the Company will issue approximately 17,467,000 shares of its Common Stock in connection with the transaction.

  Completed Acquisitions

     Significant businesses acquired and accounted for under the pooling of interests method of accounting have been included retroactively in the financial statements as if the companies had operated as one entity since inception. Businesses acquired through December 31, 1995 and accounted for under the purchase method of accounting are included in the financial statements from the date of acquisition.

     In August 1996, the Company acquired all of the net assets of CarChoice. CarChoice, which commenced operations in January 1995 and opened its first store in December 1995, is a developer and operator of used car superstores similar to those being developed by AutoNation.

     In February 1996, the Company acquired all of the outstanding capital stock of Denver Alarm. Denver Alarm provides installation, monitoring and maintenance services to residential and commercial customers throughout Colorado.

     In February 1996, the Company acquired Schaubach. Schaubach provides solid waste collection and recycling services to residential, commercial, and industrial customers in southeastern Virginia and eastern North Carolina and provides transportation of medical waste throughout the Mid-Atlantic states.

     The Company issued an aggregate of 9,707,664 shares of Common Stock to acquire CarChoice, Denver Alarm and Schaubach (the "Pooled Entities"), all of which have been accounted for under the pooling of interests method of accounting.

                         REPUBLIC INDUSTRIES, INC.

     Details of the results of operations of the previously separate companies for the periods before the pooling of interests combinations were consummated are as follows:

                                             YEARS ENDED DECEMBER 31,
                                          ------------------------------
                                            1995       1994       1993
                                          --------   --------   --------
    Revenue:
      The Company.......................  $260,315   $187,111   $154,301
      Pooled Entities...................    34,923     31,062     28,194
                                          --------   --------   --------
                                          $295,238   $218,173   $182,495
                                          ========   ========   ========
    Net income (loss):
      The Company.......................  $ 22,919   $ 17,116   $(17,052)
      Pooled Entities...................    (3,291)     2,417      2,142
                                          --------   --------   --------
                                          $ 19,628   $ 19,533   $(14,910)
                                          ========   ========   ========

     In August 1995, the Company merged with Kertz, which provides electronic security monitoring and maintenance predominantly in the South Florida area. In October 1995, the Company merged with United and Southland. United provides solid waste collection, transfer and recycling services in the Atlanta, Georgia metropolitan area, and Southland provides solid waste collection services in the Northeast Florida area. In November 1995, the Company merged with Duncan, GDS, Fennell and Scott. Duncan provides solid waste collection and recycling services in the Dallas-Fort Worth metropolitan area and throughout west Texas and also operates two landfills. GDS provides solid waste collection and recycling services throughout western North Carolina. Fennell is a full-service solid waste management company, providing services in and around Charleston and Greenville, South Carolina and also owns a landfill. Scott is an electronic security alarm company, providing installation, monitoring and maintenance services in Jacksonville, Orlando and Tallahassee, Florida, and other metropolitan areas in the southeastern United States, including Charlotte, North Carolina; Savannah, Georgia and Nashville, Tennessee. The Company issued an aggregate of 36,255,968 shares of the Company's Common Stock for the above acquisitions. These acquisitions were accounted for under the pooling of interests method of accounting and, accordingly, the accompanying Consolidated Financial Statements have previously been restated as if the Company and Kertz, United, Southland, Duncan, GDS, Fennell and Scott had operated as one entity since inception.

     In August 1995, the Company acquired all of the outstanding shares of capital stock of Hudson Management Corporation and Envirocycle, Inc. (collectively, "HMC"). The purchase price paid by the Company was approximately $72,800,000 and consisted of 16,000,000 shares of Common Stock. HMC, as the third largest solid waste management company in Florida, provides solid waste collection and recycling services to commercial, industrial and residential customers. This acquisition, as well as several other minor business combinations from January 1, 1993 to December 31, 1995, have been accounted for under the purchase method of accounting.

                           REPUBLIC INDUSTRIES, INC.

     The following summarizes the preliminary purchase price allocation for business combinations accounted for under the purchase method of accounting (including historical accounts of immaterial acquisitions accounted for under the pooling of interests method of accounting) consummated during the following periods:

                                                YEARS ENDED DECEMBER 31,
                                              ---------------------------
                                                1995      1994     1993
                                              --------   ------   -------
    Property and equipment..................  $ 17,696   $1,619   $ 7,744
    Investment in subscriber accounts.......        --       --        --
    Intangible assets.......................    88,818    3,307       338
    Working capital (deficiency), net of
      cash acquired.........................    (4,693)     309        37
    Long-term debt assumed..................   (11,519)    (459)   (1,322)
    Other liabilities, net..................       (15)      --    (1,133)
    Common stock issued.....................   (82,983)      --        --
                                              --------   ------   -------
              Cash used in acquisitions.....  $  7,304   $4,776   $ 5,664
                                              ========   ======   =======

     The Company's unaudited pro forma supplemental consolidated results of operations, assuming the acquisition of HMC had occurred at the beginning of each of the periods presented are as follows:

                                                               YEARS ENDED
                                                               DECEMBER 31,
                                                            -------------------
                                                              1995       1994
                                                            --------   --------
    Revenue...........................................      $328,439   $266,176
                                                            ========   ========
    Net income from continuing operations.............      $ 20,773   $ 19,059
                                                            ========   ========
    Fully diluted earnings per common and common
      equivalent share from continuing operations.....      $    .14   $    .17
                                                            ========   ========

     The unaudited pro forma results of operations are presented for informational purposes only and may not necessarily reflect the future results of operations of the Company or what the results of operations would have been had the Company owned and operated HMC as of January 1, 1994.

     In September 1996, Republic announced that the Agreement and Plan of Amalgamation, dated as of July 1, 1996 and amended as of July 15, 1996 (the "ADT Agreement"), by and among Republic, R.I./Triangle, Ltd. and ADT Limited, a Bermuda corporation ("ADT"), which provided for the acquisition of ADT by Republic, had been terminated by mutual agreement of the parties. In connection with the execution of the ADT Agreement, ADT granted to Republic a warrant
(the "ADT Warrant") to purchase 15,000,000 common shares of ADT at a purchase price $20 per share (which approximated fair market value), subject to certain anti-dilution adjustments. The warrant became exercisable upon the termination of the ADT Agreement and remains exercisable until March 1997. Pursuant to the terms of the warrant, ADT has granted to Republic certain registration rights with respect to the common shares of ADT issuable to Republic upon exercise of the warrant.

     In November 1996, the Company acquired Alamo Rent-A-Car, Inc. ("Alamo") in a merger transaction. Alamo is the fourth largest rental car company in the United States and operates a fleet of approximately 158,000 vehicles. Alamo operates in 42 states in the United States and has operations in 10 European countries and Canada. The Company issued 22,123,893 shares of Common Stock to acquire Alamo which will be accounted for under the pooling of interests method of accounting. The Company's unaudited pro forma consolidated results of operations assuming the Alamo acquisition had been consummated as of December 31, 1995 are as follows:

                                                YEARS ENDED DECEMBER 31,
                                           ------------------------------------
                                              1995         1994         1993
                                           ----------   ----------   ----------
    Revenue..............................  $1,686,892   $1,531,095   $1,331,693
                                           ==========   ==========   ==========
    Net income (loss)....................  $  (11,832)  $   31,337   $    4,150
                                           ==========   ==========   ==========
    Fully diluted earnings (loss) per
     common and common equivalent share..  $     (.08)  $      .26   $      .03
                                           ==========   ==========   ==========

                           REPUBLIC INDUSTRIES, INC.

3. LONG-TERM DEBT AND NOTES PAYABLE

     Long-term debt and notes payable consisted of the following:

                                                                 DECEMBER 31,
                                                             -------------------
                                                               1995       1994
                                                             --------   --------
    Revolving credit facility, secured by the stock of
      the Company's subsidiaries, interest at prime or
      at a Eurodollar rate plus 1.5%, principal repaid
      in 1995...........................................    $     --   $ 12,600
    Vehicle floorplan credit facility, secured by the
      Company's vehicle inventory, interest at LIBOR
      plus 2.75%, due on demand.........................       9,909         --
    Notes to banks and financial institutions, secured
      by equipment and other assets, interest ranging
      from 7.2% to 13.0%, principal repaid in 1996......       4,590     31,937
    Other notes, secured by equipment and other assets,
      interest ranging from 8.3% to 9.0%................       1,288      7,376
                                                            --------   --------
                                                              15,787     51,913
    Less current maturities.............................     (11,996)   (11,210)
                                                            --------   --------
                                                            $  3,791   $ 40,703
                                                            ========   ========

     In December 1995, the Company entered into a credit agreement (the "Credit Agreement") with certain banks pursuant to which such banks have agreed to advance the Company on an unsecured basis an aggregate of $250,000,000 for a term of 36 months. Outstanding advances, if any, are payable at the expiration of the 36-month term. At December 31, 1995, the Company had standby letters of credit of $5,386,000 which reduce availability under this facility. The Credit Agreement requires, among other items, that the Company maintain certain financial ratios and comply with certain financial covenants. Interest is payable monthly and generally determined using either a competitive bid feature or a LIBOR based rate. As of December 31, 1995, no amounts were outstanding and the Company was in material compliance with all covenants under the Credit Agreement.

     In August 1996, the Company refinanced its existing $21,000,000 vehicle floorplan credit facility with a new $25,000,000 vehicle floorplan credit facility. Advances under this facility bear interest at LIBOR plus 2.75% and are secured by the Company's vehicle inventory. In October 1996, the Company repaid all borrowings under this facility.

     At December 31, 1995, aggregate maturities of long-term debt were as follows:

    1996.......................................................................  $11,996
    1997.......................................................................    1,193
    1998.......................................................................    1,001
    1999.......................................................................      726
    2000.......................................................................      735
    Thereafter.................................................................      136
                                                                                 -------
                                                                                 $15,787
                                                                                 =======

     The Company made interest payments of approximately $5,894,000, $4,373,000 and $2,688,000 in 1995, 1994 and 1993, respectively.

4. INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Accordingly, deferred income taxes have been provided to show the effect of temporary differences between the recognition of revenue and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements.

                           REPUBLIC INDUSTRIES, INC.

     The Company files a consolidated federal income tax return which includes the operations of businesses acquired for periods subsequent to the dates of the acquisitions. Certain businesses acquired which were accounted for under the pooling of interests method of accounting were subchapter S corporations for income tax purposes prior to their acquisition by the Company. For purposes of these Consolidated Financial Statements, federal and state income taxes have been provided as if these companies had filed subchapter C corporation tax returns for the pre-acquisition periods, and the current income tax expense is reflected as an increase to additional paid-in capital. The subchapter S corporation status of these companies was terminated effective with the closing date of the acquisitions.

     The components of the income tax provision related to continuing operations for the years ended December 31 are shown below:

                                                                 1995      1994      1993
                                                                -------   -------   -------
     Current:
       Federal................................................  $ 9,778   $ 5,270   $ 2,815
       State..................................................    1,038       751       405
                                                                -------   -------   -------
                                                                 10,816     6,021     3,220
     Federal deferred.........................................    3,010     2,482    (1,969)
     Tax reserve adjustments..................................      763    (1,963)       --
     Change in valuation allowance............................      945    (1,242)    1,242
                                                                -------   -------   -------
     Income tax provision.....................................  $15,534   $ 5,298   $ 2,493
                                                                =======   =======   =======

     Net operating loss carryforwards are recognized under SFAS No. 109 unless it is more likely than not that they will not be realized. In 1995, the Company recorded a $945,000 valuation allowance due to the uncertainty surrounding future realization of a portion of the deferred tax assets generated as a result of acquired net operating loss carryforwards. In 1993, the Company recorded a $1,242,000 valuation allowance related to the realization of deferred tax assets generated as a result of the 1993 restructuring and unusual charges. This valuation allowance was recorded due to the uncertainty surrounding the future utilization of such deferred tax assets. In 1994, the valuation allowance was eliminated based on the expected realization of such deferred tax assets.

     In the years immediately following an acquisition, the Company provides income taxes at the statutory income tax rate applied to pre-tax income. As part of its tax planning to reduce effective tax rates and cash outlays for taxes, the Company employs a number of strategies such as combining entities to reduce state income taxes, claiming tax credits not previously claimed and recapturing taxes previously paid by acquired companies. At such time as these reductions in the Company's deferred tax liabilities are determined to be realizable, the impact of the reduction is recorded as tax reserve adjustments in the tax provision.

     A reconciliation of the statutory federal income tax rate to the Company's effective tax rate for the years ended December 31 is shown below:

                                                                    1995    1994     1993
                                                                    -----   -----   ------
    Statutory federal income tax rate.............................   35.0%   34.0%    34.0%
    Amortization of intangible assets.............................    1.3      .4      3.6
    State income taxes, net of federal benefit....................    2.3     3.0     14.4
    Tax reserve adjustments.......................................    2.2    (8.9)      --
    Change in valuation allowance.................................    2.7    (5.1)    47.3
    Other, net....................................................     .3      .5     16.0
                                                                     ----    ----    -----
              Effective tax rate..................................   43.8%   23.9%   115.3%
                                                                     ====    ====    =====

                           REPUBLIC INDUSTRIES, INC.

     Components of the net deferred income tax liability at December 31 are shown below:

                                                                         1995       1994
                                                                       --------   --------
    Deferred income tax liabilities:
      Book basis in property over tax basis..........................  $ 25,507   $ 23,773
      Deferred costs.................................................     8,067      8,954
                                                                       --------   --------
                                                                         33,574     32,727
                                                                       --------   --------
    Deferred income tax assets:
      Net operating losses...........................................    (5,414)    (5,186)
      Deferred revenue...............................................   (10,353)   (11,240)
      Accrued environmental and landfill costs.......................    (2,842)    (2,761)
      Accruals not currently deductible..............................    (1,496)    (1,943)
                                                                       --------   --------
                                                                        (20,105)   (21,130)
                                                                       --------   --------
    Valuation allowance..............................................       945         --
                                                                       --------   --------
    Net deferred income tax liability................................  $ 14,414   $ 11,597
                                                                       ========   ========

     At December 31, 1995, the Company had available federal net operating loss carryforwards of approximately $15,500,000 which begin to expire in the year 2006.

     The Company made income tax payments of approximately $4,839,000, $2,278,000 and $1,260,000 in 1995, 1994 and 1993, respectively.

5. SHAREHOLDERS' EQUITY

     In November 1996, the Company sold approximately 12,080,000 shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $353,000,000.

     In May 1996, the Company sold 9,878,400 shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $197,583,000.

     In May 1996, the Board of Directors declared a two-for-one split of the Company's Common Stock in the form of a 100% stock dividend, payable June 8, 1996, to holders of record on May 28, 1996. As a result, $790,000 (par value of shares outstanding at December 31, 1995) has been transferred from additional paid-in capital to common stock.

     In May 1996, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of Common Stock from 350,000,000 shares to 500,000,000 shares.

     In August 1995, the Company sold an aggregate of 16,700,000 shares of Common Stock and warrants to purchase an additional 33,400,000 shares of Common Stock to H. Wayne Huizenga, Westbury (Bermuda) Ltd. (a Bermuda corporation controlled by Michael G. DeGroote, former Chairman of the Board, President and Chief Executive Officer of Republic), Harris W. Hudson, and certain of their assigns for an aggregate purchase price of $37,500,000. Mr. Huizenga is the Chairman of the Board and Chief Executive Officer of the Company; Mr. DeGroote is the Vice Chairman of the Board of the Company and Mr. Hudson is President and a Director of the Company. The warrants are exercisable at prices ranging from $2.25 to $3.50 per share. In August 1995, the Company issued and sold an additional 2,000,000 shares of Common Stock each to Mr. Huizenga and John J. Melk (a Director of the Company) for $6.63 per share for aggregate proceeds of approximately $26,500,000.

     In July 1995, the Company sold 10,800,000 shares of Common Stock in a private placement transaction for $6.63 per share, resulting in net proceeds of approximately $69,000,000 after deducting expenses, fees and commissions. In September 1995, the Company sold 10,000,000 shares of Common Stock in an additional private placement transaction for $10.13 per share resulting in net proceeds of approximately $99,000,000.

                           REPUBLIC INDUSTRIES, INC.

     As a result of the 1995 transactions discussed above, the Company received approximately $232,000,000 in cash proceeds. The Company used a portion of these proceeds to repay all outstanding borrowings under its revolving line of credit facility and a substantial portion of the debt related to acquired businesses.

     The Company has 5,000,000 authorized shares of preferred stock par value, $.01 per share, none of which are issued or outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to establish the rights, preferences and dividends.

6. STOCK OPTIONS AND WARRANTS

     The Company has various stock option plans under which shares of Common Stock may be granted to key employees and directors of the Company. Options granted under the plans are non-qualified and are granted at a price equal to the fair market value of the Common Stock at the date of grant.

     A summary of stock option and warrant transactions for the following periods is as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                ---------------------------------------------------
                                                     1995              1994              1993
                                                ---------------   ---------------   ---------------

     Options and warrants outstanding at
       beginning of period..............                  6,786             6,394            14,854
     Granted............................                 44,874               752             2,034
     Exercised..........................                 (2,804)               --                --
     Canceled...........................                   (322)             (360)             (664)
     Expired............................                     --                --            (9,830)
                                                ---------------   ---------------   ---------------
     Options and warrants outstanding at
       end of period....................                 48,534             6,786             6,394
                                                ===============   ===============   ===============
     Average price of options and
       warrants exercised...............                  $4.02               $--               $--
     Average price of options and
       warrants outstanding at end
       of period........................                  $4.77             $3.80             $3.99
     Prices of options and warrants
       outstanding at end of period.....        $1.05 to $15.50   $ 1.05 to $7.25   $ 1.05 to $7.25
     Vested options and warrants at end
       of period........................                 39,038             3,656             2,800
     Options available for future grants
       at end of period.................                  4,344             5,698             5,690

7. COMMITMENTS AND CONTINGENCIES

     Legal Proceedings. On May 3, 1991, the Company filed an action against G.I. Industries, Inc. ("GI"), Manuel Asadurian, Sr. and Mike Smith in the United States District Court for the Central District of California (the "Court"). The Company requested a declaratory judgment that it did not anticipatorily breach a merger agreement (the "Merger Agreement") between the Company and GI and that the Merger Agreement had been properly terminated. The Company also sought to recover $600,000 from GI, plus interest and costs, with respect to a certain financial guaranty provided by the Company in 1990 for the benefit

                           REPUBLIC INDUSTRIES, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)
                                  (CONTINUED)

of GI. In response to the Company's action, GI filed a counterclaim alleging that the Company breached the Merger Agreement and that it had suffered damages in excess of $16,000,000. In August 1993, the Court rendered a ruling favorable to the Company which GI appealed. In March 1995, the United States Court of Appeals for the Ninth Circuit vacated the August 1993 decision and remanded the case for further proceedings. The Court has commenced proceedings that may lead to a trial on damages.

     Subsequent to the commencement of the Company's litigation in this matter, GI filed for protection under Chapter 11 of the Bankruptcy Code.

     Western Waste Industries, Inc. ("Western") filed an action against the Company and others on July 20, 1990 alleging various causes of action including interference with business relations and seeks $24,000,000 in damages. The lawsuit stems from Western's attempts to acquire Best Pak Disposal, Inc. This case was scheduled for trial in May 1996, but by stipulation of the parties the trial date has been postponed pending the outcome of settlement discussions. By mutual agreement of the parties, the litigation was settled and the matter was dismissed with prejudice in October 1996. Such settlement had no material impact on the Company's consolidated financial position, results of operations or cash flows.

     The Company's solid waste and environmental services activities are conducted in the context of a developing and changing statutory and regulatory framework, aggressive government enforcement and a highly visible political environment. Governmental regulation of the waste management industry requires the Company to obtain and retain numerous governmental permits to conduct various aspects of its operations. These permits are subject to revocation, modification or denial. The costs and other capital expenditures which may be required to obtain or retain the applicable permits or comply with applicable regulations could be significant.

     In 1992, the Company received notices from Imperial County, California (the "County") and the California Department of Toxic Substances Control ("DTSC") that spent filter elements (the "Filters") from geothermal power plants, which had been deposited at the Company's Imperial Landfill for approximately five years, were classified as hazardous waste under California environmental regulations. Under United States EPA regulations, the Filters are not deemed hazardous waste as they are associated with the production of geothermal energy.

     The Company is currently conducting active discussions with all appropriate California regulatory agencies in order to obtain a variance under California regulations to reclassify the Filters as a special waste so they may be left in the landfill. If this occurs, the State, regional and local regulatory agencies may nevertheless require that the affected area of the landfill be capped and closed. In the event that the variance is not granted, remedial measures may be required based on the Filters' classification as a California hazardous waste. One of those measures could include the removal of the Filters or the closure of a portion of the landfill.

     Management is currently unable to determine (i) whether the waste will ultimately be classified as hazardous, (ii) if so, what action, if any, will be required as a result of this issue or (iii) what liability, if any, the Company will have as a result of this inquiry. In January 1994, the Company filed suit against the known past and present owners and operators of the geothermal power plants for all losses, fines and expenses the Company incurs associated with the resolution of this matter, including loss of airspace at the landfill, in the United States District Court for the Southern District of California, alleging claims for CERCLA response costs recovery and intentional misrepresentation among other claims. This suit was settled in November 1996 without material impact on the Company's consolidated financial position, results of operations or cash flows.

     While the results of the legal and environmental proceedings described above and other proceedings which arose in the normal course of business cannot be predicted with certainty, management believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated results of operations, consolidated cash flows or consolidated financial

                           REPUBLIC INDUSTRIES, INC.

position. However, unfavorable resolution of each matter individually or in the aggregate could affect the consolidated results of operations or cash flows for the quarterly periods in which they are resolved.

     Lease Commitments. The Company and its subsidiaries lease portions of their premises and certain equipment under various operating lease agreements. At December 31, 1995, total minimum rental commitments becoming payable under all operating leases are as follows:

    1996........................................................................  $1,940
    1997........................................................................  $1,285
    1998........................................................................  $  733
    1999........................................................................  $  401
    2000........................................................................  $  119
    Thereafter..................................................................  $   94

     Total rental expense incurred under operating leases was $4,344,000, $3,672,000 and $2,688,000 in 1995, 1994 and 1993, respectively.

8. EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

     Earnings per common and common equivalent share are based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of warrants and options. In computing earnings per common and common equivalent share, the Company utilizes the modified treasury stock method.

     The computations of weighted average common and common equivalent shares used in the calculation of primary and fully diluted earnings per share for the following periods are presented below:

                                                             YEARS ENDED
                                                             DECEMBER 31,
                                                      --------------------------
                                                       1995      1994      1993
                                                      -------   -------   ------

    Primary:
      Common shares outstanding.....................  161,821   96,456    96,782
      Common equivalent shares......................   53,104      166       320
      Weighted average treasury shares purchased....  (14,202)     298        --
      Effect of using weighted average common and
         common equivalent shares outstanding.......  (66,300)      --        --
                                                       ------   ------    ------
                                                      134,423   96,920    97,102
                                                      =======   ======    ======
    Fully diluted:
      Common shares outstanding.....................  161,821   96,456    96,782
      Common equivalent shares......................   53,104      166       320
      Weighted average treasury shares purchased....   (7,646)     298        --
      Effect of using weighted average common and
         common equivalent shares outstanding.......  (66,000)      --        --
                                                      -------   ------    ------
                                                      141,279   96,920    97,102
                                                      =======   ======    ======

9. DISCONTINUED OPERATIONS

     In 1994, the Company announced the contemplation of a plan to spin-off RESI, its hazardous waste services segment. This segment of the Company's business has been accounted for as a discontinued operation and, accordingly, the Company restated its Consolidated Financial Statements presented prior to that date to report separately the operating results of these discontinued operations. In April 1995, Republic

                           REPUBLIC INDUSTRIES, INC.

shareholders received one share of common stock of RESI for every ten shares of Common Stock of Republic owned on April 21, 1995 in connection with the spin-off of RESI. Approximately 5,400,000 RESI shares were distributed to Republic shareholders (the "Distribution"). Revenue of the discontinued operations of RESI was $12,148,000, $46,599,000 and $61,617,000 in 1995, 1994 and 1993,
respectively. The net income (loss) of the discontinued operations of RESI was ($293,000), $2,684,000 and ($14,579,000) in 1995, 1994 and 1993, respectively.

     In connection with the Distribution, the Company entered into a distribution agreement with RESI which sets forth the terms of the Distribution. Under this agreement, Republic contributed the intercompany balance to RESI's equity at the date of the Distribution. In April 1995, Republic contributed approximately $2,500,000 to RESI to repay RESI's indebtedness and to provide working capital to RESI. Additionally, the Company reclassified approximately $36,300,000 to retained earnings from additional paid-in capital to effect the spin-off under Delaware law. As a result of these transactions, the Company's equity at the date of the Distribution was reduced by approximately $23,600,000.

10. RESTRUCTURING AND UNUSUAL CHARGES

     During the three months ended December 31, 1993, the Company recorded restructuring and unusual charges of $10,040,000 based on the Company's reevaluation of each of its solid waste operations. As a result of this reevaluation, the Company decided to close one of its facilities due to low waste volumes and abandon its permitting effort at another facility because of limited market opportunity in that area and delays in the permitting process. In accordance with industry standards, the Company provides for closure and post-closure over the life of a facility. Accordingly, the Company fully provided for these costs on the closed facility. The provision for closure and post-closure and the write-off of property and equipment and accumulated permitting costs associated with these facilities totaled $6,600,000. In conjunction with the reevaluation, the Company also decided to terminate certain contracts and employees. Costs related to employee relocations and terminations and other contract terminations totaled $1,200,000. In addition, the Company also reevaluated its exposure related to litigation and environmental matters and provided additional accruals aggregating $2,200,000 for the costs to defend or settle certain litigation and environmental matters.

11. OPERATIONS BY INDUSTRY SEGMENT

     The Company is a holding company with major business segments in solid waste collection, disposal and recycling services, electronic security services for commercial and residential use and vehicle retailing and related businesses.

                           REPUBLIC INDUSTRIES, INC.

     The following tables present financial information regarding the Company's different industry segments for the years ended December 31:

                                                               1995       1994       1993
                                                             --------   --------   --------
    Revenue:
      Solid waste services.................................  $245,339   $176,260   $146,107
      Electronic security services.........................    49,826     41,913     36,388
      Automobile retailing.................................        73         --         --
                                                             --------   --------   --------
                                                             $295,238   $218,173   $182,495
                                                             ========   ========   ========
    Operating income (loss):
      Solid waste services.................................  $ 31,687   $ 23,201   $  4,224
      Electronic security services.........................     8,255      2,352        114
      Automobile retailing.................................    (4,063)        --         --
                                                             --------   --------   --------
                                                             $ 35,879   $ 25,553   $  4,338
                                                             ========   ========   ========
    Depreciation, depletion and amortization:
      Solid waste services.................................  $ 17,727   $ 15,414   $ 13,238
      Electronic security services.........................     4,946      4,111      2,353
      Automobile retailing.................................        --         --         --
                                                             --------   --------   --------
                                                             $ 22,673   $ 19,525   $ 15,591
                                                             ========   ========   ========
    Capital expenditures and investment in subscriber
      accounts:
      Solid waste services.................................  $ 51,436   $ 22,620   $ 12,243
      Electronic security services.........................    17,459     18,275     10,643
      Automobile retailing.................................    10,015         --         --
                                                             --------   --------   --------
                                                             $ 78,910   $ 40,895   $ 22,886
                                                             ========   ========   ========
    Assets:
      Solid waste services.................................  $514,220   $202,468   $179,837
      Electronic security services.........................    43,834     34,447     20,678
      Automobile retailing.................................    24,412         --         --
      Net assets of discontinued operations................        --     20,292     16,872
                                                             --------   --------   --------
                                                             $582,466   $257,207   $217,387
                                                             ========   ========   ========

                           REPUBLIC INDUSTRIES, INC.

12. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following is an analysis of certain items in the Consolidated Statements of Operations by quarter for 1995 and 1994.

                                                              FIRST    SECOND     THIRD    FOURTH
                                                             QUARTER   QUARTER   QUARTER   QUARTER
                                                             -------   -------   -------   -------
Revenue.............................................  1995   $63,094   $69,531   $78,054   $84,559
                                                      1994   $50,131   $54,088   $56,070   $57,884
Gross profit........................................  1995   $22,183   $24,211   $24,133   $32,400
                                                      1994   $17,066   $17,593   $19,723   $20,416
Income from continuing operations...................  1995   $ 3,351   $ 3,729   $ 3,886   $ 8,955
                                                      1994   $ 2,878   $ 4,261   $ 5,097   $ 4,613
Net income..........................................  1995   $ 3,859   $ 3,729   $ 3,886   $ 8,154
                                                      1994   $ 2,732   $ 5,088   $ 6,085   $ 5,628
Earnings per share from continuing operations.......  1995   $   .03   $   .04   $   .03   $   .05
                                                      1994   $   .03   $   .04   $   .05   $   .05

                           REPUBLIC INDUSTRIES, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                     DECEMBER 31,
                                                                                                -----------------------
                                                                                                   1995         1994
                                                                                SEPTEMBER 30,   ----------   ----------
                                                                                    1996
                                                                                -------------
                                                                                (UNAUDITED)
                                                  ASSETS
CURRENT ASSETS
  Cash and cash equivalents...................................................   $   190,115    $  176,525   $   27,183
  Receivables, net............................................................       322,794       210,102      218,977
  Revenue earning vehicles, net...............................................     2,201,583     1,478,409    1,732,515
  Inventory...................................................................        27,954        14,924        4,104
  Prepaid expenses and other current assets...................................       283,208       119,353      147,465
                                                                                -------------   ----------   ----------
        TOTAL CURRENT ASSETS..................................................     3,025,654     1,999,313    2,130,244
Property and equipment, net...................................................       547,391       418,934      352,077
Investment in subscriber accounts, net of accumulated amortization of $17,603,
  $11,446 and $6,977, respectively............................................        78,940        42,240       24,193
Intangible assets, net of accumulated amortization of $21,856, $11,402 and
  $4,406, respectively........................................................       197,640       117,478       31,730
Other assets..................................................................        12,449         5,246       29,411
                                                                                -------------   ----------   ----------
        TOTAL ASSETS..........................................................   $ 3,862,074    $2,583,211   $2,567,655
                                                                                =============    =========    =========
                                   LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable............................................................   $   164,685    $  136,783   $  116,874
  Accrued liabilities.........................................................       112,115        32,556       40,747
  Estimated auto liability claims.............................................       125,761       112,448      125,331
  Revenue earning vehicle financing...........................................     2,254,703     1,546,122    1,794,802
  Current maturities of other long-term debt and notes payable................        37,258        32,380       40,294
  Other current liabilities...................................................        39,864        41,948       27,975
                                                                                -------------   ----------   ----------
        TOTAL CURRENT LIABILITIES.............................................     2,734,386     1,902,237    2,146,023
Other long-term debt and notes payable, net of current maturities.............       215,153       120,673      128,882
Other liabilities.............................................................        80,282        79,258       94,374
                                                                                -------------   ----------   ----------
        TOTAL LIABILITIES.....................................................     3,029,821     2,102,168    2,369,279
                                                                                -------------   ----------   ----------
COMMITMENTS AND CONTINGENCIES.................................................
SHAREHOLDERS' EQUITY
  Preferred stock, par value $.01 per share; 5,000,000 shares authorized; none
    issued....................................................................            --            --           --
  Common stock, par value $.01 per share; 500,000,000, 350,000,000 and
    100,000,000 shares authorized, respectively; 213,152,330, 183,944,523 and
    118,580,227 shares issued and outstanding, respectively...................         2,131         1,839        1,186
  Additional paid-in capital..................................................       757,308       425,532      122,070
  Retained earnings...........................................................        70,499        51,087       73,013
  Translation adjustment......................................................         2,315         2,585        2,780
  Notes receivable arising from stock purchase agreements.....................            --            --         (673)
                                                                                -------------   ----------   ----------
        TOTAL SHAREHOLDERS' EQUITY............................................       832,253       481,043      198,376
                                                                                -------------   ----------   ----------
        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............................   $ 3,862,074    $2,583,211   $2,567,655
                                                                                =============    =========    =========

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,              YEARS ENDED DECEMBER 31,
                                             -----------------------   ------------------------------------
                                                1996         1995         1995         1994         1993
                                             ----------   ----------   ----------   ----------   ----------
                                                    (UNAUDITED)
    Revenue:
      Vehicle rentals......................  $1,170,360   $1,065,501   $1,389,351   $1,311,967   $1,148,251
      Service revenue......................     371,714      210,679      295,238      218,173      182,495
      Vehicle sales........................      51,657           --           --           --           --
      Other................................       3,837        1,868        2,303          955          947
                                             ----------     --------     --------   ----------   ----------
                                              1,597,568    1,278,048    1,686,892    1,531,095    1,331,693
    Expenses:
      Vehicle rental operating expenses....     437,505      450,393      594,323      496,588      371,755
      Cost of services.....................     250,307      140,152      192,311      143,375      121,640
      Cost of vehicle sales................      47,309           --           --           --           --
      Selling, general and
        administrative.....................     787,254      683,668      906,931      835,296      783,502
      Restructuring and unusual charges....          --           --           --           --       10,040
                                             ----------     --------     --------   ----------   ----------
    Operating income (loss)................      75,193        3,835       (6,673)      55,836       44,756
    Interest income........................      12,984        5,795       11,392        4,993        3,931
    Interest expense.......................     (20,603)     (13,063)     (19,635)     (13,707)     (14,022)
    Other income...........................       4,303        2,500          992          927          593
                                             ----------     --------     --------   ----------   ----------
    Income (loss) from continuing
      operations before income taxes.......      71,877         (933)     (13,924)      48,049       35,258
    Income tax provision (benefit).........      32,454        1,272       (2,385)      19,396       16,529
                                             ----------     --------     --------   ----------   ----------
    Income (loss) from continuing
      operations...........................      39,423       (2,205)     (11,539)      28,653       18,729
    Discontinued operations:
      Income (loss) from discontinued
        operations, net....................          --          508         (293)       2,684      (14,579)
                                             ----------     --------     --------   ----------   ----------
    Net income (loss)......................  $   39,423   $   (1,697)  $  (11,832)  $   31,337   $    4,150
                                             ==========   ==========   ==========   ==========   ==========
    Fully diluted earnings (loss) per
      common and common equivalent share:
      Continuing operations................  $      .16   $     (.02)  $     (.08)  $      .24   $      .16
      Discontinued operations..............          --          .01           --          .02         (.13)
                                             ----------   ----------   ----------   ----------   ----------
             Net income (loss).............  $      .16   $     (.01)  $     (.08)  $      .26   $      .03
                                             ==========   ==========   ==========   ==========   ==========

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                 NOTES
                                                                                              RECEIVABLE
                                                                                                ARISING
                                                       ADDITIONAL                             FROM STOCK
                                              COMMON    PAID-IN     RETAINED    TRANSLATION    PURCHASE
                                              STOCK     CAPITAL     EARNINGS    ADJUSTMENT    AGREEMENTS
                                              ------   ----------   ---------   -----------   -----------
BALANCE AT DECEMBER 31, 1992................  $1,189    $ 109,881   $  97,344     $ 3,015        $(673)
  Contributions to capital from former
     owners of pooled companies.............     --         3,480         279          --           --
  Distributions to former owners of pooled
     companies..............................     --            --     (42,005)         --           --
  Other.....................................     --         2,940        (418)        100           --
  Net income................................     --            --       4,150          --           --
                                              ------     --------    --------     -------        -----
BALANCE AT DECEMBER 31, 1993................  1,189       116,301      59,350       3,115         (673)
  Distributions to former owners of pooled
     companies..............................     --            --     (17,868)         --           --
  Other.....................................     (3)        5,769         194        (335)          --
  Net income................................     --            --      31,337          --           --
                                              ------     --------    --------     -------        -----
BALANCE AT DECEMBER 31, 1994................  1,186       122,070      73,013       2,780         (673)
  Sales of common stock.....................    415       231,616          --          --           --
  Stock issued in acquisitions..............    172        82,811          --          --           --
  Exercise of stock options and warrants,
     including tax benefit of $4,068........     28        13,346          --          --           --
  Reclassification of additional paid-in
     capital to effect the spin-off.........     --       (36,305)     36,305          --           --
  Spin-off of Republic Environmental
     Systems, Inc...........................     --            --     (23,579)         --           --
  Distributions to former owners of pooled
     companies..............................     --            --     (22,932)         --           --
  Other.....................................     38        11,994         112        (195)         673
  Net loss..................................     --            --     (11,832)         --           --
                                              ------     --------    --------     -------        -----
BALANCE AT DECEMBER 31, 1995................  $1,839    $ 425,532   $  51,087     $ 2,585        $  --
                                              ======    =========   =========     =======        =====

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,                YEARS ENDED DECEMBER 31,
                                                        -------------------------   ---------------------------------------
                                                           1996          1995          1995          1994          1993
                                                        -----------   -----------   -----------   -----------   -----------
                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES OF CONTINUING
  OPERATIONS:
  Income (loss) from continuing operations............  $    39,423   $    (2,205)  $   (11,539)  $    28,653   $    18,729
  Adjustments to reconcile income (loss) from
    continuing operations to net cash provided by
    continuing operations:
    Restructuring and unusual charges.................           --            --            --            --        10,040
    Depreciation and amortization.....................      368,328       336,218       445,287       392,069       305,207
    Changes in assets and liabilities, net of effects
      from business acquisitions:
      Accounts receivable.............................      (63,075)      (31,660)       (1,959)      (22,186)      (16,513)
      Prepaid expenses and other assets...............      (76,191)        5,861         1,679        (1,030)      (12,147)
      Accounts payable and accrued liabilities........       75,607        29,131         4,226        22,338        18,639
      Other liabilities...............................       26,773       (18,116)      (43,801)        1,673        35,758
                                                        -----------   -----------   -----------   -----------   -----------
        Net cash provided by continuing operations....      370,865       319,229       393,893       421,517       359,713
                                                        -----------   -----------   -----------   -----------   -----------
CASH USED BY DISCONTINUED OPERATIONS..................           --          (263)         (261)         (736)       (4,360)
                                                        -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Advances and loans..................................     (112,900)           --            --            --            --
  Purchases of revenue earning vehicles from third
    party suppliers...................................   (1,808,621)   (1,666,917)   (1,961,343)   (2,762,648)   (2,276,065)
  Purchases of revenue earning vehicles from related
    party suppliers...................................     (567,954)     (295,071)     (351,755)     (551,157)     (576,895)
  Sales of revenue earning vehicles...................    1,281,044     1,580,650     2,182,698     2,673,654     2,214,528
  Business acquisitions, net of cash acquired.........      (17,046)       (5,497)       (7,304)       (9,459)       (5,664)
  Purchases of property and equipment.................      (94,055)      (57,349)      (87,853)      (54,820)      (47,307)
  Investment in subscriber accounts...................      (24,943)      (10,775)      (15,980)      (17,512)       (9,569)
  Other...............................................        7,370        22,307        23,236        (5,920)       11,188
                                                        -----------   -----------   -----------   -----------   -----------
        Net cash used in investing activities.........   (1,337,105)     (432,652)     (218,301)     (727,862)     (689,784)
                                                        -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of revenue earning vehicle financing.......   (1,717,883)   (1,933,683)   (2,606,436)   (3,071,250)   (2,674,907)
  Proceeds from revenue earning vehicle financing.....    2,427,356     2,002,832     2,348,791     3,348,787     3,048,121
  Payments of other long-term debt and notes
    payable...........................................      (55,304)      (69,070)     (120,282)      (25,817)      (40,379)
  Proceeds from other long-term debt and notes
    payable...........................................      121,633        76,244        94,339        40,268        30,201
  Sales of common stock...............................      197,583       232,031       232,031            --            --
  Exercise of stock options and warrants..............        9,355         6,333         9,306            --            --
  Other...............................................       (2,770)       12,258        16,173        10,472       (24,742)
                                                        -----------   -----------   -----------   -----------   -----------
        Net cash provided by financing activities.....      979,970       326,945       (26,078)      302,460       338,294
                                                        -----------   -----------   -----------   -----------   -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH...............         (140)        1,887            89        (1,344)       (1,243)
                                                        -----------   -----------   -----------   -----------   -----------
INCREASE IN CASH AND CASH EQUIVALENTS.................       13,590       215,146       149,342        (5,965)        2,620
CASH AND CASH EQUIVALENTS:
  Beginning of Period.................................      176,525        27,183        27,183        33,148        30,528
                                                        -----------   -----------   -----------   -----------   -----------
  End of Period.......................................  $   190,115   $   242,329   $   176,525   $    27,183   $    33,148
                                                         ==========    ==========    ==========    ==========    ==========

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
             (000'S OMITTED IN ALL TABLES EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying Supplemental Consolidated Financial Statements include the accounts of Republic Industries, Inc. (formerly Republic Waste Industries, Inc.) and its subsidiaries ("Republic" or the "Company"). All significant intercompany accounts and transactions have been eliminated. In 1994, the Board of Directors authorized management to pursue a plan to distribute its hazardous waste services segment, Republic Environmental Systems, Inc. ("RESI"), now known as International Alliance Services, Inc., to Republic shareholders. Accordingly, as discussed in Note 10, this segment has been accounted for as a discontinued operation and the accompanying Supplemental Consolidated Financial Statements presented herein have been restated to report separately the net assets and operating results of these discontinued operations.

     In order to maintain consistency and comparability between periods presented, certain amounts have been reclassified from the previously reported financial statements in order to conform with the financial statement presentation of the current period.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of management, the unaudited Supplemental Consolidated Financial Statements contain all material adjustments, consisting of only normal recurring adjustments, necessary to present fairly the supplemental consolidated financial position of the Company at September 30, 1996, and the supplemental consolidated results of its operations and cash flows for the nine months ended September 30, 1996 and 1995. Operating results for these interim periods are not necessarily indicative of the results that can be expected for a full year.

     The accompanying Supplemental Consolidated Financial Statements include the financial position and results of operations of Kertz Security Systems II, Inc. and Kertz Security Systems, Inc. (collectively, "Kertz"), with which the Company merged in August 1995; United Waste Service, Inc. ("United") and Southland Environmental Services, Inc. ("Southland"), with which the Company merged in October 1995; J.C. Duncan Company, Inc. and affiliates ("Duncan"), Garbage Disposal Service, Inc. ("GDS"), Fennell Container Co., Inc. and affiliates ("Fennell") and Scott Security Systems and affiliates ("Scott"), with which the Company merged in November 1995; The Denver Fire Reporter & Protective Co. and affiliate ("Denver Alarm") and Incendere, Inc. and affiliates ("Schaubach"), with which the Company merged in February 1996; and CarChoice, Inc. ("CarChoice") which the Company acquired in August 1996. These transactions were accounted for under the pooling of interests method of accounting and, accordingly, the Supplemental Consolidated Financial Statements have been previously restated as if the Company and Kertz, United, Southland, Duncan, GDS, Fennell, Scott, Denver Alarm, Schaubach and CarChoice had operated as one entity since inception. See Note 2 for further discussion of these transactions.

     All per share data and numbers of shares of common stock for all periods included in the financial statements and notes thereto have been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend that was effected in June 1996, as more fully described in Note 6.

     Supplemental Consolidated Financial Statements. The accompanying Supplemental Consolidated Financial Statements give retroactive effect to the acquisition of Alamo Rent-A-Car, Inc. and Affiliates ("Alamo") which took place in November 1996. The acquisition of Alamo has been accounted for under the pooling of interests method of accounting. See Note 2 for further discussion of this transaction.

     Accounts Receivable. Accounts receivable include trade receivables from the Company's various operating business segments which consist of amounts due from retail and service customers, travel agents and

                           REPUBLIC INDUSTRIES, INC.

tour operators. Accounts receivable also include vehicle receivables from automobile manufacturers which consist of amounts due under vehicle repurchase programs and incentive programs and also from vehicle renters for damages incurred on revenue earning vehicles.

     The components of accounts receivable, net of allowance for doubtful accounts are as follows:

                                                                       DECEMBER 31,
                                                    SEPTEMBER 30,   -------------------
                                                        1996          1995       1994
                                                    -------------   --------   --------
                                                     (UNAUDITED)
        Trade.....................................    $ 171,625     $113,283   $ 85,461
        Vehicle...................................      141,605       94,408    111,519
        Other.....................................       18,099       10,184     26,307
                                                    -------------   --------   --------
                                                        331,329      217,875    223,287
        Less: allowance for doubtful accounts.....       (8,535)      (7,773)    (4,310)
                                                    -------------   --------   --------
                                                      $ 322,794     $210,102   $218,977
                                                    =============   ========   ========

     Investments. Investments have a maturity of three months or less, are classified as held-to-maturity securities, are recorded at amortized cost adjusted for the amortization or accretion of premiums or discounts, which approximates market value and are included in other current assets.

     Investments consist of the following:

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1995        1994
                                                                   -------     -------
        Eurodollar deposits......................................  $26,727     $36,784
        Repurchase agreements....................................   24,000          --
        Certificate of deposit...................................    9,548      44,358
        Other....................................................    2,351       5,101
                                                                   -------     -------
                                                                   $62,626     $86,243
                                                                   =======     =======

     Investments serve as collateral for irrevocable letters of credit issued in favor of the Company's auto liability insurance carriers. Collateral equal to the stated amount of the letter of credit is required. At December 31, 1995, letters of credit totalling $31,800,000 expire October 1, 1996. The Company also has a $7,600,000 irrevocable letter of credit issued in connection with airport facilities, expiring October 15, 1996, under which no amounts were outstanding at December 31, 1995. The letter of credit is secured by investments of $3,800,000. Repurchase agreements are restricted for the settlement of specific estimated auto liability claims.

     Revenue Earning Vehicles and Depreciation. Revenue earning vehicles are stated at cost less accumulated depreciation and allowances for stolen vehicles. The straight-line method is used to depreciate revenue earning vehicles to their estimated residual values over the anticipated periods of use based on the Company's fleet plan, typically ranging from 4 to 20 months in the United States and from 4 to 9 months in Canada and Europe. Depreciation expense also includes those costs relating to losses from damaged and wrecked vehicles, and gains and losses on vehicle sales in the ordinary course of business.

     A summary of revenue earning vehicles is shown below:

                                                                     DECEMBER 31,
                                                               -------------------------
                                                                  1995           1994
                                               SEPTEMBER       ----------     ----------
                                                  30,
                                                  1996
                                              ------------
                                              (UNAUDITED)
        Revenue earning vehicles............   $2,459,240      $1,701,945     $1,870,795
        Less accumulated depreciation.......     (257,657)       (223,536)      (138,280)
                                              ------------     ----------     ----------
                                               $2,201,583      $1,478,409     $1,732,515
                                              ============      =========      =========

                           REPUBLIC INDUSTRIES, INC.

     Revenue earning vehicles with depreciated cost of $1,310,000,000 and $1,640,000,000 at December 31, 1995 and 1994, respectively were acquired under programs that allow the Company to require counterparties to repurchase vehicles held for periods of up to 24 months. The Company estimates the future value of revenue earning vehicles under such repurchase programs to be $1,000,000,000 and $1,200,000,000 at December 31, 1995 and 1994, respectively. The agreements contain varying mileage and damage limitations.

     The Company also leases vehicles under operating lease agreements which require the Company to provide normal maintenance and liability coverage. The agreements generally have terms of 4 to 12 months. Many agreements provide for an option to terminate the leases early and allow the purchase of leased vehicles subject to certain restrictions. Most leases provide for an initial minimum monthly charge, with contingent rental charges for changes in interest rates and adjustments for wear, damage and mileage in excess of stipulated amounts. Contingent rental charges totaled $13,191,000, $2,774,000 and $1,983,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Gains (losses) on sales of revenue earning vehicles were $(6,431,000), $(852,000) and $871,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

     Inventory. Inventory consists primarily of retail vehicles held for sale valued using the specific identification method. Cost includes acquisition expenses as well as charges to bring inventory units to their existing location and condition, including reconditioning cost. Parts and accessories are valued at the lower of cost, using the first-in, first-out method, or market.

     Property and Equipment. Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in current operations.

     The Company revises the estimated useful lives of property and equipment acquired through its business acquisitions to conform with its policies regarding property and equipment. Depreciation is provided over the estimated useful lives of the assets involved using the straight-line method. The estimated useful lives are: twenty to forty years for buildings and improvements, three to fifteen years for trucks and equipment and five to ten years for furniture and fixtures.

     Landfills are stated at cost and are depleted based on consumed airspace. Landfill improvements include direct costs incurred to obtain a landfill permit and direct costs incurred to construct and develop the site. These costs are depleted based on consumed airspace. No general and administrative costs are capitalized as landfills and landfill improvements.

     Depreciation, amortization and depletion expense related to property and equipment was $37,994,000, $34,230,000 and $30,501,000 in 1995, 1994 and 1993,
respectively.

     A summary of property and equipment is shown below:



                                                                             DECEMBER 31,
                                                         SEPTEMBER 30,   ---------------------
                                                             1996          1995        1994
                                                         -------------   ---------   ---------
                                                         (UNAUDITED)
    Land, landfills and improvements...................    $ 236,258     $ 200,930   $ 187,997
    Furniture, fixtures and equipment..................      366,388       235,004     191,534
    Buildings and improvements.........................      190,291       180,254     149,408
                                                           ---------     ---------   ---------
                                                             792,937       616,188     528,939
    Less: accumulated depreciation and amortization....     (245,546)     (197,254)   (176,862)
                                                           ---------     ---------   ---------
                                                           $ 547,391     $ 418,934   $ 352,077
                                                           =========     =========   =========

     Investment in Subscriber Accounts. Investment in subscriber accounts consists of certain capitalized costs associated with new monitoring systems installed by the Company's electronic security service business and the cost of acquired subscriber accounts.

                           REPUBLIC INDUSTRIES, INC.

     The costs are amortized over periods ranging from eight to twelve years (based on estimated and historical customer attrition rates) on a straight-line basis. Amortization expense related to investment in subscriber accounts was $4,357,000, $3,377,000 and $1,801,000 in 1995, 1994 and 1993, respectively.

     Intangible Assets. Intangible assets consist primarily of the cost of acquired businesses in excess of the fair value of net tangible assets acquired. The cost in excess of the fair value of net tangible assets is amortized over periods ranging from fifteen to forty years on a straight-line basis. Amortization expense related to intangible assets was $4,344,000, $1,939,000 and $1,579,000 in 1995, 1994 and 1993, respectively.

     The Company continually evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of intangible assets or whether the remaining balance of intangible assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted net income over the remaining life of the intangible assets in measuring their recoverability.

     Accrued Environmental and Landfill Costs. Accrued environmental and landfill costs are included in other liabilities and include landfill site closure and post-closure costs. Landfill site closure and post-closure costs include estimated costs to be incurred for final closure of the landfills and estimated costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. Estimated aggregate closure and post-closure costs are to be fully accrued for these landfills at the time that such facilities cease to accept waste and are closed. Excluding existing accruals at the end of 1995, approximately $7,871,000 of such costs are to be expensed over the remaining lives of these facilities. The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the United States Environmental Protection Agency's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs.

     In addition to the Company's solid waste collection and disposal operations, the Company's vehicle rental operations also involve the storage and dispensing of petroleum products, primarily gasoline. The Company records as expense, on a current basis, costs associated with remediation of environmental pollution. The Company also accrues for its proportionate share of costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and the amount can be reasonably estimated. Estimated costs include anticipated site testing, consulting, remediation, disposal, post-remediation monitoring and legal fees, as appropriate. The liability does not reflect possible recoveries from insurance companies or reimbursement of remediation costs.

     The Company periodically reassesses its method and assumptions used to estimate such accruals for environmental and landfill costs and adjusts such accruals accordingly. Such factors considered are changing regulatory requirements, the effects of inflation, changes in operating climates in the regions in which the Company's facilities are located and the expectations regarding costs of securing environmental services.

     As discussed in Note 8, the Company is involved in litigation and is subject to ongoing environmental investigations by certain regulatory agencies, as well as other claims and disputes that could result in additional litigation which are in the normal course of business.

     Estimated Auto Liability Claims. The Company assumes responsibility for up to $1,000,000 per claim under its domestic automobile rental liability insurance program for property damage and bodily injury claims. Costs in excess of $1,000,000 and up to $50,000,000 per claim are insured under various contracts with insurance carriers. Estimated costs for claims up to $1,000,000 are actuarially determined based on historical claims experience, adjusted for current trends and changes in claims-handling procedures, and are discounted to the net present value. The assumptions used have a significant effect on the amounts reported. During the year ended December 31, 1994, the Company changed its methodology used to discount its estimated automobile rental liability claims to a weighted average rate based on Treasury notes with maturity dates related to the actuarially determined payout curve. Previously, the rate used for discounting was based on a

                           REPUBLIC INDUSTRIES, INC.

three-year average of U.S. Treasury notes with three-year maturities. Management believes its current methodology better reflects the anticipated payout of claims. The rates used at December 31, 1995 and 1994 were 5.30% and 7.62%, respectively. The effect of the change in 1994 was a reduction in the accrual of $3,700,000.

     In its foreign car rental operations, the Company assumes responsibility, subject to a deductible, per incident, under the auto liability insurance programs and for property and bodily injury claims.

     The Company also assumes responsibility, subject to a deductible, per incident, under its vehicle collision damage and theft insurance policy. Losses are accrued as incurred.

     Revenue Recognition. Revenue from the Company's automotive business segments consist primarily of vehicle rentals and retail sales of used vehicles. Revenue is recognized at the time vehicles are rented or sold. Revenue from the Company's solid waste services segment includes primarily waste collection and landfill tipping fees. Revenue from the Company's electronic security services business results from monitoring contracts for security systems and fees charged for the sale and installation of such systems. The Company recognizes revenue from its solid waste and electronic security services segments in the period services are provided or products are sold.

     Financial Instruments. The Company utilizes interest rate swaps in the management of interest rate risk. The differentials between the amounts paid and received from these swaps are recognized over the terms of the agreements and are recorded as adjustments to interest expense. Amounts receivable or payable under the agreements are included in other receivables or accrued expenses in the consolidated balance sheets and were not material at December 31, 1995 or 1994.

     Foreign Currency Translation. Assets and liabilities of foreign subsidiaries are translated into United States dollars at the current rates of exchange. Income and expenses are translated at the average rate of exchange in effect during the period. The related translation adjustments are reported as a separate component of shareholders' equity. Foreign currency transaction gains and losses are included in determining net income and are not material.

     Advertising. The Company expenses the cost of advertising as incurred or when such advertising initially takes place. No advertising costs were capitalized at December 31, 1995 or 1994. Advertising expense was $62,554,000, $69,482,000 and $41,724,000 for the years ended December 31, 1995, 1994 and
1993, respectively.

     Statements of Cash Flows. The Company considers all highly liquid investments with purchased maturities of three months or less to be cash equivalents unless the investments are legally or contractually restricted for more than three months. The effect of non-cash transactions related to business combinations, as discussed in Note 2, and other non-cash transactions are excluded from the Statements of Cash Flows.

     New Accounting Pronouncements. In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which was adopted by the Company in the first quarter of 1996 without material effect. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation", which requires adoption in 1996. SFAS No. 123 requires that the Company's financial statements include certain disclosures about stock-based employee compensation arrangements and permits the adoption of a change in accounting for such arrangements. Changes in accounting for stock-based compensation are optional and the Company will adopt only the disclosure requirements in its 1996 annual report on Form 10-K.

                           REPUBLIC INDUSTRIES, INC.

2. BUSINESS COMBINATIONS

PENDING ACQUISITIONS

     In June 1996, the Company signed a definitive agreement to acquire Continental Waste Industries, Inc. ("Continental") in a merger transaction. Continental provides integrated solid waste management services to residential, commercial and industrial customers primarily in the mid-south and eastern United States. Under the terms of the agreement, each share of common stock of Continental would be exchanged, on a tax-free basis, for .80 of a share of the Company's Common Stock. As of September 30, 1996, Continental had approximately 15,349,000 shares of common stock issued and outstanding. The transaction, which will be accounted for under the pooling of interests method of accounting, is subject to approval of Continental's shareholders and other customary closing conditions, including regulatory approvals. Certain shareholders of Continental, representing approximately 23% of Continental's outstanding common stock, have agreed to vote their shares in favor of the transaction and have granted to the Company irrevocable proxies to vote or to execute written consents with respect to their shares in favor of the transaction.

     In June 1996, the Company signed a definitive agreement to acquire Addington Resources, Inc. ("Addington") in a merger transaction. Addington provides integrated solid waste disposal services including landfill, collection and recycling services for cities and counties in the southeastern United States. Under the terms of the agreement, each share of common stock of Addington would be exchanged, on a tax-free basis, for .90 of a share of the Company's Common Stock. As of September 30, 1996, Addington had approximately 15,194,000 shares of common stock issued and outstanding. The transaction, which will be accounted for under the pooling of interests method of accounting, is subject to approval by the shareholders of Addington and other customary closing conditions, including regulatory approvals. Six of Addington's shareholders, representing approximately 45% of Addington's outstanding common stock, have granted to the Company irrevocable proxies to, and agreed to, vote or to execute written consents with respect to their shares in favor of the transaction.

     In May 1996, after approval by a special committee of disinterested members of the Company's Board of Directors, the Company signed a definitive agreement to acquire AutoNation. AutoNation is a privately-owned company developing a chain of megastores for the sale of new and used vehicles in a customer friendly environment and is partially owned by the Company's Chairman and Chief Executive Officer, and certain other officers and directors of the Company. The transaction, which will be accounted for under the purchase method of accounting, is subject to final approval by the shareholders of the Company and other customary closing conditions, including regulatory approvals. It is contemplated that the Company will issue approximately 17,467,000 shares of its Common Stock in connection with the transaction.

COMPLETED ACQUISITIONS

     Significant businesses acquired and accounted for under the pooling of interests method of accounting have been included retroactively in the financial statements as if the companies had operated as one entity since inception. Businesses acquired through December 31, 1995 and accounted for under the purchase method of accounting are included in the financial statements from the date of acquisition.

     In November 1996, the Company acquired Alamo in a merger transaction. Alamo is the fourth largest rental car company in the United States and operates a fleet of approximately 130,000 vehicles. Alamo operates in 42 states in the United States and has operations in 10 European countries and Canada.

     In August 1996, the Company acquired all of the net assets of CarChoice. CarChoice, which commenced operations in January 1995 and opened its first store in December 1995, is a developer and operator of used car superstores similar to those being developed by AutoNation.

                           REPUBLIC INDUSTRIES, INC.

     In February 1996, the Company acquired all of the outstanding capital stock of Denver Alarm. Denver Alarm provides installation, monitoring and maintenance services to residential and commercial customers throughout Colorado.

     In February 1996, the Company acquired Schaubach. Schaubach provides solid waste collection and recycling services to residential, commercial, and industrial customers in southeastern Virginia and eastern North Carolina and provides transportation of medical waste throughout the Mid-Atlantic states.

     The Company issued an aggregate of 31,831,557 shares of Common Stock to acquire Alamo, CarChoice, Denver Alarm and Schaubach (the "Pooled Entities"), all of which have been accounted for under the pooling of interests method of accounting.

     Details of the results of operations of the previously separate companies for the periods before the pooling of interests combinations were consummated are as follows:

                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,              YEARS ENDED DECEMBER 31,
                                   -----------------------   ------------------------------------
                                      1996         1995         1995         1994         1993
                                   ----------   ----------   ----------   ----------   ----------
                                         (UNAUDITED)
    Revenue:
      The Company................  $  376,548   $  185,207   $  260,315   $  187,111   $  154,301
      Pooled Entities............   1,221,020    1,092,841    1,426,577    1,343,984    1,177,392
                                   ----------   ----------   ----------   ----------   ----------
                                   $1,597,568   $1,278,048   $1,686,892   $1,531,095   $1,331,693
                                    =========    =========    =========    =========    =========
    Net income (loss):
      The Company................  $   44,057   $   13,136   $   22,919   $   17,116   $  (17,052)
      Pooled Entities............      (4,634)     (14,833)     (34,751)      14,221       21,202
                                   ----------   ----------   ----------   ----------   ----------
                                   $   39,423   $   (1,697)  $  (11,832)  $   31,337   $    4,150
                                    =========    =========    =========    =========    =========

     During the nine months ended September 30, 1996, the Company also acquired various other businesses in the solid waste and electronic security services industries which were immaterial to the Company. The aggregate purchase price paid by the Company related to immaterial acquisitions accounted for under the purchase method of accounting was approximately $101,039,000 and consisted of cash and 8,474,286 shares of Common Stock. With respect to immaterial acquisitions accounted for under the pooling of interests method of accounting, the Company issued 8,318,800 shares of Common Stock. These acquisitions were not significant in the aggregate and, consequently, prior period financial statements were not restated.

     In August 1995, the Company merged with Kertz, which provides electronic security monitoring and maintenance predominantly in the South Florida area. In October 1995, the Company merged with United and Southland. United provides solid waste collection, transfer and recycling services in the Atlanta, Georgia metropolitan area, and Southland provides solid waste collection services in the Northeast Florida area. In November 1995, the Company merged with Duncan, GDS, Fennell and Scott. Duncan provides solid waste collection and recycling services in the Dallas-Fort Worth metropolitan area and throughout west Texas and also operates two landfills. GDS provides solid waste collection and recycling services throughout western North Carolina. Fennell is a full-service solid waste management company, providing services in and around Charleston and Greenville, South Carolina and also owns a landfill. Scott is an electronic security alarm company, providing installation, monitoring and maintenance services in Jacksonville, Orlando and Tallahassee, Florida, and other metropolitan areas in the southeastern United States, including Charlotte, North Carolina; Savannah, Georgia and Nashville, Tennessee. The Company issued an aggregate of 36,255,968 shares of the Company's Common Stock for the above acquisitions. These acquisitions were accounted for under the pooling of interests method of accounting and, accordingly, the accompanying Supplemental

                           REPUBLIC INDUSTRIES, INC.

Consolidated Financial Statements have previously been restated as if the Company and Kertz, United, Southland, Duncan, GDS, Fennell and Scott had operated as one entity since inception.

     In August 1995, the Company acquired all of the outstanding shares of capital stock of Hudson Management Corporation and Envirocycle, Inc. (collectively, "HMC"). The purchase price paid by the Company was approximately $72,800,000 and consisted of 16,000,000 shares of Common Stock. HMC, as the third largest solid waste management company in Florida, provides solid waste collection and recycling services to commercial, industrial and residential customers. This acquisition, as well as several other minor business combinations from January 1, 1993 to December 31, 1995, have been accounted for under the purchase method of accounting.

     The following summarizes the preliminary purchase price allocation for business combinations accounted for under the purchase method of accounting (including historical accounts of immaterial acquisitions accounted for under the pooling of interests method of accounting) consummated during the following periods:

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,      YEARS ENDED DECEMBER 31,
                                               -------------------   -------------------------
                                                 1996       1995      1995      1994     1993
                                               --------   --------   -------   ------   ------
                                                   (UNAUDITED)
    Property and equipment...................  $ 65,869   $ 23,822   $17,696   $2,654   $7,744
    Investment in subscriber accounts........    17,914         --        --       --       --
    Intangible assets........................    87,385     76,887    88,818   16,851      338
    Working capital (deficiency), net of cash
      acquired...............................   (33,695)    (7,559)   (4,693)  (1,908)      37
    Long-term debt assumed...................   (29,563)   (14,594)  (11,519)  (8,138)  (1,322)
    Other liabilities, net...................    (9,731)        --       (15)      --   (1,133)
    Common stock issued......................   (81,133)   (73,059)  (82,983)      --       --
                                               --------   --------   -------   ------   ------
      Cash used in acquisitions..............  $ 17,046   $  5,497   $ 7,304   $9,459   $5,664
                                               ========   ========   =======   ======   ======

     In September 1996, Republic announced that the Agreement and Plan of Amalgamation, dated as of July 1, 1996 and amended as of July 15, 1996 (the "ADT Agreement"), by and among Republic, R.I./Triangle, Ltd. and ADT Limited, a Bermuda corporation ("ADT"), which provided for the acquisition of ADT by Republic, had been terminated by mutual agreement of the parties. Included in selling, general and administrative expenses for the nine months ended September 30, 1996 are approximately $3,000,000 of transaction costs associated with the terminated ADT Agreement. In connection with the execution of the ADT Agreement, ADT granted to Republic a warrant (the "ADT Warrant") to purchase 15,000,000 common shares of ADT at a purchase price $20 per share (which approximated fair market value), subject to certain anti-dilution adjustments. The warrant became exercisable upon the termination of the ADT Agreement and remains exercisable until March 1997. Pursuant to the terms of the warrant, ADT has granted to Republic certain registration rights with respect to the common shares of ADT issuable to Republic upon exercise of the warrant. Upon termination of the ADT Agreement, the Company recorded the estimated fair value of the ADT Warrant totaling approximately $5,670,000 based upon an option pricing model computation. The Company has recorded $3,000,000 of the $5,670,000 value attributed to the ADT Warrant as a credit to selling, general and administrative expenses for the nine months ended September 30, 1996 to offset the transaction costs incurred in connection with the ADT Agreement as described above. The remaining value of the ADT Warrant totalling $2,670,000 has been included as a component of other income for the nine months ended September 30, 1996.

                           REPUBLIC INDUSTRIES, INC.

3. NOTES PAYABLE AND LINES OF CREDIT SECURED BY REVENUE EARNING VEHICLES

     Notes payable and lines of credit secured by revenue earning vehicles consist of the following:

                                                                             DECEMBER 31,
                                                                       -------------------------
                                                                          1995           1994
                                                     SEPTEMBER 30,     ----------     ----------
                                                         1996
                                                     -------------
                                                     (UNAUDITED)
Amounts under $750 million revolving credit
  agreement and predecessor agreements with
  termination date of June 30, 1999; secured by
  eligible vehicle collateral and vehicle
  receivable balances; interest at formulas based
  on prime, Federal funds or LIBOR at the Company's
  discretion.......................................   $   576,995      $   19,393     $  364,385
Amounts under $580 million loan agreement with
  termination date of June 10, 1997; secured by
  eligible vehicle collateral and vehicle
  receivable balances; interest based on market
  dictated commercial paper rates..................       576,232         579,001        575,857
Senior secured notes payable with interest at fixed
  rates ranging from 5.58% to 7.08% with various
  maturity dates and amounts as follows: December
  15, 1996 -- $133 million; December 15,
  1997 -- $25 million; December 15, 1998 -- $113
  million; December 15, 2000 -- $94 million; and,
  December 15, 2003 -- $80.5 million; secured by
  eligible vehicle collateral and vehicle
  receivable balances..............................       445,500         445,500        445,500
Amounts under $250 million loan agreement with
  termination date of September 19, 1997; secured
  by eligible vehicle collateral and vehicle
  receivable balances; interest based on market
  dictated commercial paper rates..................       246,982         236,357        247,965
Amounts under $175 million revolving credit
  agreement and predecessor agreements with
  termination date of December 1, 1997; secured by
  eligible vehicle collateral and vehicle
  receivable balances; interest at formulas based
  on prime or LIBOR at the Company's discretion....       134,000              --             --
Amounts under various uncommitted revolving lease
  facilities with financing institutions in Great
  Britain; secured by eligible vehicle collateral;
  interest based on an as quoted basis dictated by
  market competition; no stated expiration dates,
  reviewed annually................................       167,998         157,088         72,697
Other, including amounts to be financed after
  period end, under various revolving credit
  agreements and lease facilities..................       106,996         108,783         88,398
                                                     -------------     ----------     ----------
                                                      $ 2,254,703      $1,546,122     $1,794,802
                                                     =============      =========      =========

                           REPUBLIC INDUSTRIES, INC.

     Certain of the notes payable and lines of credit secured by revenue earning vehicles contain various restrictive covenants, including provisions relating to the maintenance of tangible net worth and debt to tangible net worth ratios, incurrence of additional indebtedness, and limitations on the payment of dividends and certain investments. The effective economic interest rate on notes payable and lines of credit secured by revenue earning vehicles was 6.94%, 6.02% and 5.45% at December 31, 1995, 1994 and 1993, respectively. Interest expense on notes payable and lines of credit secured by revenue earning vehicles is included as a component of vehicle rental operating expenses in the accompanying Supplemental Consolidated Statements of Operations.

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Interest protection agreements with several counterparties are used to manage the impact of interest rate changes. At December 31, 1995 and 1994, the Company effectively converted interest rates on the following notional principal amounts:

                                                           DECEMBER 31,
                                                       ---------------------         LATEST
                                                         1995         1994          MATURITY
                                                       --------     --------     --------------
Variable-rate (capped) into fixed-rate obligations...  $175,000     $ 75,000      February 1997
Variable-rate into fixed-rate obligations............        --      100,000     September 1995
Fixed-rate into variable-rate obligations............        --      125,000      December 1995
                                                       --------     --------
Aggregate notional principal.........................  $175,000     $300,000
                                                       ========     ========

                           REPUBLIC INDUSTRIES, INC.

4. LONG-TERM DEBT AND NOTES PAYABLE

     Long-term debt and notes payable consisted of the following:

                                                                                 DECEMBER 31,
                                                                             ---------------------
                                                                               1995         1994
                                                             SEPTEMBER 30,   --------     --------
                                                                 1996
                                                             -------------
                                                             (UNAUDITED)
11 3/4% Senior Notes due 2006, interest payable
  semi-annually on January 31 and July 31 of each year,
  commencing July 31, 1996; unsecured......................    $ 100,000     $     --     $     --
Mortgages payable to GMAC and predecessor agreements with
  interest at 9.193%; payable in monthly installments, due
  July 2005; secured by real property......................      108,169      107,840       69,335
Note payable to bank with interest at a formula based on
  LIBOR or prime paid quarterly; secured by a building;
  principal payable in quarterly installments beginning
  March 1996 and based on the balance outstanding at that
  date, due December 2003..................................        7,800        8,700        8,700
Amounts under Great Britain pound (GBP) 10 million
  revolving credit commitment to expire December 21, 1996;
  interest based on Sterling LIBOR plus 125 basis points or
  base rate plus 125 basis points; secured by non-vehicle
  equipment and leaseholds.................................       13,563       11,431        9,708
Revolving credit facility, secured by the stock of the
  Company's subsidiaries, interest at prime or at a
  Eurodollar rate plus 1.5%, principal repaid in 1995......           --           --       12,600
Vehicle floorplan credit facility, secured by the Company's
  vehicle inventory, interest at LIBOR plus 2.75%, due on
  demand...................................................       18,805        9,909           --
Notes to banks and financial institutions, secured by real
  property, equipment and other assets, interest ranging
  from 7.2% to 13.0%.......................................          779        5,524       33,073
Other notes, secured by equipment and other assets,
  interest ranging from 8.3% to 9.0%.......................        3,295        9,649       35,760
                                                             -------------   --------     --------
                                                                 252,411      153,053      169,176
Less current maturities....................................      (37,258)     (32,380)     (40,294)
                                                             -------------   --------     --------
                                                               $ 215,153     $120,673     $128,882
                                                              ==========     ========     ========

     The 11 3/4% Senior Notes due 2006 (the "Senior Notes") were issued in February 1996 by certain subsidiaries of the Company that were affiliated with Alamo (the "Alamo Issuers"). The Senior Notes are unsecured, joint and several obligations of each of the Alamo Issuers and rank pari passu in right of payment with all existing and future debt (as defined) of the Alamo Issuers. The Senior Notes are effectively subordinated to all existing and future secured indebtedness of each of the Alamo Issuers. In November 1996, a subsidiary of the Company conducted a Tender Offer for all outstanding Senior Notes. Concurrently with the Tender Offer, the Company conducted a Consent Solicitation in order to effect certain changes to the indenture relating to the Senior Notes. Aggregate consideration to Noteholders that tender and consent will be $1,206.25 per $1,000 principal amount plus accrued and unpaid interest to the tender date. Such amount consists of $1,196.25 per $1,000 principal amount plus accrued and unpaid interest for tendered notes and, for Noteholders providing their consent by December 10, 1996, $10 per $1,000 principal amount for their consent. The Consent Solicitation will expire December 10, 1996 and the Tender Offer will expire at 12:00 midnight December 23, 1996. As of December 10, 1996, virtually all of the Senior Notes were tendered and consents were received. The Company estimates that it will record an extraordinary charge of approximately $20,000,000 to $25,000,000, net of tax, during the fourth quarter of 1996 related to the early extinguishment of the Senior Notes and certain other debt. Included in the potential charge related to the early

                           REPUBLIC INDUSTRIES, INC.

extinguishment of debt is the premium related to the Tender Offer and capitalized debt costs, prepayment penalties and legal fees related to the Tender Offer and the repayment of other debt.

     In December 1995, the Company entered into a credit agreement (the "Credit Agreement") with certain banks pursuant to which such banks have agreed to advance the Company on an unsecured basis an aggregate of $250,000,000 for a term of 36 months. Outstanding advances, if any, are payable at the expiration of the 36-month term. At December 31, 1995, the Company had standby letters of credit of $5,386,000 which reduce availability under this facility. The Credit Agreement requires, among other items, that the Company maintain certain financial ratios and comply with certain financial covenants. Interest is payable monthly and generally determined using either a competitive bid feature or a LIBOR based rate. As of December 31, 1995, no amounts were outstanding and the Company was in material compliance with all covenants under the Credit Agreement.

     In August 1996, the Company refinanced its existing $21,000,000 vehicle floorplan credit facility with a new $25,000,000 vehicle floorplan credit facility. Advances under this facility bear interest at LIBOR plus 2.75% and are secured by the Company's retail vehicle inventory. In October 1996, the Company repaid all borrowings under this facility.

     At December 31, 1995, aggregate maturities of long-term debt were as follows:

    1996......................................................................  $ 32,380
    1997......................................................................     6,292
    1998......................................................................     6,313
    1999......................................................................     5,193
    2000......................................................................     5,146
    Thereafter................................................................    97,729
                                                                                --------
                                                                                $153,053
                                                                                ========

     The Company made interest payments on revenue earning vehicle financing and other long-term debt and notes payable of approximately $144,194,000, $119,862,000 and $105,258,000 in 1995, 1994 and 1993, respectively.

5. INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Accordingly, deferred income taxes have been provided to show the effect of temporary differences between the recognition of revenue and expenses for financial and income tax reporting purposes and between the tax basis of assets and liabilities and their reported amounts in the financial statements.

     The Company files a consolidated federal income tax return which includes the operations of businesses acquired for periods subsequent to the dates of the acquisitions. Certain businesses acquired which were accounted for under the pooling of interests method of accounting were subchapter S corporations for income tax purposes prior to their acquisition by the Company. For purposes of these Supplemental Consolidated Financial Statements, federal and state income taxes have been provided as if these companies had filed subchapter C corporation tax returns for the pre-acquisition periods, and the current income tax expense is reflected as an increase to additional paid-in capital. The subchapter S corporation status of these companies was terminated effective with the closing date of the acquisitions.

                           REPUBLIC INDUSTRIES, INC.

     The components of the income tax provision related to continuing operations for the years ended December 31 are shown below:

                                                                1995      1994       1993
                                                               -------   -------   --------
    Current:
      Federal................................................  $ 2,380   $ 8,026   $  6,192
      State..................................................     (267)    1,237        970
                                                               -------   -------    -------
                                                                 2,113     9,263      7,162
    Federal and state deferred...............................   (6,206)   13,338      8,125
    Foreign..................................................   (1,406)   (2,617)      (176)
    Tax reserve adjustments..................................      763    (1,963)        --
    Change in valuation allowance............................    2,351     1,375      1,418
                                                               -------   -------    -------
    Income tax provision (benefit)...........................  $(2,385)  $19,396   $ 16,529
                                                               =======   =======    =======

     A reconciliation of the statutory federal income tax rate to the Company's effective tax rate for the years ended December 31 is shown below:

                                                                   1995      1994     1993
                                                                   -----     ----     -----
    Statutory federal income tax rate............................  (35.0)%   35.0%     35.0%
    Amortization of intangible assets............................    3.8       .3        .5
    Non-deductible expenses......................................    6.1      1.6        .6
    State income taxes, net of federal benefit...................  (15.3)     4.6       6.6
    Tax reserve adjustments......................................    5.5     (4.1)       --
    Change in valuation allowance................................   16.9      3.1       4.0
    Other, net...................................................     .9      (.1)       .2
                                                                    ----     ----     -----
      Effective tax rate.........................................  (17.1)%   40.4%     46.9%
                                                                    ====     ====     =====

     Components of the net deferred income tax liability included in other liabilities in the accompanying Supplemental Consolidated Balance Sheets at December 31 are shown below:

                                                                       1995         1994
                                                                     --------     --------
    Deferred income tax liabilities:
      Book basis in property over tax basis........................  $104,793     $124,354
      Deferred costs...............................................     8,067        8,954
                                                                     --------     --------
                                                                      112,860      133,308
                                                                     --------     --------
    Deferred income tax assets:
      Net operating losses.........................................   (15,383)     (12,162)
      Deferred revenue.............................................   (10,353)     (11,240)
      Accrued environmental and landfill costs.....................    (2,842)      (2,761)
      Accruals not currently deductible............................   (44,546)     (58,659)
                                                                     --------     --------
                                                                      (73,124)     (84,822)
                                                                     --------     --------
    Valuation allowance............................................    10,149        7,798
                                                                     --------     --------
    Net deferred income tax liability..............................  $ 49,885     $ 56,284
                                                                     ========     ========

     At December 31, 1995, the Company had available federal net operating loss carryforwards of approximately $15,500,000 which begin to expire in the year 2006 and foreign net operating loss carryforwards of approximately $24,900,000 the majority of which have an indefinite carryforward. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has provided a valuation allowance to offset a portion of the federal and foreign net operating loss carryforwards due to uncertainty surrounding the future

                           REPUBLIC INDUSTRIES, INC.

realization of such deferred tax assets. The Company adjusts the valuation allowance in the period management determines it is more likely than not that deferred tax assets will or will not be realized.

     The Company made income tax payments of approximately $5,077,000, $2,280,000 and $4,215,000 in 1995, 1994 and 1993, respectively.

6. SHAREHOLDERS' EQUITY

     In November 1996, the Company sold approximately 12,080,000 shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $353,000,000.

     In May 1996, the Company sold 9,878,400 shares of Common Stock in a private placement transaction resulting in net proceeds of approximately $197,583,000.

     In May 1996, the Board of Directors declared a two-for-one split of the Company's Common Stock in the form of a 100% stock dividend, payable June 8, 1996, to holders of record on May 28, 1996. As a result, $790,000 (par value of shares outstanding at December 31, 1995) has been transferred from additional paid-in capital to common stock.

     In May 1996, the Company's Certificate of Incorporation was amended to increase the number of authorized shares of Common Stock from 350,000,000 shares to 500,000,000 shares.

     In August 1995, the Company sold an aggregate of 16,700,000 shares of Common Stock and warrants to purchase an additional 33,400,000 shares of Common Stock to H. Wayne Huizenga, Westbury (Bermuda) Ltd. (a Bermuda corporation controlled by Michael G. DeGroote, former Chairman of the Board, President and Chief Executive Officer of Republic), Harris W. Hudson, and certain of their assigns for an aggregate purchase price of $37,500,000. Mr. Huizenga is the Chairman of the Board and Chief Executive Officer of the Company; Mr. DeGroote is the Vice Chairman of the Board of the Company and Mr. Hudson is President and a Director of the Company. The warrants are exercisable at prices ranging from $2.25 to $3.50 per share. In August 1995, the Company issued and sold an additional 2,000,000 shares of Common Stock each to Mr. Huizenga and John J. Melk (a Director of the Company) for $6.63 per share for aggregate proceeds of approximately $26,500,000.

     In July 1995, the Company sold 10,800,000 shares of Common Stock in a private placement transaction for $6.63 per share, resulting in net proceeds of approximately $69,000,000 after deducting expenses, fees and commissions. In September 1995, the Company sold 10,000,000 shares of Common Stock in an additional private placement transaction for $10.13 per share resulting in net proceeds of approximately $99,000,000.

     The Company has 5,000,000 authorized shares of preferred stock par value, $.01 per share, none of which are issued or outstanding. The Board of Directors has the authority to issue the preferred stock in one or more series and to establish the rights, preferences and dividends.

7. STOCK OPTIONS AND WARRANTS

     The Company has various stock option plans under which shares of Common Stock may be granted to key employees and directors of the Company. Options granted under the plans are non-qualified and are granted at a price equal to the fair market value of the Common Stock at the date of grant.

                           REPUBLIC INDUSTRIES, INC.

     A summary of stock option and warrant transactions for the following periods is as follows:

                                                           YEARS ENDED DECEMBER 31,
                                               -------------------------------------------------
                                                    1995              1994             1993
                                               ---------------   --------------   --------------
    Options and warrants outstanding at
      beginning of period....................            6,786            6,394           14,854
    Granted..................................           44,874              752            2,034
    Exercised................................           (2,804)              --               --
    Canceled.................................             (322)            (360)            (664)
    Expired..................................               --               --           (9,830)
                                               ---------------   --------------   --------------
    Options and warrants outstanding at end
      of period..............................           48,534            6,786            6,394
                                                 =============     ============     ============
    Average price of options and warrants
      exercised..............................            $4.02             $ --             $ --
    Average price of options and warrants
      outstanding at end of period...........            $4.77            $3.80            $3.99
    Prices of options and warrants
      outstanding at end of period...........  $1.05 to $15.50   $1.05 to $7.25   $1.05 to $7.25
    Vested options and warrants at end of
      period.................................           39,038            3,656            2,800
    Options available for future grants at
      end of period..........................            4,344            5,698            5,690

8. COMMITMENTS AND CONTINGENCIES

     Legal Proceedings. On May 3, 1991, the Company filed an action against G.I. Industries, Inc. ("GI"), Manuel Asadurian, Sr. and Mike Smith in the United States District Court for the Central District of California (the "Court"). The Company requested a declaratory judgment that it did not anticipatorily breach a merger agreement (the "Merger Agreement") between the Company and GI and that the Merger Agreement had been properly terminated. The Company also sought to recover $600,000 from GI, plus interest and costs, with respect to a certain financial guaranty provided by the Company in 1990 for the benefit of GI. In response to the Company's action, GI filed a counterclaim alleging that the Company breached the Merger Agreement and that it had suffered damages in excess of $16,000,000. In August 1993, the Court rendered a ruling favorable to the Company which GI appealed. In March 1995, the United States Court of Appeals for the Ninth Circuit vacated the August 1993 decision and remanded the case for further proceedings. The Court has commenced proceedings that may lead to a trial on damages. Subsequent to the commencement of the Company's litigation in this matter, GI filed for protection under Chapter 11 of the Bankruptcy Code.

     Western Waste Industries, Inc. ("Western") filed an action against the Company and others on July 20, 1990 alleging various causes of action including interference with business relations and seeks $24,000,000 in damages. The lawsuit stems from Western's attempts to acquire Best Pak Disposal, Inc. This case was scheduled for trial in May 1996, but by stipulation of the parties the trial date has been postponed pending the outcome of settlement discussions. By mutual agreement of the parties, the litigation was settled and the matter was dismissed with prejudice in October 1996. Such settlement had no material impact of the Company's consolidated financial position, results of operations or cash flows.

     The Company's solid waste and environmental services activities are conducted in the context of a developing and changing statutory and regulatory framework, aggressive government enforcement and a highly visible political environment. Governmental regulation of the waste management industry requires the

                           REPUBLIC INDUSTRIES, INC.

Company to obtain and retain numerous governmental permits to conduct various aspects of its operations. These permits are subject to revocation, modification or denial. The costs and other capital expenditures which may be required to obtain or retain the applicable permits or comply with applicable regulations could be significant.

     In 1992, the Company received notices from Imperial County, California (the "County") and the California Department of Toxic Substances Control ("DTSC") that spent filter elements (the "Filters") from geothermal power plants, which had been deposited at the Company's Imperial Landfill for approximately five years, were classified as hazardous waste under California environmental regulations. Under United States EPA regulations, the Filters are not deemed hazardous waste as they are associated with the production of geothermal energy.

     The Company is currently conducting active discussions with all appropriate California regulatory agencies in order to obtain a variance under California regulations to reclassify the Filters as a special waste so they may be left in the landfill. If this occurs, the State, regional and local regulatory agencies may nevertheless require that the affected area of the landfill be capped and closed. In the event that the variance is not granted, remedial measures may be required based on the Filters' classification as a California hazardous waste. One of those measures could include the removal of the Filters or the closure of a portion of the landfill.

     Management is currently unable to determine (i) whether the waste will ultimately be classified as hazardous, (ii) if so, what action, if any, will be required as a result of this issue or (iii) what liability, if any, the Company will have as a result of this inquiry. In January 1994, the Company filed suit against the known past and present owners and operators of the geothermal power plants for all losses, fines and expenses the Company incurs associated with the resolution of this matter, including loss of airspace at the landfill, in the United States District Court for the Southern District of California, alleging claims for CERCLA response costs recovery and intentional misrepresentation among other claims. This suit was settled in November 1996 without material impact on the Company's Supplemental Consolidated financial position, results of operations or cash flows.

     While the results of the legal and environmental proceedings described above and other proceedings which arose in the normal course of business cannot be predicted with certainty, management believes that losses, if any, resulting from the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated results of operations, consolidated cash flows or consolidated financial position. However, unfavorable resolution of each matter individually or in the aggregate could affect the consolidated results of operations or cash flows for the quarterly periods in which they are resolved.

     Lease Commitments. The Company and its subsidiaries lease real property, equipment and software under various operating leases with terms from 1 to 20 years. The Company has also entered into various airport concession and permit agreements which generally provide for payment of a percentage of revenue from vehicle rentals with a guaranteed minimum.

     Expenses under real property, equipment and software leases and airport concession agreements (excluding amounts charged through to customers) for the years ended December 31, 1995, 1994 and 1993 were as follows:

                           REPUBLIC INDUSTRIES, INC.

                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                    1995       1994      1993
                                                                  --------   --------   -------
Real property...................................................  $ 21,127   $ 20,043   $20,668
Equipment and software..........................................    21,961     21,152    20,097
Airport concession and permit fees:
  Minimum fixed obligations.....................................    46,061     36,328    27,912
  Additional amounts, based on revenue from vehicle rentals.....    28,397     27,617    24,766
                                                                  --------   --------   -------
       Total....................................................  $117,546   $105,140   $93,443
                                                                  ========   ========   =======

     Future minimum lease obligations under noncancelable real property and equipment leases and airport agreements with initial terms in excess of one year at December 31, 1995 are as follows:

                                                          REAL PROPERTY,
                                                          EQUIPMENT AND     AIRPORT
                                                             SOFTWARE      AGREEMENTS    TOTAL
                                                          --------------   ----------   --------
Year ending December 31:
  1996..................................................     $ 43,380       $ 36,865    $ 80,245
  1997..................................................       15,629         26,833      42,462
  1998..................................................       10,626         21,446      32,072
  1999..................................................        7,306         14,151      21,457
  2000..................................................        6,079         10,685      16,764
  Thereafter............................................       17,913         14,270      32,183
                                                          --------------   ----------   --------
                                                             $100,933       $124,250    $225,183
                                                          =============    ==========   ========

     The Company has options to acquire or extend its leases through the year 2002 on certain properties and has rights of first refusal on certain other properties it currently leases.

     In August 1995, the Company entered into a ten-year lease agreement from an unrelated party for Alamo's Fort Lauderdale, Florida corporate headquarters facility. The lease agreement provides for minimum monthly lease payments of approximately $227,000 payable from October 1995 through September 2005. The lease agreement contains an option to purchase the property over the lease term for a base amount plus the outstanding balance on the lessor's mortgage loan, as defined in the lease agreement. At the end of the lease term, the Company must either purchase the property for $17,400,000 or terminate the lease upon payment to the lessor of approximately $10,000,000. Under certain conditions, if the lease is terminated and the property is sold, all or a portion of the $10,000,000 payment may be refunded to the Company. In addition, the Company has guaranteed a portion of the lessor's mortgage loan, which guarantee totaled $19,700,000 at December 31, 1995.

9. EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

     Earnings (loss) per common and common equivalent share are based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of warrants and options. In computing earnings per common and common equivalent share, the Company utilizes the modified treasury stock method. For the nine months ended September 30, 1995 and for the year ended December 31, 1995, common stock equivalents have been omitted since they are anti-dilutive.

                           REPUBLIC INDUSTRIES, INC.

     The computation of weighted average common and common equivalent shares used in the calculation of fully diluted earnings (loss) per share, which is substantially the same as the computation used to calculate primary earnings per share, for the following periods is presented below:

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,           YEARS ENDED DECEMBER 31,
                                       -------------------     -------------------------------
                                        1996        1995        1995        1994        1993
                                       -------     -------     -------     -------     -------
                                       (UNAUDITED)
      Common shares outstanding......  213,152     181,951     183,945     118,580     118,906
      Common equivalent shares.......   52,540          --          --         166         320
      Weighted average treasury
         shares purchased............  (12,682)         --          --         298          --
      Effect of using weighted
         average common and common
         equivalent shares
         outstanding.................  (12,218)    (49,520)    (37,318)         --          --
                                       --------    -------     -------     -------     -------
                                       240,792     132,431     146,627     119,044     119,226
                                       ========    =======     =======     =======     =======

10. DISCONTINUED OPERATIONS

     In 1994, the Company announced the contemplation of a plan to spin-off RESI, its hazardous waste services segment. This segment of the Company's business has been accounted for as a discontinued operation and, accordingly, the Company restated its Consolidated Financial Statements presented prior to that date to report separately the operating results of these discontinued operations. In April 1995, Republic shareholders received one share of common stock of RESI for every ten shares of Common Stock of Republic owned on April 21, 1995 in connection with the spin-off of RESI. Approximately 5,400,000 RESI shares were distributed to Republic shareholders (the "Distribution"). Revenue of the discontinued operations of RESI was $12,148,000, $46,599,000 and $61,617,000 in 1995, 1994 and 1993, respectively. The net income (loss) of the discontinued operations of RESI was ($293,000), $2,684,000 and ($14,579,000) in 1995, 1994 and 1993, respectively.

     In connection with the Distribution, the Company entered into a distribution agreement with RESI which sets forth the terms of the Distribution. Under this agreement, Republic contributed the intercompany balance to RESI's equity at the date of the Distribution. In April 1995, Republic contributed approximately $2,500,000 to RESI to repay RESI's indebtedness and to provide working capital to RESI. Additionally, the Company reclassified approximately $36,300,000 to retained earnings from additional paid-in capital to effect the spin-off under Delaware law. As a result of these transactions, the Company's equity at the date of the Distribution was reduced by approximately $23,600,000.

11. RESTRUCTURING AND UNUSUAL CHARGES

     During the three months ended December 31, 1993, the Company recorded restructuring and unusual charges of $10,040,000 based on the Company's reevaluation of each of its solid waste operations. As a result of this reevaluation, the Company decided to close one of its facilities due to low waste volumes and abandon its permitting effort at another facility because of limited market opportunity in that area and delays in the permitting process. In accordance with industry standards, the Company provides for closure and post-closure over the life of a facility. Accordingly, the Company fully provided for these costs on the closed facility. The provision for closure and post-closure and the write-off of property and equipment and accumulated permitting costs associated with these facilities totaled $6,600,000. In conjunction with the reevaluation, the Company also decided to terminate certain contracts and employees. Costs related to employee relocations and terminations and other contract terminations totaled $1,200,000. In addition, the Company also reevaluated its

                           REPUBLIC INDUSTRIES, INC.

exposure related to litigation and environmental matters and provided additional accruals aggregating $2,200,000 for the costs to defend or settle certain litigation and environmental matters.

12. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of cash and cash equivalents, investments, receivables, other assets (excluding goodwill, intangibles and deferred costs), accounts payable, accrued expenses (nonderivatives) and customer deposits, approximates fair value because of the short maturity of these instruments.

     Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. The assumptions used have a significant effect on the estimated amounts reported.

     The Company has interest protection agreements with several counterparties to manage the impact of interest rate changes. The estimated fair values of the interest protection agreements were determined from dealer quotations and represent the discounted future cash flows through maturity or expiration using current rates, and are effectively the amounts the Company would pay or receive to terminate the agreements. The estimated fair values of the interest rate protection agreements at December 31, 1995 and 1994 was a net payable position of $(3,479,000) and $(2,247,000), respectively.

     The estimated fair value of the Company's secured notes payable at December 31, 1995 and 1994 was $440,506,000 and $401,885,000, respectively. The carrying amount was $445,500,000 for each period. The estimated fair value of mortgages payable to GMAC at December 31, 1995 and 1994 was $109,000,000 and $70,368,000
respectively. Estimated fair values were derived by discounting expected cash flows at the rates currently offered to the Company for debt of similar terms and remaining maturities. The carrying amount of the remaining debt approximates fair value because interest rates are variable and, accordingly, approximate current market rates.

13. BUSINESS AND CREDIT CONCENTRATIONS

Automotive Rental Industry Segment

     At December 31, 1995 the Company had 133 corporate owned vehicle rental facilities at airport, near-airport and downtown locations throughout the United States. The Company also had 28 corporate owned vehicle rental facilities in the United Kingdom, 22 in Germany, 4 in Switzerland, 2 in Canada, 1 in Belgium, 1 in The Netherlands and 1 in Austria. In addition to its corporate owned locations, the Company's licensee network operates 102 locations throughout Europe, including 86 locations in Germany. The automobile rental industry in which the Company operates is highly seasonal.

     Trade receivables at December 31, 1995 and 1994 include $57,207,000 and $39,681,000, respectively from travel agents and tour operators. Of the travel agent and tour operator receivable balances, $24,208,000 and $16,975,000 at December 31, 1995 and 1994, respectively are maintained outside the United States. The Company holds minimum collateral in the form of cash, letters of credit or insurance from most of these vendors. The Company continually evaluates the credit risk of these customers and believes that the allowance for doubtful accounts relative to its trade receivables is adequate. At December 31, 1995 and 1994, the Company had vehicle receivables from manufacturers of $65,015,000 and $90,615,000, respectively. Of the receivable balances from manufacturers, $12,701,000 and $7,785,000 are maintained outside the United States. Vehicle receivables also include amounts due from renters for damages incurred on revenue earning vehicles.

                           REPUBLIC INDUSTRIES, INC.

     The Company enters into vehicle repurchase programs with one principal vehicle manufacturer, as well as other vehicle manufacturers. During model year 1995, the Company purchased 68% of its vehicle fleet under repurchase programs with one vehicle manufacturer.

Automotive Retailing, Solid Waste Services and Electronic Security Services Industry Segments

     Concentrations of credit risk with respect to trade receivables related to the Company's automotive retailing, solid waste services and electronic security services segments are limited due to the wide variety of customers and markets in which the Company's products are sold and services are provided as well as their dispersion across many different geographic areas in the United States. As a result, at December 31, 1995, the Company does not consider itself to have any significant concentrations of credit risk in the automotive retailing, solid waste services and electronic security services segments.

14. RELATED PARTY TRANSACTIONS

     The Company purchased approximately $351,755,000, $551,157,000 and $576,895,000 of revenue earning vehicles from a group of dealerships owned primarily by a former director of Alamo during the years ended December 31, 1995, 1994 and 1993, respectively. Pursuant to an automobile purchase agreement which expired on December 31, 1995, the Company agreed to purchase and/or lease a minimum number of vehicles and pay to these dealerships a specific amount (in addition to the manufacturer's sales price) for each vehicle purchased. Although the Company does not expect to renew this agreement to purchase and/or lease a minimum number of vehicles, it intends to purchase vehicles on an annual basis from these dealerships, and to continue its agreement to pay these dealerships a specified amount (in addition to the manufacturer's sales price) for any vehicle purchased.

     Included in other current assets at September 30, 1996 are approximately $112,900,000 in advances made to AutoNation during the nine months ended September 30, 1996. Such advances were made pursuant to a loan agreement whereby the Company has agreed to provide advances at an interest rate of LIBOR plus 2% to fund AutoNation's cash flow requirements until consummation of the acquisition of AutoNation. Such advances mature on June 30, 1997 and are secured primarily by the common stock of AutoNation's principal operating subsidiary, all trademarks and other intellectual property of AutoNation and, until consummation of the Company's merger with AutoNation, AutoNation's remaining shareholder subscription commitments which commitments approximate $28,000,000. Interest income recognized on such advances was approximately $1,296,000 for the nine months ended September 30, 1996.

15. OPERATIONS BY INDUSTRY SEGMENT

     The Company is a holding company with major business segments in automotive rental and retailing, solid waste collection, disposal and recycling services and electronic security services for commercial and residential use. The Company operates primarily in the United States.

                           REPUBLIC INDUSTRIES, INC.

     The following tables present financial information regarding the Company's different industry segments as of and for the years ended December 31:

                                                            1995         1994         1993
                                                         ----------   ----------   ----------
    Revenue:
      Automotive rental................................  $1,391,654   $1,312,922   $1,149,198
      Solid waste services.............................     245,339      176,260      146,107
      Electronic security services.....................      49,826       41,913       36,388
      Automotive retailing.............................          73           --           --
                                                           --------     --------     --------
                                                         $1,686,892   $1,531,095   $1,331,693
                                                           ========     ========     ========
    Operating income (loss):
      Automotive rental................................  $  (42,552)  $   30,283   $   40,418
      Solid waste services.............................      31,687       23,201        4,224
      Electronic security services.....................       8,255        2,352          114
      Automotive retailing.............................      (4,063)          --           --
                                                           --------     --------     --------
                                                         $   (6,673)  $   55,836   $   44,756
                                                           ========     ========     ========
    Depreciation and amortization:
      Automotive rental................................  $  422,614   $  372,544   $  289,616
      Solid waste services.............................      17,727       15,414       13,238
      Electronic security services.....................       4,946        4,111        2,353
      Automotive retailing.............................          --           --           --
                                                           --------     --------     --------
                                                         $  445,287   $  392,069   $  305,207
                                                           ========     ========     ========
    Capital expenditures, purchases of revenue earning
      vehicles and investment in subscriber accounts:
      Automotive rental................................  $2,346,632   $3,347,988   $2,887,785
      Solid waste services.............................      51,436       22,620       12,243
      Electronic security services.....................      17,459       18,275       10,643
      Automotive retailing.............................      10,015           --           --
                                                           --------     --------     --------
                                                         $2,425,542   $3,388,883   $2,910,671
                                                           ========     ========     ========
    Assets:
      Automotive rental................................  $2,000,745   $2,310,448   $1,942,217
      Solid waste services.............................     514,220      202,468      179,837
      Electronic security services.....................      43,834       34,447       20,678
      Automotive retailing.............................      24,412           --           --
      Net assets of discontinued operations............          --       20,292       16,872
                                                           --------     --------     --------
                                                         $2,583,211   $2,567,655   $2,159,604
                                                           ========     ========     ========

                           REPUBLIC INDUSTRIES, INC.

16. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The automotive rental industry in which the Company operates, particularly the leisure travel segment, is highly seasonal. The Company's third quarter, which includes the peak summer travel months, has historically been the strongest quarter of the year. During the peak season the Company increases their fleet and workforce to accommodate increased rental activity. The Company's results during the first and fourth quarters are generally their weakest, when there is limited leisure family travel and a greater potential for adverse weather conditions. Many of the Company's operating expenses such as rent, general insurance and administrative personnel are fixed and cannot be reduced during periods of decreased rental demand.

     The fourth quarter of 1995 included the recognition of approximately $2,600,000 of losses originally attributable to the minority shareholder of a business acquired in 1994.

     The following is an analysis of certain items in the Supplemental Consolidated Statements of Operations by quarter for 1995 and 1994.

                                                     FIRST      SECOND     THIRD      FOURTH
                                                    QUARTER    QUARTER    QUARTER     QUARTER
                                                    --------   --------   --------   ---------
    Revenue................................  1995   $363,444   $409,499   $505,105   $ 408,844
                                             1994   $320,296   $366,765   $470,072   $ 373,962
    Gross profit...........................  1995   $194,366   $218,145   $274,992   $ 212,755
                                             1994   $193,678   $212,349   $284,291   $ 200,814
    Income (loss) from continuing
      operations...........................  1995   $(15,014)  $ (5,804)  $ 18,942   $  (9,663)
                                             1994   $  2,396   $  5,724   $ 22,398   $  (1,865)
    Net income (loss)......................  1995   $(14,506)  $ (5,804)  $ 18,942   $ (10,464)
                                             1994   $  2,250   $  6,551   $ 23,386   $    (850)
    Earnings (loss) per share from
      continuing operations................  1995   $   (.13)  $   (.05)  $    .11   $    (.05)
                                             1994   $    .02   $    .05   $    .19   $    (.02)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of AutoNation Incorporated:

     We have audited the accompanying consolidated balance sheet of AutoNation Incorporated and subsidiaries (a Florida corporation in the development stage) as of December 31, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the period from inception (September 12, 1995) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AutoNation Incorporated and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the period from inception (September 12, 1995) to December 31, 1995 in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP



Fort Lauderdale, Florida,
  January 26, 1996 (except with respect to the matters discussed in Note 10, as to which the date is November 4, 1996).

                    AUTONATION INCORPORATED AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE CORPORATION)

                          CONSOLIDATED BALANCE SHEETS



                                                                  SEPTEMBER 29,     DECEMBER 31,
                                                                       1996             1995
                                                                   ------------     ------------
                                                                   (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
  Cash and equivalents...........................................  $  8,598,870     $ 11,486,865
  Vehicle inventories............................................    40,769,257               --
  Accounts receivable............................................     6,266,234               --
  Other current assets...........................................       166,551               --
                                                                   ------------     ------------
          TOTAL CURRENT ASSETS...................................    55,800,912       11,486,865
SITE COSTS.......................................................   127,968,962        1,395,407
PROPERTY AND EQUIPMENT, net......................................     6,404,235          444,480
                                                                   ------------     ------------
          TOTAL ASSETS...........................................  $190,174,109     $ 13,326,752
                                                                   ============     ============
                              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Loan payable to related party..................................  $112,900,000     $         --
  Accounts payable...............................................    13,073,934          741,230
  Accrued liabilities............................................     4,247,682           44,754
  Vehicle financing with related party...........................    29,218,219               --
                                                                   ------------     ------------
          TOTAL CURRENT LIABILITIES..............................   159,439,835          785,984
COMMITMENTS AND CONTINGENCIES (Note 9 and 10)
SHAREHOLDERS' EQUITY:
  Common stock, par value $.001 per share; 200,000,000 shares authorized; 80,200,000 (unaudited) and 79,300,000 shares
     issued and outstanding as of September 29, 1996 and
     December 31, 1995, respectively.............................        80,200           79,300
  Additional paid-in capital.....................................    80,119,800       79,220,700
  Deficit accumulated during the development stage...............   (21,395,726)      (3,063,732)
                                                                   ------------     ------------
                                                                     58,804,274       76,236,268
  Less: Subscription receivable..................................   (28,070,000)     (63,695,500)
                                                                   ------------     ------------
                                                                     30,734,274       12,540,768
                                                                   ------------     ------------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............  $190,174,109     $ 13,326,752
                                                                   ============     ============

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                    AUTONATION INCORPORATED AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE CORPORATION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS





                                                                                  PERIOD FROM
                                                                                   INCEPTION          PERIOD FROM
                                                                                  (SEPTEMBER 12,       INCEPTION
                                             NINE MONTHS       THREE MONTHS         1995) TO         (SEPTEMBER 12,
                                                ENDED             ENDED            DECEMBER 31,         1995) TO
                                         SEPTEMBER 29, 1996  SEPTEMBER 29, 1996        1995        SEPTEMBER 29, 1996
                                         ------------------  ------------------   --------------   ------------------
                                             (UNAUDITED)        (UNAUDITED)                           (UNAUDITED)
REVENUE...................................   $  9,190,184       $  5,814,931      $         --     $   9,190,184
                                              -----------        -----------       -----------      ------------
COSTS AND EXPENSES:
  Cost of revenues........................     11,637,767          7,467,557                --        11,637,767
  Store operating expenses................      2,659,956          1,690,115                --         2,659,956
  General and administrative..............      7,750,029          3,597,827           886,978         8,637,007
  Information systems development.........      1,541,862                 --           816,649         2,358,511
  Marketing, market research and store
     design...............................      2,637,018          1,129,013         1,360,105         3,997,123
  Interest expense........................      1,295,546          1,135,251                --         1,295,546
                                              -----------        -----------       -----------      ------------
          Total costs and expenses........     27,522,178         15,019,763         3,063,732        30,585,910
                                              -----------        -----------       -----------      ------------
NET LOSS..................................   $(18,331,994)      $ (9,204,832)     $ (3,063,732)    $ (21,395,726)
                                              ===========        ===========       ===========      ============

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                    AUTONATION INCORPORATED AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE CORPORATION)

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
         FOR THE NINE MONTHS ENDED SEPTEMBER 29, 1996 (UNAUDITED) AND
    FOR THE PERIOD FROM INCEPTION (SEPTEMBER 12, 1995) TO DECEMBER 31, 1995

                                                                            DEFICIT
                                                                          ACCUMULATED
                                         COMMON STOCK       ADDITIONAL     DURING THE
                                     --------------------     PAID-IN     DEVELOPMENT     SUBSCRIPTION
                                       NUMBER     AMOUNT      CAPITAL        STAGE         RECEIVABLE           TOTAL
                                     ----------   -------   -----------   ------------    ------------     -----------
INITIAL CAPITALIZATION,
  September 12, 1995...............  79,300,000   $79,300   $79,220,700   $         --    $(79,300,000)    $        --
CAPITAL CONTRIBUTIONS,
  September 22, 1995...............          --        --            --             --       3,000,000       3,000,000
CAPITAL CONTRIBUTIONS, December 1,
  1995.............................          --        --            --             --      12,604,500      12,604,500
NET LOSS...........................          --        --            --     (3,063,732)             --      (3,063,732)
                                     ----------   -------   -----------   ------------    ------------     -----------
BALANCE, December 31, 1995.........  79,300,000    79,300    79,220,700     (3,063,732)    (63,695,500)     12,540,768
ADDITIONAL CAPITALIZATION,
  January 3, 1996 (unaudited)......     900,000       900       899,100             --        (900,000)             --
CAPITAL CONTRIBUTIONS,
  January 3, 1996 (unaudited)......          --        --            --             --      16,475,500      16,475,500

CAPITAL CONTRIBUTIONS, March 1,
  1996 (unaudited).................          --        --            --             --      20,050,000      20,050,000
NET LOSS (unaudited)...............          --        --            --    (18,331,994)             --     (18,331,994)
                                     ----------   -------   -----------   ------------    ------------     -----------
BALANCE, September 29, 1996
  (unaudited)......................  80,200,000   $80,200   $80,119,800   $(21,395,726)   $(28,070,000)    $30,734,274
                                     ==========   =======   ===========   ============    ============     ===========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                    AUTONATION INCORPORATED AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      PERIOD               PERIOD
                                                                  FROM INCEPTION       FROM INCEPTION
                                                    NINE         (SEPTEMBER 12,       (SEPTEMBER 12,
                                                MONTHS ENDED         1995) TO             1995) TO
                                             SEPTEMBER 29, 1996   DECEMBER 31, 1995   SEPTEMBER 29, 1996
                                             ------------------   -----------------   -------------------
                                                 (UNAUDITED)                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss....................................  $ (18,331,994)     $ (3,063,732)        $ (21,395,726)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
     Depreciation and amortization............        300,578                --               300,578
     Increase in vehicle inventories..........    (40,769,257)               --           (40,769,257)
     Increase in accounts receivable..........     (6,266,234)               --            (6,266,234)
     Increase in other current assets.........       (166,551)               --              (166,551)
     Increase in accounts payable.............     12,332,704           741,230            13,073,934
     Increase in accrued liabilities..........      4,202,928            44,754             4,247,682
                                                  -----------       -----------           -----------
          Net cash used in operating
            activities........................    (48,697,826)       (2,277,748)          (50,975,574)
                                                  -----------       -----------           -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of land sites and associated
     development costs........................   (126,573,555)       (1,395,407)         (127,968,962)
  Purchases of property and equipment.........     (6,260,333)         (444,480)           (6,704,813)
                                                  -----------       -----------           -----------
          Net cash used in investing
            activities........................   (132,833,888)       (1,839,887)         (134,673,775)
                                                  -----------       -----------           -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from loan payable to related
     party....................................    112,900,000                --           112,900,000
  Capital contributions.......................     36,525,500        15,604,500            52,130,000
  Increase in vehicle financing with related
     party....................................     29,218,219                --            29,218,219
                                                  -----------       -----------           -----------
          Net cash provided by financing
            activities........................    178,643,719        15,604,500           194,248,219
                                                  -----------       -----------           -----------
          Net (decrease) increase in cash and
            equivalents.......................     (2,887,995)       11,486,865             8,598,870
                                                  -----------       -----------           -----------
CASH AND EQUIVALENTS, beginning of period.....     11,486,865                --                    --
                                                  -----------       -----------           -----------
CASH AND EQUIVALENTS, end of period...........  $   8,598,870      $ 11,486,865         $   8,598,870
                                                  ===========       ===========           ===========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                    AUTONATION INCORPORATED AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 29, 1996 IS UNAUDITED)

1. ORGANIZATION AND DEVELOPMENT STAGE ACTIVITIES

     AutoNation Incorporated and subsidiaries (collectively the "Company") is a Florida corporation in the development stage. AutoNation Incorporated was incorporated on September 12, 1995 ("Inception") and was formed pursuant to a Shareholders' Agreement among the Company, H. Wayne Huizenga ("Huizenga"), JM Family Enterprises, Inc. ("Enterprises") and Steven R. Berrard ("Berrard"), collectively, the "Shareholders", and certain subscribers discussed further in
Note 5. The Company plans to develop, establish and operate a nationwide chain of retail stores to purchase, recondition, sell, finance and service new and used vehicles.

     Since Inception, the Company has been principally engaged in organizational and business activities associated with the opening of several retail stores in the future, the first of which opened in October 1996. In connection with these activities, the Company has purchased or has options to purchase certain land sites which will serve as locations for future retail stores and reconditioning centers. Such costs, including associated development and construction costs, are reflected as Site Costs in the accompanying consolidated balance sheets.

     The Deficit Accumulated During the Development Stage of $21,395,726 and $3,063,732 represents the net loss from Inception to September 29, 1996 and from Inception to December 31, 1995, respectively. The net loss consists primarily of expenses incurred during the development stage for general and administrative expenses, information systems development, market research and store design. While the Company has generated insignificant revenue during 1996, planned principal operations have not yet commenced.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of AutoNation Incorporated and its wholly owned subsidiaries, AutoNation USA Corporation, Courtesy Wholesale Corporation and Car Stop Corporation. All significant intercompany balances have been eliminated in consolidation.

VEHICLE INVENTORIES

     Vehicle inventories are stated at the lower of cost or market, on a specific unit basis.

SITE COSTS

     Site costs consist primarily of the cost to purchase land sites and costs associated with the development of the site, including construction in progress, related architectural and design costs, systems development and implementation costs, permits, taxes, fees and other costs.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    AUTONATION INCORPORATED AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments primarily consist of cash, contracts in-transit, accounts receivable, accounts payable, accrued liabilities and vehicle financing with related party, each of which approximates fair market value due to their short-term nature.

INTERIM FINANCIAL STATEMENTS

     The accompanying consolidated balance sheet as of September 29, 1996 and the related statements of operations, shareholders' equity and cash flows for the three months and nine months ended September 29, 1996 and for the period from Inception to September 29, 1996 are unaudited and, in the opinion of management, include all material adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of results for the interim period. The results of operations for the three months and nine months ended September 29, 1996 are not necessarily indicative of results to be expected for the entire year.

NEW ACCOUNTING PRONOUNCEMENTS

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", which requires adoption in 1996. SFAS No. 123 requires that the Company's financial statements include certain disclosures about stock-based employee compensation arrangements and permits the adoption of a change in accounting for such arrangements. Changes in accounting for stock-based compensation are optional and the Company plans to adopt only the disclosure requirements in 1996.

PRESENTATION OF FISCAL PERIODS

     The Company's fiscal year ends on the Sunday nearest December 31. Fiscal year 1995 ended on December 31 and fiscal year 1996 will end on December 29.

STATEMENTS OF CASH FLOWS

     For purposes of the statement of cash flows, the Company considers contracts in-transit to be cash equivalents. Additionally, the net change in vehicle financing is reflected as a financing activity.

3. ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                               SEPTEMBER 29,    DECEMBER 31,
                                                                    1996            1995
                                                               -------------    ------------
    Site costs.................................................  $1,114,287       $     --
    Property and equipment.....................................     204,405             --
    Costs of operations........................................     605,231             --
    General and administrative.................................     931,460         44,754
    Marketing and store design.................................     267,200             --
    Interest...................................................   1,125,099             --
                                                                 ----------        -------
                                                                 $4,247,682       $ 44,754
                                                                 ==========        =======

4. CAPITALIZATION

     Pursuant to the Shareholders' Agreement and related subscription agreements discussed in Note 5, the Board of Directors (the "Board") of the Company determines the amount of capital required by the Company

                    AUTONATION INCORPORATED AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

to commence operations. The Shareholders and the Subscribers (the "Investors") are obligated to make capital contributions not to exceed $80,200,000 in the aggregate, consistent with the business plan budgets adopted by the Shareholders.

     The Board is required to provide the Investors with written notice, specifying the time or times when such amounts shall be deposited into the account of the Company. The Board will also determine, by unanimous vote, what portion of such capital contributions shall be classified as equity and what portion shall be classified as debt, and the terms of such debt.

     For capital contributions classified as debt, the Company shall issue and deliver a promissory note in the original principal amount equal to the amount of such contribution classified as debt. Such promissory note shall accrue interest at a rate established by the Board, based on then prevailing market rates.

     In the event any Investor fails to make any additional capital contributions described above (the "Defaulting Investor"), the Shareholders (other than a Shareholder which is a Defaulting Investor) shall have the right, but not the obligation, to contribute, in proportion to their respective common shares or as they may otherwise mutually agree, the additional funds required to be contributed by the Defaulting Investor.

     If such default occurs when the total capital of the Company contributed by the Investors is less than $80,200,000 (and with respect to all required additional capital up to $80,200,000), all funds then contributed to the Company by the contributing Investors shall be treated as equity and/or debt, as determined by the Board.

     If such default occurs when the total capital of the Company contributed by the Investors is between $80,200,000 and $100,000,000 (and with respect to all required additional capital above $80,200,000 and less than $100,000,000), notwithstanding the Board's classification of such capital contributions as equity or debt, all funds then contributed to the Company by the contributing Investors shall be treated as loans to the Company, which loans shall bear interest at a rate per annum equal to the Investors' cost of funds (as such rate may change from time to time) plus one percent (1%), and which loans shall be repayable from the cash flow of the Company prior to the making of additional distribution or dividends to the Investors.

     If such default occurs when the total capital of the Company contributed by the Investors is in excess of $100,000,000 (and with respect to all required capital above $100,000,000), notwithstanding the Board's classification of such capital contributions as equity or debt, the contributing Investors shall have the option of treating all funds then contributed to the Company by them as additional contributions to equity capital or as loans to the Company.

     The Company has legally issued 80,200,000 and 79,300,000 shares of common stock which are outstanding at September 29, 1996 and December 31, 1995, respectively; 58,195,000 of such issued and outstanding shares have been delivered to the Investors; 7,701,750 and 17,939,250 at September 29, 1996 and December 31, 1995, respectively, of such issued and outstanding shares are being held in escrow pursuant to subscription agreements and are released from escrow to the respective Subscribers (see Note 5) as payments are made.

     Since Inception to December 31, 1995, the Investors have made capital contributions of $15,604,500 all of which were classified by the Board as equity, $3,165,750 of those capital contributions were made pursuant to subscription agreements, and accordingly, the Company has released the related shares from escrow. For the nine months ended September 29, 1996, the Board called for additional capital contributions of $36,525,500, all of which was paid by September 29, 1996 and all of which were classified by the Board as equity. The Investors are committed to make additional capital contributions of at least $28,070,000 in the future.

     The Company is required to release from escrow shares paid for by the Subscribers and any shares remaining are released from escrow upon the first to occur of the following events: (i) payment in full by the Shareholders and Subscribers of their commitments; (ii) a determination by the Board that the Company will

                    AUTONATION INCORPORATED AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

not require from the Investors all of the capital agreed to be contributed by such Investors pursuant to their commitments, and that all shares in escrow should be released; (iii) the consummation by the Company of an initial public offering ("IPO") of its common stock registered under the Securities Act of 1933; or (iv) December 1, 2001. Upon release of the last remaining shares held in escrow, Subscribers shall be released from any further liability to the Company to pay any remaining unpaid portion of their commitments.

     Each Shareholder has the right to transfer ownership of common shares to a corporation or other entity controlled by such Shareholder or any other person ("Transferee") provided that the Shareholder maintains direct voting control over the common shares and the Transferee agrees in writing to hold such shares pursuant to the Shareholders' Agreement and any amendments thereof. Each Shareholder also has the right to transfer ownership of common shares to any of Huizenga, Enterprises or Berrard. The right of each Shareholder to transfer ownership of common shares is also subject to certain other restrictions on transfers to third parties, including certain co-sale rights and rights of first refusal available to the Shareholders, all subject to the terms and conditions of the Shareholders' Agreement. Additionally, until the consummation of an IPO the Shareholders may implement a mandatory buy-sell procedure whereby the Shareholder may, upon compliance with certain provisions and conditions, purchase the common stock of the other Shareholder(s) or sell his common shares to the other Shareholder(s).

     At any time prior to the fifth anniversary date after an IPO of the Company's common stock registered under the Securities Act of 1933, the Investors have certain "piggyback" registration rights under which, subject to certain terms and conditions, the Investors may register a portion or all of their common shares.

5. CAPITAL SUBSCRIPTION COMMITMENTS

     The Shareholders of the Company have assigned to certain subscribers a portion of their rights to acquire shares of the Company's common stock at the same price being paid by the assigning Shareholder. In addition to these subscribers, certain key executive officers, management and consultants (collectively, the "Subscribers") have signed Subscription Agreements to acquire shares of the Company's common stock.

     As of September 29, 1996 and December 31, 1995, the Subscribers had subscription commitments for 22,005,000 and 21,105,000 shares, respectively, and were required to pay 15% of the commitment at the time the Subscription Agreement was finalized. At September 29, 1996 and December 31, 1995, all Subscription Agreements have been signed and the Company has received $14,303,250 and $3,165,750, respectively.

     As discussed in Note 4, in the event the Company requires additional capital, the Board will provide written notice specifying the amount of capital to be contributed by each Investor and whether it will be classified as debt or equity.

6. STOCK OPTION PLAN

     The Company has adopted the 1995 Employee Stock Option Plan (the "Plan") which is a qualified, incentive stock option plan offering certain present and future key employees and officers and independent contractors an opportunity to become shareholders of the Company. The Board is responsible for the administration of the Plan and may grant options to purchase shares of the Company's common stock and issue shares upon exercise of such options as provided in the Plan.

     The Board may grant options to purchase up to 3,200,000 shares of common stock. The maximum number of shares subject to option that can be granted to any executive officer is 1,000,000 during the first ten years after the effective date of the Plan and 500,000 shares per year thereafter. The Plan also provides that the option price will not be less than the fair market value at the time the option is granted.

                    AUTONATION INCORPORATED AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Each option shall have a term of not less than five nor more than ten years and shall become exercisable with respect to 25% of the total number of shares subject to the option twelve months after the date of its grant and with respect to each additional 25% at the end of each twelve month period thereafter during the succeeding three years. The Board, in its discretion may (i) specifically provide for another time or times of vesting or exercise; (ii) accelerate the exercisability of any option subject to such terms and conditions as the Board deems necessary and appropriate; or (iii) at any time prior to the expiration or termination of any option previously granted, extend the term of any option (including such options held by officers or directors) for such additional period as the Board in its discretion shall determine. In no event, however, shall the aggregate option period with respect to any option, including the original term of the option and any extensions thereof, exceed ten (10) years.

     In the event of a change in control as defined in the Plan following an IPO, all outstanding options become exercisable immediately. Each officer or director holding such options has the right to require the Company to purchase from him any option granted under the Plan at a purchase price equal to the excess of the fair market value per share over the option price multiplied by the number of option shares specified for purchase.

     For the period from Inception to December 31, 1995, the Company granted options to acquire 1,105,000 shares of common stock at an exercise price of $1.00 per share, representing the fair market value at the date of the grant, as determined by the Board of Directors, all of which were outstanding at December 31, 1995. The Company has 2,095,000 options available for grant under the Plan at December 31, 1995.

     For the nine months ended September 29, 1996, the Company granted options to acquire 1,202,130 shares of common stock at exercise prices ranging from $1.00 to $6.07 per share, representing the fair market value at the respective dates of the grants, as determined by the Board of Directors, all of which were outstanding at September 29, 1996. The Company has 892,870 options available for grant under the Plan at September 29, 1996.

7. INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". As of December 31, 1995 the Company has a net operating loss ("NOL") carryforward for Federal income tax purposes of approximately $820,000, which is available to offset future taxable income through 2010. A valuation allowance has been provided for the deferred tax asset generated by the NOL due to the present development stage of the Company and accordingly, no income tax benefit has been recorded in the accompanying consolidated statements of operations.

8. RELATED PARTY TRANSACTIONS

     Enterprises is a diversified automotive corporation engaged in the distribution of Toyota vehicles in the southeastern United States and other automotive related services, including retail automobile leasing, retail installment lending, wholesale floor plan and commercial lending, third-party servicing, warranty and maintenance contracts, direct write and reinsurance of credit life and accident and health policies. Pursuant to the Shareholders' Agreement discussed in Note 1 and the Merger Agreement discussed in Note 10, Enterprises, or its affiliates, has a two year arrangement to be the "preferred" provider and servicer to the Company of all retail finance products, vehicle service contracts and insurance products sold by or through the Company and the preferred provider of wholesale inventory financing to the Company. Enterprises and its affiliates will continue to be the preferred provider of those products and services so long as such products and services are provided on terms which are competitive with those of third-party providers.

     Through December 31, 1995, Enterprises had not provided to the Company any of the products or services described above. During the nine month period ended September 29, 1996, the Company entered into a financing arrangement with World Omni Financial Corp., a wholly owned subsidiary of Enterprises. The financing arrangement provides for up to $50 million in financing at LIBOR plus 2.75% to be used to finance vehicle inventory and is required to be repaid within a maximum of 120 days. At September 29, 1996, the Company has borrowed
$29,218,219 under this arrangement and for the nine month period ended September 29, 1996, the

                    AUTONATION INCORPORATED AND SUBSIDIARIES
                       (A DEVELOPMENT STAGE CORPORATION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Company has incurred $461,283 of interest expense under this financing arrangement which is included in Cost of Operations in the accompanying consolidated financial statements.

     Prior to the formation and capitalization of the Company, Huizenga and Enterprises incurred direct expenses in connection with the development of the business. Such expenses of $774,663 have been reimbursed by the Company and are included in the accompanying consolidated financial statements.

9. COMMITMENTS AND CONTINGENCIES

LEASE AGREEMENTS

     As part of its development stage operations, the Company has entered into various lease agreements for its planned operating locations and corporate office. Aggregate future minimum lease payments under these leases as of September 29, 1996 are as follows:

          1996........................................................  $   391,717
          1997........................................................    2,051,668
          1998........................................................    2,078,128
          1999........................................................    2,059,471
          2000........................................................    1,903,012
          Thereafter..................................................    6,885,051
                                                                        -----------
                                                                        $15,369,047
                                                                        ===========

     Rent expense for the nine months ended September 29, 1996 is $445,092.

LAND PURCHASE AGREEMENTS

     The Company has entered into commitments to purchase land sites. At September 29, 1996 these commitments are as follows:

                1996                            $ 45,850,711
                1997                              78,759,384
                                                ------------
                                                $124,610,095
                                                ------------

LITIGATION

     The Company is involved in certain lawsuits arising since the Company's Inception. In the opinion of management, the Company is not a party to any litigation, the probable outcome of which, would have a material adverse effect upon the Company's financial condition or results of operations.

10. SUBSEQUENT EVENTS

     In May 1996, the Company and the Shareholders entered into a definitive Merger Agreement (the "Agreement") with Republic Industries, Inc. ("Republic") and a wholly owned subsidiary of Republic. Republic's Chairman and Chief Executive Officer and certain other officers and directors of Republic are shareholders of the Company. Consummation of the transaction is subject to the final approval of Republic's shareholders and other customary conditions, including regulatory approvals. Pursuant to the Agreement, an aggregate of 17,467,248 shares of common stock, $.01 par value per share, of Republic will be issued in exchange for all of the issued and outstanding shares of common stock of the Company. Based on 80,200,000 shares of the Company's common stock issued and outstanding as of the Closing, each share of the Company's common stock will be converted into a 0.217796 fractional share of Republic common stock.

     In connection with the Plan of Merger, the Company has entered into a Loan Agreement with Republic to provide advances to the Company up to the amounts specified in a cash flow needs projection delivered by the Company to Republic. Such advances carry an interest rate of LIBOR plus 2%. The advances will be collateralized by the common stock of AutoNation USA Corporation pledged by the Company to Republic, all trademarks and other intellectual property of the Company, and the Company's subscription commitments discussed in Notes 4 and 5. If the merger transaction is consummated, these subscription commitments will no longer be required. The advances pursuant to the Loan Agreement mature on June 30, 1997. At September 29, 1996, the Company had outstanding $112,900,000 pursuant to the Loan Agreement and has incurred $1,295,546 of interest expense since inception of the Loan Agreement.

     On October 24, 1996, the Company repaid $40,309,941 to World Omni Financial Corp., the entire amount due under their vehicle financing arrangement as of that date. This financing arrangement has been terminated and the Company intends to finance its vehicle inventory through the Republic Loan Agreement discussed above.

     Pursuant to a management agreement with Republic, the Company manages the operations of CarChoice, Inc. ("CarChoice") a subsidiary of Republic engaged in developing and operating used car superstores. In connection with Republic's acquisition of CarChoice, Republic entered into a Management Agreement with the Company to manage and operate CarChoice and use the CarChoice facilities for certain developmental activities until the acquisition of CarChoice was consummated. Also pursuant to the Management Agreement, the Company is required to absorb certain expenses relating to the operations of CarChoice. For the three months ended September 29, 1996, the Company earned $100,000 in management fees from Republic and absorbed $623,000 of expenses from CarChoice.

     The accounts receivable balance of $6,266,234 included in the accompanying consolidated balance sheet primarily represents amounts due from CarChoice. Such amounts result from the procurement of vehicles on behalf of CarChoice in the ordinary course of business.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Continental Waste Industries, Inc.:

     We have audited the accompanying consolidated balance sheets of CONTINENTAL WASTE INDUSTRIES, INC. (a Delaware corporation) and SUBSIDIARIES as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, as restated-see Note 1. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Continental Waste Industries, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Chicago, Illinois,
February 20, 1996 (except with
respect to the matter discussed
in Note 1, as to which the
date is December 11, 1996)

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1995 AND 1994

                                                                                   1995          1994
                                                                               ------------   -----------
                                                                               (RESTATED-SEE NOTE 1)
                                                 ASSETS
Current Assets:
  Cash and cash equivalents..................................................  $  3,483,154   $ 4,677,237
  Accounts receivable, net...................................................     8,169,121     5,295,770
  Prepaid expenses...........................................................     2,458,141     3,214,902
  Deferred income taxes......................................................       377,447       523,752
                                                                               ------------   -----------
         Total current assets................................................    14,487,863    13,711,661
                                                                               ------------   -----------
Property and Equipment, at cost:
  Land, landfill sites and improvements......................................    59,427,605    48,472,232
  Buildings and improvements.................................................     4,423,169     2,426,922
  Vehicles and equipment.....................................................    32,827,833    19,127,148
  Office furniture and equipment.............................................       618,413       692,514
                                                                               ------------   -----------
                                                                                 97,297,020    70,718,816
  Less -- Accumulated depreciation and amortization..........................    14,215,696     7,941,916
                                                                               ------------   -----------
         Net property and equipment..........................................    83,081,324    62,776,900
                                                                               ------------   -----------
Other Assets:
  Excess cost over fair value of net assets acquired, net....................    14,614,475     6,471,632
  Agreements not to compete, net.............................................     1,164,493     1,245,368
  Cash held in escrow........................................................     3,749,038     1,121,220
  Land purchase option.......................................................     1,000,000     1,000,000
  Other......................................................................     6,124,138     2,551,247
                                                                               ------------   -----------
         Total other assets..................................................    26,652,144    12,389,467
                                                                               ------------   -----------
                                                                               $124,221,331   $88,878,028
                                                                               ============   ===========
                                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Notes payable..............................................................  $  2,117,500   $        --
  Current maturities of long-term debt.......................................     2,528,741       856,731
  Accounts payable...........................................................     2,543,768     2,908,686
  Income taxes payable.......................................................     3,244,662     1,454,678
  Other accrued liabilities..................................................     6,042,677     3,338,848
                                                                               ------------   -----------
         Total current liabilities...........................................    16,477,348     8,558,943
                                                                               ------------   -----------
Long-Term Liabilities:
  Long-term debt, less current maturities....................................    20,774,991    24,491,315
  Deferred income taxes......................................................     7,160,625     8,432,804
  Accrued landfill closure costs, less current portion.......................     6,748,474     6,647,577
  Other long-term liabilities................................................     2,788,640     3,722,788
                                                                               ------------   -----------
         Total long-term liabilities.........................................    37,472,730    43,294,484
                                                                               ------------   -----------
Commitments and Contingencies:
Stockholders' Equity:
  Common stock, $.0006 par value, 40,000,000 and 16,666,666 shares authorized in 1995 and 1994, respectively, 14,089,742 and 10,335,540 shares issued
    in 1995 and 1994, respectively...........................................         8,454         6,201
  Additional paid-in capital.................................................    63,063,241    32,455,361
  Retained earnings..........................................................     7,671,657     4,669,588
  Treasury stock (79,375 and 18,450 common shares at cost in 1995 and 1994,
    respectively)............................................................      (472,099)     (106,549)
                                                                               ------------   -----------
         Total stockholders' equity..........................................    70,271,253    37,024,601
                                                                               ------------   -----------
                                                                               $124,221,331   $88,878,028
                                                                               ============   ===========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                             1995          1994          1993
                                                          -----------   -----------   -----------
                                                          (RESTATED-SEE NOTE 1)
Revenue.................................................  $47,815,275   $28,728,298   $16,203,848
Costs and Expenses:
  Operating expenses....................................   22,181,707    13,421,788     8,603,304
  General and administrative expenses...................    7,915,790     4,736,856     2,066,668
  Depreciation and amortization.........................    6,863,120     3,802,461     2,605,576
  Office closing charge.................................    3,264,000            --            --
                                                          -----------   -----------   -----------
     Income from operations.............................    7,590,658     6,767,193     2,928,300
                                                          -----------   -----------   -----------
Other Income (Expenses):
  Interest expense......................................   (2,658,912)   (1,881,173)   (1,303,110)
  Other, net............................................      205,006      (125,878)       48,671
                                                          -----------   -----------   -----------
     Other income (expense), net........................   (2,453,906)   (2,007,051)   (1,254,439)
                                                          -----------   -----------   -----------
     Income before income taxes and extraordinary
       gain.............................................    5,136,752     4,760,142     1,673,861
Provision for Income Taxes..............................   (2,134,683)   (2,131,659)     (721,070)
                                                          -----------   -----------   -----------
  Income before extraordinary gain......................    3,002,069     2,628,483       952,791
Extraordinary Gain, net of $280,280 of income taxes.....           --       356,720            --
                                                          -----------   -----------   -----------
          Net income....................................  $ 3,002,069   $ 2,985,203   $   952,791
                                                          ===========   ===========   ===========
Earnings Per Share:
  Primary:
     Income before extraordinary gain...................  $      0.25   $      0.39   $      0.21
     Extraordinary gain.................................           --          0.05            --
                                                          -----------   -----------   -----------
          Net income....................................  $      0.25   $      0.44   $      0.21
                                                          ===========   ===========   ===========
  Fully diluted:
     Income before extraordinary gain...................  $      0.25   $      0.34   $      0.19
     Extraordinary gain.................................           --          0.05            --
                                                          -----------   -----------   -----------
          Net income....................................  $      0.25   $      0.39   $      0.19
                                                          ===========   ===========   ===========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                      SERIES A      SERIES B              ADDITIONAL
                                      PREFERRED     PREFERRED    COMMON     PAID-IN      RETAINED    TREASURY
                                        STOCK         STOCK      STOCK      CAPITAL      EARNINGS      STOCK
                                     -----------   -----------   ------   -----------   ----------   ---------
Balance, December 31, 1992.........  $ 2,642,120   $ 2,379,000   $2,178   $   664,595   $  861,584   $      --
  Net income.......................           --            --      --             --      952,791          --
  Preferred stock dividends
    declared.......................           --            --      --             --     (129,990)         --
  Finet Acquisition................           --            --     267        698,225           --          --
  Exchange of common stock for
    preferred stock................     (243,992)           --      43        243,949           --          --
  Additional common stock issued in
    Finet Acquisition..............           --            --     133        745,447           --          --
  Issuance of common stock.........           --            --      44        244,001           --          --
                                     -----------   -----------   ------   -----------   ----------   ---------
Balance, December 31, 1993.........    2,398,128     2,379,000   2,665      2,596,217    1,684,385          --
  Net income (Restated-See Note
    1).............................           --            --      --             --    2,985,203          --
  Issuance of common stock, net of
    offering costs.................           --            --   2,184     16,517,493           --          --
  Conversion of preferred stock
    into common stock..............   (2,398,128)           --     425      2,397,703           --          --
  Redemption of preferred stock....           --    (2,379,000)     --             --           --          --
  Warrants exercised for common
    stock..........................           --            --     137      1,233,673           --          --
  Victory Waste Acquisition........           --            --     746      9,230,769           --          --
  Issuance of warrants and options
    as obligation settlements......           --            --      --        165,000           --          --
  Purchase of treasury stock.......           --            --      --             --           --    (106,549)
  Common stock issued for acquired
    businesses.....................           --            --      44        314,506           --          --
                                     -----------   -----------   ------   -----------   ----------   ---------
Balance, December 31, 1994
  (Restated-See Note 1)............           --            --   6,201     32,455,361    4,669,588    (106,549)
  Net income (Restated-See Note
    1).............................           --            --      --             --    3,002,069          --
  Issuance of common stock, net of
    offering costs.................           --            --   2,007     30,376,294           --          --
  Common stock issued for acquired
    businesses and investment......           --            --      99      1,099,671           --          --
  Cancellation of previously
    recorded stock options.........           --            --      --     (2,016,000)          --          --
  Issuance of common stock and
    warrants as obligation
    settlements....................           --            --     108        925,193           --          --
  Purchase of treasury stock.......           --            --      --             --           --    (365,550)
  Warrants and options exercised
    for common stock...............           --            --      39        222,722           --          --
                                     -----------   -----------   ------   -----------   ----------   ---------
Balance, December 31, 1995
  (Restated-See Note 1)............  $        --   $        --   $8,454   $63,063,241   $7,671,657   $(472,099)
                                     ===========   ===========   ======   ===========   ==========   =========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                      1995           1994          1993
                                                                  ------------   ------------   -----------
                                                                  (RESTATED-SEE NOTE 1)
Cash Flows from Operating Activities:
  Net income....................................................  $  3,002,069   $  2,985,203   $   952,791
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation................................................     6,219,778      3,418,506     2,336,288
    Amortization................................................       643,342        383,955       269,288
    Office closing charge.......................................     3,264,000             --            --
    Extraordinary gain, net of income taxes.....................            --       (356,720)           --
    Provision (benefit) for deferred income taxes...............    (1,218,365)       845,404       552,786
    Compensatory options, warrants and common shares............     1,063,819        364,836            --
    Changes in operating assets and liabilities, net of effect of business acquisitions:
      Accounts receivable, net..................................    (2,261,776)    (1,283,722)     (891,621)
      Prepaid expenses..........................................    (1,406,557)      (289,984)     (116,310)
      Other assets..............................................    (1,208,643)      (480,112)     (207,065)
      Accounts payable..........................................      (829,354)       483,638       656,657
      Income taxes payable......................................     1,789,984        650,544        68,797
      Accrued landfill closure costs............................    (1,302,103)       712,941       129,586
      Other accrued liabilities.................................       834,240     (2,229,541)      (14,543)
                                                                  ------------   ------------   -----------
         Net cash provided by operating activities..............     8,590,434      5,204,948     3,736,654
                                                                  ------------   ------------   -----------
Cash Flows from Investing Activities:
  Capital expenditures..........................................   (19,680,791)   (12,826,591)   (3,485,177)
  Landfill development project additions........................      (296,937)    (1,514,547)           --
  Cash paid for businesses and investment, net of cash
    acquired....................................................    (6,664,520)      (475,000)      (18,087)
  Cash paid for common and preferred stock of minority
    interest....................................................      (948,482)            --            --
  Cash acquired in businesses purchased with stock..............            --        323,633       699,707
  (Increase) decrease in cash held in escrow, net of effect of
    business acquisitions.......................................    (2,627,818)      (483,873)      324,410
                                                                  ------------   ------------   -----------
         Net cash used in investing activities..................   (30,218,548)   (14,976,378)   (2,479,147)
                                                                  ------------   ------------   -----------
Cash Flows from Financing Activities:
  Net (payments) borrowings under revolving lines of credit.....    16,400,000       (240,000)     (160,000)
  Issuance of long-term debt....................................       782,000     13,496,468     4,030,355
  Payments on long-term debt....................................   (26,074,009)   (14,659,801)   (5,105,108)
  Issuance of common stock, net of offering costs...............    30,378,301     16,369,800        64,015
  Deferred financing costs paid.................................      (909,472)      (119,946)     (133,565)
  Redemption of Series B preferred stock........................            --     (2,379,000)           --
  Preferred stock dividends paid................................            --       (208,164)      (44,620)
  Warrants and options exercised for common stock...............       222,761      1,233,810            --
  Purchase of treasury stock....................................      (365,550)      (106,549)           --
                                                                  ------------   ------------   -----------
         Net cash provided by (used in) financing activities....    20,434,031     13,386,618    (1,348,923)
                                                                  ------------   ------------   -----------
         Net increase (decrease) in cash and cash equivalents...    (1,194,083)     3,615,188       (91,416)
Cash and Cash Equivalents, beginning of year....................     4,677,237      1,062,049     1,153,465
                                                                  ------------   ------------   -----------
Cash and Cash Equivalents, end of year..........................  $  3,483,154   $  4,677,237   $ 1,062,049
                                                                  ============   ============   ===========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993

1.  ORGANIZATION

BASIS OF PRESENTATION

     On September 9, 1993, Continental Waste Industries, Inc. ("Former Continental") was acquired by (the "Finet Acquisition") Finet, Inc. ("Finet"). Finet was a public corporation which had no operations. The acquisition has been recorded in accordance with generally accepted accounting principles as a reverse acquisition under the purchase method. The consolidated financial statements presented herein for the year ended December 31, 1993, include only the financial results of Former Continental through September 8, 1993, with all Former Continental share and per share information being adjusted by the conversion rate at which such shares were converted into Finet shares. The consolidated financial information for the periods subsequent to September 8, 1993 include the results of both Continental Waste Industries, Inc. and Finet in their consolidated form. As part of the acquisition, Finet changed its name to Continental Waste Industries, Inc. (the "Company"). The Company changed its state of incorporation from New York to Delaware on February 28, 1994.

     On December 28, 1995, the Company effected a 5 for 3 stock split of its common stock. All common share information has been restated for all periods to reflect the 5 for 3 stock split. As a result of the restatement, presented per share and weighted average share information is not comparable to amounts disclosed in documents previously filed with the Securities and Exchange Commission. The Company's $.0006 par value common stock is hereinafter referred to as Shares.

     The Company's previously filed 1995 and 1994 consolidated financial statements have been restated herein to reflect certain costs as compensatory rather than as consideration paid in a business combination. The income statement effect of this restatement was as follows:

                                                      1995                          1994
                                           ---------------------------   ---------------------------
                                           AS PREVIOUSLY                 AS PREVIOUSLY
                                               FILED       AS RESTATED       FILED       AS RESTATED
                                           -------------   -----------   -------------   -----------
General and administrative expenses......   $ 6,882,790    $7,915,790     $ 4,484,856    $4,736,856
Office closing charge....................   $ 1,500,000    $3,264,000              --            --
Income from operations...................    10,387,658     7,590,658       7,019,193     6,767,193
Income before income taxes and
  extraordinary gain.....................     7,933,752     5,136,752       5,012,142     4,760,142
Net income...............................     4,636,636     3,002,069       3,124,357     2,985,203
Primary earnings per share...............          0.38          0.25            0.45          0.44
Fully-diluted earnings per share.........          0.38          0.25            0.41          0.39

     The restatement's effect on total stockholders' equity was a decrease of $1,773,721 to $70,271,253 as of December 31, 1995 and a decrease of $121,154 to
$37,024,601 as of December 31, 1994.

     In addition to the above restatement, the Company also reclassified certain landfill cell development costs which were previously reflected as a component of prepaid expenses into land, landfill site and improvements. Such amounts were $4,420,587 and $3,763,908 as of December 31, 1995 and 1994.

OPERATIONS

     The Company provides integrated solid waste management services to residential, commercial and industrial customers concentrated primarily in the eastern half of the United States. These services include non-hazardous landfill disposal, solid waste collection, transfer station operations and recycling programs. The Company also provides solid waste management services in Costa Rica.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

     The Company conducts its domestic solid waste operations in Indiana, Michigan, Missouri, Illinois, Kentucky, Tennessee, South Carolina, Mississippi and West Virginia. The Company operates primarily in smaller metropolitan markets and in rural areas, although some sites are economically accessible from Chicago and other large cities. At December 31, 1995, the Company owned and operated a total of nine landfills, eight waste collection operations, thirteen transfer stations and three municipal recycling facilities.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

CASH EQUIVALENTS

     The Company considers those investments which are highly liquid in nature and have an original maturity of three months or less at the date of purchase to be cash equivalents.

REVENUE AND RECEIVABLES

     The Company recognizes revenue upon receipt of waste at the Company's facilities. Landfill revenues are reported net of certain governmental taxes which are collected from customers and remitted to the governments primarily to assure proper closure and post-closure of the landfill sites. The Company grants credit to the majority of its customers on terms which range from fifteen to forty days. Potential loss amounts associated with the granting of credit are included in management's estimate of the allowance for doubtful accounts. It is not the policy of the Company to require collateral from its customers in order to obtain credit.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed on a straight-line basis over the estimated useful lives as follows:

                                                                              ESTIMATED
                              ASSET DESCRIPTION                              USEFUL LIVES
    ----------------------------------------------------------------------  --------------
    Buildings and improvements............................................   19 to 32 Yrs.
    Vehicles and equipment................................................    2 to 12 Yrs.
    Office furniture and equipment........................................     5 to 7 Yrs.

     Repairs and maintenance costs are expensed as incurred, while major renewals and betterments are capitalized. Repair and maintenance costs in 1995, 1994 and 1993 were $2,091,625, $1,046,946 and $569,480, respectively. Gains or losses on retirements and disposals of property and equipment are reflected in current operations.

     Landfill sites represent costs to develop individual landfill cells for usage which are capitalized as incurred and are amortized as the airspace in each cell is consumed. Fully amortized cells are written off in the period in which the cell accepts its last receipt of waste. Landfill site improvement costs include design, licensing and construction costs necessary to make the cell ready for receipt of waste. Pursuant to current Subtitle D Regulations which govern the construction of landfills, such costs, and their related amortization, continue to grow. Interest costs are also capitalized while development activities are undertaken to prepare cells for their intended use. Interest costs capitalized in 1995, 1994 and 1993 were $457,250, $224,345 and $114,240, respectively.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

EXCESS COST OVER THE FAIR VALUE OF NET ASSETS ACQUIRED

     The excess cost over the fair value of net assets acquired ("goodwill") is amortized on a straight-line basis over twenty-five to thirty years. Such costs are reflected net of accumulated amortization of $1,395,054 and $831,642 at December 31, 1995 and 1994, respectively. Amortization expense was $563,412, $317,026 and $255,428 in 1995, 1994 and 1993, respectively. Should events or circumstances occur subsequent to the acquisition of a business which bring into question the realizable value or impairment of the related goodwill, the Company will evaluate the remaining useful life and balance of goodwill and make appropriate adjustments. The Company's principal considerations in determining impairment include the strategic benefit to the Company of the particular business and the current and expected future operating income levels of that particular business.

AGREEMENTS NOT TO COMPETE

     Agreements not to compete represent the cost of obtaining such agreements pursuant to various business acquisitions. Such costs are amortized over the term of the related agreement, typically five to ten years. Some such terms do not commence until after certain consulting arrangements have terminated. Such costs are reflected net of amortization of $250,758 and $204,205 at December 31, 1995 and 1994, respectively. Amortization expense in 1995, 1994 and 1993 was $55,248, $57,899 and $64,674, respectively.

LANDFILL CLOSURE COSTS

     It is the policy of the Company to accrue the estimated landfill closure and post-closure maintenance costs expected to be incurred upon and subsequent to the closing of existing operating landfill areas ratably in relation to the airspace consumed. Such costs will principally include costs for the final cap and cover of the landfill area, management of leachate, groundwater monitoring and general area maintenance.

     The Company constructs landfill cells with an average useful disposal life of two to three years. This construction policy usually results in partial or total cell closure within two to five years of a cell first accepting waste. Closure requirements and post-closure care requirements are governed by various state regulatory agencies and are typically a component of the landfill's operating permit. All of the Company's operating landfills are required to provide 30 years of post-closure care. Closure costs are determined by many factors including total acreage to be closed, composition of the closure cap, on-site availability of materials and others. While management estimates such future costs for each landfill site, such estimates of the amount and timing of such costs are fixed or reliably determinable. Accordingly, the Company's estimate of these costs in current dollars is inflated at a rate of 4% until the expected time of payment and then discounted to present value at 8%.

     The Company provides for such discounted costs ratably as the airspace in each cell is consumed. The resulting accrued landfill closure costs are not reduced by funds set aside by the Company, either voluntarily or by statute, to pay for such costs. Such funding, if appropriate, is recorded as a long-term asset. Had the Company not discounted this liability, the amounts recorded would have been increased by approximately $12.8 million as of December 31, 1995. Total estimated closure and post-closure costs to be spent after December 31, 1995, inflated as described above, are approximately $50.4 million of which approximately $1.6 million, on average, is expected to be expended each year over the next five years.

TRANSLATION OF FOREIGN CURRENCY

     The Company translates the financial statements of its foreign subsidiaries in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation." The cumulative translation adjustment and translation loss were immaterial to the consolidated financial statements.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

LAND PURCHASE OPTION

     The $1,000,000 land purchase option is an option to purchase 200 acres of land adjacent to the Company's Forest Lawn Landfill in Three Oaks, Michigan. Forty acres of the 200 acres have already been approved by Berrien County for landfill use and 110 acres have been similarly approved for composting of waste and various other related activities. The expiration date of the option is October 16, 2000. The option must be exercised prior to the expiration date or the date on which the 40 acres of the 200 acres is licensed by the State of Michigan to receive solid waste for disposal, whichever occurs first. The exercise price of this option is $4,250,000.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

     SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" was issued in March 1995 and is to be adopted by the Company in 1996. This new pronouncement establishes standards on when to review long-lived assets and certain identifiable intangible assets for impairment and how to measure that impairment. Management has not determined the impact, if any, that adoption of this standard will have on the Company's financial position or results of operations.

     SFAS No. 123, "Accounting for Stock-Based Compensation" was issued in October 1995 and is to be adopted by the Company in 1996. This new pronouncement establishes financial accounting and reporting standards for stock-based employee compensation plans and requires a fair value based method to determine the compensation cost of such plans. Management has not determined if the Company will adopt the accounting method prescribed by the new standard or if it will, as allowed by the standard, only provide supplemental pro forma disclosure of the effect of such adoption. Management has not determined the effect of adopting the prescribed accounting on the Company's financial position or results of operations.

RECLASSIFICATIONS

     Certain amounts in previously issued financial statements have been reclassified to conform to 1995 classifications.

3.  BUSINESS COMBINATIONS

     In January 1993, the Company purchased a landfill disposal business from a current stockholder and Chairman of the Company's Board of Directors, Thomas A. Volini, for one Share and the assumption of $214,000 notes payable by Mr. Volini to the previous business owner.

     On September 9, 1993, the Company completed the Finet Acquisition. Finet issued 3,660,050 Shares in exchange for all of Former Continental's issued and outstanding common shares, 72,107 Shares in exchange for certain Former Continental Series A preferred shares and 196,708 Shares and a cash payment of $44,620 as payment of accrued dividends on Former Continental Series A preferred shares and indebtedness to certain stockholders. Finet sold 25,000 Shares for $.0006 per share and issued 425,200 Series A preferred shares and 118,950 Series B preferred shares in exchange for certain issued and outstanding Former Continental Series A and Series B preferred shares.

     Former Continental common shares were converted into Finet common shares at a 1 for 4.458705 per share conversion rate. Former Continental Series A preferred stock was converted into Finet Series A

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES preferred stock at a 1 for 2.675223 per share conversion rate. Former Continental Series B preferred stock was converted into Finet Series B preferred stock on a 1 for 1 basis.

     In July 1994, the Company acquired approximately 73% of the issued and outstanding stock of Victory Waste Incorporated ("Victory") for 831,425 Shares. Since July 1994, the Company has issued 482,854 Shares and $948,482 in cash to acquire the remaining interest in Victory and its subsidiary.

     In conjunction with the Victory acquisition, two former directors and officers of Victory entered into employment agreements with the Company which included a provision for payment in Shares contingent upon the net income of Victory for the year ended December 31, 1995. Based on such income, management estimates the Company will issue 22,740 Shares to each officer. Such Shares are reflected as outstanding as of December 31, 1995. Such deemed issuance increased general and administrative expenses by $529,000. The officers will also receive 52,778 Shares each if certain permits are issued for a certain landfill.

     These employment agreements also provided for the annual issuance of stock options with an aggregate fair market value of $2,520,000. As these options were contractually issuable, the Company recorded prepaid compensation costs for their full value and an increase to additional paid-in capital as of the acquisition date. The prepaid compensation costs were to be amortized ratably over the five-year term of the employment agreements. In June 1995, $504,000 of such value was granted in the form of stock options. On December 31, 1995, both employees terminated their agreements with the Company each in exchange for $600,000 of cash paid in January 1996 and a $500,000 non-interest bearing note due in two installments maturing in January 1997 and 1998. The termination of these agreements prompted the Company to close its administrative office in Indianapolis, Indiana, and to write-off certain related Victory contracts as described in Note 4 -- Office Closing Charge. Due to the cancellation of the employment agreements under which the aforementioned stock options were to be issued, the Company included the unissued value of such options as an offset to the office closing charge and fully expensed the $1,764,000 unamortized balance of the prepaid compensation costs in such charge.

     In August 1994, for $700,000, the Company purchased the only privately-owned, non-hazardous waste landfill operation in Costa Rica. The definitive agreements provide for the assumption of the residential and commercial collection contracts of certain cities. The Company paid half of the purchase price during the first year following the acquisition with the remainder payable over a seven year period in equal quarterly payments without interest.

     From January 1, 1995 to August 15, 1995, the Company expanded its operations through the acquisition of six businesses engaged in waste management operations. The aggregate of these business acquisitions was significant to the Company. These entities included ASCO Sanitation, Inc., Larry's Disposal, Inc., Terre Haute Recycling, Inc., Gilliam Sanitation, Inc./Gilliam Transfer, Inc., Anderson Refuse Company, Inc./M.V. Dulworth, and a 72% interest in Procesa Continental S.A., de C.V. The aggregate purchase price of these businesses was $8.9 million, plus the assumption or refinancing of $2.1 million of debt and $0.6 million of future contingent payments. The purchase prices were paid by issuing 164,846 Shares with a market value of $1.1 million at the time of issuance, paying $5.8 million of cash obtained from the Company's $45 million credit facility (the "Credit Facility") and issuing $2.0 million of notes payable to the sellers.

     In October 1995, the Company purchased, through one of its subsidiaries, a sanitary landfill in Richland County, South Carolina ("Richland"). The acquiring subsidiary, which is 85% owned by the Company, was organized recently to make acquisitions of landfills and related solid waste management operations and to pursue privatization and public-private partnership opportunities in the Southeastern United States. The Company has an option to acquire the remaining 15% of the subsidiary for approximately $2.4 million of common stock of the Company. The Company, on behalf of its subsidiary, paid $2.4 million in cash and notes, and assumed $1.1 million of debt for Richland. As a condition of the landfill purchase, a South Carolina collection company has entered into, among other things, a 10-year put-or-pay disposal contract with the

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

Company to provide a minimum of 300 tons of waste per day, and a 120-day disposal contract for 500 tons of waste per day, with a right of first refusal to the Company for a long-term extension.

     The following table summarizes the pro forma operating results in 1994 and 1993 as if Victory had been acquired as of the beginning of the applicable year (and as if Victory acquired G.E.M. Environmental Management, Inc. ("GEM") and GEM acquired several businesses as of January 1, 1993), and the pro forma operating results in 1995 and 1994 as if the 1995 business acquisitions (including the acquisition of the minority interests in Victory and GEM and excluding Richland) occurred on January 1, 1994.

                                                         1995          1994          1993
                                                      -----------   -----------   -----------
    Pro forma revenue...............................  $54,167,940   $46,866,140   $28,913,757
                                                      ===========   ===========   ===========
    Pro forma income before extraordinary gain......  $ 2,877,875   $ 2,461,386   $   577,890
                                                      ===========   ===========   ===========
    Pro forma net income............................  $ 2,877,875   $ 2,818,106   $   577,890
                                                      ===========   ===========   ===========
    Pro forma primary earnings per share before
      extraordinary gain............................  $      0.24   $      0.36   $      0.08
                                                      ===========   ===========   ===========
    Pro forma fully diluted earnings per share
      before extraordinary gain.....................  $      0.24   $      0.33   $      0.08
                                                      ===========   ===========   ===========

     The pro forma operating results include each acquiree's pre-acquisition results of operations for the indicated years with adjustments to reflect amortization of goodwill, additional depreciation on the increases to the fair market value of fixed assets, interest expense on the acquisition borrowings, the effect of income taxes thereon and the issuance of Shares in such acquisitions. The pro forma information given above does not purport to be indicative of the results that actually would have been obtained if the operations were combined during the periods presented and is not intended to be a projection of future results or trends.

     Excluding the acquisitions described above, the Company also acquired in 1994 and 1993 the common stock, net assets (consisting primarily of hauling equipment) or customer routes of various independent hauling operations for cash, notes and Shares. The effect on consolidated operating results and financial condition from these acquisitions was not material.

     All of the above acquisitions were accounted for as purchases and, accordingly, the purchase price, in some cases based on the estimated market value of the Shares issued as consideration, was allocated to the related assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. Those estimated fair values have been adjusted as of December 31, 1995. Future adjustments, if any, as a result of pending analyses of certain judgmental reserves and functionality of certain equipment will be made prior to the one year anniversary of the related acquisition and are not expected to be material. Operating results of acquired businesses have been included in the consolidated financial statements from the date of acquisition.

     In March 1996, the Company purchased two construction and demolition landfills in central Florida for approximately $5.3 million.

     In March 1996, the Company sold its 72% interest in Procesa Continental S.A. de C.V., which encompassed all of the Company's Mexico City operations, for approximately $2.6 million in cash.

4.  OFFICE CLOSING CHARGE

     Concurrent with the termination of the two officers' employment agreements, the Company closed its Victory headquarters in Indianapolis, Indiana and recorded a related $3,264,000 pretax charge for such closing. The major components of the charge include approximately (i) $2,237,000 of severance package costs for the two officers (including the write-off of unamortized prepaid compensation costs and net of the reversal of

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES the value of previously recorded stock options to be issued pursuant to the employment agreements), (ii) $917,000 of costs related to future contractual payments to be made under several agreements in place at the time the Company acquired Victory, (iii) $110,000 of the write-off of certain office equipment and (iv) other costs, such as lease obligations and severance pay to office employees, related to the physical closure of the office.

5.  EARNINGS PER SHARE

     Earnings per share information presented herein for 1993 reflect the conversions described in Note 3 related to the Finet Acquisition and for all years reflect the effect of the stock split described in Note 1.

     Earnings per share for the years ended December 31, 1995 and 1994 were computed based on the following weighted average common and common equivalent shares:

                                                                          1995          1994
                                               1995          1994         FULLY        FULLY
                                              PRIMARY      PRIMARY       DILUTED      DILUTED
                                            -----------   ----------   -----------   ----------
    Weighted average common and common
      equivalent shares:
      Shares outstanding..................   11,277,572    6,275,485    11,277,572    6,275,485
      Dilutive stock options, warrants and
         convertible Series A preferred
         stock............................      701,828      530,918       731,735    1,197,605
      Contingent shares and options
         related to the Victory
         acquisition......................           --       51,347       105,556      140,031
                                            -----------   ----------   -----------   ----------
                                             11,979,400    6,857,750    12,114,863    7,613,121
                                            ===========   ==========   ===========   ==========

     Primary earnings per share for the year ended December 31, 1993 was based upon the weighted average number of common and common equivalent shares outstanding during such year and income available to common stockholders. Common equivalent shares for that year resulted from dilutive stock options and warrants. Primary weighted average common and common equivalent shares for the year ended December 31, 1993 was 3,950,085. Income available to common stockholders excludes dividends declared on the Company's preferred stock. No such dividends were declared in 1995 or 1994.

     Fully diluted earnings per share for 1993 are similarly computed but include the dilutive effect of the Company's convertible Series A preferred stock. Fully dilutive weighted average common and common equivalent shares were 4,739,270 for the year ended December 31, 1993. The Series A preferred stock converted into Shares in November 1994.

6.  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The following table reflects the activity of the allowance for doubtful accounts for the years ended December 31, 1995, 1994 and 1993:

                                                              CHARGED TO
                                                   BALANCE    COSTS AND
                                                  BEGINNING    EXPENSE                    BALANCE
                                                   OF YEAR     ACCOUNTS    DEDUCTIONS   END OF YEAR
                                                  ---------   ----------   ----------   -----------
    Year ended December 31, 1995................  $ 360,000    $ 95,000    $  (59,000)   $ 396,000
    Year ended December 31, 1994................  $ 102,000    $368,000    $ (110,000)   $ 360,000
    Year ended December 31, 1993................  $  77,000    $ 50,000    $  (25,000)   $ 102,000

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

7.  ACCRUED LIABILITIES

     Current accrued liabilities as of December 31, 1995 and 1994, consisted of the following:

                                                                       1995         1994
                                                                    ----------   ----------
    Accrued landfill closure costs................................  $1,769,823   $  221,174
    Accrued local landfill taxes..................................     819,866      904,143
    Unearned revenue..............................................   1,507,019      766,423
    Other accrued liabilities.....................................   1,945,969    1,447,108
                                                                    ----------   ----------
                                                                    $6,042,677   $3,338,848
                                                                    ==========   ==========

     Unearned revenue primarily represents quarterly or monthly billings in advance of service.

8.  DEBT

     The $2,117,500 of notes payable as of December 31, 1995, consist of non-interest bearing promissory notes of $1,537,000 (paid on January 1, 1996) to the sellers of three of the 1995 acquired businesses and a $580,500 note due in March 1996 which was assumed in one of the 1995 business acquisitions. This note has an interest rate of 9.75%.

     Long-term debt, including capital lease obligations which are not material, at December 31, 1995 and 1994 consisted of the following:

                                                                     1995          1994
                                                                  -----------   -----------
    Credit Facility.............................................  $16,400,000   $        --
    Notes payable to LaSalle National Bank ("LNB")..............           --     8,843,750
    Notes payable to banks and finance companies................    2,124,370     9,107,310
    Notes payable to individuals and companies..................    4,779,362     7,396,986
                                                                  -----------   -----------
                                                                   23,303,732    25,348,046
              Less current maturities...........................    2,528,741       856,731
                                                                  -----------   -----------
                                                                  $20,774,991   $24,491,315
                                                                  ===========   ===========

     Of the various notes payable to LNB as of December 31, 1994, the proceeds from one such loan were used to retire $3.5 million of notes and accrued interest due to certain individuals at a discount. This early retirement of debt resulted in an extraordinary gain, net of related expenses and income taxes of $356,720. Related to this transaction, the Company also issued warrants to purchase 33,333 shares of common stock currently at a price of $5.40 per share to the note holders. The warrants expire in 1997.

     On March 28, 1995, the Company entered into the Credit Facility with LNB which expires in March 1998. Borrowing under the Credit Facility refinanced certain existing indebtedness and provided additional funds for the operation of the Company. The Credit Facility has been subsequently syndicated to include the Bank of America and the First National Bank of Boston. Borrowings under the Credit Facility bore a weighted average interest rate of 9.18% during 1995 with a weighted average interest rate of 9.05% on outstanding loans as of December 31, 1995.

     The Company deferred approximately $909,000 of costs incurred in obtaining the Credit Facility. Such costs are being amortized over the term of the Facility. Such accumulated amortization was $258,000 as of December 31, 1995.

     In the first quarter of 1996, the Company and the lenders amended the Credit Facility (the "Amended Credit Facility") effective as of January 1, 1996 with covenants effective as of December 31, 1995. The Amended Credit Facility expires in January 1999 and is secured by all corporate assets and a pledge of the

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES stock of all subsidiaries. As amended, each borrowing under the Amended Credit Facility bears interest based on the Company's leverage ratio, as defined, of funded debt to earnings before interest, taxes, depreciation and amortization. If the leverage ratio is 2.0 to 1 or less, then the interest rate is, at the Company's option, prime or LIBOR plus 1.5% and the fee on outstanding letters of credit is .75%. If the leverage ratio falls between 2.01 to 2.5 compared to 1, then the interest rate is prime plus 0.5% or LIBOR plus 1.75% and the fee on outstanding letters of credit is 1.0%. If the leverage ratio falls between 2.51 and 3.0 compared to 1, then the interest rate is prime plus 1.0% or LIBOR plus 2.0% and the fee on outstanding letters of credit is 1.5%. If the leverage ratio is greater than 3.0 to 1, then the interest rate is prime plus 1% or LIBOR plus 2.5% and the fee on outstanding letters of credit is 2.0%. The Amended Credit Facility includes provisions for letters of credit up to $10.0 million. The Company will also pay a 0.5% fee on the average unused portion of the Amended Credit Facility. As of December 31, 1995, $23.6 million of unused credit under this facility remained available.

     Notes payable to banks and finance companies have principal amounts payable monthly through May 1999, bear interest at rates from 4.8% to 26.6% and are secured by certain land and buildings, vehicles, equipment and accounts receivable.

     Notes payable to individuals and companies have principal amounts payable monthly, quarterly, semi-annually and annually through February 2002, bear interest at rates from 0% to 9.75% and are secured by certain land, vehicles and equipment.

     Under the terms of the Amended Credit Facility, the Company is required to meet certain covenants regarding, among other things, financial position and results of operations. Based on the Company's December 31, 1995 financial position and results of operations, the Company was in compliance with such covenants. The terms of the Amended Credit Facility impose restrictions that affect, among other things, the Company's ability to (i) incur additional indebtedness, (ii) create liens on assets, (iii) sell assets, (iv) engage in mergers, acquisitions or consolidations, (v) make investments, (vi) pay dividends or make distributions and (vii) engage in certain transactions with affiliates and subsidiaries.

     The Amended Credit Facility also contains subjective covenants providing that the Company would be in default if, in the judgment of the lenders, there is a material adverse change in the financial condition of the Company. Management is not aware of, nor does it anticipate, any facts, events or occurrences which could reasonably be expected to have a material adverse effect on the operations of the Company that would cause the lenders to demand repayment of the amounts borrowed under the Amended Credit Facility prior to its termination.

     Principal payments on long-term debt, based on scheduled maturities after the amendment described above, are due as follows during the years ending December 31:

    1996....................................................................  $ 2,528,741
    1997....................................................................    2,362,055
    1998....................................................................    1,134,542
    1999....................................................................   16,832,576
    2000....................................................................      231,005
    After 2001..............................................................      214,813
                                                                              -----------
                                                                              $23,303,732
                                                                              ===========

9.  COMMON STOCK

     In June 1993, Former Continental issued 12,988 Shares with an aggregate value of $6,236 in settlement of outstanding liabilities and sold 17,593 Shares to current stockholders for $64,000.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

     On October 12, 1993, as a result of the Finet Acquisition, the Company issued 4,398,310 Shares in replacement of previously outstanding Finet common shares, including the 3,953,865 Shares issued to Former Continental stockholders in the Finet Acquisition. Subsequent to the Finet Acquisition in 1993, an additional 43,217 Shares with an aggregate value of $173,810 were issued as settlement of outstanding liabilities. Pursuant to the 5 for 3 stock split, on December 28, 1995 the Company's authorized Shares were increased to 40,000,000 from 10,000,000 (unadjusted).

     In November 1994, the Company and certain stockholders completed a public offering of 2,556,027 Shares (2,333,333 Shares were sold by the Company and 222,694 Shares were sold by certain stockholders of the Company). The Company received approximately $11.6 million of net proceeds from the sale of which approximately $3.1 million was used to redeem all of the outstanding Series B preferred shares and pay related accrued interest and dividends. The remaining $8.5 million became available for general corporate purposes.

     Concurrent with the public offering, in order to eliminate the accrual of any further dividends on the Series A preferred stock, the Series A preferred stockholders agreed to and have converted the 425,200 Series A preferred shares into 708,667 Shares. The Company, in consideration of the conversion, issued warrants to purchase 71,093 Shares at an exercise price of $5.70 to the holders of the Series A preferred shares. The warrants expire in 1999.

     Had this public offering, the redemption of the Series B preferred shares and payment of related accrued interest and dividends and the conversion of the Series A preferred stock and related issuance of warrants occurred on January 1, 1994, earnings per share after the extraordinary gain in 1994 would have been $0.38. Only the portion of the public offering (605,373 Shares) which was necessary to fund the redemption and related payment was considered for purposes of this pro forma earnings per share disclosure.

     During 1995 and 1994, the Company issued 179,448 Shares and 1,308,203 Shares, respectively, in private placements or in settlement of certain compensation, debt or service fee obligations. The aggregate value of such issuances was $925,301 in 1995 and $4,919,946 in 1994. In 1995, the Company
issued 164,846 Shares as consideration paid in two business acquisitions and an investment purchase with an aggregate value of $1,099,770. In 1994, the Company also issued 72,458 Shares as consideration paid in two business acquisitions with an aggregate value of $314,550. The value of such issuances was determined based on the quoted market price on or near the date of the respective transactions.

     See Note 3 for a description of the Victory Waste acquisition and the resulting 1,314,279 Shares issued at an aggregate value of $6,696,999 over 1995 and 1994.

     In October 1995, the Company and certain of its stockholders completed a public offering of 3,780,680 Shares (3,292,760 Shares were sold by the Company and 487,920 Shares were sold by certain stockholders of the Company). The Company received approximately $30.1 million of net proceeds from the sale. The proceeds were used to reduce the outstanding indebtedness under the Credit Facility which provided the Company with renewed borrowing capacity under the Credit Facility for future acquisitions, capital expenditures and general corporate purposes. Had this public offering and reduction in outstanding indebtedness occurred on January 1, 1995, earnings per share would have been $0.38.

10.  PREFERRED STOCK

     On October 27, 1993, as a result of the Finet Acquisition, the Company authorized 644,200 new shares of preferred stock of which 425,200 of such shares were designated as Series A preferred stock with a par value of $5.64 per share, 119,000 of such shares were designated as Series B preferred stock with a par value of $20.00 per share, and 100,000 of such shares were designated as additional preferred stock with a par value of $.001 per share. The 425,200 shares of Series A preferred stock and 118,950 shares of Series B preferred stock were issued in replacement of the then outstanding shares of Former Continental Series A and Series B preferred stock, respectively. By agreement of the holders of the preferred stock, dividends on such stock had been

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES suspended since April 1, 1993. None of the 100,000 shares of additional preferred stock has been issued as of December 31, 1995.

     In November 1994, all of the Series A preferred stock was converted into Shares and all of the Series B preferred stock, including related accrued interest and dividends, were retired with a portion of the proceeds from the public offering described in Note 9.

11.  STOCK OPTIONS AND WARRANTS

INCENTIVE STOCK OPTIONS

     Prior to June 1995, the Board of Directors adopted a policy of issuing annual stock options to selected employees. The issuance and amount of such stock option grants were reviewed annually by the Board of Directors and such grants were solely in its discretion. Options were granted at an exercise price equal to the then prevailing market value as determined by the Board of Directors. Granted options vest in equal percentages over a three year period commencing on the date of the grant and expire five years from such date. No future options will be granted under this arrangement.

     In June 1995, the Company adopted a 1995 Employee Stock Option Plan (the "1995 Plan") for all officers and employees. The 1995 Plan provides for the granting of options to purchase not more than an aggregate of 166,667 Shares. The 1995 Plan is administered by the Stock Option Committee appointed by the Board of Directors. Upon granting options under the 1995 Plan, the Stock Option Committee, at its discretion, determines the type of option (incentive or non-qualified), the exercise price (not less than 100% of the fair market value for incentive stock options), the vesting period and manner, and the expiration (not to exceed five years from the date of grant) of such option. As of December 31, 1995, no options have been granted under the 1995 Plan.

DIRECTOR STOCK OPTIONS

     Prior to December 31, 1995, the Board of Directors adopted a policy of issuing stock options to certain directors. Granted options vest immediately and expire from 5 to 10 years from date of grant. The options were granted at an exercise price equal to the then prevailing market value as determined by the Board of Directors except for certain issuances in May 1994 which were granted at less than market value and resulted in a $57,150 charge.

     In December 1995, the Company adopted a 1995 Stock Option Plan for Outside Directors (the "Director Plan"). The Director Plan provides for the granting of options to purchase not more than an aggregate of 166,667 Shares. Upon election to the Company's Board of Directors, each new outside director will receive an option to purchase 8,334 Shares. Upon adoption of the Director Plan, all three outside directors received an option to purchase an additional 8,334 Shares. Three days following the date of each Annual Meeting of the Stockholders of the Company, each outside director will receive an option to purchase an additional 8,334 Shares. Options are granted at an exercise price equal to the then prevailing market value. All options vest after one year from the date of grant and expire on the earlier of 10 years from such date or 1 year from the date the director ceases to be an outside director of the Company. As of December 31, 1995, there were 141,665 Shares available under this plan.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

     The following table summarizes certain information regarding stock options during the years ended December 31, 1995, 1994 and 1993:

                                                    EMPLOYEE PLANS               DIRECTOR PLANS
                                              --------------------------   ---------------------------
                                                 SHARES      PRICE RANGE      SHARES      PRICE RANGE
                                              UNDER OPTION    PER SHARE    UNDER OPTION    PER SHARE
                                              ------------   -----------   ------------   ------------
Balance, December 31, 1992..................      31,367           $1.12        2,230            $3.38
  Granted...................................      98,086           $1.34      319,752      $2.36-$3.38
  Cancelled.................................      (2,969)    $1.12-$1.34           --
                                                  ------      ----------      -------       ----------
Balance, December 31, 1993..................     126,484     $1.12-$1.34      321,982      $2.36-$3.38
  Granted...................................      77,340     $4.50-$5.40       25,000            $6.15
  Cancelled.................................      (6,756)    $1.34-$4.50           --
                                                  ------      ----------      -------       ----------
Balance, December 31, 1994..................     197,068     $1.12-$5.40      346,982      $2.36-$6.15
  Granted...................................      25,000           $5.70       25,000           $11.14
  Exercised.................................     (14,842)    $1.12-$1.34           --
  Cancelled.................................      (1,237)    $1.34-$4.50           --
                                                  ------      ----------      -------       ----------
Balance, December 31, 1995..................     205,989     $1.12-$5.70      371,982     $2.36-$11.14
                                                  ======      ==========      =======       ==========
Vested options:
December 31, 1993...........................      54,812                      321,982
                                                  ======                      =======
December 31, 1994...........................     106,760                      346,982
                                                  ======                      =======
December 31, 1995...........................     155,453                      371,982
                                                  ======                      =======

WARRANTS

     In connection with the Finet initial public offering, Finet sold detachable redeemable warrants to purchase up to 333,333 Shares. A majority of those warrants were exercised in the fourth quarter of 1994 or the first quarter of 1995. Remaining warrants have expired.

     Also in connection with the Finet initial public offering, Finet sold to its underwriter, for $20.00, warrants to purchase from Finet an aggregate of 33,333 Shares. These warrants are exercisable at a price of $3.60 per share for a four-year period which commenced in October 1992. During 1995, 26,667 warrants have been exercised into 26,667 Shares. As of December 31, 1995, 6,666 warrants remain outstanding.

     In January 1994, the Company issued warrants to purchase 33,333 Shares at an exercise price of $5.40 per share. See Note 8 for further description. No such warrants have been exercised or cancelled.

     In November 1994, the Company issued warrants to purchase 71,093 Shares at an exercise price of $5.70 per share. See Note 9 for further description. No such warrants have been exercised or cancelled.

     In November 1994, the Company issued warrants to its primary underwriter in connection with the public offering described in Note 9. The warrants allow for the purchase of 83,334 Shares at an exercise price of $7.98 per share and expire in 1999. No such warrants have been exercised or cancelled.

     During 1994, the Company issued warrants to certain officers as consideration for compensatory services, as settlement of outstanding debt and as payment for certain equipment purchases. The warrants issued in 1994 allow for the purchase of an aggregate of 92,593 Shares at an exercise price of $2.36 per share and expire in 1999. Compensation expense of $30,819 and $12,850 was recorded as these warrants vested in 1995 and 1994, respectively. No such warrants have been exercised or cancelled.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

12.  LANDFILL DEVELOPMENT PROJECT

     In March 1994, the Company purchased from WPP Services, Inc. a landfill development project located in Gila Bend, Arizona. This development project currently involves, among other things, various geological studies on the site and work on permitting portions of the site. In connection with this project, the Company has obtained: (i) an option to purchase approximately 1,200 acres of land to construct a solid waste landfill; (ii) an annexation agreement for the option land with the City of Gila Bend; and (iii) a Host Community Agreement with the City of Gila Bend. Upon final permitting of the landfill project, the Company has a put option to sell the project to USA Waste Services, Inc. ("USA") for the sum of $5.0 million plus reimbursement for land purchase costs.

13.  INCOME TAXES

     The Company, except for its two-thirds owned subsidiary, Prichard Landfill Corporation ("Prichard"), reports taxes on a consolidated basis for federal tax purposes and by legal entity for state income tax purposes. Income taxes are provided at statutory rates based on income reported for financial statement purposes. A summary of income tax expense is shown below:

                                                             1995         1994        1993
                                                          ----------   ----------   --------
    Taxes currently payable:
      Federal...........................................  $2,604,903   $1,052,016   $125,884
      State.............................................     748,145      234,239     42,400
    Prepaid and deferred taxes..........................  (1,218,365)     845,404    552,786
                                                          ----------   ----------   --------
                                                          $2,134,683   $2,131,659   $721,070
                                                          ==========   ==========   ========

     The table below reconciles the differences between the statutory federal income tax rate and the Company's effective income tax rate:

                                                             1995         1994        1993
                                                          ----------   ----------   --------
    Statutory federal income tax........................  $1,746,496   $1,657,983   $559,861
    State income taxes, net of the federal income tax
      benefit...........................................     304,088      290,188     76,865
    Nondeductible amortization..........................     146,741       90,331     73,619
    Change in valuation allowance.......................      39,807      (25,020)    47,165
    Others, net.........................................    (102,449)     118,177    (36,440)
                                                          ----------   ----------   --------
    Reported provision for income taxes.................  $2,134,683   $2,131,659   $721,070
                                                          ==========   ==========   ========

     Deferred tax benefits and obligations result from the differences in the timing of the recognition of certain income and expense items for financial and tax accounting purposes. The sources of these differences and the related tax effects were as follows:

                                              DECEMBER 31, 1995           DECEMBER 31, 1994
                                           ------------------------   -------------------------
                                            BENEFITS    OBLIGATIONS    BENEFITS    OBLIGATIONS
                                           ----------   -----------   ----------   ------------
    Property basis differences...........  $       --   $(9,547,449)  $       --   $(10,736,103)
    Reserves for landfill site closure
      costs..............................   1,928,361            --    1,976,134             --
    Office closing charge accrual........     409,365            --           --             --
    Credit carryforwards.................      92,930            --      175,543             --
    Nondeductible bonus accruals.........      68,163            --      136,325             --
    Other nondeductible accruals.........     372,716            --      524,509             --
    Other, net...........................          --      (107,264)      14,539             --
                                           ----------    ----------   ----------     ----------
              Total......................  $2,871,535   $(9,654,713)  $2,827,050   $(10,736,103)
                                           ==========    ==========   ==========     ==========

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

     In the consolidated balance sheets, these deferred benefits and deferred obligations are classified as deferred income tax assets or deferred income tax liabilities based on the classification of the related asset or liability for financial reporting. A deferred tax liability or asset that is not related to an asset or liability for financial reporting, including deferred tax assets related to carryforwards, are classified according to the expected reversal date of the temporary difference. Credit carryforwards primarily consist of net operating losses subject to various limitations under the current tax laws. Credit carryforwards as of December 31, 1995 expire, if unused, in 2008.

     Valuation allowances of $139,094 and $99,287 as of December 31, 1995 and 1994, respectively, have been recorded to offset credit carryforwards and the entire net deferred tax assets related to Prichard. As of December 31, 1995, no other valuation allowances are deemed necessary as management expects to be able to benefit from all other recognizable future tax deductions.

14.  COMMITMENTS AND CONTINGENCIES

     The Company is subject to extensive and evolving environmental and land use laws and regulations which have become increasingly stringent in recent years as a result of greater public interest in protecting the environment. These laws and regulations affect the Company's business in many ways and will continue to impose substantial costs on the Company. Such laws and regulations dictate extensive permitting, landfill design, operation and closure requirements, impose civil or criminal penalties on the Company for violations thereof, impose liability on the Company for environmental damage caused by the Company and in certain circumstances, limit the type, quantity and source of the waste streams that the Company manages. Additionally, any reduction in enforcement or relaxation of environmental regulations could have a material adverse effect on the Company's business and financial condition.

     The Company is sometimes required to post bid and/or performance bonds in connection with contracts or projects with government entities and, to a lesser extent, private sector customers. In addition to bid and performance bond requirements, existing legislation in various jurisdictions requires or will require the posting of substantial bonds or the provision of other financial assurances covering the closure, post-closure monitoring and corrective activities of certain waste disposal facilities. In this respect, the Company has various performance bonds and letters of credit outstanding as of December 31, 1995, aggregating to $6.0 million. These instruments are not reflected in the accompanying consolidated financial statements.

     The Company also maintains five separate escrow funds to accumulate money necessary to pay for estimated future closure and post-closure costs. These funds are reflected as long-term assets on the accompanying consolidated balance sheets. In some cases, a regulatory agency controls the escrow account and will release withdrawals to the Company upon written evidence of permitted closure or post-closure or of expenditures paid in such an effort. In the fourth quarter of 1995, the Company recorded $460,000 of revenue at its Forest Lawn Landfill in Three Oaks, Michigan upon receiving clarification of certain state regulations. The State of Michigan will return to the Company half of the dump taxes collected upon the Company fulfilling all closure and post-closure requirements. These costs were previously subtracted from revenue.

     A local citizens' group has filed objections to issuance of a renewal permit for the Company's United Refuse landfill near Fort Wayne, Indiana. The Company believes the objections are without merit and intends to vigorously defend the permit. However, if the Company is not successful in such defense, it could result in revocation or adverse modification of the permit, and this could have a material adverse effect on the Company's business and financial condition.

     The Company is involved in various legal proceedings and litigation arising in the ordinary course of business. In the opinion of the Company's management and legal counsel, the outcome of such proceedings and litigation will not materially affect the Company's financial position or results of operations.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

     The Company does not carry, and does not expect to carry for the foreseeable future, significant insurance coverage for environmental liability because the Company believes that the cost for such insurance is not economical. Accordingly, if the Company were to incur liability for environmental damage, its financial condition could be materially adversely affected.

     Rental expense amounted to $692,794, $503,005 and $168,325 in 1995, 1994 and 1993, respectively. Future minimum payments under noncancellable leases are less than $250,000 annually. The Company's Union City, Tennessee collection and hauling business property was purchased for $450,000 in April 1995 from Obion Realty, Inc. ("Obion"). The Company leased this property on a month-to-month basis, at the rate of $3,100 per month prior to purchasing it. Obion is owned primarily by certain officers of the Company.

     The Company purchases material from Mid-America Lining Co. which is partially owned by certain officers of the Company. Such purchases aggregated $1,755,091 in 1995 and $391,278 in 1994.

15.  SUPPLEMENTAL CASH FLOWS AND NON-CASH TRANSACTIONS DISCLOSURE

                                                              1995          1994          1993
                                                           -----------   -----------   ----------
Cash paid during year for:
  Interest, net of interest capitalized..................  $ 2,440,379   $ 1,969,891   $1,308,792
  Income taxes...........................................    1,218,011       441,105       46,206
                                                           ===========   ===========   ==========
Business acquisitions and investment (excluding Finet):
  Shares issued..........................................  $ 1,099,770   $ 6,476,049   $       --
  Issuable common stock and options......................           --       550,008           --
  Notes and other payables issued to sellers.............    3,796,240     1,222,500      290,091
  Receivables forgiven...................................           --       100,000           --
  Cash paid..............................................    6,664,520       475,000       81,846
                                                           -----------   -----------   ----------
     Total consideration paid............................   11,560,530     8,823,557      371,937
     Assets received.....................................   17,518,297    33,658,649    1,108,784
                                                           -----------   -----------   ----------
     Liabilities assumed.................................  $ 5,957,767   $24,835,092   $  736,847
                                                           ===========   ===========   ==========
Conversion of Series A preferred stock into shares.......  $        --   $ 2,398,128   $       --
                                                           ===========   ===========   ==========
Shares and warrants issued in settlement of certain
  obligations............................................  $   925,301   $   314,885   $  180,000
                                                           ===========   ===========   ==========
Property received in settlement of accounts receivable...  $        --   $        --   $  716,000
                                                           ===========   ===========   ==========
Finet Acquisition:
  Cash acquired..........................................  $        --   $        --   $  856,212
  Shares issued in replacement of preferred stock........           --            --      243,992
  Shares issued in settlement of amounts due to certain
     stockholders........................................           --            --      750,000
                                                           ===========   ===========   ==========

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

16.  FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

     Unless otherwise indicated below, the fair value of the Company's financial instruments approximates their carrying value. No quoted market values are available unless otherwise indicated.

                                                                    ESTIMATED FAIR
                           DESCRIPTION                               MARKET VALUE    CARRYING VALUE
------------------------------------------------------------------  --------------   --------------
Investment in unaffiliated company................................   $     597,750    $     561,382
Cash held in escrow...............................................       3,749,038        3,749,038
Land purchase option -- Francis Property..........................       1,000,000        1,000,000
Option to acquire remaining 15% of South Carolina subsidiary......              --               --
Notes payable.....................................................      (2,117,500)      (2,117,500)
Long-term debt, with current maturities...........................     (23,303,732)     (23,303,732)

     The estimated fair market value of (i) the investment in unaffiliated company is based on that company's quoted market price per share, (ii) the cash held in interest-bearing escrow accounts is based on current rates of interest available to the Company for similar cash investments on similar terms, (iii) the land purchase option is based on management's estimate of the current value of similar land in similar geographical areas and (iv) debt is based on borrowing rates currently available to the Company for borrowings with similar terms and maturities.

     The option to acquire the remaining 15% of the South Carolina subsidiary was granted to the Company in conjunction with the original formation of such subsidiary. As the option price approximates the value of the remaining 15% interest (estimated by management), no market value is assigned to the option.

17.  SUBSEQUENT EVENT (UNAUDITED)

     During June 1996, the Company entered into an Agreement and Plan of Merger with Republic Industries, Inc. (Republic), pursuant to which the parties will enter into a business combination for which each share of the Company's common stock will be exchanged for 0.8 shares of Republic's common stock. The proposed transaction, which is intended to be accounted for as a pooling-of-interests business combination, is subject to the approval of regulators and Company shareholders and other customary terms and conditions.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                  SEPTEMBER 30,     DECEMBER 31,
                                                                      1996              1995
                                                                  -------------     ------------
                                                                           (UNAUDITED)
                                                                                      (RESTATED-
                                                                                      SEE NOTE 1)
                                             ASSETS
Current assets:
  Cash and cash equivalents.....................................  $   1,601,079     $  3,483,154
  Accounts receivable -- net....................................     11,881,059        8,169,121
  Other current assets..........................................      3,871,616        2,835,588
                                                                   ------------     ------------
          Total current assets..................................     17,353,754       14,487,863
Landfill sites, property and equipment -- net...................    110,029,274       83,081,324
Excess cost over the fair value of net assets acquired -- net...     23,526,951       14,614,475
Other assets....................................................     12,585,432       12,037,669
                                                                   ------------     ------------
          Total assets..........................................  $ 163,495,411     $124,221,331
                                                                   ============     ============
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and current maturities of long-term debt........  $   5,198,782     $  4,646,241
  Accounts payable..............................................      3,089,624        2,543,768
  Other accrued liabilities.....................................     11,945,405        9,287,339
                                                                   ------------     ------------
          Total current liabilities.............................     20,233,811       16,477,348
Long-term debt, less current maturities.........................     45,096,996       20,774,991
Accrued landfill closure costs, less current portion............      7,369,475        6,748,474
Other long-term liabilities.....................................     15,251,684        9,949,265
Stockholders' equity:
  Common stock, $.0006, authorized 40,000,000 shares, 15,428,210 and 14,089,742 shares issued in 1996 and 1995,
     respectively...............................................          9,257            8,454
  Additional paid-in capital....................................     74,808,221       63,063,241
  Retained earnings.............................................      1,198,066        7,671,657
  Treasury stock (79,375 common shares at cost).................       (472,099)        (472,099)
                                                                   ------------     ------------
          Total stockholders' equity............................     75,543,445       70,271,253
                                                                   ------------     ------------
          Total liabilities and stockholders' equity............  $ 163,495,411     $124,221,331
                                                                   ============     ============

     The accompanying Notes to Condensed Consolidated Financial Statements
                 are an integral part of these balance sheets.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                         THREE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                     --------------------------
                                                                         1996          1995
                                                                     ------------   -----------
                                                                            (UNAUDITED)
                                                                                    (RESTATED-
                                                                                    SEE NOTE 1)
Revenue............................................................  $ 20,899,082   $12,964,500
Costs and expenses:
  Operating expenses...............................................    18,027,449     5,974,828
  General and administrative expenses..............................     3,377,587     2,085,693
  Depreciation and amortization....................................     3,045,930     1,807,220
  Special charge...................................................     7,623,124            --
                                                                      -----------   -----------
Income (loss) from operations......................................   (11,175,008)    3,096,759
                                                                      -----------   -----------
Other income (expenses):
  Interest expense.................................................    (1,166,738)     (913,875)
  Other, net.......................................................       779,672        72,653
                                                                      -----------   -----------
     Other income (expenses), net..................................      (387,066)     (841,222)
                                                                      -----------   -----------
Income before income taxes.........................................   (11,562,074)    2,255,537
(Provision) benefit for income taxes...............................     1,946,029      (885,893)
                                                                      -----------   -----------
Net income (loss)..................................................  $ (9,616,045)  $ 1,369,644
                                                                      ===========   ===========
Earnings (loss) per share..........................................  $      (0.63)  $      0.12
                                                                      ===========   ===========

     The accompanying Notes to Condensed Consolidated Financial Statements
                   are an integral part of these statements.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
                                                                            (UNAUDITED)
                                                                                    (RESTATED-
                                                                                    SEE NOTE 1)
Revenue...........................................................  $53,708,980     $33,442,798
Costs and expenses:
  Operating expenses..............................................   36,049,688      15,351,100
  General and administrative expenses.............................    7,489,697       5,586,128
  Depreciation and amortization...................................    8,080,115       4,566,201
  Special charge..................................................    7,623,124              --
                                                                    -----------     -----------
Income (loss) from operations.....................................   (5,533,644)      7,939,369
                                                                    -----------     -----------
Other income (expenses):
  Interest expense................................................   (2,293,831)     (2,126,457)
  Other, net......................................................    1,129,655         (13,005)
                                                                    -----------     -----------
     Other income (expenses), net.................................   (1,164,176)     (2,139,462)
                                                                    -----------     -----------
Income (loss) before income taxes.................................   (6,697,820)      5,799,907
Provision for income taxes........................................     (207,711)     (2,394,206)
                                                                    -----------     -----------
Net income (loss).................................................  $(6,905,531)    $ 3,405,701
                                                                    ===========     ===========
Earnings (loss) per share.........................................  $     (0.45)    $      0.30
                                                                    ===========     ===========

     The accompanying Notes to Condensed Consolidated Financial Statements
                   are an integral part of these statements.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          NINE MONTHS ENDED
                                                                            SEPTEMBER 30,
                                                                      -------------------------
                                                                         1996          1995
                                                                      -----------   -----------
                                                                             (UNAUDITED)
                                                                                     (RESTATED-
                                                                                     SEE NOTE 1)
Cash flows from operating activities:
  Net income (loss).................................................  $(6,905,531)  $ 3,405,701
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation...................................................    7,489,064     4,125,948
     Amortization...................................................      986,659       440,253
     Non-cash components of special charge..........................    6,298,735            --
  Changes in operating assets and liabilities, net of effect of acquired businesses:
     Accounts receivables, net......................................   (1,351,477)   (1,281,920)
     Other current assets...........................................     (523,307)     (261,326)
     Accounts payable...............................................     (327,991)      324,631
     Other current liabilities......................................   (1,559,313)     (674,713)
     Other long-term liabilities....................................    2,810,986        31,413
     Other long-term assets.........................................     (417,316)     (897,088)
                                                                      -----------   -----------
          Net cash provided by operating activities.................    6,500,509     5,212,899
                                                                      -----------   -----------
Cash flows from investing activities:
  Proceeds from sale of Mexico operations...........................    2,574,089            --
  Capital expenditures..............................................  (19,043,729)  (15,412,583)
  Cash paid for businesses, net of cash acquired....................  (11,139,535)   (5,328,309)
  Cash paid for common and preferred stock of minority interest.....           --    (1,219,739)
  Increase in cash held in escrow...................................     (662,080)   (1,901,355)
                                                                      -----------   -----------
          Net cash used in investing activities.....................  (28,271,255)  (23,861,986)
                                                                      -----------   -----------
Cash flows from financing activities:
  Net borrowings under revolving line of credit.....................   22,200,000    41,550,000
  Issuance of long-term debt........................................    4,078,716       262,968
  Payments on long-term debt........................................   (6,991,746)  (24,767,867)
  Deferred financing costs paid.....................................      (90,505)     (607,877)
  Issuance of common stock..........................................       80,930       305,479
  Purchase of treasury stock........................................           --      (365,550)
  Exercise of warrants for common stock.............................      688,997       218,715
  Other.............................................................      (77,721)           --
                                                                      -----------   -----------
          Net cash provided by financing activities.................   19,888,671    16,595,868
                                                                      -----------   -----------
Net decrease in cash and cash equivalents...........................   (1,882,075)   (2,053,219)
Cash and cash equivalents, beginning of year........................    3,483,154     4,677,237
                                                                      -----------   -----------
Cash and cash equivalents, end of period............................  $ 1,601,079   $ 2,624,018
                                                                      ===========   ===========

     The accompanying Notes to Condensed Consolidated Financial Statements
                   are an integral part of these statements.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation (consisting of normal recurring accruals) have been included. Operating results for the three and nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. For further information, refer to the financial statements and footnotes thereto included in Continental Waste Industries, Inc.'s (the "Company") Form 10-KSB for the year ended December 31, 1995.

     On December 28, 1995, the Company effected a 5 for 3 stock split of its common stock (the "Shares"). All common share information has been restated for all periods to reflect the 5 for 3 stock split. The Company's $0.0006 par value common stock is hereinafter referred to as Shares.

     On June 27, 1996, the Company signed a definitive agreement to be acquired by Republic Industries, Inc. ("Republic"). Under the terms of the agreement, each Share of the Company's common stock would be converted into .8 of a share of Republic's common stock.

     The proposed transaction would be accounted for on a pooling of interests basis and is subject to final approval by the stockholders of the Company, the filing and clearance of the Republic registration statement and the Company's related proxy statement by the Securities and Exchange Commission. The Company anticipates that the merger with Republic will be consummated in the fourth quarter of 1996.

     Certain amounts in previously issued financial statements have been reclassified to conform to 1996 classifications.

     The Company's previously filed consolidated balance sheet as of December 31, 1995 and condensed consolidated statements of income and cash flows for the nine months ended September 30, 1995 have been restated herein to reflect certain costs as compensatory rather than as consideration paid in a business combination. The income statement effect of this restatement was as follows:

                                                                FOR THE NINE MONTHS ENDED
                                                                    SEPTEMBER 30, 1995
                                                              -----------------------------
                                                              AS PREVIOUSLY
                                                                  FILED         AS RESTATED
                                                              -------------     -----------
    General and administrative expenses.....................   $ 4,811,381      $5,586,128
    Income from operations..................................     8,714,116       7,939,369
    Net income..............................................     3,858,463       3,405,701
    Earnings per share......................................          0.34            0.30

     The restatement's effect on total stockholders' equity was a decrease of $1,773,721 to $70,271,253 as of December 31, 1995.

     In addition to the above restatement, the Company also reclassified certain landfill cell development costs which were previously reflected as a component of prepaid expenses into land, landfill site and improvements. Such costs were $4,048,465 and $4,420,587 as of September 30, 1996 and December 31, 1995,
respectively.

2.  BUSINESS COMBINATIONS AND DISPOSITIONS

     From January 1, 1995 to August 15,1995, the Company expanded its operations through the acquisition of six businesses engaged in waste management operations. The aggregate of these business acquisitions (the "1995 Acquisitions") was significant to the Company. These entities included ASCO Sanitation, Inc., Larry's

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

Disposal, Inc., Terre Haute Recycling, Inc., Gilliam Sanitation, Inc./Gilliam Transfer, Inc., Anderson Refuse Company, Inc./M.V. Dulworth, and a 72% interest in Procesa Continental S.A., de C.V. The aggregate purchase price of these businesses was $8.9 million, plus the assumption or refinancing of $2.1 million of debt and $0.6 million of future contingent payments. The purchase prices were paid by issuing 164,846 Shares with a market value of $1.1 million at the time of issuance, paying $5.8 million of cash obtained from the Company's credit facility (the "Credit Facility") with LaSalle National Bank ("LNB") and issuing $2.0 million of notes payable to the sellers.

     In October 1995, the Company purchased, through one of its subsidiaries, a sanitary landfill in Richland County, South Carolina ("Richland"). The acquiring subsidiary, which is 85% owned by the Company, was organized recently to make acquisitions of landfills and related solid waste management operations and to pursue privatization and public-private partnership opportunities in the Southeastern United States. The Company has an option to acquire the remaining 15% of the subsidiary for approximately $2.4 million of common stock of the Company. The Company, on behalf of its subsidiary, paid $2.4 million in cash and notes, and assumed $1.1 million of debt for Richland. As a condition of the landfill purchase, a South Carolina collection company has entered into, among other things, a 10-year put-or-pay disposal contract with the Company to provide a minimum of 300 tons of waste per day.

     In March 1996, the Company purchased two construction and demolition landfills in central Florida for approximately $2.1 million in Shares (195,864 Shares) and $2.3 million in cash.

     In March 1996, the Company sold its 72% interest in Procesa Continental S.A., de C.V., which encompassed all of the Company's Mexico City operations, for approximately $2.6 million in cash resulting in a pre-tax gain of approximately $500,000 which was recorded in the first quarter of 1996.

     In March 1996, the Company ceased operations at its West Virginia landfill. The site had been experiencing declining volumes and was not in a position to effectively compete with two Kentucky landfills which were less than 25 miles away. Management began an evaluation of the sale of the assets or the marketing of special waste into the facility to allow for reopening. As a result of the suspension, the Company recorded an approximate $500,000 charge. The charge consisted primarily of costs to place a temporary cap on the active cell and identified severance and miscellaneous costs. During the third quarter of 1996, the Company completed its evaluation and recorded additional charges related to the suspension of this operation. See Note 4 for a description of these additional charges.

     In May 1996, the Company purchased a residential and commercial collection business for $1.2 million in cash, which was combined into the Company's Jamax division in Terre Haute, Indiana.

     On July 1, 1996, the Company completed its acquisition of Statewide Environmental Contractors, Inc. and its affiliated companies, Recycling Industries, Inc. and Lomac Realty (collectively, "Statewide"). These three companies are engaged in the waste management business in central New Jersey. The purchase price of Statewide was $18.6 million and consisted of $7.5 million in cash, 555,512 Shares (valued at $8.1 million based on the quoted market price as of the date of the definitive letter of intent to acquire Statewide) and $3.0 million in notes payable to the sellers. The cash portion of the purchase price was financed from borrowings under the Company's Credit Facility. The total purchase price of Statewide was allocated to various assets and liabilities based on management's best estimate using the latest information as possible. The major categories of the purchase price are as follows:

        Property and equipment..........................................  $12,315,000
        Accounts receivable.............................................    1,546,000
        Goodwill........................................................    8,680,000
        Other insignificant assets......................................    1,030,000
        Accruals........................................................   (4,971,000)
                                                                          -----------
                                                                          $18,600,000
                                                                           ==========

     All of the business acquisitions described above were accounted for under the purchase method.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

     The following summarizes the pro forma operating results of the Company for the nine months ended September 30, 1996 and 1995 as if the 1995 Acquisitions (for 1995) and the Statewide acquisition had occurred at the beginning of the applicable period:

                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                         -----------------
                                                                          1996      1995
                                                                         -------   -------
                                                                            (IN 000'S)
    Pro forma revenue..................................................  $59,799   $49,011
                                                                         =======   =======
    Pro forma net income (loss)........................................  $(7,245)  $ 3,745
                                                                         =======   =======
    Pro forma earnings (loss) per share................................  $ (0.46)  $  0.50
                                                                         =======   =======

     The pro forma operating results include each acquiree's pre-acquisition results of operations for the indicated periods with adjustments to reflect amortization of goodwill, additional depreciation on the increases to the fair market value of fixed assets, interest expense on the acquisition borrowings, the effect of income taxes thereon and the effect of the issuance of Shares. Future adjustments, if any as a result of pending analyses of certain judgmental reserves and functionality of certain equipment, will be made prior to the one year anniversary of the related acquisition and are not expected to be material. Operating results of acquired businesses have been included in the condensed consolidated financial statements from the date of acquisition. The pro forma information given above does not purport to be indicative of the results that actually would have been obtained if the operations were combined during the periods presented and is not intended to be a projection of future results or trends.

     On September 13, 1996, the Company acquired Reliable Disposal, Inc., Reliable Recycle (a partnership) and various properties owned by certain shareholders of Reliable Disposal, Inc. or their wholly-owned partnership (collectively, "Reliable"). All entities and properties of Reliable were commonly owned and integral to the Reliable business. The Company exchanged 457,001 Shares for all of the outstanding shares and interests and for the properties of Reliable. The acquisition was accounted for as a pooling of interests. Accordingly, Continental's historical statement of income for the nine months ended September 30, 1996 includes the operating results of Reliable for the entire nine month period. The acquisition of Reliable was not significant and, as a consequence, prior period financial statements were not restated. Separate financial data of the Company and Reliable for the nine months ended September 30, 1996 are as follows:

                                                                CONTINENTAL   RELIABLE    TOTAL
                                                                -----------   --------   -------
                                                                  (IN 000'S, EXCEPT PER SHARE
                                                                             DATA)
    Revenue...................................................    $48,791      $4,918    $53,709
    Net loss..................................................     (6,880)        (25)    (6,905)
    Loss per share............................................      (0.45)         --      (0.45)

3.  EARNINGS PER SHARE

     Earnings per share for the three and nine months ended September 30, 1996 and 1995 was based on the following:

                                             THREE MONTHS ENDED           NINE MONTHS ENDED
                                          -------------------------   -------------------------
                                            9/30/96       9/30/95       9/30/96       9/30/95
                                          -----------   -----------   -----------   -----------
    Weighted average common and common
      equivalent shares:
      Shares outstanding................   15,297,000    10,612,000    14,819,000    10,462,000
      Dilutive stock options and
         warrants.......................           --       687,000       398,000       751,000
                                          -----------   -----------   -----------   -----------
                                           15,297,000    11,299,000    15,217,000    11,213,000
                                          ===========   ===========   ===========   ===========

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

4.  SPECIAL CHARGE

     The Company recorded a $7.6 million charge during the third quarter of 1996 for costs related to (a) the pending purchase of the Company by Republic, (b) the suspended operations at the Company's West Virginia landfill and (c) an impaired agreement not to compete.

     The costs related to Republic's acquisition of the Company ($1.3 million) primarily relate to obtaining an opinion from the Company's financial advisor regarding the fairness of the consideration offered by Republic for the Company's Shares and various legal, accounting and printing fees incurred in filing the required information regarding the Republic transaction with the Securities and Exchange Commission. In addition to this $1.3 million, the Company expects to incur another $1.1 million in completing the Republic deal in the fourth quarter of 1996. The majority of such additional costs relate to a fee payable at closing to a significant shareholder of the Company for services related to the deal.

     As described in Note 2, during the first quarter of 1996, the Company ceased operations at its West Virginia landfill and began evaluating its options regarding the facility. The evaluation was completed in the third quarter of 1996 after a critical analysis of current and expected future market conditions and various failed attempts to sell the facility. Accordingly, management decided to write-off the Company's investment in the facility which consisted primarily of land, unamortized landfill costs and equipment. Additionally, since a sale was no longer being considered, the Company recorded the full amount of the estimated closure and post-closure costs related to the facility. The total charge related to this matter amounted to $5.3 million.

     The remaining portion of the special charge ($1.0 million) related to the write-off of the unamortized costs of an agreement not to compete entered into with the prior owner of a previously-acquired business. With the acquisitions completed during the third quarter of 1996, the Company believes that any new competition in the area covered by the agreement not to compete is remote.

     Of the $7.6 million charge, $6.3 million represents the non-cash write-off of assets and accrual of closure/post-closure costs. The remaining $1.3 million (the Republic deal costs) have been spent or will be spent as the related invoices become due during the fourth quarter of 1996.

5.  SUPPLEMENTAL CASH FLOWS DISCLOSURE

                                                                          NINE MONTHS ENDED
                                                                            SEPTEMBER 30,
                                                                       ------------------------
                                                                          1996          1995
                                                                       -----------   ----------
Cash paid during the period for:
  Interest, net of interest capitalized..............................  $ 1,684,663   $2,069,170
                                                                       ===========   ==========
  Income taxes.......................................................  $ 2,820,215   $1,233,011
                                                                       ===========   ==========
  Business acquisitions:
     Shares issued...................................................  $10,212,351   $  496,688
     Notes issued to sellers.........................................    3,000,000    2,034,284
     Cash paid.......................................................   11,228,806    5,328,309
                                                                       -----------   ----------
          Total consideration paid...................................   24,441,157    7,859,281
          Assets received............................................   34,149,798   10,789,901
                                                                       -----------   ----------
          Liabilities assumed........................................  $ 9,708,641   $2,930,620
                                                                       ===========   ==========

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

6.  OTHER INFORMATION

     Selected balance sheet account disclosures follow:

                                                                  SEPTEMBER 30,   DECEMBER 31,
                                                                      1996            1995
                                                                  -------------   ------------
    Allowance for doubtful accounts.............................   $  1,102,575   $    396,000
                                                                    ===========    ===========
    Accumulated depreciation and amortization of property and
      equipment.................................................   $ 19,883,121   $ 14,215,696
                                                                    ===========    ===========
    Accumulated amortization of excess cost over the fair value
      of net assets acquired....................................   $  1,898,171   $  1,395,054
                                                                    ===========    ===========

7.  DEBT

     In the first quarter of 1996, the Company and its lenders amended the Credit Facility effective as of January 1, 1996. As amended, each borrowing under the Credit Facility bears interest based on the Company's leverage ratio, as defined, of funded debt to earnings before interest, taxes, depreciation and amortization. If the leverage ratio is 2.0 to 1 or less, then the interest rate is, at the Company's option, prime or LIBOR plus 1.5% and the fee on outstanding letters of credit is .75%. If the leverage ratio falls between 2.01 to 2.5 compared to 1, then the interest rate is prime plus 0.5% or LIBOR plus 1.75% and the fee on outstanding letters of credit is 1.0%. If the leverage ratio falls between 2.51 and 3.0 compared to 1, then the interest rate is prime plus 1.0% or LIBOR plus 2.0% and the fee on outstanding letters of credit is 1.5%. If the leverage ratio is greater than 3.0 to 1, then the interest rate is prime plus 1% or LIBOR plus 2.5% and the fee on outstanding letters of credit is 2.0%. The Company and its lenders amended the Credit Facility again during the second quarter of 1996 to increase the line of credit from $45 million to $70 million. The Credit Facility now expires in June 1999 and is secured by all corporate assets and a pledge of the stock of all subsidiaries. The Credit Facility includes provisions for letters of credit up to $15.0 million. The Company will also pay a 0.5% fee on the average unused portion of the Credit Facility. As of September 30, 1996, $23.3 million of unused credit under this facility remained available. Borrowings under the Credit Facility bore a weighted average interest rate of 7.0% on outstanding loans as of September 30, 1996.

     In April 1996, the Company entered into a $10.0 million facility ("Lease Agreement") with B.A. Leasing and Capital Corporation which has provided funds for capital expenditures. The capital equipment financed must be delivered to and accepted by the Company no later than December 31, 1997. As of September 30, 1996, $6.3 million of unused credit under this facility remained available. Each lease the Company enters into has a term of six years. Such borrowings will bear interest at the prevalent market rates. As of September 30, 1996, the outstanding borrowings bore a weighted average interest rate of 8.51%.

     Under the Credit Facility and the Lease Agreement, the Company is required to meet certain financial covenants. As of September 30, 1996, the Company was in violation of such covenants. LNB and B.A. Leasing and Capital Corporation have issued waivers of non-compliance regarding these covenant violations.

8.  EXCESS COST OVER THE FAIR VALUE OF NET ASSETS ACQUIRED

     Prior to 1996, the excess cost over the fair value of assets acquired ("goodwill") was amortized on a straight-line basis over twenty-five to thirty years. In the first quarter of 1996, the Company changed the amortization period for goodwill generated from all non-landfill acquisitions to 40 years consistent with industry trend and due to the life of operating conditions at such businesses not being dependent on the capacity of available landfill airspace. This change in accounting estimate is applied prospectively from January 1, 1996 for non-landfill acquisitions through that date. The effect of the change in the third quarter and first nine months of 1996 was to decrease amortization expense by approximately $59,000 and $177,000, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Addington Resources, Inc.:

     We have audited the accompanying consolidated balance sheets of Addington Resources, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Addington Resources, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Louisville, Kentucky,
  February 29, 1996.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                           AS OF DECEMBER 31,
                                                                          --------------------
                                                                            1995        1994
                                                                          --------    --------
                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................................  $  3,387    $  2,719
  Short-term investments................................................        --       1,474
  Accounts receivable, net of allowance for doubtful accounts of $1,100
     and $358 for 1995 and 1994, respectively...........................     9,090       7,011
  Prepaid expenses and other............................................     2,626         193
  Deferred tax benefits.................................................       620          --
                                                                          --------    --------
          Total current assets..........................................    15,723      11,397
                                                                          --------    --------
PROPERTY, PLANT AND EQUIPMENT, at cost..................................   119,414      89,537
  Less accumulated depreciation.........................................   (13,667)     (8,020)
                                                                          --------    --------
                                                                           105,747      81,517
                                                                          --------    --------
PROPERTY, PLANT AND EQUIPMENT and other long-term assets of discontinued
  operations, net.......................................................        --      91,490
DEFERRED TAX BENEFITS...................................................     4,922          --
RESTRICTED CASH.........................................................        40       4,348
OTHER...................................................................     1,850       5,569
                                                                          --------    --------
          Total Assets..................................................  $128,282    $194,321
                                                                          ========    ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable......................................................  $  4,743    $  3,183
  Current portion of long-term debt.....................................     1,823         880
  Accrued expenses and other............................................     3,504       5,386
  Net current liabilities of discontinued operations....................        --         689
                                                                          --------    --------
          Total current liabilities.....................................    10,070      10,138
                                                                          --------    --------
NON-CURRENT LIABILITIES:
  Long-term debt, less current portion..................................    14,407      32,767
  Accrued closure and post-closure costs................................     5,168       2,784
  Other long-term liabilities...........................................     7,451       2,981
  Deferred income taxes.................................................        --         566
  Long-term liabilities of discontinued operations......................        --      24,864
                                                                          --------    --------
          Total non-current liabilities.................................    27,026      63,962
                                                                          --------    --------
COMMITMENTS AND CONTINGENCIES (Note 11)
STOCKHOLDERS' EQUITY:
  Common stock, $1.00 par value; 30,000,000 shares authorized,
     16,054,301 shares and 15,852,851 shares outstanding at December 31,
     1995 and 1994, respectively........................................    16,054      15,853
  Paid-in capital.......................................................    85,934      83,789
  Retained earnings.....................................................     2,823      20,579
  Less treasury stock; 1,000,000 shares in 1995, at cost................   (13,625)         --
                                                                          --------    --------
          Total stockholders' equity....................................    91,186     120,221
                                                                          --------    --------
          Total liabilities and stockholders' equity....................  $128,282    $194,321
                                                                          ========    ========

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    YEARS ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                    1995      1994       1993
                                                                  --------   -------   --------

REVENUES........................................................  $ 56,739   $36,057   $ 22,600
COSTS AND EXPENSES:
  Cost of operations............................................    30,574    19,665     10,966
  Provision for asset write-down................................        --       670      5,122
  Depreciation and amortization.................................     7,506     4,133      2,728
  Selling, general and administrative...........................     6,631     7,119      6,503
                                                                  --------   -------   --------
                                                                    44,711    31,587     25,319
                                                                  --------   -------   --------
INCOME (LOSS) FROM OPERATIONS...................................    12,028     4,470     (2,719)
                                                                  --------   -------   --------
INTEREST AND OTHER INCOME (EXPENSE):
  Interest income...............................................       444       772         --
  Interest expense..............................................      (955)     (277)        --
  Other, net....................................................       (17)   (7,775)    (5,790)
                                                                  --------   -------   --------
                                                                      (528)   (7,280)    (5,790)
                                                                  --------   -------   --------
  Income (loss) before income tax provision (benefit)...........    11,500    (2,810)    (8,509)
INCOME TAX PROVISION (BENEFIT)..................................     4,426    (1,124)    (3,233)
                                                                  --------   -------   --------
          Net income (loss) from continuing operations..........     7,074    (1,686)    (5,276)
                                                                  --------   -------   --------
DISCONTINUED OPERATIONS:
  Income (loss) from operations of discontinued segment (less applicable income taxes (benefit) of $1,899, $(2,660) and
     $(3,184) for 1995, 1994 and 1993, respectively)............     5,707    (5,448)   (10,913)
  Loss on disposal of segment (less applicable income tax
     benefit of $10,000)........................................   (30,537)       --         --
                                                                  --------   -------   --------
  Loss from discontinued operations.............................   (24,830)   (5,448)   (10,913)
                                                                  --------   -------   --------
          NET LOSS..............................................  $(17,756)  $(7,134)  $(16,189)
                                                                  ========   =======   ========
EARNINGS PER SHARE:
  Income (loss) from continuing operations......................  $   0.45   $ (0.11)  $  (0.34)
  Income (loss) from discontinued operations....................      0.36     (0.34)     (0.70)
  Loss on disposal of segment...................................     (1.94)       --         --
                                                                  --------   -------   --------
  Net loss per share............................................  $  (1.13)  $ (0.45)  $  (1.04)
                                                                  --------   -------   --------
  Equivalent shares of stock outstanding........................    15,748    15,798     15,563
                                                                  ========   =======   ========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                               (IN THOUSANDS)


                                       COMMON STOCK
                               -----------------------------
                                     SHARES
                               -------------------             PAID-IN   RETAINED   TREASURY
                               AUTHORIZED   ISSUED   AMOUNT    CAPITAL   EARNINGS    STOCK      TOTAL
                               ----------   ------   -------   -------   --------   --------   --------
Balance, December 31, 1992...    30,000     15,241   $15,241   $77,668   $ 43,902   $     --   $136,811
Issuance of common stock upon
  exercise of stock options..        --        434       434     3,877         --         --      4,311
Net loss.....................        --         --        --        --    (16,189)        --    (16,189)
                                 ------     ------   -------   -------   --------   --------   --------
Balance, December 31, 1993...    30,000     15,675   $15,675   $81,545   $ 27,713   $     --   $124,933
Issuance of common stock upon
  exercise of stock options..        --         29        29       312         --         --        341
Issuance of common stock upon
  acquisition of subsidiary..        --        149       149     1,932         --         --      2,081
Net loss.....................        --         --        --        --     (7,134)        --     (7,134)
                                 ------     ------   -------   -------   --------   --------   --------
Balance, December 31, 1994...    30,000     15,853   $15,853   $83,789   $ 20,579   $     --   $120,221
Issuance of common stock upon
  exercise of stock options..        --         75        75       645         --         --        720
Issuance of common stock upon
  exercise of stock grants...        --        126       126     1,500         --         --      1,626
Treasury stock received upon
  disposal of subsidiary.....        --         --        --        --         --    (13,625)   (13,625)
Net loss.....................        --         --        --        --    (17,756)        --    (17,756)
                                 ------     ------   -------   -------   --------   --------   --------
Balance, December 31, 1995...    30,000     16,054   $16,054   $85,934   $  2,823   $(13,625)  $ 91,186
                                 ======     ======   =======   =======   ========   ========   ========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                    YEARS ENDED DECEMBER 31,
                                                                 ------------------------------
                                                                   1995       1994       1993
                                                                 --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.....................................................  $(17,756)  $ (7,134)  $(16,189)
                                                                 --------   --------   --------
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation..............................................    11,178      7,535     28,469
     Amortization..............................................       886      1,398      2,089
     Loss (gain) on sale of assets.............................       544       (166)      (630)
     Asset write-downs.........................................        --     10,495     19,111
     (Gain) loss on sale of subsidiaries.......................        --      6,157         --
     Loss on disposal of  discontinued operations..............    30,537         --         --
  Change in assets and liabilities, net of effects from
     acquisitions and disposals --
     (Increase) decrease in --
       Cash held for disposal..................................       (91)        --       (103)
       Accounts receivable.....................................      (867)   (11,466)   (11,899)
       Inventories.............................................      (489)       379     (6,358)
       Prepaid expenses and other..............................    (2,331)     4,053     (5,271)
       Deferred income taxes...................................    (6,200)    (3,149)    (4,510)
       Other assets............................................    (1,297)    (2,656)       560
     Increase (decrease) in --
       Accounts payable........................................     5,891      8,291      5,406
       Accrued expenses and other liabilities..................    11,465    (15,371)    12,081
                                                                 --------   --------   --------
          Total adjustments....................................    49,226      5,500     38,945
                                                                 --------   --------   --------
          Net cash provided by (used in) operating activities..    31,470     (1,634)    22,756
                                                                 --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets, net of disposal costs..........    10,017      1,120      3,846
  Proceeds from sale of discontinued operations, net of
     disposal costs............................................    34,286    181,641         --
     (Increase) decrease in --
       Other assets............................................     4,308     (4,000)        --
       Short-term investments..................................    (2,426)    (8,474)        --
       Advance royalties.......................................     1,134         --         --
  Additions to property, plant and equipment...................   (56,819)   (63,158)   (51,245)
  Acquisition of environmental companies, net of cash
     acquired..................................................        --     (1,863)        --
                                                                 --------   --------   --------
          Net cash (used in) provided by investing activities..    (9,500)   105,266    (47,399)
                                                                 --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of long-term debt...................................    16,676     27,620     10,388
  Repayments of long-term debt.................................   (36,773)    (3,743)    (7,147)
  Repayments on revolving line of credit.......................    (2,400)    (8,321)    (1,593)
  Retirements of senior secured notes, including
     redemption premium........................................        --   (129,287)        --
  Issuance of common stock.....................................       720        341      4,311
  Financing costs incurred.....................................      (275)      (517)      (527)
                                                                 --------   --------   --------
          Net cash provided by (used in) financing
            activities.........................................   (22,052)  (113,907)     5,432
                                                                 --------   --------   --------
          Decrease in discontinued operations'
            cash and cash equivalents..........................       750     12,195     19,676
                                                                 --------   --------   --------
          Net increase in cash and cash equivalents............       668      1,920        465
CASH AND CASH EQUIVALENTS, beginning of year...................     2,719        799        334
                                                                 --------   --------   --------
CASH AND CASH EQUIVALENTS, end of year.........................  $  3,387   $  2,719   $    799
                                                                 ========   ========   ========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. FINANCIAL STATEMENT PRESENTATION AND PREPARATION

     The accompanying consolidated financial statements as of December 31, 1995, 1994 and 1993 include the accounts of Addington Resources, Inc. (the Company) and its wholly-owned subsidiary, Addington Holding Company, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications have been made in the accompanying financial statements to amounts as previously reported that relate to the presentation of results of operations and cash flows for continuing and discontinued operations, respectively. In addition, certain
1994 and 1993 amounts have been reclassified to conform to 1995 presentation with no effect on net loss.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

B. COMPANY ENVIRONMENT AND RISKS

     The Company's continuing operations are within one segment (Environmental) and consist of providing waste collection services to residential and commercial customers and operating landfills for waste disposal. The majority of these operations (and revenues) are located in the Southeastern United States (U.S.), with emphasis in Kentucky and North Carolina.

     The environmental industry exposes the Company to a number of risks including: the possibility of the termination of waste service agreements, fluctuating market and competitive conditions, changing governmental regulations, loss of key employees and the ability of the Company to obtain the necessary permits to construct, expand and operate its landfills.

     The Company recognizes revenue for its waste collection services as such services are provided. Services are generally billed in advance and are recorded as deferred revenues until services are performed. Revenues for the Company's landfills are recognized as waste is received.

     The Company grants credit to its customers based on their creditworthiness and generally does not secure collateral for its receivables.

C. DEPRECIATION AND AMORTIZATION

     Property, plant and equipment are stated at cost. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to operations as incurred. Depreciation and amortization are provided using either the straight-line or units produced or consumed methods. The following estimated useful lives are used under the straight-line method:

                                                                               YEARS
                                                                               -----
        Buildings and improvements...........................................  10-20
        Machinery and transportation equipment...............................   3-15
        Furniture, fixtures and office equipment.............................   5-10

     Capitalized landfill development costs (included in Property, Plant and Equipment) are amortized as permitted airspace of the landfill or the related cell, as applicable, is consumed. Units-of-consumption amortization rates applicable to each of the Company's operating landfills are determined annually. The rates are based on estimates made by Company and independent engineers, considering the information provided by aerial surveys which are generally performed annually.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

     Financing costs (included in Other Assets) are being amortized using the straight-line method, over the life of the related debt, which approximates the effective interest rate method.

     Intangible assets (included in Other Assets) primarily consist of customer lists and covenants not to compete. These assets are amortized over their estimated useful lives, usually no longer than twenty years and five years, respectively, using the straight-line method.

D. RESTRICTED CASH

     The Company sometimes pays amounts into escrow as required under state regulations related to closure and post-closure costs of its landfills. The Company also issues letters of credit as an alternative for securing funding for the closure and post-closure costs relating to its landfills. During 1995, the Company issued letters of credit in exchange for reducing or eliminating virtually all of its escrow accounts.

E. ASSETS HELD FOR SALE (INCLUDED IN OTHER ASSETS)

     Assets held for sale at December 31, 1994 represented the Company's corporate jet. The net book value of the corporate jet approximated $3,200 as of December 31, 1994. During 1995, the Company sold the corporate jet for $4,125.

F. NET INCOME (LOSS) PER SHARE

     Net income (loss) per share is based on the weighted average number of common shares and common equivalent shares outstanding, as applicable, using the treasury stock method during the periods. The dilutive effect between primary and fully-dilutive earning per share is less than 3% or is anti-dilutive for all periods presented and is therefore not disclosed in the accompanying statements of operations.

G. STATEMENTS OF CASH FLOWS

     For purposes of the statements of cash flows, the Company considers investments having maturities of three months or less at the time of purchase to be cash equivalents.

     The cash amounts of interest and income taxes paid by the Company in 1995, 1994 and 1993 are as follows:

                                                                   1995     1994     1993
                                                                  ------   ------   -------
    Interest, net of amounts capitalized of $2,012, $1,464 and
      $2,111....................................................  $  782   $2,156   $16,434
    Income taxes................................................   1,222      785     2,281

     As discussed in Note 3b, during 1995 the Company sold all of its citrus properties in exchange for 1,000 shares of common stock of the Company, valued at $13,625. This non-cash activity has been excluded from the 1995 statement of cash flows.

     During 1995, the Company issued 126 shares of common stock upon the exercise, by their employees, of stock grants (Note 12). This non-cash activity has been excluded from the 1995 statement of cash flows.

     During 1995, 1994 and 1993, the Company acquired certain assets, primarily property, plant and equipment, by assuming liabilities, primarily notes and other payables, issuing common stock, and making cash payments. The non-cash portions of approximately $7,947, $4,440 and $14,788 for the years ended December 31, 1995, 1994 and 1993, respectively, have been excluded from the statements of cash flows.

     During 1994, the Company wrote off certain assets of approximately
$10,275 against previously established contingency reserves and other accruals recorded in connection with the Company's de-emphasis on its mining operations. Such non-cash activity has been excluded from the 1994 Statement of Cash Flows.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

H. LANDFILL CLOSURE COST

     The Company estimates its future cost requirements for closure and post-closure monitoring and maintenance for solid waste operating landfills based on its interpretation of the technical standards of the U.S. Environmental Protection Agency's Subtitle D regulations and the proposed air emissions standards under the Clean Air Act as they are being applied on a state-by-state basis. Closure and post-closure monitoring and maintenance costs represent the cash expenditures yet to be incurred when a landfill facility ceases to accept waste and closes. Accruals for closure and post-closure monitoring and maintenance requirements consider final capping of the site, site inspections, groundwater monitoring, leachate management, methane gas control and recovery, and operation and maintenance costs to be incurred during the period after the facility closes. The Company provides accruals for these costs as the remaining permitted airspace of such facilities is consumed. Engineering reviews of the future cost requirements for closure and post-closure monitoring and maintenance for the Company's operating landfills are performed at least annually. These engineering reviews are the basis upon which the Company's estimates of these future costs and the related accrual rates are revised. Though it is not expected to be significant, these estimates could change over the life of the landfill based upon these engineering reviews.

I. INCOME TAXES

     Deferred income taxes are recorded based upon temporary differences between the financial statement and tax bases of assets and liabilities and net operating loss carryforwards and tax credits available for income tax purposes.

2. DISCONTINUED OPERATIONS

     During the third quarter of 1995, the Company implemented a formal plan to dispose of all of its non-environmental operations. These discontinued operations consisted primarily of the following: coal mining, mining equipment manufacturing and licensing, citrus properties in Belize, precious and industrial metals mining and incidental limestone properties. Accordingly, the Company's continuing operations are comprised of integrated solid waste management, which includes landfill operations and waste collection and recycling services. The Company initially recorded a loss on the disposal of the discontinued operations of approximately $30,500 (net of income tax benefits of approximately $10,000) which represents the estimated loss on the disposal of the non-environmental operations and a provision of approximately $2,000 for expected operating losses through the final disposition of such operations.

     Upon ultimate disposal of its discontinued operations, the Company determined its initial estimates did not require adjustment.

     As discussed in Note 3, as of December 31, 1995, the Company has sold all of its subsidiaries included in discontinued operations, hence fully disposing of all non-environmental operations. The recorded transactions reflect the disposal of all of the Company's non-environmental segments and, accordingly, the operating results of these segments have been classified as discontinued operations for all periods presented in the

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES accompanying consolidated financial statements. Operating results from the discontinued operations for the years ended December 31, were as follows:

                                                               1995       1994       1993
                                                             --------   --------   --------
    Operating revenues.....................................  $105,056   $115,099   $359,218
                                                             --------   --------   --------
    Income (loss) before income taxes......................     7,606     (8,108)   (14,097)
    Income tax provision (benefit).........................     1,899     (2,660)    (3,184)
                                                             --------   --------   --------
    Income (loss) from discontinued operations.............  $  5,707   $ (5,448)  $(10,913)
                                                             --------   --------   --------

     Included in income from discontinued operations for 1995 is approximately $14,000 of revenue and $13,000 of pre-tax income from the sale of the Company's mining technology patent rights in Australia, offset by a $5,300 disposal loss accrual recorded for Addwest Minerals.

     Included in the loss from discontinued operations in 1994 are the following pretax items: $6,157 loss on disposal in connection with Pittston Minerals Group, Inc. (Pittston) (Note 3e) and $3,400 loss on limestone project.

     Included in the loss from discontinued operations in 1993 are the following pretax items: $9,384 loss on sulfur project and $4,050 loss on litigation settlements.

     Most of the Company's revenues from discontinued operations have been generated under long-term coal sales contracts with electric utilities or other coal-related organizations located in the Eastern U.S. Revenues are recognized on coal sales in accordance with the sales agreement, which is usually when the coal is shipped to the customer.

     The discontinued operations leased various machinery and equipment. Lease expense for the discontinued operations was $678, $7,183 and $26,422 for 1995, 1994 and 1993, respectively.

     The assets and liabilities of the discontinued operations have been reclassified in the accompanying consolidated balance sheets from the historical classification in order to separately identify them as net assets of discontinued operations. These net assets consist primarily of net working capital, tangible and intangible noncurrent assets and other long-term liabilities.

3. SALE OF SUBSIDIARIES (INCLUDED IN DISCONTINUED OPERATIONS)

A. COAL MINING, MINING EQUIPMENT MANUFACTURING AND LICENSING

     On September 22, 1995, in a related party transaction, the Company entered into a stock purchase agreement with Addington Enterprises, Inc. (a company f/k/a Addington Acquisition Company, Inc., owned by Larry Addington, Robert Addington and Bruce Addington; collectively, the Addington Brothers) whereby the Company would receive $30,000, subject to a working capital adjustment, in exchange for all the issued and outstanding shares of common stock of its subsidiaries, Addington Mining, Inc., Mining Technologies, Inc., Addwest Mining, Inc. and Addington Coal Holding, Inc. This agreement closed on November 2, 1995, at which time the proceeds received were used by the Company to pay down its revolving line of credit. In addition, the Company retained the right to receive certain contingent payments due under the Company's technology sale to BHP Australia Coal Pty. Ltd. (Note 4). As of December 31, 1995, the Company estimates such payments may aggregate $3,000.

     Included in the transaction described above and pursuant to an option agreement dated August 4, 1995, the Company sold to the Addington Brothers all the issued and outstanding shares of common stock of its subsidiary, Tennessee Mining, Inc. According to the terms of the option agreement, the Addington Brothers will pay the Company a royalty based on tons of coal delivered under a certain coal sales contract, up to a

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES maximum aggregate royalty of $12,500. The Company had not received any payments from the Addington Brothers under this agreement as of December 31, 1995. Due to contingencies, no receivable for this royalty has been recorded.

B. CITRUS PROPERTIES

     On September 22, 1995, in a related party transaction, the Company entered into an agreement to sell all of the issued and outstanding shares of common stock of its subsidiary, Belize River Fruit Co., to Larry and Bruce Addington in exchange for 1,000 shares of common stock of the Company owned by Larry and Bruce Addington. This transaction was consummated on November 2, 1995, at which time the Company acquired the 1,000 shares valued at $13,625 (based on quoted share market price) and recorded them, at cost, as treasury stock. The Company retained no obligations in connection with the sale and has fully divested its investment in citrus operations.

C. ADDWEST MINERALS, INC.

     Addwest Minerals, Inc. (Addwest), a wholly-owned subsidiary of the Company, was organized to mine, extract and market precious and industrial metals. On November 1, 1995, the Company entered into a letter agreement, which was later finalized as a Stock Purchase Agreement (the Agreement), that provided for the sale to an unrelated party of all the capital stock of Addwest. On December 29, 1995, the Company consummated the Agreement to dispose of Addwest.

     The terms of the Agreement required the Company to contribute additional capital to Addwest in an amount sufficient to pay substantially all existing liabilities of Addwest through the date of the Agreement, with the exception of the remaining balance on the Rothschild gold loan. The proceeds received from the sale ($3,525) were used to retire the remaining balance on the Rothschild gold loan and the Company has been fully released from its obligations under that loan.

     In accordance with the Company's plan to dispose of Addwest, during 1995 it closed all previously existing hedging positions (i.e. forward sales contracts and option collars related to gold bullion). A small gain was realized upon closing these positions and has been reflected within the discontinued operations' disposal loss.

D. NEW RIVER LIME

     On November 17, 1995, the Company sold all of the real property, as well as all buildings, structures and improvements of its wholly-owned subsidiary, New River Lime, Inc. (NRL), to an unrelated party for $2,500 in cash. The Company retained no obligations in connection with the sale and has fully divested its investment in NRL.

E. PITTSTON DISPOSAL

     During September 1993, the Company entered into an agreement to sell the stock of five of its coal subsidiaries to Pittston. This transaction was consummated on January 14, 1994 and a loss on disposal was recorded during 1994 of $6,157. In connection with the sale, the Company provided certain guarantees to Pittston (Note 11g).

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

4. SALE OF AUSTRALIAN MINING TECHNOLOGY PATENT RIGHTS

     During 1995, the Company entered into a mining technology exchange agreement with BHP Australia Coal Pty Ltd. (BHPAC) whereby the Company sold its Australian patent right on highwall mining machines and certain other related technology. In consideration for the sale, the Company received cash during 1995 of $14,000. The agreement also provides for contingent payments to the Company (estimated to aggregate $3,000) upon the satisfaction of certain production requirements related to BHPAC's use of a highwall mining system incorporating the sold technology.

     The Company's subsidiary which developed the sold patent rights and technology is one of the subsidiaries which have been sold to Addington Acquisition Company, Inc. (see Note 3a). However, certain rights to receive contingent payments from BHPAC under the mining technology exchange agreement have been retained by the Company.

5. SHORT-TERM INVESTMENTS

     At December 31, 1994, the Company's short-term investments, which are deemed to be available-for-sale, consisted of investments in municipal obligations. The fair value of these instruments approximate their cost of $1,474 as of December 31, 1994. As the fair value approximates the cost of these investments, there are no unrealized holding gains or losses associated with such investments as of December 31, 1994.

     During 1995, the Company sold these investments at fair value. As the fair value of such investments approximated their cost (using the specific identification method), there were no realized gains or losses associated with the sale of such investments in 1995.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

6. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are summarized by major classification as follows:

                                                                           DECEMBER 31,
                                                                        ------------------
                                                                          1995      1994
                                                                        --------   -------
                                                                          (IN THOUSANDS)
    Land..............................................................  $  2,713   $ 2,450
    Buildings and improvements........................................     1,121     1,073
    Machinery and transportation equipment............................    18,448    13,383
    Furniture, fixtures and office equipment..........................       505       710
    Landfill and other development costs..............................    70,867    55,881
    Construction in progress..........................................    25,760    16,040
                                                                        --------   -------
                                                                        $119,414   $89,537
                                                                        ========   =======

     Environmental development costs include the costs to develop landfills, which consist of expenditures for land and related airspace, permitting costs and preparation costs. Landfill permitting and preparation costs represent only direct costs related to these activities, including legal, engineering, construction of landfill improvements, cell development costs and the direct costs of Company personnel dedicated for these purposes.

     Included in property, plant and equipment as of December 31, 1995 and 1994 are approximately $25,760 and $16,040, respectively, related to start-up development projects for which depreciation and amortization have not yet commenced. The Company reviews the realization of these projects on a periodic basis.

7. ACCRUED EXPENSES AND OTHER

     As of December 31, 1995 and 1994, accrued expenses and other consisted of:

                                                                            DECEMBER 31,
                                                                           ---------------
                                                                            1995     1994
                                                                           ------   ------
                                                                           (IN THOUSANDS)
    Payroll and employee benefits........................................  $  697   $1,125
    Workers' compensation costs..........................................     314      477
    Deferred revenue.....................................................     858      939
    Property taxes.......................................................     106      224
    Disposal reserves and other..........................................   1,529    2,621
                                                                           ------   ------
                                                                           $3,504   $5,386
                                                                           ======   ======

8. OTHER NON-CURRENT LIABILITIES

     As of December 31, 1995 and 1994, other non-current liabilities consisted of:

                                                                            DECEMBER 31,
                                                                          ----------------
                                                                           1995      1994
                                                                          ------    ------
                                                                           (IN THOUSANDS)
    Accrued royalties...................................................  $  600    $  675
    Accrued income taxes................................................   3,385       616
    Disposal reserves and other.........................................   3,466     1,690
                                                                          ------    ------
                                                                          $7,451    $2,981
                                                                          ======    ======

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

9. CLOSURE AND POST-CLOSURE COSTS

     The Company, during its normal course of business, is required to expend funds for environmental protection and remediation. Such expenditures are not expected to have a materially adverse effect on its financial condition or results of operations considering its business is based upon compliance with environmental laws and regulations and its services are priced accordingly.

     As of December 31, 1995, the Company operates several solid waste landfills. The Company is responsible for closure and post-closure monitoring and maintenance costs at virtually all of these landfills which are currently operating or are engaged in expansion efforts. Estimated aggregate closure and post-closure costs are to be fully accrued for these landfills at the time that such facilities cease to accept waste and are closed. Considering existing accruals at the end of 1995, approximately $70 million of additional accruals are to be provided over the remaining lives of these facilities. This estimate is calculated with the assistance of independent engineers and is based on the need for significant future capital costs to complete expansion efforts over the lives of the landfills. Such additional accruals to be provided have been estimated based on current costs and existing regulatory requirements, and assume that the landfills will be filled to capacity. Due to uncertainties and significant judgments used in determining this amount, the actual amount to be expended may differ substantially.

10. DEBT

     As of December 31, 1995 and 1994 the Company's debt consisted of the following:

A. REVOLVING LINE OF CREDIT

     During 1995, the Company's environmental subsidiaries amended their line of credit agreement with a bank. This amended agreement, which is secured by virtually all of the assets and common stock of the environmental subsidiaries, provides for maximum borrowings of $50 million and bears interest at either a rate driven by the bank's base rate plus 0% to .75% or the Eurodollar rate plus 1.75% to 2.75%. As of December 31, 1995, the Company had no outstanding balance under this credit agreement. The available balance under the credit agreement is reduced by approximately $26,474 in letters of credit issued primarily as security for solid waste revenue bonds and the closure and post-closure monitoring and maintenance of landfills. Accordingly, borrowings available under the credit agreement approximated $23,526 as of December 31, 1995.

     As of December 31, 1994, $21,000 was outstanding under the credit agreement, of which $6,000 was at the bank's base driven rate (9.25%) and $15,000 was at the Eurodollar rate (9.125%). Since no principal payments are required under this credit agreement until its expiration in May 1997, the outstanding balance as of December 31, 1994, was classified as long-term. In January 1996, the expiration was amended to July 31, 1997.

     In connection with the credit agreement, which has been guaranteed by ARI, the Company has agreed to certain restrictive covenants which, among others, limit the amount of dividends that the Company can pay, limit its ability to incur additional indebtedness, and require the Company to maintain certain financial ratios. The Company is in compliance with these covenants as of December 31, 1995.

B. REVENUE BONDS

     In June, 1994, one of the Company's environmental subsidiaries, Broadhurst Environmental, Inc., together with the Wayne County Solid Waste Management Authority, issued $7,400 of tax exempt revenue bonds to finance the construction and development of a landfill in Wayne County, Georgia. These bonds mature on July 1, 2014 and bear interest at a rate that floats on a weekly basis, with a maximum interest rate of 12% per annum. The interest rate as of December 31, 1995 and 1994 was 5.55% and 5.95% per annum, respectively. The bonds are supported by an irrevocable letter of credit issued under the Company's credit

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES agreement (see Note 10a). The fee charged for the letter of credit as of December 31, 1995 is 1.75% per annum.

C. LONG-TERM DEBT

     As of December 31, 1995 and 1994, long-term debt consisted of the following:

                                                                          1995      1994
                                                                         -------   -------
                                                                          (IN THOUSANDS)
    Solid waste revenue bonds, see Note 10b............................  $ 7,400   $ 7,400
    Note Payable, revolving line of credit, see Note 10a...............       --    21,000
    Various capital leases, secured by equipment, bearing interest
      ranging from 8.4% to 9.6%, maturing through 2002, see Note 11a...    8,389        --
    Note payable, secured by aircraft, bearing interest at 6%, retired
      in 1995..........................................................       --     3,346
    Note payable, unsecured, with annual payments of $180,000,
      non-interest bearing (imputed at 7%), maturing June 12, 1997.....      338       472
    Various other notes payable, bearing interest ranging from 7.5% to
      21%..............................................................      103     1,429
                                                                         -------   -------
                                                                         $16,230   $33,647
    Less-current portion...............................................    1,823       880
                                                                         -------   -------
                                                                         $14,407   $32,767
                                                                         =======   =======

     Principal payments required for long-term debt after December 31, 1995 are as follows:

                                      YEAR                                   AMOUNT
        ---------------------------------------------------------------  --------------
                                                                         (IN THOUSANDS)
        1996...........................................................      $  192
        1997...........................................................         185
        1998...........................................................          18
        1999...........................................................          19
        2000...........................................................          21
        Thereafter.....................................................       7,406
                                                                             ------
        Total..........................................................      $7,841
                                                                             ======

11. COMMITMENTS AND CONTINGENCIES

A. LEASES

     The Company has various operating and capital leases for transportation and other equipment. Lease expense for continuing operations for the years ending December 31, 1995, 1994 and 1993 was approximately $2,552, $1,738 and $1,078 respectively. Property under capital leases, included with property, plant and equipment in the accompanying consolidated balance sheet at December 31, 1995 was $6,174, less accumulated depreciation of $667. Depreciation of assets under capital leases is included in depreciation expense.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

     Approximate noncancelable future minimum payments are as follows:

                                   YEAR                                 OPERATING   CAPITAL
    ------------------------------------------------------------------  ---------   -------
                                                                          (IN THOUSANDS)
    1996..............................................................   $ 1,834    $ 2,350
    1997..............................................................     1,629      2,350
    1998..............................................................       979      2,181
    1999..............................................................       564      1,675
    2000..............................................................       213        889
    Thereafter........................................................        --      1,124
                                                                        ---------   -------
              Total minimum lease payments............................   $ 5,219    $10,569
                                                                         =======
    Less -- amount representing interest..............................                2,180
                                                                                    -------
    Present value of minimum lease payments (Note 10c)................                8,389
    Less -- current portion...........................................                1,631
                                                                                    -------
                                                                                    $ 6,758
                                                                                    =======

B. LEGAL MATTERS

     The Company is named as defendant in various actions in the ordinary course of its business. These actions generally involve disputes related to contract performance, personal injuries, as well as other civil actions that could result in additional litigation or other adversary proceedings.

     While the final resolution of any matter may have an impact on the Company's consolidated financial results for a particular reporting period, management believes that the ultimate disposition of these matters will not have a materially adverse effect upon the consolidated financial position of the Company.

C. ENVIRONMENTAL SERVICE CONTRACTS

     The Company has commitments (primarily with municipalities) to operate landfills and provide waste hauling services under various contracts for terms of up to 40 years. Revenues for such contracts are generally at stated rates but may be adjusted periodically for inflation.

D. ENVIRONMENTAL PROCEEDINGS

     The Company is involved in various environmental matters and proceedings, including permit application proceedings, in connection with the establishment, operation and expansion activities of certain landfill facilities, as well as other matters or claims that could result in additional environmental proceedings.

     While the final resolution of any matter may have an impact on the Company's consolidated financial results for a particular reporting period, management believes that the ultimate disposition of these matters will not have a material adverse effect upon the consolidated financial position of the Company.

E. ENVIRONMENTAL INSURANCE

     In order to meet existing government requirements, the Company has obtained environmental impairment liability insurance coverage for certain environmental risks arising from the operation of their landfill facilities. However, if an environmental impairment was of a magnitude that exceeded the Company's coverage, it could have a material adverse effect on the Company's business or its financial condition and results of operations.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

F. EMPLOYMENT CONTRACTS

     The Company has employment contracts with certain members of management which include termination benefits based on the occurrence of certain events.

G. SALE OF CERTAIN SUBSIDIARIES

     During January 1994, the Company sold the stock of five of its coal subsidiaries to Pittston. In connection with the sale, the Company provided certain guarantees of indemnification to Pittston. In connection with the sale of coal subsidiaries to the Addington Brothers (see Note 3a), the Company received indemnification related to its guarantees to Pittston as well as other matters, including its guaranty of certain mineral lease royalty obligations and workers' compensation benefits.

     In connection with the sale of Addwest (Note 3c), the Company agreed to remain liable for the performance of an Addwest obligation for $175. Certain royalty rights are being held in escrow until the buyers pay the Addwest obligation.

12. STOCK OPTION AND STOCK GRANT PLANS

     The Company has a non-qualified stock option plan pursuant to which 1,500 shares of common stock were reserved for issuance and may be granted to officers, directors, and key employees of the Company and to key independent contractors of the Company in amounts and upon terms and conditions to be determined from time to time by the Compensation Committee of the Board of Directors. Stock options generally are exercisable either three years or five years from the date of issuance and have historically been issued with an exercise price equal to fair market value. The following stock options have been issued, exercised or canceled as of December 31:

                                                  1995             1994             1993
                                              -------------    -------------    -------------
    Outstanding at beginning of year........            685              490              924
      Issued................................            220              282               --
      Canceled..............................           (369)             (58)              --
      Exercised.............................            (75)             (29)            (434)
                                                 ----------       ----------       ----------
    Outstanding at end of year..............            461              685              490
                                                 ==========       ==========       ==========
    Exercisable at end of year..............            187              101              278
    Available for future grants at end of
      year..................................            482              276              500
    Price range per share:
      Issued................................  $        9.50    $        9.75    $          --
      Canceled..............................  7.50 -- 14.75    7.50 --  9.63               --
      Exercised.............................  7.50 --  9.75    9.75 -- 14.75    9.75 -- 14.75
      Outstanding at end of year............  7.50 -- 14.75    7.50 -- 14.75    7.50 -- 14.75

     In connection with the sale of subsidiaries discussed in Note 3, the Company terminated all non-vested stock options previously granted under its stock option plan to individuals who ceased being employees of the Company as a result of the transactions.

     In 1994, options for a total of 59 shares of the Company's common stock previously granted to eleven employees were terminated. The Company compensated each of these employees in the amount of the number of options held by each employee multiplied by the difference between the per share option exercise price and $16. The total cost for such terminations was approximately $416.

     The Company also has a non-qualified stock grant plan pursuant to which 500 shares of common stock were reserved for issuance to employees of the Company, except that officers, directors and owners of more than 10% of the Company's common stock are not eligible to receive stock grants. All stock grants issued to

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES date specify that the recipient of the stock grant must remain employed by the Company for 5 years from the date of grant in order to exercise the grant. As of December 31, the following stock grants were issued or canceled:

                                                                       1995    1994    1993
                                                                       ----    ----    ----
    Outstanding at beginning of year.................................   161    174     193
      Issued.........................................................    --     --      --
      Canceled.......................................................    --    (13 )   (19 )
      Exercised......................................................  (126)    --      --
                                                                       ----    ----    ----
    Outstanding at end of year.......................................    35    161     174
                                                                       ====    ====    ====
    Available for issue at year end..................................   339    339     326
                                                                       ====    ====    ====

     In connection with the transaction discussed in Note 3e, the Company has amended the stock grant plan to provide, among other things, that service by an employee with Pittston or an affiliate as a result of the transaction will be counted toward the time of service required under the stock grants. Employees holding stock grants for a total of 92 shares of common stock became employees of Pittston as a result of the transaction. The Company has included the compensation related to this matter in its measurement of the loss on the Pittston transaction (see Note 3e).

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), issued in October 1995 and effective for fiscal years beginning after December 15, 1995, encourages, but does not require, a fair value based method of accounting for employee stock options or similar equity instruments. It also allows an entity to elect to continue to measure compensation cost under Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB No. 25), but requires proforma disclosures of net income and earning per share as if the fair value based method of accounting had been applied. The Company expects to adopt SFAS 123 in 1996. While the Company is still evaluating SFAS 123, it currently expects it will continue to measure compensation cost under APB No. 25 and comply with the pro forma disclosure requirements.

13. INCOME TAXES

     The Company follows the accounting for income taxes under SFAS No.
109 -- "Accounting for Income Taxes". A requirement of SFAS No. 109 is that deferred income tax liabilities or assets at the end of each period will be determined using the tax rate expected to be in effect when taxes are actually paid or recovered. Accordingly, income tax provisions will increase or decrease in the same period in which a change in tax rates is enacted.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

     The income tax provision (benefit) for the years ended December 31, 1995, 1994, and 1993 consists of the following:

                                                                 YEARS ENDED DECEMBER 31,
                                                                ---------------------------
                                                                 1995      1994      1993
                                                                -------   -------   -------
                                                                      (IN THOUSANDS)
    Current:
      Federal.................................................  $(1,901)  $ 1,926   $  (285)
      State...................................................      393       683        34
                                                                -------   -------   -------
                                                                 (1,508)    2,609      (251)
                                                                -------   -------   -------
    Deferred:
      Federal.................................................    5,745      (850)     (506)
      State...................................................      189      (163)     (272)
                                                                -------   -------   -------
                                                                  5,934    (1,013)     (778)
                                                                -------   -------   -------
                                                                $ 4,426   $ 1,596   $(1,029)
                                                                =======   =======   =======

     The following is a reconciliation (in thousands) of the income tax provision (benefit) at the statutory tax rate of 35% to the Company's effective rate for the years ended December 31, 1995, 1994 and 1993.

                                                           YEARS ENDED DECEMBER 31,
                                          ------------------------------------------------------------
                                                1995                 1994                  1993
                                          ----------------     ----------------      -----------------
                                          AMOUNT   PERCENT     AMOUNT   PERCENT      AMOUNT    PERCENT
                                          ------   -------     ------   -------      -------   -------
Federal taxes at statutory rate.........  $4,025     35.0%    $  (984)   (35.0)%     $(2,978)   (35.0)%
Other, net..............................      17      0.1         101      3.6           238      2.8
State taxes, net of Federal tax
  benefit...............................     384      3.4        (241)    (8.6)         (493)    (5.8)
                                          ------   -------    -------    -----       -------    ------
                                          $4,426     38.5%    $(1,124)   (40.0)%     $(3,233)   (38.0)%
                                          ======    =====     =======    =====       =======    ======

     Deferred tax assets and liabilities as of December 31, 1995 and 1994 consisted of the following:

                                                                           DECEMBER 31,
                                                                         -----------------
                                                                          1995      1994
                                                                         -------   -------
                                                                          (IN THOUSANDS)
    Deferred tax assets:
      Alternative minimum tax credits..................................  $ 8,062   $ 7,662
      Accrued expenses and reserves....................................    2,807       491
      Contingent royalty receivable....................................    4,560        --
      Other............................................................       --       375
                                                                         -------   -------
                                                                          15,429     8,528
      Valuation allowance..............................................   (4,000)   (3,600)
                                                                         -------   -------
              Total deferred tax assets................................   11,429     4,928
                                                                         -------   -------
    Deferred tax liabilities:
      Property, plant and equipment....................................   (5,887)   (5,494)
                                                                         -------   -------
              Total deferred tax liabilities...........................   (5,887)   (5,494)
                                                                         -------   -------
      Net deferred tax asset (liability)...............................  $ 5,542   $  (566)
                                                                         =======   =======

     The alternative minimum tax credits and their accompanying valuation allowance (described above) were generated by the Company's discontinued operations and, accordingly, they have no effect on the income tax provision (benefit) from continuing operations. In connection with the disposal transactions described in

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Note 3, however, the Company retained this deferred tax asset and it will be available for future use by the continuing operations. The increase (decrease) in the valuation allowance for the years ended December 31, 1995, 1994 and 1993 was $400, $(198) and $3,788, respectively, and is included in discontinued operations.

     As of December 31, 1995 and 1994, the Company's alternative minimum tax credit carryforwards have an unlimited carryforward period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has recorded a valuation allowance against these credits due to uncertainties in realization using the "more likely than not" valuation method.

     As of December 31, 1995, the Company has Federal alternative minimum tax net operating loss carryforwards of $4,700, which if not utilized will expire in 2008.

14. 401(K) SAVING PLAN

     The Company has a qualifying 401(k) savings plan covering substantially all employees. Under this plan, the Company matches (up to a maximum of 6% gross wages) 50% of the employee's contributions. The Company's expense under this plan was approximately $70 and $18 for 1995 and 1994, respectively.

15. PROVISION FOR ASSET WRITE-DOWNS AND OTHER CHARGES

     During 1994 and 1993, the Company recorded certain provisions for asset write-downs and other one-time charges. These charges are reflected in the Company's 1994 and 1993 consolidated statement of operations as follows:

          (a) During 1994, the Company wrote off approximately $670 associated with certain environmental projects as they were no longer being pursued by the Company.

          (b) During 1994, the Company wrote off approximately $1,200 associated with the Company's investment in a recycling technologies company. The Company wrote off its entire investment in this company in 1994 (included in other expense) due to the investee experiencing substantial financial difficulties.

          (c) During 1993 the Company wrote off approximately $5,122 of assets relating to experimental composting and recycling technology.

          (d) During April, 1992, the Company sold all of the outstanding stock of one of its subsidiaries, Southern Illinois Mining Company, Inc. ("SIMC"), to Marion Mining Corporation ("Marion") for $1,000 in cash and an approximately $10,400 promissory note (the "SIMC Note"). On February 1, 1993, both Marion and SIMC filed bankruptcy. On November 5, 1993, the Company filed a foreclosure action in state court in Illinois to foreclose the security interest in the real property and personal property of SIMC. SIMC subsequently filed an adversary proceeding against the Company.

          During 1993, the Company established a $5,800 reserve for the SIMC assets. Such valuation was determined considering the estimated ultimate realizable value of the mining assets that would be recovered from bankruptcy. During the third quarter of 1994, the Company determined that the net value of the assets to be recovered from bankruptcy would be substantially less than previously expected. Accordingly, the Company fully reserved for these assets and reserved for certain other costs to be incurred in connection with bringing the bankruptcy proceeding to a conclusion (total charge of $6,800).

          On November 14, 1994, the U.S. Bankruptcy Court approved a settlement of all issues between the Company and SIMC. Rights to any property or proceeds to be received from this settlement were included with the sale of the coal mining, mining equipment manufacturing and licensing operation as described in Note 3a.

16. RELATED PARTY TRANSACTIONS

     The Company has dealt with certain companies or individuals which are related parties either by having stockholders/officers in common or because they are controlled by stockholders/officers or by relatives of stockholders/officers of the Company. The Company recorded various expenses (included in discontinued operations) to related parties consisting of approximately $3,809, $7,517 and $19,296 for trucking services, office rent, flight fees and royalties for the years ended December 31, 1995, 1994 and 1993, respectively.

     The Company had amounts receivable from related parties of $5 as of December 31, 1995 and amounts payable to related parties of $134 as of December 31, 1994. (See Note 3 for additional related-party transactions).

17. ACQUISITIONS

A. MID STATE ENVIRONMENTAL, INC.

     During 1994, one of the Company's subsidiaries, Mid State Environmental, Inc., acquired a landfill near Macon, Georgia. The purchase price included 149 shares of Addington Resources, Inc. stock, cash of approximately $1,453, future royalties based on revenue generated from the landfill operations and a contingent payment of approximately $3,600 upon receipt of a permit allowing the landfill to accept municipal and solid waste. This acquisition was accounted for as a purchase.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

     The landfill, at the date of acquisition, was permitted to accept construction and demolition waste and certain industrial waste. In October, 1995, a permit allowing the landfill to accept municipal and solid waste became final and nonappealable. Accordingly, the Company made the $3,600 payment due to the seller.

     During 1995, the seller requested that the Company register the 149 shares for resale. The sales agreement provided that under certain conditions the Company is obligated to the seller for the difference, if any, between the per share market price on the date of receipt of the seller's request for registration (approximately $13.75 per share) and the per share market price on the date immediately preceding the effective date of the registration statement for resale. The Company has not yet filed the requested registration statement.

B. DOZIT COMPANY, INC.

     During 1994, one of the Company's subsidiaries, Addington Environmental, Inc., acquired all of the outstanding stock of Dozit Company, Inc. for approximately $330, as well as future royalty payments based primarily on tons of waste received at the landfill. This acquisition was accounted for as a purchase.

     The landfill is located in Union County, Kentucky. The acquisition included a newly issued contained landfill construction permit. The new facility is located adjacent to the existing landfill, was built to current federal and state landfill standards, and opened in November, 1994.

18. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosures of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosure about Fair Value of Financial Instruments". The Company has used the following methods and assumptions to estimate the fair value of each class of financial instrument:

A. CASH AND CASH EQUIVALENTS

     The fair value approximates the carrying amount due to the short maturity (three months or less) of the instruments.

B. SHORT-TERM INVESTMENTS

     The fair value is based on quoted market prices for the same or similar financial instruments.

C. RESTRICTED CASH

     The estimated fair value of financial instruments that reprice or mature in less than three months approximates the carrying amount due to the short maturities of the instruments. The fair value of financial instruments with maturities greater than three months are estimated based on quoted market prices for the same or similar financial instruments.

D. LONG-TERM DEBT

     The fair value of the Company's debt maturing within one year approximates the carrying amount due to the short-term maturities involved.

     The fair value of the solid waste revenue bonds approximates the carrying amount, as the interest rates on the bonds are reset weekly based on the rate of interest that competitive securities would bear having similar credit and maturity characteristics.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

     The fair value of the other debt is estimated by discounting future cash flows using an interest rate considered market for borrowings of similar credit quality and maturity.

     The carrying and estimated fair values of the Company's financial instruments are as follows (in thousands):

                                                                 AS OF DECEMBER 31,
                                                    ---------------------------------------------
                                                            1995                    1994
                                                    ---------------------   ---------------------
                                                    CARRYING                CARRYING
                                                     AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                                    --------   ----------   --------   ----------
    Cash and cash equivalents.....................  $  3,387    $   3,387   $  2,719    $   2,719
    Short-term investments........................        --           --      1,474        1,474
    Restricted cash...............................        40           40      4,348        4,348
    Long-term debt (including current portion)....   (16,230)     (16,230)   (33,647)     (33,647)

     The fair value estimates are made at discrete points in time based on relevant market information and information about the financial instruments. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision.

     In the normal course of business, the Company has letters of credit, performance bonds and other guarantees which are not reflected in the accompanying consolidated balance sheets. In the past, no significant claims have been made against these financial instruments. Management believes that the likelihood of performance under these financial instruments is minimal and expects no material losses to occur in connection with these financial instruments.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

19. QUARTERLY FINANCIAL DATA (UNAUDITED -- IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)

                                              FIRST    SECOND     THIRD         FOURTH
                   1995                      QUARTER   QUARTER   QUARTER        QUARTER     YEAR
-------------------------------------------  -------   -------   --------       -------   --------
Net revenues...............................  $10,748   $14,253   $ 16,578       $15,160   $ 56,739
                                             -------   -------   --------       -------   --------
Income from operations.....................    1,511     3,195      3,309         4,013     12,028
Net income from continuing operations......    1,077     1,926      1,899         2,172      7,074
Income from discontinued operations........      863     3,066      1,778            --      5,707
Loss on disposal of segment................       --        --    (30,537)(3)        --    (30,537)(3)
                                             -------   -------   --------       -------   --------
          Net income (loss)................  $ 1,940   $ 4,992   $(26,860)      $ 2,172   $(17,756)
                                             =======   =======   ========       =======   ========
Earnings per share (1):
  Income (loss) from continuing
     operations............................  $  0.07   $  0.12   $   0.12       $  0.14   $   0.45
  Income (loss) from discontinued
     operations............................     0.05      0.19       0.11            --       0.36
  Loss on disposal.........................       --        --      (1.91)           --      (1.94)
                                             -------   -------   --------       -------   --------
          Net income (loss)................  $  0.12   $  0.31   $  (1.68)      $  0.14   $  (1.13)
                                             =======   =======   ========       =======   ========
     1994
Net revenues...............................  $ 6,851   $ 8,867   $  9,942       $10,397   $ 36,057
                                             -------   -------   --------       -------   --------
Income from operations.....................    1,094     1,121        674         1,581      4,470
Net income (loss) from continuing
  operations...............................      525     1,022     (4,324)(2)     1,091     (1,686)(2)
Income (loss) from discontinued
  operations...............................    2,344       521     (7,495)         (818)    (5,448)
                                             -------   -------   --------       -------   --------
          Net income (loss)................  $ 2,869   $ 1,543   $(11,819)      $   273   $ (7,134)
                                             =======   =======   ========       =======   ========
Earnings per share (1):
  Income (loss) from continuing
     operations............................  $  0.03   $  0.07   $  (0.28)      $  0.07   $  (0.11)
  Income (loss) from discontinuing
     operations............................     0.15      0.03      (0.47)        (0.05)     (0.34)
                                             -------   -------   --------       -------   --------
          Net income (loss)................  $  0.18   $  0.10   $  (0.75)      $  0.02   $  (0.45)
                                             =======   =======   ========       =======   ========

---------------

(1) Quarters may not add to annual net income (loss) per share due to changes in shares outstanding
(2) Includes the asset write-downs and other charges described in Note 15
(3) Represents sale of discontinued operations as described in Note 2

20. SUBSEQUENT EVENT (UNAUDITED)

     During June 1996, the Company entered into an Agreement and Plan of Merger with Republic Industries, Inc. (Republic), pursuant to which the parties will enter into a business combination for which each share of the Company's common stock will be exchanged for 0.9 shares of Republic's common stock. The proposed transaction, which is intended to be accounted for as a pooling-of-interests business combination, is subject to the approval of regulators and Company shareholders and other customary terms and conditions.

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               SEPTEMBER 30,     DECEMBER 31,
                                                                   1996              1995
                                                               -------------     ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..................................    $   1,165         $  3,387
  Accounts receivable, net...................................        8,567            9,090
  Prepaid expenses and other.................................        2,882            3,246
                                                                  --------         --------
          Total current assets...............................       12,614           15,723
                                                                  --------         --------
PROPERTY, PLANT AND EQUIPMENT, at cost.......................      140,611          119,414
  Less accumulated depreciation..............................      (18,563)         (13,667)
                                                                  --------         --------
                                                                   122,048          105,747
                                                                  --------         --------
OTHER........................................................        7,109            6,812
                                                                  --------         --------
          Total assets.......................................    $ 141,771         $128,282
                                                                  ========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...........................................    $   3,788         $  4,743
  Current portion of long-term debt..........................        2,710            1,823
  Accrued expenses and other.................................        5,920            3,504
                                                                  --------         --------
          Total current liabilities..........................       12,418           10,070
                                                                  --------         --------
NON-CURRENT LIABILITIES:
  Long-term debt, less current portion.......................       17,073           14,407
  Accrued closure and post-closure costs.....................        6,738            5,168
  Other long-term liabilities................................        7,544            7,451
                                                                  --------         --------
          Total non-current liabilities......................       31,355           27,026
                                                                  --------         --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $1.00 par value; 30,000,000 shares
     authorized, 16,194,034 shares and 16,054,301 shares
     outstanding at September 30, 1996 and December 31, 1995,
     respectively............................................       16,194           16,054
  Paid-in capital............................................       87,187           85,934
  Retained earnings..........................................        8,242            2,823
  Less treasury stock; 1,000,000 shares, at cost.............      (13,625)         (13,625)
                                                                  --------         --------
          Total stockholders' equity.........................       97,998           91,186
                                                                  --------         --------
          Total liabilities and stockholders' equity.........    $ 141,771         $128,282
                                                                  ========         ========

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

                                                          THREE MONTHS            NINE MONTHS
                                                       ENDED SEPTEMBER 30,    ENDED SEPTEMBER 30,
                                                       -------------------    -------------------
                                                        1996        1995       1996        1995
                                                       -------    --------    -------    --------
REVENUES.............................................  $16,317    $ 16,578    $46,012    $ 41,579
                                                       -------    --------    -------    --------
COSTS AND EXPENSES:
  Cost of operations.................................    9,174       9,377     26,680      23,370
  Depreciation and amortization......................    1,873       2,081      5,752       5,272
  Selling, general and administrative................    1,939       1,811      4,100       4,922
                                                       -------    --------    -------    --------
                                                        12,986      13,269     36,532      33,564
                                                       -------    --------    -------    --------
  Income from operations.............................    3,331       3,309      9,480       8,015
                                                       -------    --------    -------    --------
INTEREST AND OTHER INCOME (EXPENSE):
  Interest income....................................       11          82         38         366
  Interest expense...................................     (487)       (210)      (629)       (384)
  Other, net.........................................     (569)        (16)      (777)        171
                                                       -------    --------    -------    --------
                                                        (1,045)       (144)    (1,368)        153
                                                       -------    --------    -------    --------
  Income before income tax provision.................    2,286       3,165      8,112       8,168
INCOME TAX PROVISIONS:
  Federal............................................      960       1,076      2,191       2,777
  State..............................................      160         190        502         490
                                                       -------    --------    -------    --------
                                                         1,120       1,266      2,693       3,267
                                                       -------    --------    -------    --------
  Income from continuing operations..................    1,166       1,899      5,419       4,901
                                                       -------    --------    -------    --------
DISCONTINUED OPERATIONS:
  Income from operations of discontinued segment
     (less applicable income taxes of $480 and $1,899
     for the three and nine months ended September
     30, 1995).......................................       --       1,778         --       5,707
  Loss on disposal of segment (less applicable income
     tax benefit of $10,000).........................       --     (30,537)        --     (30,537)
                                                       -------    --------    -------    --------
  Loss from discontinued operations..................       --     (28,759)        --     (24,830)
                                                       -------    --------    -------    --------
NET INCOME(LOSS).....................................  $ 1,166    $(26,860)   $ 5,419    $(19,929)
                                                       =======    ========    =======    ========
EARNINGS PER SHARE:
  Income from continuing operations..................  $   .08    $    .12    $   .35    $    .31
  Income (loss) from discontinued operations.........       --         .11         --         .36
  Loss on disposal of segment........................       --       (1.91)        --       (1.92)
                                                       -------    --------    -------    --------
  Net income (loss)..................................  $   .08    $  (1.68)   $   .35    $  (1.25)
                                                       =======    ========    =======    ========
  Equivalent shares of stock outstanding.............   15,377      15,983     15,348      15,911
                                                       =======    ========    =======    ========

                   ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                              NINE MONTHS
                                                                          ENDED SEPTEMBER 30,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income(loss).....................................................  $  5,419     $(19,929)
                                                                         --------     --------
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation......................................................     2,146        5,164
     Amortization......................................................     3,606        4,666
     Loss on disposal of discontinued operations.......................        --       30,537
     Loss on sale of assets............................................        --          614
  Change in assets and liabilities, net of effects from acquisitions and disposals-
     (Increase) decrease in --
       Cash held for disposal..........................................        --          (91)
       Accounts receivable.............................................       523       (5,661)
       Inventories.....................................................        --         (489)
       Prepaid expenses and other......................................       364          925
       Deferred income taxes...........................................        --         (858)
       Other assets....................................................    (1,154)      (3,051)
     Increase (decrease) in --
       Accounts payable................................................      (955)       5,490
       Accrued expenses and other......................................     3,397        5,310
       Accrued closure and post-closure costs..........................     1,570           --
                                                                         --------     --------
            Total adjustments..........................................     9,497       42,556
                                                                         --------     --------
            Net cash provided by operating activities..................    14,916       22,627
                                                                         --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets, net of disposition costs...............        --        5,892
  Decrease in other assets.............................................        --        1,134
  Decrease in short term investments...................................        --        3,871
  Additions to property, plant and equipment...........................   (21,197)     (43,165)
                                                                         --------     --------
            Net cash used in investing activities......................   (21,197)     (32,268)
                                                                         --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of long-term debt...........................................        --       11,129
  Repayments of long-term debt.........................................      (334)        (263)
  Issuance of common stock.............................................     1,393          339
  Borrowings (repayments) on revolving line of credit..................     3,000       (2,400)
  Financing costs incurred..............................................        --         (275)
                                                                         --------     --------
            Net cash provided by financing activities..................     4,059        8,530
                                                                         --------     --------
            Less -- increase in discontinued operations' cash and cash
               equivalents.............................................        --          692
                                                                         --------     --------
            Net decrease in cash and cash equivalents..................    (2,222)      (1,803)
CASH AND CASH EQUIVALENTS, beginning of period.........................     3,387        2,719
                                                                         --------     --------
CASH AND CASH EQUIVALENTS, end of period...............................  $  1,165     $    916
                                                                         ========     ========

                  ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. FINANCIAL STATEMENT PRESENTATION

     The accompanying consolidated unaudited financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. Therefore, it is suggested that the accompanying financial statements be read in conjunction with the financial statements and notes thereto included in the Company's latest annual report on Form 10-K.

     The accompanying consolidated financial statements as of September 30, 1996 and 1995 include the accounts of Addington Resources, Inc. (the "Company") and its wholly-owned direct and indirect subsidiaries.

     In the opinion of management, the accompanying consolidated unaudited financial statements include all adjustments necessary to present fairly the Company's financial position as of September 30, 1996, and results of operations for the three and nine months ended September 30, 1996 and 1995. All adjustments were of a normal recurring nature except as discussed in Note 2 below. The results of operations for such interim periods are not necessarily indicative of the results to be expected for the full year.

2. MERGER TRANSACTION

     On June 25, 1996, the Company signed a definitive agreement to merge with Republic Industries, Inc. ("Republic"). Under the terms of the merger transaction, each outstanding share of the Company's common stock would be converted into the right to receive .90 of a share of Republic common stock.

     The merger transaction, which will be accounted for on a pooling of interests basis, is subject to customary terms and conditions, including compliance with covenants, accuracy of representations by the companies to the merger agreement, approval by the stockholders of the Company, the clearance of the Republic registration statement and the Company's related proxy statement by the Securities and Exchange Commission and the receipt by the Company of confirmation of the fairness opinion by Oppenheimer & Co., Inc. as of the date the proxy statement is mailed to Company shareholders. The merger transaction received HSR clearance on July 31, 1996.

     The Company's largest stockholders, HPB Associates, L.P., and Larry, Robert and Bruce Addington, who collectively own approximately 45% of the Company's outstanding common stock, have agreed to vote their shares in favor of the merger transaction, and have delivered to Republic their irrevocable proxies.

     During the three and nine months ended September 30, 1996, $750 and $1,500, respectively, is included in other expense in the accompanying September 30, 1996, Consolidated Statements of Operations in connection with professional fees and related costs incurred by the Company related to this merger transaction.

     The Company anticipates that the merger transaction will be consummated in the fourth quarter of 1996.

3. DISCONTINUED OPERATIONS

     During the third quarter of 1995, the Company implemented a formal plan to dispose of all of its non-environmental operations. These discontinued operations consisted primarily of the following: coal mining, mining equipment manufacturing and licensing, citrus properties in Belize, precious and industrial metals mining and incidental limestone properties. Accordingly, the Company's continuing operations are comprised of integrated solid waste management, which includes landfill operations and waste collection and recycling services. During the quarter ended September 30, 1995 the Company recorded a loss on the disposal of the

                  ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

discontinued operations of approximately $30,500 (net of income tax benefits of approximately $10,000) which represents the estimated loss on the disposal of the non-environmental operations and a provision of approximately $2,000 for expected operating losses through the final disposition of such operations.

     Upon ultimate disposal of its discontinued operations, the Company determined its initial estimates did not require adjustment.

     As discussed in Note 4, as of December 31, 1995, the Company had sold all of its subsidiaries included in discontinued operations, hence fully disposing of all non-environmental operations. The recorded transactions reflect the disposal of all of the Company's non-environmental segments and, accordingly, the operating results of these segments have been classified as discontinued operations for all periods presented in the accompanying consolidated financial statements. Operating results from the discontinued operations were as follows:

                                                                                 NINE MONTHS
                                                                                    ENDED
                                                          THREE MONTHS ENDED    SEPTEMBER 30,
                                                          SEPTEMBER 30, 1995         1995
                                                          ------------------   ----------------
    Operating revenue...................................       $ 27,811            $ 92,486
                                                                -------             -------
    Income before income taxes..........................          2,258               7,606
    Income tax provision................................            480               1,899
                                                                -------             -------
    Net income from discontinued operations.............       $  1,778            $  5,707
                                                                =======             =======

     Most of the Company's revenues from discontinued operations were generated under long-term coal sales contracts with electric utilities or other coal-related organizations located in the Eastern U.S. Revenues were recognized on coal sales in accordance with the sales agreement, which was usually when the coal was shipped to the customer.

4. SALE OF SUBSIDIARIES (INCLUDED IN DISCONTINUED OPERATIONS)

A. COAL MINING, MINING EQUIPMENT MANUFACTURING AND LICENSING

     On September 22, 1995, in a related party transaction, the Company entered into a stock purchase agreement with Addington Enterprises, Inc. (a company f/k/a Addington Acquisition Company, Inc., owned by Larry Addington, Robert Addington and Bruce Addington; collectively, the Addington Brothers) whereby the Company would receive $30,000, subject to a working capital adjustment, in exchange for all the issued and outstanding shares of common stock of its subsidiaries, Addington Mining, Inc., Mining Technologies, Inc., Addwest Mining, Inc. and Addington Coal Holding, Inc. This sale was consummated on November 2, 1995, at which time the proceeds received were used by the Company to pay down its revolving line of credit. In addition, the Company retained the right to receive certain contingent payments due under the Company's technology sale to BHP Australia Coal Pty. Ltd. As of September 30, 1996, the Company estimates such payments may aggregate $3,000.

     Included in the transaction described above and pursuant to an option agreement dated August 4, 1995, the Company sold to the Addington Brothers all the issued and outstanding shares of common stock of its subsidiary, Tennessee Mining, Inc. According to the terms of the option agreement, the Addington Brothers will pay the Company a royalty based on tons of coal delivered under a certain coal sales contract, up to a maximum aggregate royalty of $12,500. During the nine months ended September 30, 1996, the Company has recorded royalty income of $613 (included in other income in the accompanying September 30, 1996, Consolidated Statement of Operations) from the Addington Brothers under this agreement.

                  ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

B. CITRUS PROPERTIES

     On September 22, 1995, in a related party transaction, the Company entered into an agreement to sell all of the issued and outstanding shares of common stock of its subsidiary, Belize River Fruit Co., to Larry and Bruce Addington in exchange for 1,000 shares of common stock of the Company owned by Larry and Bruce Addington. This transaction was consummated on November 2, 1995, at which time the Company acquired the 1,000 shares valued at $13,625 (based on quoted share market price) and recorded them, at cost, as treasury stock. The Company retained no obligations in connection with the sale and has fully divested its investment in citrus operations.

C. ADDWEST MINERALS, INC.

     Addwest Minerals, Inc. (Addwest), a wholly-owned subsidiary of the Company, was organized to mine, extract and market precious and industrial metals. On November 1, 1995, the Company entered into a letter agreement, which was later finalized as a Stock Purchase Agreement (the Agreement), that provided for the sale to an unrelated party of all the capital stock of Addwest. On December 29, 1995, the Company consummated the sale of Addwest.

     The terms of the Agreement required the Company to contribute additional capital to Addwest in an amount sufficient to pay substantially all existing liabilities of Addwest through the date of the Agreement, with the exception of the remaining balance on the Rothschild gold loan. The proceeds received from the sale ($3,525) were used to retire the remaining balance on the Rothschild gold loan and the Company has been fully released from its obligations under that loan.

D. NEW RIVER LIME

     On November 17, 1995, the Company sold all of the real property, as well as all buildings, structures and improvements of its wholly owned subsidiary, New River Lime, Inc. (NRL), to an unrelated party for $2,500 in cash. The Company retained no obligations in connection with the sale and has fully divested its investment in NRL.

5. COMMITMENTS AND CONTINGENCIES

A. LEGAL MATTERS

     In the normal course of its operations, the Company may become involved in a variety of legal disputes. Currently, the Company is a party to certain litigation, including workers' compensation matters and other minor business disputes.

     While the final resolution of any matter may have an impact on the Company's consolidated financial results for a particular reporting period, management believes that the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial position of the Company.

B. ENVIRONMENTAL PROCEEDINGS

     The Company is involved in various environmental matters and proceedings, including permit application proceedings, in connection with the establishment, operation and expansion activities of certain landfill facilities, as well as other matters or claims that could result in additional environmental proceedings.

     While the final resolution of any matter may have an impact on the Company's consolidated financial results for a particular reporting period, management believes that the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial position of the Company.

                  ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

C. ENVIRONMENTAL SERVICE CONTRACTS

     The Company has commitments (primarily with municipalities) to operate landfills and provide waste hauling services under various contracts for terms of up to 40 years. Revenues for such contracts are generally at stated rates but may be adjusted periodically for inflation.

D. ENVIRONMENTAL INSURANCE

     In order to meet existing government requirements, the Company has obtained environmental impairment liability insurance coverage for certain environmental risks arising from the operation of its landfill facilities. However, if an environmental impairment were of a magnitude that exceeded the Company's coverage, it could have a material adverse effect on the Company's business or its financial condition and results of operations.

E. SALE OF CERTAIN SUBSIDIARIES

     During January 1994, the Company sold the stock of five of its coal subsidiaries to Pittston Minerals Group, Inc. (Pittston). In connection with the sale, the Company provided certain guarantees of indemnification to Pittston. In connection with the sale of coal subsidiaries to the Addington Brothers (see
Note 4), the Company received indemnification related to its guarantees to Pittston as well as other matters, including its guaranty of certain mineral lease royalty obligations and workers' compensation benefits.

6. RELATED-PARTY TRANSACTIONS

     The Company has dealt with certain companies or individuals which are related parties either by having stockholders in common or because they are controlled by stockholders/officers or by relatives of stockholders/officers of the Company. The Company recorded various expenses (included in results of discontinued operations) to related parties consisting of approximately $2,895 for trucking services, office rent and flight fees for the nine months ended September 30, 1995. There were no related party transactions during the nine months ended September 30, 1996.

     The Company had amounts receivable from related parties of $5 as of December 31, 1995.

7. STOCKHOLDERS' EQUITY

     During the nine months ended September 30, 1996, and 1995, 124 and 46 respectively, shares of common stock were issued in connection with the exercise of stock options.

     During the nine months ended September 30, 1996 and 1995, 16 and 68 respectively, shares of common stock were issued in connection with stock grants issued to employees in 1989 and 1990. These stock grants specified that the recipient of the stock grant remain employed by the Company for five years from the date of the grant in order to exercise the grant.

     As a result of these options and grants being exercised and shares being issued, common stock increased $140 and $114 respectively, and paid-in capital increased $1,253 and $1,330 respectively, during the nine months ended September 30, 1996 and 1995.

                  ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

8. STATEMENT OF CASH FLOWS

     For purposes of this statement, the Company considers short-term investments having maturation of three months or less at the time of purchase to be cash equivalents. The cash amounts of interest and income taxes paid by the Company during the nine months ended September 30, 1996 and 1995 are as follows:

                                                                          1996      1995
                                                                          ----     ------
    Interest, net of amounts capitalized of $1,133 and $1,739...........  $115     $  384
    Income taxes........................................................   375      1,093

9. INCOME TAXES

     During the three and nine months ended September 30, 1996, the Company reduced its deferred tax asset valuation reserve by approximately $0 and $550 respectively. The reason for the change in the valuation allowance is due to the Company's ongoing evaluation of the realization of its alternative minimum tax
(AMT) credit carryforwards, which are a component of deferred tax assets. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has recorded a valuation allowance against a portion of these AMT credits due to uncertainties in realization using the "more likely than not" valuation method.

10. NEW ACCOUNTING PRONOUNCEMENTS

A. LONG LIVED ASSETS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of " (SFAS No. 121), effective for fiscal years beginning after December 15, 1995. The new standard requires that long-lived assets and certain identified intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing such impairment review, companies are required to estimate the sum of future cash flows from an asset and compare such amount to the asset's carrying amount. Any excess of carrying amount over expected cash flows will result in a possible write-down of an asset to its fair value. The Company adopted the provisions of SFAS No. 121 as of January 1, 1996. The adoption had no effect on the results of operations or financial position of the Company.

B. STOCK-BASED COMPENSATION

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), effective for fiscal years beginning after December 15, 1995. The new standard encourages, but does not require, a fair value based method of accounting for employee stock options or similar equity instruments. It also allows an entity to elect to continue to measure compensation cost under Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB No. 25), but requires pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. The Company expects to adopt SFAS No. 123 for its annual 1996 financial statements. In addition, the Company will elect to continue to measure compensation cost under APB No. 25 and comply with the pro forma disclosure requirements.

                  ADDINGTON RESOURCES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

C. ENVIRONMENTAL REMEDIATION LIABILITIES

     In October 1996, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 96-1, "Environmental Remediation Liabilities," effective for fiscal years beginning after December 15, 1996.
This statement provides that environmental remediation liabilities should be accrued when the criteria of Statement of Financial Accounting Standards (SFAS) No. 5, "Accounting for Contingencies," are met, and it includes benchmarks to aid in the determination of when environmental remediation liabilities should be recognized in accordance with SFAS No. 5. SOP 96-1 also states that an accrual for environmental liabilities should include incremental direct costs of the remediation effort and costs of compensation and benefits for those employees who are expected to devote a significant amount of time directly to the remediation effort. The Company believes that implementation of SOP 96-1 will not have a material adverse effect on its results of operations or financial position.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Alamo Rent-A-Car, Inc. and Affiliates:


We have audited the accompanying combined balance sheets of Alamo Rent-A-Car, Inc. and Affiliates (as defined in note 1 to the combined financial statements) as of December 31, 1995 and 1994, and the related combined statements of operations, equity and cash flows for each of the years in the three-year period ended December 31, 1995. These companies are under common ownership and common management. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Alamo Rent-A-Car, Inc. and Affiliates as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                        /s/ KPMG Peat Marwick LLP


Fort Lauderdale, Florida
March 8, 1996, except as to the
second paragraph of Note 13, which
is as of April 19, 1996 and the
second paragraph of Note 18,
which is as of November 26, 1996

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS
                         (Dollar amounts in thousands)



                                                                                           December 31,
                                                                                  ----------------------------
                      Assets                                                          1995             1994
                      ------                                                          ----             ----
Cash and cash equivalents                                                         $   11,446        $   15,698
Investments, at cost                                                                  63,133            86,243
Receivables:
   Trade, less allowance for doubtful accounts of
     $5,214 and $2,729 in 1995 and 1994,
     respectively                                                                     67,418            54,992
   Vehicle                                                                            94,408           111,519
   Notes, mortgages and other due from affiliates                                      2,409               708
   Other                                                                               7,775            25,599
                                                                                  ----------        ----------
                                                                                     172,010           192,818
                                                                                  ----------        ----------

Revenue earning vehicles, net                                                      1,478,409         1,732,515
Property and equipment, net                                                          213,985           210,951
Other assets                                                                          61,762            72,223
                                                                                  ----------        ----------

                                                                                  $2,000,745        $2,310,448
                                                                                  ==========        ==========

                    Liabilities and Equity
                    ----------------------
Notes payable and lines of credit secured by revenue
   earning vehicles                                                               $1,546,122        $1,794,802
Estimated auto liability claims                                                      112,448           125,331
Accounts payable to affiliates                                                         1,677                --
Accounts payable                                                                     116,374           104,045
Other debt                                                                           137,266           117,263
Accrued expenses                                                                      11,050            29,112
Customer deposits                                                                      9,843            11,398
                                                                                  ----------        ----------
         Total liabilities                                                         1,934,780         2,181,951
                                                                                  ----------        ----------

Minority interest                                                                         --               652

Equity (note 9):
   Common stock                                                                            5                 4
   Additional paid-in capital                                                          9,494             8,387
   Retained earnings and partners' capital                                            53,881           116,674
   Translation adjustment                                                              2,585             2,780
                                                                                  ----------        ----------
         Total equity                                                                 65,965           127,845
                                                                                  ----------        ----------

Commitments and contingencies
                                                                                  ----------        ----------

                                                                                  $2,000,745        $2,310,448
                                                                                  ==========        ==========


See accompanying notes to combined financial statements.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                         (Dollar amounts in thousands)



                                                                 December 31,
                                                 -----------------------------------------
                                                     1995          1994            1993
                                                     ----          ----            ----
Revenue:
  Vehicle rentals                                $1,389,351    $1,311,967       $1,148,251
  Interest                                            6,199         4,839            3,764
  Other                                               2,303           955              947
                                                 ----------    ----------       ----------
                                                  1,397,853     1,317,761        1,152,962
                                                 ----------    ----------       ----------

Costs and expenses:
  Vehicle depreciation                              398,591       352,523          271,326
  Vehicle interest                                  127,227       109,290           88,388
  Vehicle leases                                     68,505        34,775           12,041
  Selling, general and administrative               840,083       787,036          738,625
  Other interest, net of amounts
    capitalized of $808, $994 and
    $223 in 1995, 1994 and 1993,
    respectively                                     13,496         9,220           11,086
  Minority interest in net loss of
    consolidated subsidiaries                          (470)           --               --
                                                 ----------    ----------       ----------

                                                  1,447,432     1,292,844        1,121,466
                                                 ----------    ----------       ----------

Net income (loss)                                  $(49,579)      $24,917          $31,496
                                                 ==========    ==========       ==========


See accompanying notes to combined financial statements.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                         COMBINED STATEMENTS OF EQUITY
                         (Dollar amounts in thousands)



                                                       Additional
                                             Common     paid-in       Partners'    Retained     Translation     Total
                                             Stock      capital        capital     earnings      adjustment     equity
                                             -----      -------        -------     --------      ----------     ------
Balance at December 31, 1992                 $  3       $6,746       $(111,107)    $214,765         $3,015     $113,422
  Contributions                                --          590             279           --             --          869
  Dividends and distributions                  --           --          (1,138)     (34,517)            --      (35,655)
  Net income (loss)                            --           --         (17,528)      49,024             --       31,496
  Translation adjustment                       --           --              --           --            100          100
                                             ----       ------       ---------     --------         ------     --------

Balance at December 31, 1993                    3        7,336        (129,494)     229,272          3,115      110,232
  Contributions                                 1        1,051             176           --             --        1,228
  Dividends and distributions                  --           --          (1,518)      (6,679)            --       (8,197)
  Net income (loss)                            --           --         (15,277)      40,194             --       24,917
  Translation adjustment                       --           --              --           --           (335)        (335)
                                             ----       ------       ---------     --------         ------     --------

Balance at December 31, 1994                    4        8,387        (146,113)     262,787          2,780      127,845
  Contributions                                 1        1,107              --           --             --        1,108
  Dividends and distributions                  --           --          (1,986)     (11,228)            --      (13,214)
  Net income (loss)                            --           --         (14,820)     (34,759)            --      (49,579)
  Translation adjustment                       --           --              --           --           (195)        (195)
                                             ----       ------       ---------     --------         ------     --------

Balance at December 31, 1995                 $  5       $9,494       $(162,919)    $216,800         $2,585     $ 65,965
                                             ====       ======       =========     ========         ======     ========


See accompanying notes to combined financial statements.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                         (Dollar amounts in thousands)

                  Years ended December 31, 1995, 1994 and 1993


                                                            December 31,
                                                ------------------------------------
                                                   1995         1994         1993
                                                   ----         ----         ----
Cash flows from operating activities:
  Cash received from customers                  $1,383,717   $1,297,998   $1,135,295
  Cash paid to vendors and employees              (872,917)    (792,699)    (692,632)
  Interest received                                  4,338        4,839        3,764
  Interest paid                                   (138,300)    (115,489)    (102,570)
  Income taxes paid, net of refunds                   (238)          (2)      (2,955)
                                                ----------   ----------   ----------

      Net cash provided by operating
        activities                                 376,600      394,647      340,902
                                                ----------   ----------   ----------

Cash flows from investing activities:
  Cash received from sale of revenue
    earning vehicles                             2,182,698    2,673,654    2,214,528
  Cash paid to third party suppliers
    of revenue earning vehicles                 (1,961,343)  (2,762,648)  (2,276,065)
  Cash paid to related party suppliers
    of revenue earning vehicles                   (351,755)    (551,157)    (576,895)
  (Purchase) sale of investments                    23,110       (5,019)      13,545
  Capital expenditures                             (33,534)     (34,183)     (34,825)
  Proceeds from sale of property and
    equipment                                        8,611        2,746          835
  Payment for business acquired net
    of cash received                                    --       (4,683)          --
                                                ----------   ----------   ----------

      Net cash used in investing
        activities                                (132,213)    (681,290)    (658,877)
                                                ----------   ----------   ----------

Cash flows from financing activities:
  Proceeds from revenue earning
    vehicle financing                            2,348,791    3,348,787    3,048,121
  Principal payments on revenue
    earning vehicle financing                   (2,606,436)  (3,071,250)  (2,674,907)
  Proceeds from other debt                          54,646       18,551        7,000
  Principal payments on other debt                 (33,615)      (7,867)     (24,344)
  Dividends and distributions                      (13,214)      (8,197)     (35,655)
  Capital contributions                              1,100        1,228          869
  Contributions from minority interest                  --          652           --
                                                ----------   ----------   ----------

      Net cash provided by (used by)
        financing activities                      (248,728)     281,904      321,084
                                                ----------   ----------   ----------





                                       124                           (Continued)

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                         (Dollar amounts in thousands)



                                                               December 31,
                                                  -------------------------------------
                                                     1995          1994          1993
                                                     ----          ----          ----
Effect of exchange rate changes on cash           $     89      $ (1,344)     $ (1,243)
                                                  --------      --------      --------

Net (decrease) increase in cash and cash
  equivalents                                       (4,252)       (6,083)        1,866

Cash and cash equivalents at beginning
   of year                                          15,698        21,781        19,915
                                                  --------      --------      --------

Cash and cash equivalents at end of year          $ 11,446      $ 15,698      $ 21,781
                                                  ========      ========      ========

Reconciliation of net income (loss) to
  net cash provided by operating activities:
    Net income (loss)                              (49,579)       24,917        31,496
    Vehicle depreciation                           398,592       352,523       271,326
    Property and equipment depreciation
      and amortization                              22,006        19,415        17,684
    (Loss) on sale of property and equipment          (287)         (248)         (122)
    Amortization of intangible assets                2,016           606           606
    Other                                             (469)           --            --
    Bad debt expense                                 3,374           865         1,015
    Cash flows from operating activities
      affecting assets and liabilities:
        Receivables                                    119       (20,297)      (15,458)
        Other assets                                15,664           212        (9,534)
        Estimated auto liability claims            (12,871)       (4,315)       23,870
        Accounts payable                             9,600        15,779        24,344
        Accrued expenses                            (7,879)        3,878        (5,956)
        Customer deposits                           (3,686)        1,312         1,631
                                                  --------      --------      --------

          Net cash provided by
            operating activities                  $376,600      $394,647      $340,902
                                                  ========      ========      ========

Supplemental schedule of noncash investing and financing activities (in thousands):

         In December 1994, a subsidiary of GUSA Ltd. purchased approximately 75% of the outstanding capital stock of Dose and Peters, GmbH for approximately $13.7 million (see note 13). In conjunction with the acquisition, liabilities were assumed as follows:

                 Fair value of assets acquired                         $(30,556)
                 Costs in excess of net assets of company acquired      (13,779)
                 Liabilities assumed                                     39,652
                                                                       --------

                          Cash paid, net of cash received              $ (4,683)
                                                                       ========

         In 1994, DKBERT sold real property in exchange for $440 of trade credits.

See accompanying notes to combined financial statements.





                                       125                           (Continued)

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS


                           December 31, 1995 and 1994


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (A)     BASIS OF PRESENTATION AND PRINCIPLES OF COMBINATION

                 The accompanying combined financial statements include the accounts of the following entities, each entity affiliated with each other as a result of common ownership and common management: (i) Alamo Rent-A-Car, Inc. and Affiliate (Alamo),
                 (ii) DKBERT, Assoc., (DKBERT or the Partnership), (iii) Guy Salmon USA, Ltd. and Subsidiaries (GUSA Ltd.), and (iv) Alamo Rent-A-Car (Belgium), Inc. (Alamo Belgium), Alamo Rent-A-Car (Canada), Inc. (Alamo Canada), Green Corn, Inc. (Green Corn), Guy Salmon (USA), Inc. (GUSA Inc.), Territory Blue, Inc. (Territory Blue), and Tower Advertising Group, Inc. (Tower) (collectively, the Alamo Affiliated Companies). The combined financial statements of each of the above entities (collectively referred to as the "Companies") include the accounts of the Companies and their respective majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in combination. Following is a description of the Companies and their majority-owned subsidiaries:

                 (I) The consolidated financial statements of Alamo and Alamo Funding, L.P. (AFL). Alamo has a 99 percent limited partnership interest in AFL and AFL's 1 percent general partner is a corporation owned by the shareholders of Alamo. All significant intercompany balances and transactions have been eliminated in consolidation. Alamo is engaged in the car rental business throughout the United States, primarily on a daily or weekly basis. AFL provides financing to Alamo for the financing or refinancing of revenue earning vehicles. AFL and Alamo have separate corporate existences and separate financial conditions and records. The assets of AFL will be available only to satisfy the claims of its creditors and will not be available to any creditors of Alamo or its other affiliates.

                 (II) The financial statements of DKBERT, a Florida partnership, which owns and leases real property.

                 (III) The consolidated financial statements of GUSA Ltd., a Florida limited partnership and the holding company for certain European car rental affiliates of Alamo. The subsidiaries of GUSA Ltd. and their respective periods of inclusion in these financial statements are (i) Alamo Rent-A-Car (UK) Limited (acquired
                          1990), which conducts the Company's operations in the United Kingdom; (ii) Alamo Rent-A-Car, AG, Zurich (organized November 1992) which conducts the Company's Swiss operations; (iii) Alamo Autovermietung GmbH (the surviving entity of the merger between Dose and Peters, GmbH (acquired December 1994) and Alamo Rent-A-Car GmbH) (organized in February 1994), which conducts the Company's German operations; and (iv) Alamo Rent-A-Car (Vienna) GmbH (organized April 1995) which conducts the Company's Austrian operations. All significant intercompany balances and transactions have been eliminated in consolidation.





                                       126                          (Continued)

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS


                 (IV) The combined financial statements of the Alamo Affiliated Companies, as follows: (i) Alamo Belgium which conducts car rental operations in Belgium at one location; (ii) Alamo Canada which conducts car rental operations in Canada at two locations; (iii) Green Corn, an entity with limited assets; (iv) GUSA Inc., which owns 79% of Alamo Rent-A-Car B.V. (which conducts car rental operations in The Netherlands at two locations) and a minority interest in Guy Salmon USA, Ltd. (GUSA Ltd.), which conducts car rental operations in Europe through its respective subsidiaries and combined partnerships; (v) Territory Blue, a management company which contracts with certain employees of Alamo Rent-A-Car, Inc. (Alamo) and offers management services to certain other entities; and (vi) Tower, which provides advertising services to Alamo. The combined financial statements include the accounts of the Alamo Affiliated Companies and their majority-owned subsidiaries. Minority interest represents GUSA Ltd.'s 21% ownership in Alamo Rent-A-Car B.V. All significant intercompany accounts and transactions are eliminated in combination.

                 The Companies operate in one principal industry and geographic segment - the rental of automobiles in the United States which represents more than 90% of combined revenues.

         (B)     CASH EQUIVALENTS AND INVESTMENTS

                 The Companies consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents, unless the investments are legally or contractually restricted for longer than three months. Investments are classified as held-to-maturity securities and are recorded at amortized cost adjusted for the amortization or accretion of premiums or discounts, which approximates market value.

         (C)     REVENUE EARNING VEHICLES AND DEPRECIATION

                 Revenue earning vehicles are stated at cost less accumulated depreciation and allowances for stolen vehicles. The straight-line method is used to depreciate revenue vehicles to their estimated residual values over the anticipated periods of use based on the respective Company's fleet plan, typically ranging from 4 to 20 months in the United States and from 4 to 9 months in Canada and Europe. Depreciation expense also includes those costs relating to losses from damaged and wrecked vehicles, and gains and losses on vehicle sales in the ordinary course of business.

         (D)     PROPERTY AND EQUIPMENT

                 Property and equipment are stated at cost. Depreciation and amortization are provided over the estimated useful lives of the respective assets using the straight-line method. DKBERT capitalizes interest as part of the cost of constructing car rental and other facilities.





                                       127                           (Continued)

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS


         (E)     OTHER ASSETS

                 Other assets include goodwill (in thousands) of $18,491 and $17,319 at December 31, 1995 and 1994. Accumulated amortization of goodwill (in thousands) was $2,376 and $1,194 at December 31, 1995 and 1994, respectively. Goodwill is amortized on a straight-line basis combined. The Companies evaluate the recoverability of intangible assets as well as the amortization periods to determine whether an adjustment to the carrying value is appropriate. The primary indicators of recoverability are the associated current and forecasted operating cash flows.

                 Debt issuance and origination fees and costs are amortized to interest expense on a straight-line basis over the terms of the related debt agreements. The difference in interest expense between the straight-line method and interest method of amortization, where applicable, is not material.

         (F)     ESTIMATED AUTO LIABILITY CLAIMS

                 Alamo assumes responsibility for up to $1 million per claim under its auto liability insurance program for property damage and bodily injury claims. Costs in excess of $1 million per claim are insured under various contracts with insurance carriers. Estimated costs for claims up to $1 million are actuarially determined based on historical claims experience, adjusted for current trends and changes in claims-handling procedures, and are discounted to the net present value. The assumptions used have a significant effect on the amounts reported. During the year ended December 31, 1994, Alamo changed its methodology used to discount its estimated auto liability claims to a weighted average rate based on Treasury notes with maturity dates related to the actuarially determined payout curve. Previously, the rate used for discounting was based on a three-year average of U.S. Treasury notes with three-year maturities. Management believes its current methodology better reflects the anticipated payout of Alamo's claims. The rates used at December 31, 1995 and 1994 were 5.30% and 7.62%, respectively. The effect of the change in 1994 was a reduction in the accrual of $3.7 million.

                 In its foreign car rental operations, the foreign companies assume responsibility, subject to a deductible, per incident, under the auto liability insurance programs and for property and bodily injury claims.

                 The Companies also assume responsibility, subject to a deductible, per incident, under its vehicle collision damage and theft insurance policy. Losses are accrued as incurred.

         (G)     REVENUE RECOGNITION

                 DKBERT recognizes rental income on a straight-line basis over the terms of the respective leases.





                                        128
(Continued)

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS


         (H)     INCOME TAXES

                 Alamo elected "Small Business Corporation" status effective January 1, 1980. Under S corporation status, each stockholder is individually responsible for reporting his share of taxable income or loss. Accordingly, no provision for federal income taxes has been reflected in the accompanying financial statements. A provision for state income taxes is made where applicable.

                 Each partner of DKBERT is individually responsible for reporting his share of federal taxable partnership income or loss. Accordingly, no provision for federal taxes is reflected in the financial statements. A provision for state income taxes is made where applicable.

                 Each partner of GUSA Ltd. is individually responsible for reporting his share of federal taxable partnership income or loss. Subsidiaries operating in foreign jurisdictions are subject to corporate income tax in their respective jurisdictions. Accordingly, a provision for foreign corporate income taxes has been made for each company established in a foreign jurisdiction, where applicable. A provision for state income taxes is also made where applicable.

                 Certain of the Alamo Affiliated Companies described in note 1(a)(iv) are taxed as pass-through entities for U.S. income tax purposes. As a pass-through company for U.S. income tax purposes, each shareholder is individually responsible for reporting his share of taxable income or loss. The companies operating in foreign jurisdictions are subject to corporate income tax in their respective jurisdictions. Accordingly, a provision for foreign corporate income taxes has been made for each company established in a foreign jurisdiction. A provision for state income taxes is also made where applicable.

         (I)     FINANCIAL INSTRUMENTS

                 Certain of the Companies utilize interest rate swaps in the management of interest rate risk. The differentials between the amounts paid and received from these swaps are recognized over the terms of the agreements and are recorded as adjustments to interest expense. Amounts receivable or payable under the agreements are included in other receivables or accrued expenses in the combined balance sheets and were not material at December 31, 1995 or 1994.

         (J)     ENVIRONMENTAL COSTS

                 Certain of the Companies' operations involve the storage and dispensing of petroleum products, primarily gasoline. The Companies record as expense, on a current basis, costs associated with remediation of environmental pollution. The Companies also accrue for their proportionate share of costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and the amount can be reasonably estimated. Estimated costs include anticipated site testing, consulting, remediation, disposal, post-remediation monitoring and legal fees, as appropriate. The liability does not reflect possible recoveries from insurance companies or reimbursement of remediation costs.





                                      129                            (Continued)

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS


         (K)     FOREIGN CURRENCY TRANSLATION

                 Assets and liabilities of foreign affiliates are translated into United States dollars at the current rates of exchange. Income and expenses are translated at the average rate of exchange in effect during the period. The related translation adjustments are reported as a separate component of equity. Foreign currency transaction gains and losses are included in determining net income and are not material.

         (L)     ADVERTISING

                 The Companies expense the cost of advertising as incurred or the first time advertising takes place. No advertising costs were capitalized at December 31, 1995 or 1994. Advertising expense (in thousands) was $60,288, $67,565 and $39,889 for the years ended December 31, 1995, 1994 and 1993, respectively.

         (M)     USE OF ESTIMATES

                 Management of the Companies have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

         (N)     NEW ACCOUNTING STANDARD

                 In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which became effective for fiscal years beginning after December 15, 1995. This standard establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain intangibles to be disposed of. The Companies believe that adoption of this standard will not have a material impact on the financial condition or operating results of the Companies.

         (O)     RECLASSIFICATIONS

                 Certain reclassifications have been made to the 1994 financial statements to conform to the presentation used in 1995.





                                      130                            (Continued)

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS


(2)      INVESTMENTS

         Investments have a maturity of three months or less and are classified as held-to-maturity securities. Investments consist of the following (in thousands):

                                                         December 31,
                                                  -------------------------
                                                    1995              1994
                                                    ----              ----
                 Eurodollar deposits              $26,727           $36,784
                 Repurchase agreements             24,000                --
                 Certificate of deposit             9,548            44,358
                 Commercial paper                   2,221             3,521
                 U.S. treasury bills                  130             1,580
                 Money Market                         507                --
                                                  -------           -------

                                                  $63,133           $86,243
                                                  =======           =======

         Investments serve as collateral for irrevocable letters of credit issued in favor of the Companies' liability insurance carriers. Collateral equal to the stated amount of the letter of credit is required. At December 31, 1995, letters of credit for $23.0, $3.7, $3.5, and $1.6 million expire October 1, 1996. The Companies also have a $7.6 million irrevocable letter of credit issued in connection with airport facilities, expiring October 15, 1996, under which no amounts were outstanding at December 31, 1995. The letter of credit is secured by investments of $3.8 million. Repurchase agreements are restricted for the settlement of specific estimated auto liability claims.

(3)      BUSINESS AND CREDIT CONCENTRATIONS

         Business and credit concentrations for each of the Companies included in the combined financial statements are as follows:

                 ALAMO - At December 31, 1995, the Company had 133 corporate owned vehicle rental facilities at airport, near-airport and downtown locations throughout the United States. The industry in which Alamo operates is also highly seasonal. For the year ended December 31, 1995, approximately 24% of Alamo's revenue was generated in Florida.

                 Trade receivables (in thousands) include $32,999 and $22,706 from travel agents and tour operators at December 31, 1995 and 1994, respectively. Alamo holds minimum collateral in the form of cash, letters of credit or insurance from most of these vendors. Alamo continually evaluates the credit risk of these customers and believes that its allowance for doubtful accounts relative to its trade receivables is adequate. Vehicle receivables (in thousands) include $52,314 and $82,830 from manufacturers at December 31, 1995 and 1994, respectively. Vehicle receivables also include amounts due from renters for damages incurred on revenue earning vehicles. Other receivables (in thousands) include $1,041 and $8,535 from a manufacturer for vehicle incentives at December 31, 1995 and 1994, respectively.





                                      131                            (Continued)

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS


                 Alamo enters into vehicle repurchase programs with one principal vehicle manufacturer, as well as other vehicle manufacturers. During model year 1995, Alamo purchased approximately 68% of its vehicle fleet under repurchase programs with one vehicle manufacturer.

                 DKBERT - The majority of DKBERT's property is leased to Alamo, which has guaranteed a substantial portion of DKBERT's indebtness. DKBERT is economically dependent on Alamo for rental income sufficient to service its indebtedness.

                 GUSA LTD. - At December 31, 1995, GUSA Ltd. had 55 corporate owned locations including 28 in the United Kingdom, 22 in Germany, 4 in Switzerland and 1 in Austria. In addition to its corporate owned locations, GUSA Ltd.'s licensee network operates 102 locations throughout Europe, including 86 locations in Germany. The industry in which GUSA Ltd. operates is also seasonal.

                 Trade receivables (in thousands) include $23,677 and $16,703 from travel agents and tour operators at December 31, 1995 and 1994, respectively. GUSA Ltd. holds minimum collateral in the form of cash, letters of credit or insurance from most of these vendors. GUSA Ltd. continually evaluates the credit risk of these customers and believes that its allowance for doubtful accounts relative to its trade receivables is adequate. Vehicle receivables (in thousands) include $12,442 and $7,409 from manufacturers at December 31, 1995 and 1994, respectively.

                 During model year 1995, GUSA Ltd. purchased approximately 61% of its vehicle fleet under repurchase programs with one vehicle manufacturer.

                 ALAMO AFFILIATED COMPANIES - At December 31, 1995, the Alamo Affiliated Companies had two corporate owned car rental locations in Canada, one in Belgium, and one in The Netherlands.

                 Trade receivables (in thousands) include $531 and $272 from travel agents and tour operators at December 31, 1995 and 1994, respectively. The Alamo Affiliated Companies hold minimum collateral in the form of cash, letters of credit or insurance from most of these vendors. The Alamo Affiliated Companies continually evaluates the credit risk of these customers and believes that its allowance for doubtful accounts relative to its trade receivables is adequate. Vehicle receivables (in thousands) include $259 and $376 from manufacturers at December 31, 1995 and 1994, respectively.

                 During model year 1995, Alamo Canada purchased 100% of its vehicle fleet under repurchase programs with one vehicle manufacturer. During model year 1995, Alamo Belgium purchased 100% of its vehicle fleet under repurchase programs with one vehicle manufacturer.





                                      132                            (Continued)

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS


(4)      REVENUE EARNING VEHICLES

         Revenue earning vehicles consist of the following (in thousands):

                                                              December 31,
                                                      --------------------------
                                                          1995           1994
                                                          ----           ----
                 Revenue earning vehicles             $1,701,945     $1,870,795

                 Less accumulated depreciation          (223,536)      (138,280)
                                                      ----------     ----------

                                                      $1,478,409     $1,732,515
                                                      ==========     ==========

         Revenue earning vehicles with depreciated cost of $1.31 billion and $1.64 billion at December 31, 1995 and 1994, respectively were acquired under programs that allow the Companies to require counterparties to repurchase vehicles held for periods of up to 24 months. The Companies estimate the future value of revenue earning vehicles under such repurchase programs to be $1.0 billion and $1.2 billion at December 31, 1995 and 1994, respectively. The agreements contain varying mileage and damage limitations.

         The Companies also lease vehicles under operating lease agreements which require the Companies to provide normal maintenance and liability coverage. The agreements generally have terms of 4 to 12 months. Many agreements provide for an option to terminate the leases early and allow the purchase of leased vehicles subject to certain restrictions. Most leases provide for an initial minimum monthly charge, with contingent rental charges for changes in interest rates and adjustments for wear, damage and mileage in excess of stipulated amounts. Contingent rental charges totaled (in thousands) $13,191, $2,774 and $1,983 for the years ended December 31, 1995, 1994 and 1993, respectively. Gains (losses) (in thousands) on sales of revenue earning vehicles was $(6,431), $(852) and $871 for the years ended December 31, 1995, 1994 and 1993, respectively.





                                      133                            (Continued)

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS


(5)      PROPERTY AND EQUIPMENT

         Property and equipment consist of the following (in thousands):

                                                                         December 31,
                                                                  ------------------------
                                                                    1995            1994            Estimated
                                                                    ----            ----              Useful
                                                                                                      Lives
                                                                                                      -----
                 Land                                             $103,320       $103,133               --
                 Buildings                                          64,259         59,247         Up to 18 years
                 Lease rights                                        1,560          1,560              (1)
                 Leasehold improvements                             83,773         68,953              (1)
                 Furniture, fixtures and equipment                  55,685         49,868         Up to 10 years
                 Service vehicles                                   12,581         26,657         Up to 8 years
                 Construction in progress                            1,276          2,521               --
                                                                  --------       --------
                                                                   322,454        311,939

                 Less accumulated depreciation and
                    amortization                                  (108,469)      (100,988)
                                                                  --------       --------

                                                                  $213,985       $210,951
                                                                  ========       ========

         (1) Shorter of the lease term or life of the assets, ranging from 10 to 20 years.

         Depreciation expense (in thousands) was $22,006, $19,415 and $17,684 for the years ended December 31, 1995, 1994 and 1993, respectively. DKBERT has an option to acquire real property in Fort Lauderdale, Florida for $800,000 through January 1999, and a purchase agreement to purchase additional real property for $2,079,000 (subsequently purchased in 1996).





                                      134                            (Continued)

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS


(6)      LEASES

         The Companies lease real property, equipment and software under various operating leases with terms from 1 to 20 years. The Companies have also entered into various airport concession and permit agreements which generally provide for payment of a percentage of gross revenue with a guaranteed minimum.

         Expenses under real property, equipment and software leases and airport concession agreements (excluding amounts charged through to customers) for the years ended December 31, 1995, 1994 and 1993 were as follows (in thousands):

                                                                        December 31,
                                                          ---------------------------------------
                                                             1995          1994             1993
                                                             ----          ----             ----
         Real property                                     $16,783        $16,371         $17,980
         Equipment and software                             21,961         21,152          20,097
         Airport concession and permit fees:
           Minimum fixed obligations                        46,061         36,328          27,912
           Additional amounts, based on gross revenue       28,397         27,617          24,766
                                                          --------       --------         -------
             Total                                        $113,202       $101,468         $90,755
                                                          ========       ========         =======

         Future minimum lease obligations under noncancelable real property and equipment leases and airport agreements with initial terms in excess of one year at December 31, 1995 are as follows (in thousands):

                                                Real          Equipment        Airport
                                              Property       and Software     Agreements         Total
                                              --------       ------------     ----------        --------
         Year ending December 31:
             1996                             $26,210           $15,230        $ 36,865         $ 78,305
             1997                              10,951             3,393          26,833           41,177
             1998                               7,339             2,554          21,446           31,339
             1999                               5,645             1,260          14,151           21,056
             2000                               4,700             1,260          10,685           16,645
             Thereafter                        17,819                --          14,270           32,089
                                              -------           -------        --------         --------

                                              $72,664           $23,697        $124,250         $220,611
                                              =======           =======        ========         ========

         The Companies have options to acquire or extend its leases through the year 2002 on certain properties and has rights of first refusal on certain other properties it currently leases.





                                      135                            (Continued)

                    ALAMO RENT-A-CAR, INC. AND AFFILIATES

                   NOTES TO COMBINED FINANCIAL STATEMENTS


(7)      NOTES PAYABLE AND LINES OF CREDIT SECURED BY REVENUE EARNING VEHICLES

         Notes payable and lines of credit secured by revenue earning vehicles consist of the following (in thousands):

                                                                                                   December 31,
                                                                                           -------------------------
                 Alamo                                                                        1995            1994
                 -----                                                                        ----            ----
                 Amounts under $750 million revolving credit agreement and
                   predecessor agreements with termination date of June 30,
                   1999; secured by eligible vehicle collateral and vehicle
                   receivable balances; interest for incremental borrowings at formulas based on prime, fed funds or LIBOR at the
                   Companies' discretion                                                   $   19,393     $  364,385

                 Amounts under $580 million loan agreement with termination date of June 17, 1996; secured by eligible vehicle
                   collateral and vehicle receivable balances; interest is
                   based on market dictated commercial paper rates                           579,001        575,857

                 Senior secured notes payable with interest at fixed rates
                   ranging from 5.58% to 7.08% with various maturity dates
                   and amounts as follows: December 15, 1996 - $133 million;
                   December 15, 1997 - $25 million; December 15, 1998 - $113
                   million; December 15, 2000 - $94 million; and, December
                   15, 2003 - $80.5 million; secured by eligible vehicle
                   collateral and vehicle receivable balances                                445,500        445,500

                 Amounts under $250 million loan agreement with termination date of October 2, 1996; secured by eligible vehicle
                   collateral and vehicle receivable balances; interest is
                   based on market dictated commercial paper rates                           236,357        247,965





                                      136                            (Continued)

                    ALAMO RENT-A-CAR, INC. AND AFFILIATES

                   NOTES TO COMBINED FINANCIAL STATEMENTS



                                                                                                   December 31,
                                                                                           -------------------------
                                                                                              1995            1994
                                                                                              ----            ----
                 Amounts under $90 million term loan and predecessor agreements with maturity dates and amounts as follows: December 1, 1997 -
                   $15 million; December 1, 1998 - $75 million; secured by
                   eligible vehicle collateral and vehicle receivable balances;
                   interest at a formula based on LIBOR or prime at the
                   Companies' discretion                                                   $   25,000     $   24,000


                 Amounts to be financed after December 31 under various
                   revolving credit agreements                                                 41,400         22,969

                 Other                                                                             --          6,806
                                                                                           ----------     ----------

                          Alamo subtotal                                                    1,346,651      1,687,482

                 GUSA Ltd.
                 ---------
                 Amounts under various uncommitted revolving lease facilities with financing institutions in Great Britain; secured by
                   eligible vehicle collateral; interest is based on an as quoted
                   basis dictated by market competition                                       126,874         37,372

                 Amounts outstanding to mature within six months; secured by eligible vehicle collateral; interest is based on an as quoted
                   basis dictated by marketing competition                                     30,214         35,325

                 Amounts under deutsche mark (DM) 20,513,000 term loan and
                   predecessor agreements; secured by eligible vehicle collateral and vehicle receivable balances; interest is based on FIBOR
                   plus 125 basis points or ICM rate plus 150 basis points                     14,139          9,614

                 Amounts under DM 21,500,000 revolving credit agreement with various maturity dates and amounts as follows (in thousands):
                   1995 - $11,233; 1996 - $835; 1997 - $70; and, 1998 - $220;
                   secured by eligible vehicle collateral and certain real
                   property; interest ranging from 4.75% - 9.0%                                11,368          9,439

                 Other, including amounts to be financed after December 31,
                   under various revolving lease facilities                                    11,341         14,713
                                                                                           ----------     ----------

                      GUSA Ltd. subtotal                                                      193,936        106,463
                                                                                           ----------     ----------


                                      137                            (Continued)

                    ALAMO RENT-A-CAR, INC. AND AFFILIATES

                    NOTES TO COMBINED FINANCIAL STATEMENTS



                                                                                                   December 31,
                                                                                           -------------------------
                 Alamo Affiliated Companies                                                   1995            1994
                 --------------------------                                                   ----            ----
                 Alamo Belgium
                 -------------
                 Amounts under Belgium Franc (BEF) 155,520,000 credit facility;
                   secured by eligible vehicle collateral; interest at Brussels
                   Interbank offered rate plus 110 basis points; termination
                   date, June 1996; guaranteed by Alamo                                    $    1,946     $      857

                 Alamo Canada
                 ------------
                 Amounts under Canadian dollar $10,000,000 credit agreement;
                   secured by eligible vehicle collateral; interest at Agent's
                   Bankers Acceptances plus 62.5 basis points; termination date,
                   June 1998; guaranteed by Alamo                                               3,539             --

                          Other                                                                    50             --
                                                                                           ----------     ----------

                          Alamo Affiliated Companies subtotal                                   5,535            857
                                                                                           ----------     ----------

                          Combined                                                         $1,546,122     $1,794,802
                                                                                           ==========     ==========

         Certain of the notes payable and lines of credit secured by revenue earning vehicles contain various restrictive covenants, including provisions relating to the maintenance of tangible net worth and debt to tangible net worth ratios, incurrence of additional indebtedness, and limitations on the payment of dividends and certain investments. The effective economic interest rate on notes payable and lines of credit secured by revenue earning vehicles was 6.94%, 6.02% and 5.45% at December 31, 1995, 1994 and 1993, respectively.

         The Companies have only limited involvement with derivative financial instruments and do not use them for trading purposes. Interest protection agreements with several counterparties are used to manage the impact of interest rate changes. At December 31, 1995 and 1994, Alamo effectively converted interest rates on the following notional principal amounts (in thousands):

                                                                    December 31,
                                                           ----------------------------            Latest
                                                              1995               1994             Maturity
                                                              ----               ----             --------
         Variable-rate (capped) into fixed-rate
             obligations                                   $ 175,000          $  75,000        February 1997
         Variable-rate into fixed-rate obligations                --            100,000        September 1995
         Fixed-rate into variable-rate obligations                --            125,000        December 1995
                                                           ---------          ---------

         Aggregate notional principal                      $ 175,000          $ 300,000
                                                           =========          =========





                                      138                            (Continued)

                    ALAMO RENT-A-CAR, INC. AND AFFILIATES

                   NOTES TO COMBINED FINANCIAL STATEMENTS


         At December 31, 1995, of the aggregate $175 million in interest swap agreements, $150 million is paying at a fixed rate of 6.94%, receiving at a variable rate which is capped at 7.75% and $25 million is paying at an average fixed rate of 7.00%, receiving at a variable rate which is capped at 7.90%. Alamo has also entered into an interest rate protection agreement, which becomes effective January 1997, covering a notional principal amount of $50 million, paying a fixed rate of 5.80%, receiving a floating rate which is capped at 7.50% and expiring January 1998. The Companies are exposed to credit loss in the event of nonperformance by the counterparties to the interest protection agreements. The Companies do not anticipate nonperformance by the counterparties because the agreements are with counterparties with a short-term rating of no less than A-1 or P-1.

(8)      OTHER DEBT

         Other debt consists of the following (in thousands):

                                                                                                   December 31,
                                                                                           -------------------------
                 Alamo                                                                        1995            1994
                 -----                                                                        ----            ----
                 Note payable to bank with interest at a formula based on LIBOR or prime paid quarterly; secured by a building; principal payable in quarterly installments beginning March 1996 and based on the
                   balance outstanding at that date, due December 2003                     $    8,700     $    8,700


                 Note payable to bank with interest at optional variable rates;
                   secured by a portion of outstanding stock of one of the Companies;
                   payable in quarterly installments of $464,000 plus interest, paid
                   off and terminated in 1995                                                       --         4,642

                 Demand note payable to stockholder                                                --            350
                                                                                           ----------     ----------

                          Alamo subtotal                                                        8,700         13,692
                                                                                           ----------     ----------





                                      139                            (Continued)

                    ALAMO RENT-A-CAR, INC. AND AFFILIATES

                   NOTES TO COMBINED FINANCIAL STATEMENTS


                 DKBERT
                 ------
                   Mortgages payable to GMAC and predecessor agreements with interest at 9.193%; payable in monthly installments, due July 2005; secured
                   by real property guaranteed by Alamo                                    $  107,840     $   69,335


                 Mortgages payable to bank with interest at 0.75%  over prime; due
                   December 2000; secured by real property guaranteed by Alamo                    934          1,136

                 Other                                                                            354         10,076
                                                                                           ----------     ----------
                          DKBERT subtotal                                                     109,128         80,547
                                                                                           ----------     ----------

                 GUSA Ltd.
                 ---------
                 Note payable to minority shareholder of a combined affiliate, in connection with the purchase agreement; secured by a portion of
                   the outstanding stock of one of the Companies, due March 1996                3,722          5,322

                 Term loan agreement with bank, interest at LIBOR plus 125 basis points, payable monthly; principal payable in quarterly
                   installments of $331,000, due January 1999; secured by non-vehicle
                   equipment, trade receivables and leasehold improvements                      4,285          5,288

                 Amounts under Great Britain pound (GBP) 10,000,000 revolving credit commitment to expire December 21, 1996; interest is based on Sterling LIBOR plus 125 basis points or Base Rate plus 125
                   basis points; secured by non-vehicle equipment and leaseholds               11,431          9,708

                 Other                                                                             --          2,460
                                                                                           ----------     ----------
                         GUSA Ltd. subtotal                                                    19,438         22,778
                                                                                           ----------     ----------

                 Alamo Affiliated Companies
                 --------------------------
                 GUSA  Inc.
                 ----------
                 Note payable  issued in connection  with asset purchase  agreement;
                 unsecured, due October 1995                                                       --            246
                                                                                           ----------     ----------

                          Alamo Affiliated Companies subtotal                                      --            246
                                                                                           ----------     ----------

                          Combined                                                         $  137,266     $  117,263
                                                                                           ==========     ==========


         Certain of the other debt contains various restrictive covenants, including provisions relating to the maintenance of tangible net worth and debt to equity ratios, incurrence of additional indebtedness, and limitations on the payment of dividends and certain investments.





                                      140                            (Continued)

                    ALAMO RENT-A-CAR, INC. AND AFFILIATES

                   NOTES TO COMBINED FINANCIAL STATEMENTS


         The effective economic interest rate on other debt was 8.64%, 7.33% and 6.23% at December 31, 1995, 1994 and 1993, respectively.

         The aggregate maturities of other debt at December 31, 1995 are as follows (in thousands):

                                                       Combined
                 Year ending December 31:              --------
                        1996                          $  20,384
                        1997                              5,099
                        1998                              5,312
                        1999                              4,467
                        2000                              4,411
                        Thereafter                       97,593
                                                      ---------

                                                      $ 137,266
                                                      =========

(9)      EQUITY

         All of the Companies are affiliated through common ownership and common management and the capital structures of all entities are similar and not complex. Equity has been combined as follows (in thousands):

                                               Additional
                                   Common       Paid-in      Partners'     Retained     Translation
         December 31, 1995         Stock        Capital       Capital      Earnings     Adjustment   Total
         -----------------         -----        -------       -------      --------     ----------   -----
         Alamo US                  $  1      $ 9,568     $      --      $ 73,114        $    --    $ 82,683
         DKBERT                      --           --        11,869            --             --      11,869
         Tower                        1           --            --          (499)            --        (498)
         GUSA Inc.                    1        1,257            --        (3,552)           (47)     (2,341)
         GUSA Ltd.                   --           --       (29,326)           --          2,673     (26,653)
         Green Corn                  --           65            --           480             --         545
         Alamo Belgium                1          581            --          (602)           (16)        (36)
         Alamo Canada                 1          199            --        (1,136)           (25)       (961)
         Territory Blue              --           --            --            --             --          --
                                   ----      -------     ---------      --------        -----      --------
                                      5       11,670       (17,457)       67,805          2,585      64,608

         Eliminations                --       (2,176)     (145,462)      148,995             --       1,357
                                   ----      -------     ---------      --------        -----      --------
                   Total           $  5       $9,494     $(162,919)     $216,800        $ 2,585    $ 65,965
                                   ====       ======     =========      ========        =======    ========





                                       141
(Continued)

                      ALAMO RENT-A-CAR, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS



                                      Additional
                          Common       Paid-in      Partners'     Retained     Translation
December 31, 1994         Stock        Capital       Capital      Earnings     Adjustment      Total
-----------------         -----        -------       -------      --------     ----------      -----
Alamo US                  $  1      $ 6,492          $ --      $111,842        $    --   $ 118,335
DKBERT                      --           --        15,949            --             --      15,949
Tower                        1           --            --           799             --         800
GUSA Inc.                    1        1,257            --        (2,486)           (38)     (1,266)
GUSA Ltd.                   --           --       (10,849)           --          2,859      (7,990)
Green Corn                  --           57            --           464             --         521
Alamo Belgium                1          581            --          (257)           (41)        284
                          ----     --------     ---------      --------        -------   ---------
                             4        8,387         5,100       110,362          2,780     126,633

Eliminations                --           --      (151,213)      152,425             --       1,212
                          ----     --------     ---------      --------        -------   ---------
          Total           $  4     $  8,387     $(146,113)     $262,787        $ 2,780   $ 127,845
                          ====     ========     =========      ========        =======   =========

(10)     PROFIT SHARING AND RETIREMENT PLANS

         Certain of the Companies have a defined contribution retirement plan offered to all employees after twelve months of service. Certain employee contributions may be matched and additional amounts may be contributed to the plan at the discretion of the Board of Directors. Contributions by the Companies (in thousands) were $1,467, $2,994, and $2,838 for the years ended December 31, 1995, 1994 and 1993, respectively.

(11)     RELATED PARTY TRANSACTIONS

         The following table summarizes business transactions (in thousands) with uncombined affiliates for the years ended December 31, 1995, 1994 and 1993, respectively:

                                                              1995                1994              1993
                                                              ----                ----              ----
Revenue earning vehicle purchases (1)                  $   351,755       $    551,157       $   576,895
                                                       ===========       ============       ===========

Vehicle revenue                                              8,504              8,151             6,923
                                                       ===========       ============       ===========

Vehicle lease expense                                           --                 --             1,618
                                                       ===========       ============       ===========

Selling, general and administrative                          1,021                616               467
                                                       ===========       ============       ===========

Interest expense                                               499                460               361
                                                       ===========       ============       ===========

Legal and consulting services                                6,250              6,914             6,008
                                                       ===========       ============       ===========

         (1) Alamo purchases certain of its rental vehicles from a group of dealerships owned primarily by a director of Alamo. Pursuant to an automobile purchase agreement which expired on December 31, 1995, Alamo-US agreed to purchase and/or lease a minimum number of vehicles and pay to these dealerships a specific amount (in addition to the manufacturer's sales price) for each vehicle purchased. Although Alamo does not expect to renew this agreement to purchase and/or lease a minimum number of vehicles, it intends to purchase vehicles on an annual basis from these dealerships, and to continue its agreement to pay these dealerships a specified amount (in addition to the manufacturer's sales price) for any vehicle purchased.





                                       142
(Continued)

                      ALAMO RENT-A-CAR, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS


         The following table summarizes account balances (in thousands) with uncombined affiliates at December 31, 1995 and 1994, respectively:

                                                                   1995                 1994
                                                                   ----                 ----
Prepaid expenses and other assets and rent deposits
                                                            $       --        $           345
                                                            ==========        ===============

Accounts payable                                                   442                    593
                                                            ==========        ===============


         Certain of the Companies guarantee the mortgage of Tripperoo Wings, Inc., an uncombined affiliate, which had a balance of $7.0 million and $7.8 million at December 31, 1995 and 1994, respectively.

(12)     INCOME TAXES

         As described in note 1(h), a tax provision is provided for each company that is subject to corporate income taxes. The tax effects of temporary differences that give rise to significant portions of the deferred assets and liabilities are as follows (in thousands):

                                                                                  December 31,
                                                                        --------------------------------
                                                                        1995           1994         1993
                                                                        ----           ----         ----
Deferred tax assets:
          Net operating loss carryforwards                        $   9,969        $ 6,976      $ 5,304
                                                                  ---------           ----         ----
Total gross deferred tax assets                                       9,969          6,976        5,304
Less valuation allowances                                            (9,204)        (5,125)      (3,140)
                                                                  ---------           ----         ----

Net deferred tax assets                                                 765          1,851        2,164

Deferred tax liabilities:
          Property   and  equipment,   principally  due   to
        differences in depreciation                                     765          1,851        2,164
                                                                  ---------           ----         ----
Total gross deferred tax liabilities                                    765          1,851        2,164
                                                                  ---------           ----         ----

Net deferred tax liability                                        $      --           $ --         $ --
                                                                  =========           ====         ====

         As of December 31, 1995, 1994 and 1993, certain of the Companies had foreign net operating loss carryforwards available to offset future taxable income (in thousands) of $25,036, $18,660 and $15,300, respectively. The income tax benefit associated with the net operating loss carryforwards has been fully offset by a valuation allowance in the accompanying financial statements. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income.





                                       143
(Continued)

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS


         For U.S. income tax purposes, certain of the pass-through Companies use accelerated methods of depreciation for reporting income or loss, which is passed through to their owners. The tax effect of the cumulative gross temporary differences at December 31, 1995, 1994 and 1993 was $37.3, $38.5 and $29.4 million, respectively. Although management has no intention to do so, if certain of the Companies should terminate their pass-through status, additional state and federal deferred income taxes attributable to the temporary differences at the time of termination would be recorded as a deferred tax liability with a corresponding reduction in net income. Assuming termination of their pass-through status, this amount would be payable in future years as the net accumulated temporary differences reverse.

         State income tax expense recorded by certain of the Companies was (in thousands) of $200, $985 and $1,600 for the years ended December 31, 1995, 1994 and 1993, respectively.

         As a matter of policy, the board of directors declares capital distributions or dividends to allow payments for the owners' income taxes on the Companies' earnings.

(13)     ACQUISITION

         Effective December 31, 1994, a subsidiary of GUSA Ltd. acquired approximately 75% of the outstanding capital stock of Dose and Peters, GmbH, a German company with car rental operations in Germany for DM
         21.3 million ($13.7 million). The purchase price consisted of cash in the amount of DM 8.3 million, ($5.4 million), the assumption of net liabilities of DM 7.6 million ($4.9 million) and a note payable due in December 1995 (subsequently extended to April 1996) of DM 5.4 million, ($3.5 million). The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to assets and liabilities acquired based on their estimated fair values. The excess of the purchase price over the fair values of acquired assets and liabilities amounted to approximately DM 21.3 million ($13.7 million), which has been accounted for as goodwill and is being amortized over 15 years using the straight-line method.

         On April 19, 1996, GUSA Ltd. reached an agreement with the minority shareholder of Dose and Peters, GmbH whereby the minority shareholder's obligation to fund his proportionate share of the losses incurred in 1995 was forgiven in exchange for a dilution of the minority shareholder's investment to approximately 16%. This resulted in the Company's recognition of DM 17.5 million ($12.2 million) of the Dose and Peters, GmbH 1995 loss. The minority shareholder has also agreed to fund up to DM 960,000 of 1996 calendar year losses.

         Pursuant to the shareholders agreement, if additional funds are required for the business of the Company, each shareholder, if requested, shall contribute their respective share. If a shareholder fails to meet required contributions, the contributing shareholder may either elect to treat his contribution as a loan or receive additional shares. From the date of the purchase agreement to December 31, 1997, the value of Dose and Peters is deemed to be DM 25,000,000, or as may be unanimously agreed to by the shareholders at lease annually. If no value is agreed to by the shareholders for an annual period when a value must be determined, the value shall continue to be the last value established by the shareholders.

         Pursuant to the purchase agreement, from December 1, 1997 through November 30, 2000, the subsidiary may elect to purchase the minority shareholders' interests or the minority shareholder may elect to have the subsidiary purchase his interest. Such agreement provides that the value of the acquired company will be DM 50,000,000 for purposes of the subsidiary election and will be DM 16,666,667 for purposes of the minority shareholder's election.



         Pro forma unaudited combined operating results of the Companies and Dose and Peters, GmbH for the years ended December 31, 1994 and 1993, assuming the acquisition had been made as of the beginning of the periods presented, are summarized below (in thousands):



                                    1994                    1993
                                    ----                    ----
         Revenue                 $1,337,690              $1,174,289
                                 ==========              ==========

         Net Income (loss)           22,533                  30,084
                                 ==========              ==========



These pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of January 1, 1993, nor are they necessarily indicative of future operating results.




                                       144
(Continued)

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS


(14)     DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amount of cash and cash equivalents, investments, receivables, other assets (excluding goodwill, intangibles and deferred costs), accounts payable, accrued expenses (nonderivatives) and customer deposits, approximates fair value because of the short maturity of these instruments.

         Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. The assumptions used have a significant effect on the estimated amounts reported.

         The Companies have interest protection agreements with several counterparties to manage the impact of interest rate changes. The estimated fair values of the interest protection agreements were determined from dealer quotations and represent the discounted future cash flows through maturity or expiration using current rates, and are effectively the amounts Alamo would pay or receive to terminate the agreements. The estimated fair values of the interest rate protection agreements at December 31, 1995 and 1994 was a net payable position (in thousands) of $(3,479) and $(2,247), respectively.

         The estimated fair value of the Alamo's secured notes payable at December 31, 1995 and 1994 (in thousands) was $440,506 and $401,885, respectively. The carrying amount (in thousands) was $445,500 for each period. The estimated fair value of DKBERT's mortgages payable to GMAC at December 31, 1995 and 1994 was (in thousands) $109,000 and $70,368, respectively. Estimated fair values were estimated by discounting expected cash flows at the rates currently offered to Alamo for debt of similar terms and remaining maturities. The carrying amount of the remaining debt approximates fair value because interest rates are variable and, accordingly, approximate current market rates.

(15)     QUARTERLY DATA (UNAUDITED)

         The industry in which the Companies operate, particularly the leisure travel segment, is highly seasonal. The Companies' third quarter, which includes the peak summer travel months, has historically been the strongest quarter of the year. During the peak season the Companies increase their fleet and workforce to accommodate increased rental activity. The Companies' results during the first and fourth quarters are generally their weakest, when there is limited leisure family travel and a greater potential for adverse weather conditions. Many of the Companies' operating expenses such as rent, general insurance and administrative personnel are fixed and cannot be reduced during periods of decreased rental demand.

         In connection with an agreement dated April 19, 1996, the fourth quarter of 1995 included the recognition of approximately $2.6 million of losses originally attributable to the minority shareholder of Dose and Peters, GmbH. See note 13.

                                                                            Quarters
                                                    ----------------------------------------------------------
                                                    First            Second            Third            Fourth
                                                    -----            ------            -----            ------
                                                                         (in thousands)
         Revenue:
                   1995                          $ 301,721         $ 340,079        $ 429,106        $ 326,947
                   1994                            271,008           313,710          419,529          313,514

         Net income (loss):
                   1995                            (29,301)          (15,436)          23,164          (28,006)
                   1994                             (1,304)            2,963           37,695          (14,437)





                                       145
(Continued)

                    ALAMO RENT-A-CAR, INC. AND AFFILIATES

                    NOTES TO COMBINED FINANCIAL STATEMENTS


(16)     SUPPLEMENTAL FINANCIAL DATA (IN THOUSANDS)

         BALANCE SHEET:

                                                                 December 31, 1995
                                      --------------------------------------------------------------------
                                                            European
                                                           Operating                           Combined
                                      Issuers (1)       Subsidiaries(2)      Eliminations       Issuers
                                      -----------       ---------------      ------------   --------------
Assets                                $ 1,805,783         $ 250,334          $ (55,372)       $ 2,000,745
                                      ===========        ==========           ========      =============

Liabilities                             1,732,611           264,096            (61,927)         1,934,780

Equity                                     73,172           (13,762)             6,555             65,965
                                      ===========        ==========           ========      =============

                                      $ 1,805,783         $ 250,334          $ (55,372)       $ 2,000,745
                                      ===========        ==========           ========      =============




                                                                 December 31, 1994
                                      --------------------------------------------------------------------
                                                            European
                                                           Operating                           Combined
                                      Issuers (1)       Subsidiaries(2)      Eliminations      Issuers
                                      -----------       --------------       ------------   --------------
Assets                                $ 2,165,884        $  173,299           $(28,735)     $   2,310,448
                                      ===========        ==========           ========      =============

Liabilities                             2,032,451           168,597            (19,097)         2,181,951

Minority interest                              --               652                 --                652

Equity                                    133,433             4,050             (9,638)           127,845
                                      ===========        ==========           ========      =============

                                      $ 2,165,884        $  173,299           $(28,735)     $   2,310,448
                                      ===========        ==========           ========      =============


                                                                 December 31, 1993
                                      --------------------------------------------------------------------
                                                           European
                                                          Operating                            Combined
                                      Issuers (1)      Subsidiaries(2)      Eliminations       Issuers
                                      -----------      ---------------      ------------    --------------
Assets                                $ 1,882,503        $   72,017           $(12,303)     $   1,942,217
                                      ===========        ==========           ========      =============

Liabilities                             1,767,108            80,827            (15,950)         1,831,985

Equity                                    115,395            (8,810)             3,647            110,232
                                      ===========        ==========           ========      =============

                                      $ 1,882,503        $   72,017           $(12,303)     $   1,942,217
                                      ===========        ==========           ========      =============


         INCOME STATEMENT AND CASH FLOW:


                                                                 December 31, 1995
                                      --------------------------------------------------------------------
                                                            European
                                                           Operating                            Combined
                                      Issuers (1)      Subsidiaries(2)       Eliminations       Issuers
                                      -----------      ---------------       ------------   --------------
Revenue                               $ 1,268,302        $  138,956           $ (9,405)     $   1,397,853
                                      ===========        ==========           ========      =============

Net income (loss)                     $   (48,201)       $  (18,422)          $ 17,044      $     (49,579)
                                      ===========        ==========           ========      =============

Cash   flows   from  operating
activities                            $   359,142        $   12,090           $  5,368      $     376,600
                                      ===========        ==========           ========      =============





                                        146
                                                                     (Continued)

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS



                                                                 December 31, 1994
                                      --------------------------------------------------------------------
                                                            European
                                                           Operating                           Combined
                                      Issuers (1)       Subsidiaries(2)     Eliminations       Issuers
                                      -----------       ---------------     ------------    --------------
Revenue                               $ 1,242,164         $  79,441         $   (3,844)     $   1,317,761
                                      ===========         =========         ==========      =============

Net income                            $    25,048         $     611         $     (742)     $      24,917
                                      ===========         =========         ==========      =============

Cash   flows  from   operating
activities                            $   375,811         $  13,725         $    5,111      $     394,647
                                      ===========         =========         ==========      =============


                                                                 December 31, 1993
                                      --------------------------------------------------------------------
                                                            European
                                                           Operating                          Combined
                                      Issuers (1)       Subsidiaries(2)     Eliminations       Issuers
                                      -----------       ---------------     ------------    --------------
Revenue                               $ 1,103,853         $  59,348         $  (10,239)     $   1,152,962
                                      ===========         =========         ==========      =============

Net income                            $    31,497         $   3,947         $   (3,948)     $      31,496
                                      ===========         =========         ==========      =============

Cash flows from operating
activities                            $   335,695         $   3,726         $    1,481      $     340,902
                                      ===========         =========         ==========      =============

         (1) Represents the entities which are the issuers of the Senior Notes referred to in Note 18.

         (2) Represents the European operating subsidiaries of certain of the issuers.

(17)     COMMITMENTS AND CONTINGENCIES

         The Companies have entered into agreements with vehicle manufacturers under which ultimate realization of incentives is dependent on attaining certain volume purchase and vehicle mix requirements.

         The Companies have a $15 million working capital line of credit expiring April 12, 1996, under which no amounts were outstanding at December 31, 1995.

         In August 1995, Alamo entered into a ten-year lease agreement from an unrelated party for its Fort Lauderdale, Florida corporate headquarters facility. The lease agreement provides for minimum monthly lease payments of approximately $227,000 payable from October 1995 through September 2005. The lease agreement contains an option to purchase the property over the lease term for a base amount plus the outstanding balance on the lessor's mortgage loan, as defined in the lease agreement. At the end of the lease term, Alamo must either purchase the property for $17.4 million or terminate the lease upon payment to the lessor of approximately $10 million. Under certain conditions, if the lease is terminated and the property is sold, all or a portion of the $10 million payment may be refunded to Alamo. In addition, Alamo and DKBERT have guaranteed a portion of the lessor's mortgage loan, which guarantee totaled $19.7 million at December 31, 1995.





                                       147
(Continued)

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS


         In 1995, the Companies entered into employment agreements with certain of its executive officers which provide for aggregate compensation of $6,875,000 for the years from 1996 through 2000. These agreements also provide for minimum additional aggregate compensation of $1,750,000 through 1997, and provide for adjustments to salary and bonuses based on certain performance criteria.

         Certain of the Companies entered into management agreements with Rising Moon Inc., an entity controlled by the majority shareholder of Alamo. Commencing January 1, 1996, Rising Moon Inc. will provide strategic market planning, executive resource management, oversight and steering, legal consulting and certain other services to the Companies. In consideration for these services, certain of the Companies will pay an aggregate base amount of $6 million in 1996 (which amount will be increased annually by 5%), and a payment of 13.4% of combined net profits before taxes, as defined, subject to certain adjustments. The agreements will terminate on June 30, 2006, subject to one-year renewals, and upon certain other events.

         The Companies are party to various claims and legal actions involving automobile liability and personal injury claims, employee grievances, trade practices and other matters arising in the ordinary course of business. In some cases, plaintiffs are seeking compensatory and punitive damages. It is the opinion of management of the Companies that the ultimate disposition of these matters will not have a material adverse effect on the Companies' financial condition or results of operations.

(18)     Subsequent Events

         On February 12, 1996, the Companies completed their offering of $100 million of 11.75% Senior Notes due January 31, 2006 ("Senior Notes") on Form S-1 with the Securities and Exchange Commission. Semiannual interest payments are due January 31 and July 31 of each year commencing July 31, 1996. The Senior Notes are unsecured joint and several obligations of each of the Companies.

         On November 25, 1996, the Companies and certain affiliated entities entered into a definitive merger agreement with Republic Industries, Inc. The transaction is valued at $625 million and will be accounted for under the pooling of interests method of accounting. On November 26, 1996, the Companies announced a tender offer for all $100 million Senior Notes due January 31, 2006.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                       COMBINED CONDENSED BALANCE SHEETS
                                 (UNAUDITED)
                                (IN THOUSANDS)


                                                                       SEPTEMBER 30,   DECEMBER 31,
                                                                           1996            1995
                                                                       -------------   ------------
                                              ASSETS
Cash and cash equivalents............................................   $    35,289     $   11,953
Investments..........................................................        59,160         62,626
Receivables:
  Trade, less allowance for doubtful accounts of $3,897 and $5,214 in
     1996 and 1995, respectively.....................................       100,666         67,418
  Vehicle............................................................       141,605         94,408
  Notes, mortgages and other due from affiliates.....................         5,468          2,409
  Other..............................................................        12,631          7,775
                                                                         ----------     ----------
                                                                            260,370        172,010
                                                                         ----------     ----------
Revenue earning vehicles, net........................................     2,201,583      1,478,409
Property and equipment, net..........................................       215,800        213,985
Other assets.........................................................       103,007         61,762
                                                                         ----------     ----------
                                                                        $ 2,875,209     $2,000,745
                                                                         ==========     ==========
                                      LIABILITIES AND EQUITY
Notes payable and lines of credit secured by revenue earning
  vehicles...........................................................   $ 2,254,703     $1,546,122
Estimated auto liability claims......................................       125,761        112,448
Accounts payable to affiliates.......................................         3,892          1,677
Accounts payable.....................................................       136,793        116,374
Other debt...........................................................       233,606        137,266
Accrued expenses.....................................................        50,552         11,050
Customer deposits....................................................         9,462          9,843
                                                                         ----------     ----------
          Total liabilities..........................................     2,814,769      1,934,780
                                                                         ----------     ----------
Minority interest (deficiency in assets).............................          (259)            --
Equity:
  Common stock.......................................................             5              5
  Additional paid-in capital.........................................         9,494          9,494
  Retained earnings and partners' capital............................        48,885         53,881
  Cumulative translation adjustment..................................         2,315          2,585
                                                                         ----------     ----------
          Total equity...............................................        60,699         65,965
                                                                         ----------     ----------
                                                                        $ 2,875,209     $2,000,745
                                                                         ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                  COMBINED CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                   THREE MONTHS ENDED        NINE MONTHS ENDED
                                                     SEPTEMBER 30,             SEPTEMBER 30,
                                                  --------------------    ------------------------
                                                    1996        1995         1996          1995
                                                  --------    --------    ----------    ----------
Revenue:
  Vehicle rentals...............................  $469,680    $426,429    $1,170,360    $1,065,501
  Interest......................................     1,577         690         3,551         3,537
  Revenue from affiliates.......................       428          --         1,053            --
  Other.........................................     1,432         804         2,784         1,868
                                                  --------    --------    ----------    ----------
                                                   473,117     427,923     1,177,748     1,070,906
                                                  --------    --------    ----------    ----------
Costs and expenses:
  Vehicle depreciation..........................   129,286     118,532       325,144       300,436
  Vehicle interest..............................    37,589      35,846        93,153        97,073
  Vehicle leases................................     9,554      21,814        19,208        52,884
  Selling, general and administrative...........   265,681     227,412       712,410       635,274
  Other interest................................     6,493       3,335        18,279         8,800
  Minority interest in net loss of consolidated
     subsidiaries...............................        --        (827)         (653)       (1,988)
                                                  --------    --------    ----------    ----------
                                                   448,603     406,112     1,167,541     1,092,479
                                                  --------    --------    ----------    ----------
          Net income (loss).....................  $ 24,514    $ 21,811    $   10,207    $  (21,573)
                                                  ========    ========    ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                  COMBINED CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
Cash flows from operating activities..............................  $   341,499     $   301,834
                                                                    -----------     -----------
Cash flows from investing activities:
  Cash received from sale of revenue earning vehicles.............    1,281,044       1,580,650
  Cash paid to suppliers of revenue earning vehicles..............   (2,376,575)     (1,961,988)
  Sale of investments.............................................        3,466          22,252
  Capital expenditures............................................      (19,629)        (27,185)
  Proceeds from sale of property and equipment....................        3,112             855
                                                                    -----------     -----------
          Net cash used in investing activities...................   (1,108,582)       (385,416)
                                                                    -----------     -----------
Cash flows from financing activities:
  Proceeds from revenue earning vehicle financing.................    2,427,356       2,002,832
  Principal payments on revenue earning vehicle financing.........   (1,717,883)     (1,933,683)
  Proceeds from other debt........................................      104,529          52,812
  Principal payments on other debt................................       (8,240)        (28,732)
  Dividends and distributions.....................................      (15,203)        (11,258)
  Contributions...................................................           --           1,108
                                                                    -----------     -----------
          Net cash provided by financing activities...............      790,559          83,079
                                                                    -----------     -----------
Effect of exchange rate changes on cash...........................         (140)          1,887
                                                                    -----------     -----------
Net increase in cash and cash equivalents.........................       23,336           1,384
Cash and cash equivalents at beginning of period..................       11,953          15,698
                                                                    -----------     -----------
Cash and cash equivalents at end of period........................  $    35,289     $    17,082
                                                                    ===========     ===========
Supplemental disclosures:
  Interest paid...................................................  $    99,405     $    95,657
                                                                    ===========     ===========
  Income tax payments.............................................  $       399     $       930
                                                                    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

              NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS
                                 (UNAUDITED)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) INTERIM FINANCIAL STATEMENTS AND BASIS OF PRESENTATION

     The accompanying condensed financial statements include the accounts of the following entities, each entity affiliated with each other as a result of common ownership and common management: (i) Alamo Rent-A-Car, Inc. and Affiliate (Alamo), (ii) DKBERT, Assoc., (DKBERT), (iii) Guy Salmon USA, Ltd. and Subsidiaries (GUSA Ltd.), and (iv) Alamo Rent-A-Car (Belgium), Inc. (Alamo Belgium), Alamo Rent-A-Car (Canada), Inc. (Alamo Canada), Green Corn, Inc. (Green Corn), Guy Salmon (USA), Inc. (GUSA Inc.), Territory Blue, Inc. (Territory Blue), and Tower Advertising Group, Inc. (Tower) (collectively, the Alamo Affiliated Companies). The combined financial statements of each of the above entities (collectively referred to as the "Companies") include the accounts of the Companies and their respective majority-owned subsidiaries.
All significant intercompany accounts and transactions are eliminated in combination. The following is a description of the financial statements included in the accompanying combined financial statements:

          (i) The consolidated financial statements of Alamo and Alamo Funding, L.P. (AFL). Alamo has a 99 percent limited partnership interest in AFL and AFL's 1 percent general partner is a corporation owned by the shareholders of Alamo. All significant intercompany balances and transactions have been eliminated in consolidation. Alamo is engaged in the car rental business throughout the United States, primarily on a daily or weekly basis. AFL provides financing to Alamo for the financing or refinancing of revenue earning vehicles. AFL and Alamo have separate corporate existences and separate financial conditions and records. The assets of AFL will be available only to satisfy the claims of its creditors and will not be available to any creditors of Alamo or its other affiliates.

          (ii) The financial statements of DKBERT, a Florida partnership, which owns and leases real property. DKBERT is economically dependent on Alamo for rental income sufficient to service its indebtedness.

          (iii) The consolidated financial statements of GUSA Ltd., a Florida limited partnership and the holding company for certain European car rental affiliates of Alamo. The subsidiaries of GUSA Ltd. are (i) Alamo Rent-A-Car
     (UK) Limited, which conducts operations in the United Kingdom; (ii) Alamo Rent-A-Car, AG, Zurich which conducts Swiss operations; (iii) Alamo Autovermietung GmbH, which conducts German operations; and (iv) Alamo Rent-A-Car (Vienna) GmbH, organized April 1995 and closed April 1996. All significant intercompany balances and transactions have been eliminated in consolidation. GUSA Ltd. and its subsidiaries are economically dependent on Alamo for administrative support and working capital required to supplement its cash flow needs and to provide interim funding for capital expenditures.

          (iv) The combined financial statements of the Alamo Affiliated Companies, as follows: (i) Alamo Belgium which conducts car rental operations in Belgium; (ii) Alamo Canada which conducts car rental operations in Canada; (iii) Green Corn, an entity with limited assets; (iv) GUSA Inc., which owns 79% of Alamo Rent-A-Car B.V. which conducts car rental operations in The Netherlands and also owns a minority interest in GUSA Ltd.; (v) Territory Blue, a management company which contracts with certain employees of Alamo and offers management services to certain other entities; and (vi) Tower, which provides advertising services to Alamo. The combined financial statements include the accounts of the Alamo Affiliated Companies and their majority-owned subsidiaries. Minority interest represents GUSA Ltd.'s 21% ownership in Alamo Rent-A-Car B.V. All significant intercompany accounts and transactions are eliminated in combination. The Alamo Affiliated Companies are economically dependent on Alamo for administrative support and working capital required to supplement their cash flow needs and to provide interim funding for capital expenditures.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                               (UNAUDITED)

     The accompanying unaudited combined condensed financial statements have been prepared by the Companies in accordance with the accounting policies described in the 1995 Annual Report and should be read in conjunction with the combined financial statements and notes which appear in that report. These statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all normal recurring adjustments considered necessary for a fair presentation have been included.

(B) RECLASSIFICATIONS

     Certain reclassifications have been made to the 1995 financial statements to conform to the presentation used in 1996.

(2) REVENUE EARNING VEHICLES

     Revenue earning vehicles consist of the following (in thousands):

                                                                           ALAMO
                                                                GUSA     AFFILIATED
                                                   ALAMO        LTD.     COMPANIES    COMBINED
                                                 ----------   --------   ---------   ----------
    AS OF SEPTEMBER 30, 1996
    Revenue earning vehicles...................  $2,228,650   $212,207    $18,383    $2,459,240
    Less accumulated depreciation..............    (235,997)   (20,466)    (1,194)     (257,657)
                                                 ----------   --------    -------    ----------
                                                 $1,992,653   $191,741    $17,189    $2,201,583
                                                 ==========   ========    =======    ==========
    AS OF DECEMBER 31, 1995
    Revenue earning vehicles...................  $1,539,814   $156,113    $ 6,018    $1,701,945
    Less accumulated depreciation..............    (212,242)   (10,572)      (722)     (223,536)
                                                 ----------   --------    -------    ----------
                                                 $1,327,572   $145,541    $ 5,296    $1,478,409
                                                 ==========   ========    =======    ==========

(3) NOTES PAYABLE AND LINES OF CREDIT SECURED BY REVENUE EARNING VEHICLES

     Notes payable and lines of credit secured by revenue earning vehicles consist of the following (in thousands):

                                                                  SEPTEMBER 30,    DECEMBER 31,
                                                                      1996             1995
                                                                  -------------    ------------
    Alamo
    ------------------------------------------------------------
    Amounts under $750 million revolving credit agreement and
      predecessor agreements with termination date of June 30,
      1999; secured by eligible vehicle collateral and vehicle
      receivable balances; interest at formulas based on prime,
      Federal funds or LIBOR at Alamo's discretion..............   $   576,995      $   19,393
    Amounts under $580 million loan agreement with termination date of June 10, 1997; secured by eligible vehicle
      collateral and vehicle receivable balances; interest based
      on market dictated commercial paper rates.................       576,232         579,001

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                                (UNAUDITED)

                                                                  SEPTEMBER 30,    DECEMBER 31,
                                                                      1996             1995
                                                                  -------------    ------------
    Senior secured notes payable with interest at fixed rates
      ranging from 5.58% to 7.08% with various maturity dates
      and amounts as follows: December 15, 1996 -- $133 million;
      December 15, 1997 -- $25 million; December 15,
      1998 -- $113 million; December 15, 2000 -- $94 million;
      and, December 15, 2003 -- $80.5 million; secured by
      eligible vehicle collateral and vehicle receivable
      balances..................................................   $   445,500     $   445,500
    Amounts under $250 million loan agreement with termination date of September 19, 1997; secured by eligible vehicle
      collateral and vehicle receivable balances; interest based
      on market dictated commercial paper rates.................       246,982         236,357
    Amounts under $175 million revolving credit agreement and
      predecessor agreements with termination date of December
      1, 1997; secured by eligible vehicle collateral and
      vehicle receivable balances; interest at formulas based on
      prime or LIBOR at Alamo's discretion......................       134,000              --
    Amounts to be financed after period end under various
      revolving credit agreements...............................        46,038          66,400
                                                                  -------------    ------------
              Alamo subtotal....................................     2,025,747       1,346,651
                                                                  -------------    ------------
    GUSA Ltd.
    ------------------------------------------------------------
    Amounts under various uncommitted revolving lease facilities with financing institutions in Great Britain; secured by
      eligible vehicle collateral; interest based on an as
      quoted basis dictated by market competition; no stated
      expiration dates, reviewed annually.......................   $   167,998      $  157,088
    Amounts under deutsche mark (DM) 27.5 million credit
      agreement; secured by eligible vehicle collateral and
      vehicle receivable balances; interest based on LIBOR;
      termination date, February 1997...........................        17,351              --
    Amounts under DM 23.0 million revolving credit agreement
      with various maturity dates; secured by eligible vehicle
      collateral and certain real property; interest ranging
      from 3.8%-9.0%............................................        13,100          11,368
    Amounts under DM term loan and predecessor agreements;
      secured by eligible vehicle collateral and vehicle
      receivable balances; interest based on FIBOR plus 125
      basis points or ICM rate plus 150 basis points............            --          14,139
    Other, including amounts to be financed after period end,
      under various revolving lease facilities..................         9,932          11,341
                                                                  -------------    ------------
              GUSA Ltd. subtotal................................       208,381         193,936
                                                                  -------------    ------------

                   ALAMO RENT-A-CAR, INC. AND AFFILIATES

                             (UNAUDITED)



                                                                  SEPTEMBER 30,    DECEMBER 31,
                                                                      1996             1995
                                                                  -------------    ------------
    Alamo Affiliated Companies
    ------------------------------------------------------------
    Amounts under Belgium franc (BEF) 155.52 million credit
      facility; secured by eligible vehicle collateral; interest at Brussels Interbank offered rate plus 110 basis points;
      termination date, June 1997; guaranteed by Alamo..........   $     4,326     $     1,946
    Amounts under Canadian dollar C$20.0 million credit
      agreement; secured by eligible vehicle collateral;
      interest at Agent's Bankers Acceptances plus 62.5 basis
      points; termination date, June 1998; guaranteed by
      Alamo.....................................................        11,791           3,539
    Other, including amounts to be financed after period end,
      under various revolving credit agreements.................         4,458              50
                                                                  -------------    ------------
              Alamo Affiliated Companies subtotal...............        20,575           5,535
                                                                  -------------    ------------
              Combined..........................................   $ 2,254,703      $1,546,122
                                                                  =============    ============

(4) OTHER DEBT

     Other debt consists of the following (in thousands):

                                                                  SEPTEMBER 30,    DECEMBER 31,
                                                                      1996             1995
                                                                  -------------    ------------
    Alamo
    ------------------------------------------------------------
    11 3/4% Senior Notes due 2006, interest payable
      semi-annually on January 31 and July 31 of each year,
      commencing July 31, 1996; unsecured.......................   $    90,000      $       --
    Note payable to bank with interest at a formula based on
      LIBOR or prime paid quarterly; secured by a building;
      principal payable in quarterly installments beginning
      March 1996 and based on the balance outstanding at that
      date, due December 2003...................................         7,800           8,700
                                                                  -------------    ------------
              Alamo subtotal....................................        97,800           8,700
                                                                  -------------    ------------
    DKBERT
    ------------------------------------------------------------
    Mortgages payable to GMAC and predecessor agreements with
      interest at 9.193%; payable in monthly installments, due
      July 2005; secured by real property; guaranteed by
      Alamo.....................................................       108,169         107,840
    11 3/4% Senior Notes due 2006, interest payable
      semi-annually on January 31 and July 31 of each year,
      commencing July 31, 1996; unsecured.......................        10,000              --
    Mortgages payable to bank with interest at 0.75% over prime;
      variable principal payments due December 2000; secured by
      real property; guaranteed by Alamo........................           779             934
    Other mortgages payable.....................................            --             354
                                                                  -------------    ------------
              DKBERT subtotal...................................       118,948         109,128
                                                                  -------------    ------------
    GUSA LTD.
    ------------------------------------------------------------
    Term loan agreement with bank, interest at LIBOR plus 125
      basis points, payable monthly; principal payable in
      quarterly installments of $331,000, due January 1999;
      secured by non-vehicle equipment, trade receivables and
      leasehold improvements....................................   $     3,295      $    4,285

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                              (UNAUDITED)

                                                                  SEPTEMBER 30,    DECEMBER 31,
                                                                      1996             1995
                                                                  -------------    ------------
    Amounts under Great Britain pound (GBP) 10 million revolving credit commitment to expire December 21, 1996; interest
      based on Sterling LIBOR plus 125 basis points or base rate plus 125 basis points; secured by non-vehicle equipment
      and leaseholds............................................  $     13,563     $    11,431
    Note payable to minority shareholder of combined affiliate,
      paid April 1996...........................................            --           3,722
                                                                  -------------    ------------
              GUSA Ltd. subtotal................................        16,858          19,438
                                                                  -------------    ------------
              Combined..........................................   $   233,606      $  137,266
                                                                  =============    ============

     The 11 3/4% Senior Notes due 2006 (the "Senior Notes") were issued by the entities described in Note 1 (the "Issuers") in connection with a registration statement on Form S-1 with the Securities and Exchange Commission. The Senior Notes are unsecured, joint and several obligations of each of the Issuers and rank pari passu in right of payment with all existing and future debt (as defined) of the Issuers. The Senior Notes are effectively subordinated to all existing and future secured indebtedness of each of the Issuers.

                     ALAMO RENT-A-CAR, INC. AND AFFILIATES

                                (UNAUDITED)


(5) SUPPLEMENTAL FINANCIAL DATA (IN THOUSANDS):

                                                                EUROPEAN
                                                                OPERATING                      COMBINED
                                                ISSUERS(1)   SUBSIDIARIES(2)   ELIMINATIONS    ISSUERS
                                                ----------   ---------------   ------------   ----------
BALANCE SHEET:
September 30, 1996
  Assets......................................  $2,626,061      $ 276,661       $  (27,513)   $2,875,209
                                                 =========    ===========        =========     =========
  Liabilities.................................  $2,565,330      $ 299,888       $  (50,449)   $2,814,769
  Minority interest...........................          --           (259)              --          (259)
  Equity......................................      60,731        (22,968)          22,936        60,699
                                                ----------   ---------------   ------------   ----------
                                                $2,626,061      $ 276,661       $  (27,513)   $2,875,209
                                                 =========    ===========        =========     =========
December 31, 1995
  Assets......................................  $1,805,783      $ 250,334       $  (55,372)   $2,000,745
                                                 =========    ===========        =========     =========
  Liabilities.................................  $1,732,611      $ 264,096       $  (61,927)   $1,934,780
  Equity......................................      73,172        (13,762)           6,555        65,965
                                                ----------   ---------------   ------------   ----------
                                                $1,805,783      $ 250,334       $  (55,372)   $2,000,745
                                                 =========    ===========        =========     =========
INCOME STATEMENT AND CASH FLOWS:
Nine months ended
  September 30, 1996
  Revenue.....................................  $1,066,674      $ 114,423       $   (3,349)   $1,177,748
  Net income (loss)...........................      23,840         (9,394)          (4,239)       10,207
  Cash flows from operating activities........     304,736         44,157           (7,394)      341,499
  September 30, 1995
  Revenue.....................................  $  969,155      $ 104,033       $   (2,282)   $1,070,906
  Net income (loss)...........................     (22,837)        (4,695)           5,959       (21,573)
  Cash flows from operating activities........     295,480          2,308            4,046       301,834

---------------

(1) Represents the entities which are the issuers of the Senior
     Notes -- referred to in note 4.
(2) Represents the European operating subsidiaries of certain of the issuers.

(6) SUBSEQUENT EVENT

      On November 25, 1996, the Companies and certain affiliated entities entered into a definitive merger agreement with Republic Industries, Inc. The transaction is valued at $625 million and will be accounted for under the pooling of interests method of accounting. On November 26, 1996, the Companies announced a tender offer for all $100 million Senior Notes due January 31, 2006.

                          INDEPENDENT AUDITOR'S REPORT

Republic Industries, Inc.
Ft. Lauderdale, Florida

     We have audited the accompanying combined balance sheet of Acquired Solid Waste Companies as of December 31, 1995, and the related combined statements of operations, equity, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Acquired Solid Waste Companies as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

     The combined balance sheets and related statements of operations, equity, and cash flows for the three months ended March 31, 1995 and 1996, are unaudited. We did not audit or review those financial statements, and, accordingly, we express no opinion or other form of assurance on them.

MUNSON, CRONICK & ASSOCIATES

Fullerton, California,
  July 18, 1996.

                         ACQUIRED SOLID WASTE COMPANIES

                            COMBINED BALANCE SHEETS



                                                                       MARCH 31,    DECEMBER 31,
                                                                         1996          1995
                                                                      -----------   ------------
                                                                      (UNAUDITED)
                                             ASSETS
Current:
  Cash..............................................................  $ 2,680,000   $  2,377,000
  Certificates of deposit and marketable securities.................    1,265,000      1,265,000
  Accounts receivable, net..........................................    2,272,000      2,602,000
  Deferred taxes....................................................       15,000         15,000
  Prepaid expenses and other........................................      127,000        291,000
                                                                      -----------    -----------
          Total current assets......................................    6,359,000      6,550,000
Property and equipment, net.........................................    3,853,000      3,891,000
Long-term note receivable from related party........................      605,000        612,000
Long-term portion of deferred taxes.................................       61,000         61,000
Intangible assets, net..............................................    2,889,000      2,968,000
Other assets........................................................      698,000        432,000
                                                                      -----------    -----------
          Total assets..............................................  $14,465,000   $ 14,514,000
                                                                      ===========    ===========
                                     LIABILITIES AND EQUITY
Current:
  Accounts payable..................................................  $ 1,042,000   $  1,150,000
  Accrued liabilities...............................................      768,000        722,000
  Current portion of long-term debt.................................    1,016,000      1,095,000
  Deferred income...................................................           --        108,000
  Income taxes payable..............................................           --         53,000
                                                                      -----------    -----------
          Total current liabilities.................................    2,826,000      3,128,000
Long-term debt, net of current portion..............................    3,325,000      3,834,000
Other liabilities...................................................      721,000        724,000
                                                                      -----------    -----------
          Total liabilities.........................................    6,872,000      7,686,000
Commitments and contingencies
Equity..............................................................    7,593,000      6,828,000
                                                                      -----------    -----------
          Total liabilities and equity..............................  $14,465,000   $ 14,514,000
                                                                      ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                         ACQUIRED SOLID WASTE COMPANIES

                       COMBINED STATEMENTS OF OPERATIONS

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                            -------------------------
                                                                                          YEAR ENDED
                                                               1996          1995        DECEMBER 31,
                                                            -----------   -----------   ------------
                                                            (UNAUDITED)   (UNAUDITED)
Revenues..................................................  $ 7,838,000   $ 7,731,000   $ 31,488,000
                                                             ----------    ----------    -----------
Expenses:
  Cost of operations......................................    5,041,000     4,765,000     21,225,000
  General and administrative..............................    1,618,000     1,856,000      6,558,000
  Interest expense........................................       78,000        50,000        428,000
                                                             ----------    ----------    -----------
          Total expenses..................................    6,737,000     6,671,000     28,211,000
                                                             ----------    ----------    -----------
Other income..............................................       56,000        68,000        845,000
                                                             ----------    ----------    -----------
  Income before income taxes..............................    1,157,000     1,128,000      4,122,000
Provision for income taxes................................           --            --        104,000
                                                             ----------    ----------    -----------
          Net income......................................  $ 1,157,000   $ 1,128,000   $  4,018,000
                                                             ==========    ==========    ===========

    The accompanying notes are an integral part of the financial statements.

                         ACQUIRED SOLID WASTE COMPANIES

                    COMBINED STATEMENTS OF CHANGES IN EQUITY

                                                  CORPORATIONS
                          -------------------------------------------------------------   PARTNERSHIPS
                                                  ADDITIONAL     C-CORP       S-CORP      ------------
                           COMMON    PREFERRED     PAID-IN      RETAINED    ACCUMULATED    PARTNERS'
                           STOCK       STOCK       CAPITAL      EARNINGS     EARNINGS       CAPITAL         TOTAL
                          --------   ----------   ----------   ----------   -----------   ------------   -----------
Balance, December 31,
  1994..................  $193,000   $1,317,000    $504,000    $2,022,000   $ 2,119,000   $    (79,000)  $ 6,076,000
Distribution to
  owners................                                                     (2,044,000)    (1,091,000)   (3,135,000)
Dividends...............                                         (131,000)                                  (131,000)
Net income..............                                           35,000     2,674,000      1,309,000     4,018,000
                          --------   ----------    --------    ----------   -----------    -----------   -----------
Balance, December 31,
  1995..................   193,000    1,317,000     504,000     1,926,000     2,749,000        139,000     6,828,000
Distribution to owners
  (unaudited)...........                                                       (392,000)                    (392,000)
Net income
  (unaudited)...........                                          179,000       851,000        127,000     1,157,000
                          --------   ----------    --------    ----------   -----------    -----------   -----------
Balance, March 31, 1996
  (unaudited)...........  $193,000   $1,317,000    $504,000    $2,105,000   $ 3,208,000   $    266,000   $ 7,593,000
                          ========   ==========    ========    ==========   ===========    ===========   ===========

    The accompanying notes are an integral part of the financial statements.

\
                         ACQUIRED SOLID WASTE COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                             THREE MONTHS ENDED
                                                                   MARCH 31,             YEAR END
                                                          -------------------------     DECEMBER 31,
                                                              1996         1995           1995
                                                          -----------   -----------   --------------
                                                          (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
Net income..............................................  $ 1,157,000   $ 1,128,000   $  4,018,000
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and amortization.........................      189,000       179,000      1,110,000
  Gain on disposal of property and equipment............       (8,000)           --       (120,000)
  Changes in assets and liabilities:
     (Increase) decrease in:
       Accounts receivable..............................      330,000        48,000        102,000
       Prepaid expenses.................................           --       (47,000)         2,000
       Deferred taxes...................................           --            --        (76,000)
       Other assets.....................................       63,000       211,000        (13,000)
     Increase (decrease) in:
       Accounts payable and accrued liabilities.........      (61,000)       22,000        819,000
       Income taxes payable.............................      (72,000)           --         48,000
                                                          -----------   -----------    -----------
          Net cash provided by operating activities.....    1,598,000     1,541,000      5,890,000
                                                          -----------   -----------    -----------
Cash flows from investing activities:
  Acquisition of route purchase.........................      (10,000)      (85,000)      (885,000)
  Payments of note receivable to related party..........        5,000            --       (650,000)
  Acquisition of property and equipment.................      (81,000)     (186,000)    (1,257,000)
  Collection of loans and other.........................        8,000            --        121,000
                                                          -----------   -----------    -----------
          Net cash (used in) investing activities.......      (78,000)     (271,000)    (2,671,000)
                                                          -----------   -----------    -----------
Cash flows from financing activities:
  Proceeds from long-term debt..........................  $        --   $ 1,687,000   $  2,274,000
  Payment of shareholder loans..........................     (151,000)     (937,000)    (1,399,000)
  Payment of notes payable..............................     (675,000)     (381,000)      (955,000)
  Payment of shareholder distribution...................     (391,000)   (1,286,000)    (3,135,000)
                                                          -----------   -----------    -----------
          Net cash (used in) financing activities.......   (1,217,000)     (917,000)    (3,215,000)
                                                          -----------   -----------    -----------
Net increase in cash and cash equivalents...............      303,000       353,000          4,000
Cash, beginning of period...............................    2,377,000     1,649,000      2,373,000
                                                          -----------   -----------    -----------
Cash, end of period.....................................  $ 2,680,000   $ 2,002,000   $  2,377,000
                                                          ===========   ===========    ===========
SUPPLEMENTAL DISCLOSURE

Cash paid for:
  Interest..............................................           --            --   $    428,000
  Taxes.................................................           --            --   $     66,000


    The accompanying notes are an integral part of the financial statements.

                         ACQUIRED SOLID WASTE COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1. ACQUIRED SOLID WASTE COMPANIES

     Republic Industries, Inc. (the Company) acquired nine solid waste and related businesses during April and May 1996. The acquisitions were accounted for using the pooling of interests method of accounting except for Cal Waste Industries, Inc. which was accounted for as a purchase. The following table summarizes these acquisitions:

                            COMPANY                                     BUSINESS
    -------------------------------------------------------  ------------------------------
    Cal Waste Industries, Inc..............................  Refuse Collection And Disposal
    Expert Disposal Service, Inc...........................  Refuse Collection And Disposal
    Fat Man, Inc...........................................  Refuse Collection And Disposal
    ASA Leasing, Inc.......................................  Equipment Leasing
    M-G Disposal Services, Inc.............................  Refuse Collection And Disposal
    Solid Waste Equipment Maintenance, Inc.................  Equipment Maintenance
    RWP Services, Inc......................................  Recycling
    Oillag.................................................  Land And Building Owner
    ET Leasing.............................................  Equipment Leasing

     These companies are collectively referred to as the Acquired Solid Waste Companies.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

     The accompanying combined financial statements include the accounts of the Acquired Solid Waste Companies, as defined in Note 1. All significant intercompany accounts and transactions have been eliminated.

PROPERTY, EQUIPMENT AND INTANGIBLE ASSETS

     Property and equipment are recorded at cost. Depreciation is provided using straight-line and accelerated methods over estimated useful lives ranging from three to thirty-nine years.

     Certain intangible assets are amortized using the straight-line method over periods ranging from five to fifteen years. Repairs and maintenance costs are charged to operations as incurred.

INCOME TAXES

     The Acquired Solid Waste Companies (nine entities) include two partnerships and five corporations that have elected to be taxed as S corporations for federal and state purposes. Income tax liabilities for these seven entities are the responsibility of the owners.

CASH AND CASH EQUIVALENTS

     Highly liquid debt instruments with a maturity of three months or less are considered cash equivalents.

     Cash balances are maintained at various institutions that are in excess of FDIC insurance limits of $100,000.

INVESTMENTS

     Investments in debt securities and investments in equity securities that have readily determinable fair values are classified into one of three categories: trading, held-to-maturity, and available-for-sale. These categories are based on the type of security and the company's ability and intent to hold the security.

                         ACQUIRED SOLID WASTE COMPANIES

Certificates of deposit and marketable securities held by the Company are considered trading investments and are carried at fair value.

INTERIM FINANCIAL INFORMATION

     The unaudited combined financial statements as of March 31, 1995 and 1996, and for the three months ended March 31, 1995 and 1996, reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and results of operations for the respective periods. Operating results for interim periods are not necessarily indicative of the results which can be expected for a full year.

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

3. PROPERTY, EQUIPMENT AND INTANGIBLE ASSETS

     Property, equipment and the related accumulated depreciation as of December 31, 1995, are comprised of:

          Buildings.....................................................  $ 1,403,000
          Transportation equipment......................................    6,515,000
          Bins and boxes................................................    3,025,000
          Equipment.....................................................    1,192,000
          Leasehold improvements........................................      363,000
          Land..........................................................      956,000
                                                                          -----------
                                                                           13,454,000
        Less, accumulated depreciation and amortization.................   (9,563,000)
                                                                          -----------
                                                                          $ 3,891,000
                                                                          ===========

     Depreciation expense for the year ended December 31, 1995, totalled
$679,000.

     Intangible assets as of December 31, 1995, consisted of the following:

        Covenants.......................................................  $ 4,850,000
        Routes..........................................................    3,347,000
        Goodwill........................................................      256,000
                                                                          -----------
                                                                            8,453,000
        Less, accumulated amortization..................................   (5,485,000)
                                                                          -----------
                                                                          $ 2,968,000
                                                                          ===========

     Amortization expense for the year ended December 31, 1995, totalled
$431,000.

4. LONG-TERM DEBT

     Long-term debt as of December 31, 1995, is comprised of:

    Note payable, City National Bank, collateralized by company assets and personal guarantees by two shareholders. Payable in monthly
      installments of $54,103 including interest at the bank prime rate.....  $   762,000
    Note payable, City National Bank, collateralized by company assets and personal guarantees by two shareholders. Payable in monthly installments of $2,332 plus interest at the bank's prime rate plus
      1.5%, maturing May 31, 1998...........................................      128,000
    Note payable, City National Bank, collateralized by company assets and personal guarantees by two shareholders. Payable in monthly installments of $3,533 plus interest at the bank's prime rate plus
      1.25%, maturing June 30, 1998.........................................      200,000
    Note payable, A One Disposal, collateralized by letter of credit issued through City National Bank, payable in monthly installments including interest on portion of note related to lost route at 13%, maturing
      September 1, 2003.....................................................      266,000

                         ACQUIRED SOLID WASTE COMPANIES

    Note payable, AB Disposal, payable in monthly installments of $2,592
      including interest at 5%, maturing April 1, 1998......................  $   129,000
    Note payable, City National Bank, collateralized by company assets and personal guarantees by two shareholders. Payable in monthly installments of $8,515 plus interest at the bank's prime rate plus
      1.5%, maturing June 1, 2000...........................................      868,000
    Note payable, related party, payable in quarterly installments of
      $10,767 including interest at 5%......................................      783,000
    Note payable, TransAmerica, collateralized by transportation equipment purchased. Payable in monthly installments of $9,034 including
      interest at 10.5%, final installment due June, 2000...................      387,000
    Mortgage note payable, Fullerton Savings and Loan, collateralized by land. Payable in monthly installments of $9,685 plus interest of
      8.375%................................................................      896,000
    Other...................................................................      510,000
                                                                              -----------
                                                                                4,929,000
    Less, current portion...................................................   (1,095,000)
                                                                              -----------
      Long-term debt, net...................................................  $ 3,834,000
                                                                              ===========

5. RELATED PARTY TRANSACTIONS

     Note receivable from related party is collateralized by a second trust deed for a percentage interest in two properties located in the City of Los Angeles.

     The long-term receivable at December 31, 1995, matures as follows:

                             YEAR ENDING DECEMBER 31,                        AMOUNT
        ------------------------------------------------------------------  --------
        1996..............................................................  $ 26,000
        1997..............................................................    28,000
        1998..............................................................    30,000
        1999..............................................................    32,000
        2000 and thereafter...............................................   522,000
                                                                            --------
                                                                            $638,000
                                                                            ========

     Interest received on this note receivable was $23,000 for 1995.

     Notes payable to related parties are included in Note 4. Interest expense on these notes totalled $90,000 for 1995.

6. LEASE COMMITMENTS

     Cal Waste Industries, Inc. rents its main office and two storage yards from two shareholders for $12,700 per month with a consumer price index adjustment each January in years three, four, and five. This is a five year lease, expiring in January, 2001.

     Expert Disposal Service, Inc., Fat Man, Inc., and ASA Leasing, Inc. rent facilities and equipment from a company owned by a shareholder on a month to month basis. The main facility is leased from an unrelated party for $11,000 per month with a consumer price index adjustment each September. This lease expires in March, 1997, but can be extended for an additional two and one-half years.

     Rent expense for the year ended December 31, 1995, was $333,436.

7. OTHER INCOME

     Other income at December 31, 1995, consists of the following:

        Interest income...................................................  $271,000
        Dividend income...................................................    90,000
        Unrealized gains on investments...................................    95,000
        Gain on sale of assets............................................   119,000
        Cash surrender value, life insurance..............................    13,000
        Forfeited customer deposits.......................................   241,000
        Miscellaneous.....................................................    16,000
                                                                            --------
               Total other income.........................................  $845,000
                                                                            ========

        UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

             REPUBLIC INDUSTRIES, INC., AUTONATION INCORPORATED,
        CONTINENTAL WASTE INDUSTRIES, INC. AND ADDINGTON RESOURCES, INC.

     The following Unaudited Condensed Consolidated Pro Forma Financial Statements include the supplemental consolidated financial statements of Republic which include the results of operations of Alamo which Republic acquired in November 1996. This transaction has been accounted for under the pooling of interests method of accounting and, accordingly, Republic's supplemental consolidated financial statements have been retroactively adjusted as if Republic and Alamo had operated as one entity since inception. The supplemental consolidated financial statements of Republic also include the financial position and results of operations of CarChoice which Republic acquired in August 1996 and Schaubach and Denver Alarm both of which Republic acquired in February 1996. These transactions have been accounted for under the pooling of interests method of accounting and, accordingly, Republic's historical financial statements have been previously restated as if the companies had operated as one entity since inception.

     The following Unaudited Condensed Consolidated Pro Forma Balance Sheet presents the pro forma financial position of Republic as of September 30, 1996 as if the pending acquisitions of AutoNation, Continental and Addington had been consummated as of September 30, 1996.

     The following Unaudited Condensed Consolidated Pro Forma Statements of Operations for the Nine Months Ended September 30, 1996 and the Years Ended December 31, 1995, 1994 and 1993 present the pro forma results of continuing operations of Republic as if the pending acquisitions of Continental and Addington, which will be accounted for under the pooling of interests method of accounting, had been consummated as of January 1, 1993. The Unaudited Condensed Consolidated Pro Forma Statements of Operations for the Nine Months Ended September 30, 1996 and the Year Ended December 31, 1995 also include the pending acquisition of AutoNation, which will be accounted for under the purchase method of accounting, as if it had been consummated as of January 1, 1995. Amounts appearing under the column headings "Pro Forma Republic" and "Pro Forma Continental" include the effects of certain acquisitions and related pro forma adjustments found in Republic and Continental's stand-alone pro forma financial statements. The Unaudited Condensed Consolidated Pro Forma Statement of Operations for the Year Ended December 31, 1995 contains pro forma adjustments related to a series of 1995 completed equity transactions which are discussed further in Republic's stand-alone Unaudited Condensed Consolidated Pro Forma Financial Statements.

     The unaudited pro forma income from continuing operations per common and common equivalent share includes the weighted average number of common shares and common share equivalents outstanding of Republic and Addington and Continental (based on the respective merger share exchange ratios) and the number of common shares to be issued in the AutoNation merger. Common share equivalents, include, where appropriate, the assumed exercise or conversion of warrants and options. In computing the unaudited pro forma income from continuing operations per common and common equivalent share, Republic utilizes the modified treasury stock method. Primary earnings per share is not presented as it does not significantly differ from fully diluted earnings per share.

     These Unaudited Condensed Consolidated Pro Forma Financial Statements should be read in conjunction with the respective historical consolidated financial statements and notes thereto of Republic, AutoNation, Continental, Addington and Alamo and the stand-alone pro forma financial statements of Republic and Continental which are included elsewhere herein. These Unaudited Condensed Consolidated Pro Forma Financial Statements were prepared utilizing the accounting policies of the respective entities as outlined in their historical financial statements except as described in the accompanying notes. The pending acquisition of AutoNation will be accounted for under the purchase method of accounting. Accordingly, the Unaudited Condensed Consolidated Pro Forma Financial Statements reflect Republic's preliminary allocation of the purchase price of AutoNation which will be subject to further adjustments as Republic finalizes the allocation of the purchase price in accordance with generally accepted accounting principles. The unaudited pro forma condensed consolidated results of operations do not necessarily reflect actual results which would have occurred if the acquisitions or the 1995 equity transactions had taken place on the assumed dates, nor are they necessarily indicative of the results of future combined operations. Additionally, Republic estimates that transaction related expenses totaling approximately $2,000,000 to $2,500,000 will be charged to expense during the fourth quarter of 1996 related to the November 1996 acquisition of Alamo and the pending mergers with Continental and Addington which are expected to close in December 1996.

             REPUBLIC INDUSTRIES, INC., AUTONATION INCORPORATED,
       CONTINENTAL WASTE INDUSTRIES, INC. AND ADDINGTON RESOURCES, INC.

            UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

                                                                       PRO FORMA ADJUSTMENTS
                                                                       ---------------------      PRO FORMA
                            SUPPLEMENTAL                                                         REPUBLIC AND
                              REPUBLIC   AUTONATION    COMBINED          DR.          CR.         AUTONATION
                              --------   ----------   -----------      --------     --------     -----------
            ASSETS
Current assets:
  Cash and cash
    equivalents............. $  190,115     $  8,599   $  198,714                                 $  198,714
  Accounts receivable,
    net.....................    322,794        6,266      329,060                                    329,060
  Prepaid expenses and other
    current assets..........    283,208          167      283,375                    $112,900(f)     170,475
  Inventory.................     27,954       40,769       68,723                                     68,723
  Revenue earning
    vehicles, net...........  2,201,583           --    2,201,583                                  2,201,583
                             ----------     --------   ----------       --------     --------     ----------
       Total current
          assets............  3,025,654       55,801    3,081,455                     112,900      2,968,555
Property and equipment,
  net.......................    547,391      134,373      681,764                                    681,764
Investment in subscribers,
  net.......................     78,940           --       78,940                                     78,940
Intangible assets, net......    197,640           --      197,640       $161,316(a)                  358,956
Other assets................     12,449           --       12,449                                     12,449
                             ----------     --------   ----------       --------     --------     ----------
        Total assets........ $3,862,074     $190,174   $4,052,248       $161,316     $112,900     $4,100,664
                             ==========     ========   ==========       ========     ========     ==========
      LIABILITIES AND
    SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and
    accrued expenses........ $  276,800     $ 17,322   $  294,122                                 $  294,122
  Current maturities of
    long-term debt and notes
    payable.................  2,291,961      142,118    2,434,079       $112,900(f)                2,321,179
  Deferred revenue and other
    current liabilities.....    165,625           --      165,625                                    165,625
                             ----------     --------   ----------       --------     --------     ----------
        Total current
          liabilities.......  2,734,386      159,440    2,893,826        112,900                   2,780,926
Long-term debt, net of
  current maturities........    215,153           --      215,153                                    215,153
Other liabilities...........     80,282           --       80,282                                     80,282
                             ----------     --------   ----------       --------     --------     ----------
        Total liabilities...  3,029,821      159,440    3,189,261        112,900                   3,076,361
                             ----------     --------   ----------       --------     --------     ----------
Shareholders' equity:
  Common stock..............      2,131           80        2,211             80(b)  $    175(c)       2,306

  Additional
    paid-in capital.........    757,308       52,050      809,358         52,050(b)   191,875(c)     949,183


  Retained earnings.........     70,499      (21,396)      49,103                      21,396(b)      70,499
  Translation adjustment....      2,315           --        2,315                                      2,315
  Treasury stock............                      --                                                       0
                             ----------     --------   ----------       --------     --------     ----------
        Total shareholders'
          equity............    832,253       30,734      862,987         52,130      213,446      1,024,303
                             ----------     --------   ----------       --------     --------     ----------
        Total liabilities
          and shareholders'
          equity............ $3,862,074     $190,174   $4,052,248       $165,030     $213,446     $4,100,664
                             ==========     ========   ==========       ========     ========     ==========


                                                                         PRO FORMA ADJUSTMENTS
                                                                         ---------------------     PRO FORMA
                                                                                                    COMBINED
                              CONTINENTAL  ADDINGTON      COMBINED         DR.          CR.         COMPANY
                              -----------  ---------    -----------      --------     --------     ----------
            ASSETS
Current assets:
  Cash and cash
    equivalents.............  $  1,601     $  1,165     $  201,480                                 $  201,480
  Accounts receivable,
    net.....................    11,881        8,567        349,508                                    349,508
  Prepaid expenses and other
    current assets..........     3,872        2,882        177,229                                    177,229
  Inventory.................        --           --         68,723                                     68,723
  Revenue earning
    vehicles, net...........        --           --      2,201,583                                  2,201,583
                              --------     --------     ----------       --------     --------     ----------
        Total current
          assets............    17,354       12,614      2,998,523                                  2,998,523

Property and equipment,
  net.......................   110,029      122,048        913,841                                    913,841
Investment in subscribers,
  net.......................        --           --         78,940                                     78,940
Intangible assets, net......    23,527           --        382,483                                    382,483
Other assets................    12,585        7,109         32,143                                     32,143
                              --------     --------     ----------       --------     --------     ----------
        Total assets........  $163,495     $141,771     $4,405,930                                 $4,405,930
                              ========     ========     ==========       ========     ========     ==========
      LIABILITIES AND
    SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and
    accrued expenses........  $ 12,972     $  9,708     $  316,802                                 $  316,802
  Current maturities of
    long-term debt and notes
    payable.................     5,199        2,710      2,329,088                                  2,329,088
  Deferred revenue and other
    current liabilities.....     2,063           --        167,688                                    167,688
                              --------     --------     ----------       --------     --------     ----------
        Total current
          liabilities.......    20,234       12,418      2,813,578                                  2,813,578
Long-term debt, net of
  current maturities........    45,097       17,073        277,323                                    277,323
Other liabilities...........    22,621       14,282        117,185                                    117,185
                              --------     --------     ----------       --------     --------     ----------
        Total liabilities...    87,952       43,773      3,208,086                                  3,208,086
                              --------     --------     ----------       --------     --------     ----------
Shareholders' equity:
  Common stock..............         9       16,194         18,509       $ 16,203(e)  $    259(d)       2,565

  Additional
    paid-in capital.........    74,808       87,187      1,111,178         14,097(e)    16,203(e)   1,113,025
                                                                              259(d)

  Retained earnings.........     1,198        8,242         79,939                                     79,939
  Translation adjustment....        --           --          2,315                                      2,315
  Treasury stock............      (472)     (13,625)       (14,097)                     14,097(e)           0
                              --------     --------     ----------       --------     --------     ----------
        Total shareholders'
          equity............    75,543       97,998      1,197,844         30,559       30,559      1,197,844
                              --------     --------     ----------       --------     --------     ----------
        Total liabilities
          and shareholders'
          equity............  $163,495     $141,771     $4,405,930       $ 30,559     $ 30,559     $4,405,930
                              ========     ========     ==========       ========     ========     ==========


        The accompanying notes are an integral part of these statements.

             PRO FORMA REPUBLIC INDUSTRIES, INC., AUTONATION INCORPORATED, PRO FORMA CONTINENTAL WASTE INDUSTRIES, INC., AND ADDINGTON RESOURCES, INC.


       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        PRO FORMA
                                                                                       ADJUSTMENTS               PRO FORMA
                                    PRO FORMA                                     -----------------------       REPUBLIC AND
                                     REPUBLIC      AUTONATION      COMBINED          DR.           CR.           AUTONATION
                                    ---------      ----------      --------       ---------     ---------       ------------
Revenue..........................  $1,601,337       $  9,190      $1,610,527                                     $1,610,527
Expenses:
  Cost of operations.............     737,219         14,297         751,516        $3,025 (g)                      754,541
  Selling, general and
    administrative...............     788,218         11,929         800,147                                        800,147
  Special charge.................        --             --              --                                             --
Other (income) expense:
  Interest and other income......     (17,287)          --           (17,287)        1,296 (f)                      (15,991)
  Interest expense...............      20,603          1,296          21,899                      $1,296 (f)         20,603
                                    ---------       --------       ---------        ------        ------          ---------
                                    1,528,753         27,522       1,556,275         4,321         1,296          1,559,300
                                    ---------       --------       ---------        ------        ------          ---------
Income (loss) from
  continuing operations before
  income taxes...................      72,584        (18,332)         54,252         4,321         1,296             51,227
Income tax provision.............      32,723             --          32,723                       7,902 (i)         24,821
                                     --------       --------        --------        ------        ------           --------
Income (loss) from continuing
  operations.....................    $ 39,861       $(18,332)       $ 21,529        $4,321        $9,198           $ 26,406
                                     ========       ========        ========        ======        ======           ========
Fully-diluted:
  Earnings (loss) per share from
   continuing operations.........    $   0.17                                                                      $   0.10
                                     ========                                                                      ========
  Weighted average shares
    outstanding..................     241,227         17,467         258,694                                        258,694
                                     ========       ========        ========                                       ========


                                                                                      PRO FORMA
                                                                                     ADJUSTMENTS
                                                                                   ---------------       PRO FORMA
                                   PRO FORMA                                                              COMBINED
                                  CONTINENTAL     ADDINGTON          COMBINED        DR.       CR.        COMPANY
                                  -----------     ----------         ---------     -------     ---       ---------
Revenue........................     $ 59,799        $46,012          $1,716,338                           $1,716,338
Expenses:
  Cost of operations...........       49,469         32,432             836,442                              836,442
  Selling, general and
    administrative.............        8,282          4,100             812,529                              812,529
  Special charge...............        7,623           --                 7,623                                7,623
Other (income) expense:
  Interest and other income....       (1,030)           739             (16,282)                             (16,282)
  Interest expense.............        2,415            629              23,647                               23,647
                                    --------        -------          ----------    -------      --        ----------
                                      66,759         37,900           1,663,959                            1,663,959
                                    --------        -------          ----------    -------      --        ----------
Income (loss) from
  continuing operations
  before income taxes..........       (6,960)         8,112              52,379                               52,379
Income tax provision...........          285          2,693              27,799                               27,799
                                    --------        -------          ----------    -------      --        ----------
Income (loss) from
  continuing operations........     $ (7,245)       $ 5,419          $   24,580                           $   24,580
                                    ========        =======          ==========    =======      ==        ==========

Fully-diluted:
  Earnings (loss) per share
   from continuing operations..     $   (.46)       $   .35                                               $     0.09
                                    ========        =======                                               ==========
  Weighted average shares
    outstanding................       15,588         15,348             289,630     (4,552) (j)              285,078
                                    ========        =======          ==========    =======                ==========

        The accompanying notes are an integral part of these statements.

             PRO FORMA REPUBLIC INDUSTRIES, INC., AUTONATION INCORPORATED,
                    PRO FORMA CONTINENTAL WASTE INDUSTRIES, INC.
                         AND ADDINGTON RESOURCES, INC.

       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        PRO FORMA
                                                                       ADJUSTMENTS
                                                                   ------------------     PRO FORMA
                            PRO FORMA                                                    REPUBLIC AND      PRO FORMA
                             REPUBLIC    AUTONATION    COMBINED       DR.       CR.       AUTONATION      CONTINENTAL
                             --------    ----------    --------    --------   -------     -----------     -----------
Revenue................... $1,751,581         --     $1,751,581                          $1,751,581        $66,156
Expenses:
 Cost of operations.......    830,665       $2,177      832,842    $ 4,033(g)               836,875         44,463
 Selling, general and
   administrative.........    922,340          887      923,227                             923,227         10,120
 Restructuring and unusual
   charges................       --           --           --                                  --            3,264
Other (income)  expense:
 Interest and other
   income.................    (13,229)        --        (13,229)                            (13,229)          (240)
 Interest expense.........       --           --           --                                   --           3,344
                           ----------       ------   ----------    -------     ------    ----------        -------
                            1,739,776        3,064    1,742,840      4,033               $1,746,873         60,951
                           ----------       ------   ----------    -------     ------    ----------        -------
Income (loss) from
 continuing  operations
 before income taxes......     11,805       (3,064)       8,741      4,033                    4,708          5,205
Income tax  provision.....      7,393         --          7,393                $2,697(i)      4,696          2,257
                           ----------      -------   ----------    -------     ------    ----------        -------
Income (loss) from
 continuing  operations... $    4,412      $(3,064)  $    1,348    $ 4,033     $2,697    $       12        $ 2,948
                           ==========      =======   ==========    =======     ======    ==========        =======
Fully Diluted:
 Earnings per share
   from continuing
   operations............. $     0.02                                                    $      --         $   .23
                           ==========                                                    ==========        =======
 Weighted average
   shares outstanding.....    212,561       17,467      230,028                             230,028         12,702
                           ==========      =======   ==========                          ==========        =======

                                                                   PRO FORMA
                                                                  ADJUSTMENTS
                                                              ---------------------            PRO FORMA
                                                                                                COMBINED
                                ADDINGTON      COMBINED          DR.             CR.            COMPANY
                                ---------     ---------       --------        ---------      ------------

Revenue......................   $56,739         $1,874,476                                     $1,874,476
Expenses:
 Cost of operations..........    38,080            919,418                                        919,418
 Selling, general and
   administrative............     6,631            939,978                                        939,978
 Restructuring and
   unusual charges...........      --                3,264                                          3,264
Other (income)  expense:
 Interest and other
   income....................      (427)           (13,896)                                       (13,896)
 Interest expense............       955              4,299                     $   935(h)           3,364
                                -------         ----------       -------       -------         ----------
                                 45,239          1,853,063                         935          1,852,128
                                -------         ----------       -------       -------         ----------
Income (loss) from
 continuing operations
 before income taxes.........    11,500             21,413                         935             22,348
Income tax provision.........     4,426             11,379       $   355(i)                        11,734
                                -------         ----------       -------       -------         ----------
Income (loss) from
 continuing operations.......   $ 7,074         $   10,034       $   355       $   935         $   10,614
                                =======         ==========       =======       =======         ==========
Fully Diluted:
 Earnings per share
   from continuing
   operations................   $   .45                                                        $     0.04
                                =======                                                        ==========
 Weighted average
   shares outstanding........    15,748            258,478         1,745                          260,223
                                =======         ==========       =======                       ==========

        The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.,
                       CONTINENTAL WASTE INDUSTRIES, INC.
                        AND ADDINGTON RESOURCES, INC.

       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                             PRO FORMA
                                                                                            ADJUSTMENTS       PRO FORMA
                                  SUPPLEMENTAL                                           -----------------     COMBINED
                                    REPUBLIC   CONTINENTAL    ADDINGTON    COMBINED       DR.       CR.        COMPANY
                                    --------   -----------   ----------   ----------     -------   -------   ----------
Revenue.......................... $1,531,095     $28,728      $36,057     $1,595,880                         $1,595,880
Expenses:
 Cost of operations..............    639,963      17,224       23,798        680,985                            680,985
 Selling, general and
  administrative.................    835,296       4,737        7,119        847,152                            847,152
 Restructuring and unusual
  charges........................         --          --          670            670                                670
Other (income) expense:
 Interest and other income.......     (5,920)        126         (772)        (6,566)                            (6,566)
 Interest expense................     13,707       1,881        8,052         23,640                             23,640
                                  ----------     -------      -------     ----------     -------     --      ----------
                                   1,483,046      23,968       38,867      1,545,881                          1,545,881
                                  ----------     -------      -------     ----------     -------     --      ----------
Income from continuing operations
 before income  taxes............     48,049       4,760       (2,810)        49,999                             49,999
Income tax provision.............     19,396       2,132       (1,124)        20,404                             20,404
                                  ----------     -------      -------     ----------     -------     --      ----------
Income from continuing
 operations...................... $   28,653     $ 2,628      $(1,686)    $   29,595                         $   29,595
                                  ==========     =======      =======     ==========     =======     ==      ==========
Fully-Diluted:
 Earnings per share from
  continuing operations.......... $     0.24     $   .34      $  (.11)                                       $     0.21
                                  ==========     =======      =======                                        ==========
 Weighted average shares
  outstanding....................    119,044       7,685       15,798        142,527      (3,117)(j)            139,410
                                  ==========     =======      =======     ==========     =======             ==========

       The accompanying notes are an integral part of these statements.

                           REPUBLIC INDUSTRIES, INC.,
                       CONTINENTAL WASTE INDUSTRIES, INC.
                        AND ADDINGTON RESOURCES, INC.

       UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                    PRO FORMA
                                                                                                   ADJUSTMENTS        PRO FORMA
                                      SUPPLEMENTAL                                               -----------------     COMBINED
                                        REPUBLIC   CONTINENTAL   ADDINGTON         COMBINED       DR.       CR.        COMPANY
                                        --------   -----------   ----------       ----------     -------   -------   ----------
Revenue.........................       $1,331,693     $16,204      $22,600         $1,370,497                        $1,370,497
Expenses:
 Cost of operations.............          493,395      11,209       13,694            518,298                           518,298
 Selling, general and
  administrative................          783,502       2,067        6,503            792,072                           792,072
 Restructuring and unusual
  charges.......................           10,040          --        5,122             15,162                            15,162
Other (income) expense:
 Interest and other income......           (4,524)        (49)          --             (4,573)                           (4,573)
 Interest expense...............           14,022       1,303        5,790             21,115                            21,115
                                         --------     -------      -------         ----------     -------     --     ----------
                                        1,296,435      14,530       31,109          1,342,074                         1,342,074
                                         --------     -------      -------         ----------     -------     --     ----------
Income (loss) from continuing
 operations before income taxes.           35,258       1,674       (8,509)            28,423                            28,423
Income tax provision............           16,529         721       (3,233)            14,017                            14,017
                                         --------     -------      -------         ----------     -------     --     ----------
Income (loss) from continuing
 operations.....................         $ 18,729     $   953      $(5,276)        $   14,406                        $   14,406
                                         ========     =======      =======         ==========     =======     ==     ==========
Fully-Diluted:
 Earnings (loss) per share from
   continuing operations........         $   0.16     $   .19      $  (.34)                                          $     0.11
                                         ========     =======      =======                                           ==========
 Weighted average shares
  outstanding...................          119,226       4,739       15,563            139,528      (2,504)(j)           137,024
                                         ========     =======      =======         ==========     =======            ==========

        The accompanying notes are an integral part of these statements.

              REPUBLIC INDUSTRIES, INC., AUTONATION INCORPORATED,
                       CONTINENTAL WASTE INDUSTRIES, INC.
                        AND ADDINGTON RESOURCES, INC.

                   NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                         PRO FORMA FINANCIAL STATEMENTS

(a) Represents an entry to record intangible assets resulting from the preliminary allocation of the purchase price for the proposed acquisition of AutoNation as follows (in thousands):

        Shares of Republic Common Stock to be issued....................     17,467
        Value of Republic Common Stock consideration....................   $192,050
        Historical net tangible assets..................................    (30,734)
                                                                          ----------
        Allocation to intangible assets.................................   $161,316
                                                                          ==========

     The value of the Republic Common Stock consideration was computed based upon the 5 day average quoted stock price before and after the signing and public announcement of the definitive agreement to acquire AutoNation, adjusted to reflect a discount from market value to account for selling restrictions imposed on the sellers of AutoNation. The above purchase price has been allocated on a preliminary basis using the historical value of the tangible assets and liabilities of AutoNation as of September 30, 1996, which represents a reasonable estimate of the fair value, with the remaining balance allocated to intangible assets. The pro forma purchase price will be adjusted based on the actual closing date balance sheet and thereafter for any potential contingencies which may arise prior to consummation of the merger, in accordance with generally accepted accounting principles. Such adjustments for contingencies, if any, are not expected to be material.
(b) Represents an entry to eliminate the historical equity balances of AutoNation.
(c) Represents the recording of equity resulting from Republic's issuance of Republic Common Stock to the stockholders of AutoNation.
(d) Represents an entry to record the par value of the shares of Republic Common Stock issued to the stockholders of Continental and Addington, both of which will be accounted for under the pooling of interests method of accounting.
(e) Represents an entry to reclassify the historical common and treasury stock balances of Continental and Addington to additional paid-in capital.
(f) Represents an entry to eliminate advances from Republic to AutoNation and related interest on such advances.
(g) Represents a net adjustment related to the elimination of the historical amortization of intangible assets and the recording of amortization, on a straight-line basis, on the intangible assets resulting from the preliminary purchase price allocation of AutoNation. Intangible assets resulting from the purchase of AutoNation are being amortized over a 40 year life which approximates the estimated useful life.
(h) Represents the assumed 1995 interest savings on the payoff of all or a portion of the existing indebtedness outstanding as of January 1, 1995 of Republic, Continental and Addington with the proceeds from the 1995
     Equity Transactions assumed to have occurred as of January 1, 1995.
(i) Represents the incremental change in the combined entity's provision for income taxes as a result of the pre-tax loss of AutoNation and all pro forma adjustments as described above.
(j) Represents the effect of converting the Addington and Continental weighted average common shares and common equivalent shares into equivalent
     Republic shares based upon the respective share exchange ratios. Also included for 1995 only is the weighted average effect of shares and common share equivalents issued in the 1995 Equity Transactions.

     UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

       REPUBLIC INDUSTRIES, INC., HUDSON MANAGEMENT CORPORATION AND
           ENVIROCYCLE, INC. AND ACQUIRED SOLID WASTE COMPANIES


        The following Unaudited Condensed Consolidated Pro Forma Financial Statements include the supplemental consolidated financial statements of Republic which include the results of operations of Alamo which Republic acquired in November 1996. This transaction has been accounted for under the pooling of interests method of accounting and, accordingly, Republic's supplemental consolidated financial statements have been retroactively adjusted as if Republic and Alamo had operated as one entity since inception. The supplemental consolidated financial statements of Republic also include the financial position and results of operations of CarChoice which Republic acquired in August 1996 and Schaubach and Denver Alarm both of which Republic acquired in February 1996. These transactions have been accounted for under the pooling of interests method of accounting and, accordingly, Republic's historical financial statements have been previously restated as if the companies had operated as one entity since inception.

        The following Unaudited Condensed Consolidated Pro Forma Statements of Operations for the Nine Months Ended September 30, 1996 and for the Year Ended December 31, 1995 present the pro forma results of continuing operations of Republic as if the acquisitions of Hudson Management Corporation and Envirocycle, Inc. (collectively, "HMC") in August 1995 and various other solid waste companies ("Acquired Solid Waste Companies") in May 1996 as well as a series of 1995 completed Equity Transactions (the "1995 Equity Transactions") had occurred as of January 1, 1995. The 1995 Equity Transactions include the sale of common stock and warrants during the three months ended September 30, 1995 in certain private placement and other transactions resulting in net proceeds of approximately $232 million. These Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the respective audited and unaudited historical consolidated financial statements and notes thereto of Republic, HMC and Acquired Solid Waste Companies.

        The unaudited pro forma earnings per common and common equivalent share is based upon the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of Republic warrants and options. In computing the unaudited pro forma income from continuing operations per common and common equivalent share, Republic utilizes the modified treasury stock method. Primary earnings per share is not presented as it does not significantly differ from fully diluted earnings per share.

        These Unaudited Condensed Consolidated Pro Forma Statements of Operations were prepared utilizing the accounting policies of the respective entities as outlined in their historical financial statements except as described in the accompanying notes. Acquired Solid Waste Companies include various businesses acquired and accounted for under the pooling of interests method of accounting and a business acquisition accounted for under the purchase method of accounting. The Acquired Solid Waste Companies accounted for under the pooling of interests method of accounting were not significant individually or in the aggregate and consequently prior period financial statements have not been restated and pro forma statements of operations for 1994 and 1993 have not been included herein. The acquisitions of HMC and one of the Acquired Solid Waste Companies have been accounted for under the purchase method of accounting. The unaudited pro forma consolidated results of operations do not necessarily reflect actual results which would have occurred if the acquisitions or the Equity Transactions had taken place on the assumed dates, nor are they necessarily indicative of future combined operations.

       REPUBLIC INDUSTRIES, INC. AND AN ACQUIRED SOLID WASTE COMPANY

    UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                  (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                 Pro Forma
                                                                                                Adjustments
                                        Supplemental     Acquired Solid                   ---------------------        Pro Forma
                                          Republic       Waste Company(1)     Combined       Dr.          Cr.           Republic
                                          --------       --------------       --------    --------     --------        ---------
Revenue................................ $1,597,568           $3,769         $1,601,337                                $1,601,337

Expenses:
  Cost of operations...................    735,121            1,934            737,055     $164(a)                       737,219
  Selling, general and administrative..    787,254              964            788,218                                   788,218
Other (income) expense:
  Interest and other income............    (17,287)              --            (17,287)                                  (17,287)
  Interest expense.....................     20,603               --             20,603                                    20,603
                                         ---------           ------          ---------     -------     -------          --------
                                         1,525,691            2,898          1,528,589      164                        1,528,753
                                         ---------           ------          ---------     -------     -------          --------

Income from continuing
  operations before income taxes.......     71,877              871             72,748      164        -------            72,584
Income tax provision...................     32,454               --             32,454      269(e)                        32,723
                                          --------           ------           --------     ----        -------          --------
Income from continuing
  operations...........................   $ 39,423           $  871           $ 40,294     $433                         $ 39,861
                                          ========           ======           ========     ====        =======          ========

Fully-diluted:
  Earnings per share from continuing
   operations..........................   $   0.16                                                                      $   0.17
                                          ========                                                                      ========
  Weighted average shares outstanding..    240,792                                          435(f)                       241,227
                                          ========                                         ====                         ========

-----------
(1) Represents the pre-acquisition results of operations for the period from January to April 1996.


     The accompanying notes are an integral part of these statements.

REPUBLIC INDUSTRIES, INC., HUDSON MANAGEMENT CORPORATION AND ENVIROCYCLE, INC.
                        AND ACQUIRED SOLID WASTE COMPANIES

    UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE YEAR ENDED DECEMBER 31, 1995

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                             Pro Forma
                                                                                             Adjustments
                                  Supplemental           Acquired Solid                  -------------------      Pro Forma
                                    Republic     HMC(1)  Waste Companies    Combined       Dr.         Cr.         Republic
                                    --------   -------   ---------------    --------     ------      -------      ---------
Revenue.........................  $1,686,892   $33,201       $31,488       $1,751,581                            $1,751,581

Expenses:
  Cost of operations............     786,634    21,772        21,225          829,631   $ 1,323(a)  $   289(b)      830,665
  Selling, general and
    administrative..............     906,931     9,298         6,558          922,787                   447(c)      922,340
  Restructuring and unusual
    charges.....................          --        --            --               --                                    --
Other (income) expense:
  Interest and other income.....     (12,384)       --          (845)         (13,229)                              (13,229)
  Interest expense..............      19,635       489           428           20,552                20,552(d)           --
                                  ----------   -------       -------       ----------   -------     -------      ----------
                                   1,700,816    31,559        27,366        1,759,741     1,323      21,288       1,739,776
                                  ----------   -------       -------       ----------   -------     -------      ----------

Income (loss) from continuing
 operations before income taxes.     (13,924)    1,642         4,122           (8,160)    1,323      21,288          11,805
Income tax provision............      (2,385)      657           104           (1,624)    9,016(e)                    7,393
                                  ----------   -------       -------       ----------   -------     -------      ----------
Income (loss) from continuing
 operations.....................  $  (11,539)  $   985       $ 4,018       $   (6,536)  $10,340     $21,288      $    4,412
                                  ==========   =======       =======       ==========   =======     =======      ==========
Fully-diluted:
  Earnings per share from
   continuing operations........  $    (0.08)                                                                    $     0.02
                                  ==========                                                                     ==========

  Weighted average shares
   outstanding..................     146,627                                             65,934(g)                  212,561
                                  ==========                                            =======                  ==========

-----------
(1) Represents the pre-acquisition results of operations for the period from January to July 1995.

       The accompanying notes are an integral part of these statements.

REPUBLIC INDUSTRIES, INC., HUDSON MANAGEMENT CORPORATION AND ENVIROCYCLE, INC.
                        AND ACQUIRED SOLID WASTE COMPANIES

   NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS


(a) Represents a net adjustment related to the elimination of the historical amortization of intangible assets and the recording of amortization, on a straight-line basis, on the intangible assets resulting from the purchase price allocation of HMC and an Acquired Solid Waste Company, as applicable. Intangible assets resulting from the purchase of HMC and an Acquired Solid Waste Company are being amortized over a 40 year life which approximates the useful life.

(b) Represents a reduction to depreciation expense resulting from the revision of estimated lives of acquired property and equipment of HMC to conform with Republic policies.

(c) Represents the contractual reduction of salary and benefits of the sellers of HMC.

(d) Represents the assumed 1995 interest savings on the payoff of all existing indebtedness of Republic, HMC and Acquired Solid Waste Companies outstanding as of January 1, 1995 with the proceeds from the 1995 Equity Transactions assumed to have occurred as of January 1, 1995.

(e) Represents the incremental change in the combined entity's provision for income taxes as a result of the pre-tax earnings of HMC and Acquired Solid Waste Companies, as applicable, and all pro forma adjustments as described above.

(f) Represents the pro forma incremental weighted shares issued to the sellers of an Acquired Solid Waste Company assuming the acquisition occurred as of January 1, 1996.

(g) Represents the Shares issued to the sellers of Acquired Solid Waste Companies and the pro forma incremental weighted shares issued to the sellers of HMC assuming such acquisition occurred as of January 1, 1995. Also included is the weighted average effect of shares issued in the 1995 Equity Transactions to the extent required to repay debt outstanding at January 1, 1995 and the pro forma common stock equiv-alents associated with warrants sold in the 1995 Equity Transactions.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

               UNAUDITED PRO FORMA COMBINING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                             CONTINENTAL
                                WASTE      BUSINESSES
                             INDUSTRIES,    ACQUIRED     PRO FORMA    PRO FORMA                             PRO FORMA   PRO FORMA
                                INC.        IN 1995     ADJUSTMENTS   SUBTOTAL    STATEWIDE   RECYCLING(a) ADJUSTMENTS   COMBINED
                             -----------   ----------   -----------   ---------   ---------   ---------   -----------   ---------
REVENUE....................    $47,815       $6,353        $  --       $54,168     $ 9,416     $ 5,601     $  (3,029)    $66,156
COSTS AND EXPENSES:
  Operating expenses.......     22,182        5,210          176        27,568       6,706       5,360        (3,029)     36,605
  General and
    administrative
    expenses...............      7,915          840           --         8,755       1,933         472        (1,040)     10,120
  Depreciation and
    amortization...........      6,863           --           --         6,863         452          85           458       7,858
  Office closing charge....      3,264           --           --         3,264          --          --            --       3,264
                               -------       ------        -----       -------     -------    ---------      -------      ------
      Income (loss) from
        operations.........      7,591          303         (176)        7,718         325        (316)          582       8,309
OTHER INCOME (EXPENSES):
  Interest expense.........     (2,659)         (97)        (137)       (2,893)       (304)         (5)         (142)     (3,344)
  Other income (expenses),
    net....................        205            1          (10)          196          44          --            --         240
                               -------       ------        -----       -------     -------    ---------      -------      ------
      Other income
        (expenses), net....     (2,454)         (96)        (147)       (2,697)       (260)         (5)         (142)     (3,104)
                               -------       ------        -----       -------     -------    ---------      -------      ------
  Income (loss) before
    income taxes...........      5,137          207         (323)        5,021          65        (321)          440       5,205
PROVISION (BENEFIT) FOR
  INCOME TAXES.............      2,135          104          (96)        2,143          17        (123)          220       2,257
                               -------       ------        -----       -------     -------    ---------      -------      ------
  Net income (loss)........    $ 3,002       $  103        $(227)      $ 2,878     $    48     $  (198)    $     220     $ 2,948
                               =======       ======        =====       =======     =======    =========      =======      ======
EARNINGS PER SHARE:
PRIMARY....................    $   .25                                 $   .24                                           $   .23
                               =======                                 =======                                            ======
FULLY DILUTED..............    $   .25                                 $   .24                                           $   .23
                               =======                                 =======                                            ======
PRIMARY WEIGHTED AVERAGE
  SHARES...................     11,979                        31        12,010                                   556      12,566
                               =======                     =====       =======                               =======      ======
FULLY DILUTED WEIGHTED
  AVERAGE SHARES...........     12,115                        31        12,146                                   556      12,702
                               =======                     =====       =======                               =======      ======


-------------------
(a) Represents twelve months ended March 31, 1996.



  The accompanying Notes to Unaudited Pro Forma Combining Statements of Income
                    are an integral part of this statement.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

               UNAUDITED PRO FORMA COMBINING STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                  FOR THE NINE         FOR THE SIX MONTHS
                                  MONTHS ENDED         ENDED JUNE 30, 1996
                               SEPTEMBER 30, 1996     ---------------------    PRO FORMA    PRO FORMA
                                  CONTINENTAL         STATEWIDE   RECYCLING   ADJUSTMENTS   COMBINED
                             ----------------------   ---------   ---------   -----------   ---------
REVENUE....................         $ 53,709           $ 4,695     $ 3,486      $(2,091)     $59,799
COSTS AND EXPENSES:
  Operating expenses.......           36,050             3,856       3,099       (2,091)      40,914
  General and
     administrative
     expenses..............            7,490               939         230         (377)       8,282
  Depreciation and
     amortization..........            8,080               181          65          229        8,555
  Special charge...........            7,623                --          --           --        7,623
                                     -------            ------      ------      -------      -------
  Income (loss) from
     operations............           (5,534)             (281)         92          148       (5,575)
OTHER INCOME (EXPENSES):
  Interest expense.........           (2,294)             (130)         (3)          12       (2,415)
  Other income (expense),
     net...................            1,130              (102)          2           --        1,030
                                     -------            ------      ------      -------      -------
  Income (loss) before
     income taxes..........           (6,698)             (513)         91          160       (6,960)
PROVISION (BENEFIT) FOR
  INCOME TAXES.............              208               (57)         48           86          285
                                     -------            ------      ------      -------      -------
  Net income (loss)........         $ (6,906)          $  (456)    $    43      $    74      $(7,245)
                                     =======            ======      ======      =======      =======
EARNINGS (LOSS) PER
  SHARE....................         $   (.45)                                                $  (.46)
                                     =======                                                 =======
  Weighted average common
     and common equivalent
     shares................           15,217                                        371       15,588
                                     =======                                    =======      =======

  The accompanying Notes to Unaudited Pro Forma Combining Statements of Income
                    are an integral part of this statement.

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

          NOTES TO UNAUDITED PRO FORMA COMBINING STATEMENTS OF INCOME

1. DESCRIPTION OF PRO FORMA COMBINING STATEMENTS OF INCOME

     The unaudited pro forma combining statements of income of the Company reflect certain business acquisitions as if such acquisitions had occurred as of the beginning of the periods presented. The acquisitions included in the pro forma statements are described below:

     1995 Acquisitions:

     From January 1 to August 15, the Company expanded its operations through the acquisition of six businesses engaged in waste management businesses. Each of these transactions have been accounted for using the purchase method of accounting. The aggregate of these business acquisitions was significant to the Company. These entities included ASCO Sanitation, Inc., Larry's Disposal, Inc., Terre Haute Recycling, Inc. Gilliam Sanitation, Inc., Gilliam Transfer, Inc., Anderson Refuse Company, Inc./M.V. Dulworth, and a 72% interest in Procesa Continental S.A., de C.V.

     The aggregate purchase price of these businesses was $8.9 million, plus the assumption or refinancing of $2.1 million of debt and $0.6 million of future contingent payments. The purchase prices were paid by issuing 164,846 Shares of the Company's Common Stock with a market value of $1.1 million at the time of issuance, paying $5.8 million of cash obtained from the Company's credit facility and issuing $2.0 million of notes payable to the Sellers.

     None of these acquisitions individually are significant, each with a purchase price and assets less than 10% of the Company's December 31, 1994 assets and each with historical income or loss before income taxes of less than 10% of the Company's income before income taxes and extraordinary gain for the year ended December 31, 1994. In addition, the aggregate of these transactions is less than 10% of the measures described above except for the aggregate of the absolute values of the incomes and losses before income taxes of these entities which total more than 10% but less than 20% of the Company's 1994 income before income taxes and extraordinary gain.

     Accordingly, although the acquired businesses are not integral to each other, their financial position and operating results were combined for purposes of the pro forma presentation.

     1996 Acquisitions:

     On July 1, 1996, the Company purchased Statewide Environmental Contractors, Inc., Recycling Industries, Inc. and all of the assets of Lomac Realty. These three affiliated companies are engaged in the waste management business. Operating results of Lomac Realty are excluded from the pro forma presentation as such results are not material.

     The purchase price of Statewide was $18.6 million and consisted of $6.7 million in cash, 555,512 Shares of the Company's Common Stock (valued at $8.9 million based on the quoted market price as of the date of the definitive letter of intent to acquire Statewide) and $3.0 million in notes payable to the sellers. The Company recorded this transaction as a purchase.

     On September 13, 1996, the Company acquired Reliable Disposal, Inc., Reliable Recycle (a partnership) and various properties owned by certain shareholders of Reliable Disposal, Inc. or their wholly owned partnership (collectively, "Reliable"). All entities and properties of Reliable were commonly owned and integral to the Reliable business. The Company exchanged 457,000 Shares of Common Stock for all of the outstanding shares and interests and for the properties of Reliable. The acquisition was accounted for as a pooling of interests. Accordingly, Continental's historical statement of income for the nine months ended September 30, 1996 include the operating results of Reliable for the entire nine month period. The acquisition of Reliable was not significant and, as a consequence, prior period financial statements were not restated.

     For purposes of the accompanying pro forma financial statements, adjustments have been reflected on an estimated basis using the most recent information available. No assurances can be given that the final

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

1. DESCRIPTION OF PRO FORMA COMBINING STATEMENTS OF INCOME --(CONTINUED) determination of the fair value of assets acquired and liabilities assumed in the various acquisitions will not differ from the adjustments presented herein. Such determination will be made within one year of the related acquisition and are not expected to be materially different from the estimates used herein.

     The pro forma financial statements should be read in conjunction with the respective audited and interim financial statements of the Company and the related notes thereto. The pro forma statements are not necessarily indicative of the results that would have been obtained if the acquisitions had been consummated at an earlier date and is not intended to be a projection of future results or trends.

2. ADJUSTMENTS TO COMBINING STATEMENTS OF INCOME

     Operating results of acquired businesses for periods prior to their acquisition by the Company are included in pro forma statements of income. Pre-acquisition periods for each acquired business extend to their respective acquisition dates which are as follows:

        ASCO Sanitation, Inc.             April 1, 1995
        Larry's Disposal, Inc.            April 28, 1995
        Terre Haute Recycling, Inc.       July 17, 1995
        Gilliam Sanitation, Inc.          July 18, 1995
        Gilliam Transfer, Inc.            July 18, 1995
        Anderson Refuse Company, Inc.     August 1, 1995
        M.V. Dulworth                     August 1, 1995
        Procesa Continental S.A. de
          C.V.                            August 15, 1995
        Statewide Environmental and
          affiliated companies            July 1, 1996

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

2. ADJUSTMENTS TO COMBINING STATEMENTS OF INCOME -- (CONTINUED)
     Pro forma adjustments for "Business Acquired in 1995" (in thousands) --

                                                                            FOR THE YEAR
                                                                                ENDED
                                                                          DECEMBER 31, 1995
                                                                          -----------------
Operating expenses --
  Record depreciation of other property revaluation adjustments.........        $  32
  Record amortization of goodwill from all acquisitions over 25 years...          144
                                                                                -----
                                                                                $ 176
                                                                                =====
Interest expense --
  Record interest expense on additional borrowings under the Credit
     Facility to finance the acquisitions (6.97%).......................        $(110)
  Record interest expense on notes due to sellers.......................          (27)
                                                                                -----
                                                                                $(137)
                                                                                =====
Other income (expense), net --
  Eliminate the Company's minority interest related to Victory and
     GEM................................................................        $ (68)
  Record the Company's minority interest related to Procesa.............           58
                                                                                -----
                                                                                $ (10)
                                                                                =====
Benefit for income taxes --
  Record income tax effect of above adjustments.........................        $ (96)
                                                                                =====
Primary and fully dilutive weighted average shares --
  Issuance of Shares to acquire companies...............................           31
                                                                                =====

              CONTINENTAL WASTE INDUSTRIES, INC. AND SUBSIDIARIES

2. ADJUSTMENTS TO COMBINING STATEMENTS OF INCOME -- (CONTINUED)
     Pro forma adjustments for "Statewide" (in thousands) --

                                                         FOR THE YEAR         FOR THE NINE
                                                             ENDED            MONTHS ENDED
                                                       DECEMBER 31, 1995   SEPTEMBER 30, 1996
                                                       -----------------   ------------------
Revenue
  Elimination of intercompany revenue................       $(3,029)            $ (2,091)
                                                            =======              =======
Operating expenses
  Elimination of intercompany disposal costs.........       $(3,029)            $ (2,091)
                                                            =======              =======
General and administrative expenses
  Elimination of former owners' salaries.............       $(1,015)            $   (363)
  Elimination of intercompany rent...................           (25)                 (14)
                                                            -------              -------
                                                            $(1,040)            $   (377)
                                                            =======              =======
Depreciation and amortization
  Record depreciation of other property revaluation
     adjustments (over 7-31.5 years).................       $   242             $    121
  Record amortization of goodwill from all
     acquisitions over 40 years......................           216                  108
                                                            -------              -------
                                                            $   458             $    229
                                                            =======              =======
Interest expense --
  Record interest expense on additional borrowings
     under the Credit Facility to finance the
     acquisitions (at 6.97%).........................       $  (451)            $   (226)
  Eliminate non-recurring interest expense...........           309                  238
                                                            -------              -------
                                                            $  (142)            $     12
                                                            =======              =======
Provision for income taxes --
  Record income tax effect of above adjustments at
     the Company's statutory income tax rate (40%)...       $   220             $     86
                                                            =======              =======
Primary and fully dilutive weighted average shares --
  Issuance of Shares to acquire companies............           556                  371
                                                            =======              =======

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                 RESULTS OF OPERATIONS OF REPUBLIC (RESTATED)

     The following discussion should be read in conjunction with Republic's Consolidated Financial Statements and Unaudited Condensed Consolidated Financial Statements and the Notes thereto. The historical financial statements of Republic include the financial position and results of operations of CarChoice which Republic acquired in August 1996 and Schaubach and Denver Alarm both of which Republic acquired in February 1996. These transactions have been accounted for under the pooling of interests method of accounting and, accordingly, Republic's historical financial statements have been restated as if the companies had operated as one entity since inception. All references to historical share and per share data of the Company's common stock, $.01 par value per share ("Common Stock") have been retroactively adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend that was effected in June 1996.

     The following discussion should also be read in conjunction with the unaudited pro forma financial statements and notes thereto appearing elsewhere herein.

BUSINESS COMBINATIONS

     Republic makes its decisions to acquire or invest in businesses based on financial and strategic considerations.

  Pending Acquisitions

     In June 1996, Republic signed a definitive agreement to acquire Continental Waste Industries, Inc. ("Continental") in a merger transaction. Continental provides integrated solid waste management services to residential, commercial and industrial customers primarily in the mid-south and eastern United States. Under the terms of the agreement, each share of common stock of Continental would be exchanged, on a tax-free basis, for 0.8 of a share of the Company's common stock, par value $.01 per share ("Common Stock"). As of September 30, 1996, there were approximately 15,300,000 shares of Continental's common stock issued and outstanding. The transaction, which will be accounted for under the pooling of interests method of accounting, is subject to approval of Continental's stockholders and other customary closing conditions, including regulatory approvals, and is expected to close in the fourth quarter of 1996. Certain stockholders of Continental, representing approximately 23% of Continental's outstanding common stock, have granted to Republic irrevocable proxies to vote or to execute written consents with respect to their shares in favor of the transaction.

     In June 1996, Republic signed a definitive agreement to acquire
Addington Resources, Inc. ("Addington") in a merger transaction. Addington provides integrated solid waste disposal services including landfill, collection and recycling services for cities and counties in the southeastern United States. Under the terms of the agreement, each share of Addington common stock would be exchanged, on a tax free basis, for 0.9 of a share of Common Stock. As of September 30, 1996, there were approximately 15,200,000 shares of Addington common stock issued and outstanding. The transaction, which will be accounted for under the pooling of interests method of accounting, is subject to approval by the stockholders of Addington and other customary closing conditions, including regulatory approvals. Six of Addington's shareholders representing approximately 45% of the outstanding shares of Addington common stock, have granted to Republic irrevocable proxies to, and agreed to, vote or to execute written consents with respect to their shares of Addington common stock in favor of approval and adoption of the transaction.

     In May 1996, after approval by a special committee of disinterested members of Republic's Board of Directors, Republic signed a definitive agreement to acquire AutoNation Incorporated ("AutoNation"). AutoNation is a privately-owned company developing a chain of megastores for the sale of new and used vehicles and is partially owned by Republic's Chairman and Co-Chief Executive Officers, and certain other officers and directors of Republic. The transaction, which will be accounted for under the purchase method of accounting and is intended to be tax-free to AutoNation shareholders, is subject to final approval by the stockholders of Republic and other customary closing conditions including regulatory approvals, and is expected to close in the first quarter of 1997. It is contemplated that Republic will issue approximately 17,467,000 shares of Common Stock in connection with the transaction.

     The consummation of each of the Continental, Addington or AutoNation mergers is not contingent on the approval or consummation of any other merger.

  Completed Acquisitions

     Significant businesses acquired through September 30, 1996 and accounted for under the pooling of interests method of accounting have been included retroactively in the financial statements as if the companies had operated as one entity since inception. Businesses acquired through September 30, 1996 and accounted for under the purchase method of accounting are included in the financial statements from the date of acquisition.

     In November 1996, Republic acquired Alamo Rent-A-Car, Inc. and affiliated entities ("Alamo") in merger transactions. Alamo is the fourth largest car rental company in the United States and operates a fleet of approximately 158,000 vehicles. Alamo operates in 48 states in the United States and has operations in 9 European countries and Canada. The Company issued 22,123,893 shares of Common Stock to acquire Alamo which will be accounted for under the pooling of interests method of accounting.

     In August 1996, Republic acquired all of the net assets of CarChoice, Inc. ("CarChoice"). CarChoice, which commenced operations in January 1995, is a developer and operator of used car superstores similar to those being developed by AutoNation.

     In February 1996, Republic acquired, in merger transactions, all of the outstanding shares of capital stock of Incendere, Inc. and affiliates ("Schaubach"). Schaubach provides solid waste collection and recycling services to residential, commercial and industrial customers in southeastern Virginia and eastern North Carolina and provides transportation of medical waste throughout the Mid-Atlantic states.

     In February 1996, Republic acquired, in merger transactions, all of the outstanding shares of capital stock of The Denver Fire Alarm and Protective Co. and affiliate ("Denver Alarm"). Denver Alarm provides installation, monitoring and maintenance services to residential and commercial customers throughout Colorado.

     Republic issued an aggregate of 9,707,664 shares of Common Stock to acquire CarChoice, Schaubach and Denver Alarm, all of which have been accounted for under the pooling of interests method of accounting.

     During the nine months ended September 30, 1996, Republic also acquired various other businesses in the solid waste and electronic security industries which were immaterial to Republic. The aggregate purchase price paid by Republic related to immaterial acquisitions accounted for under the purchase method of accounting was approximately $101,039,000 and consisted of cash and 8,474,286 shares of Common Stock. With respect to immaterial acquisitions accounted for under the pooling of interests method of accounting, Republic issued 8,318,800 shares of Common Stock. These acquisitions were not material in the aggregate and, consequently, prior period financial statements were not restated.

     In November 1995, Republic acquired, in a merger transaction, all of the outstanding shares of capital stock of Cana First Corporation and several related companies doing business as Scott Alarm Company ("Scott"). Scott provides electronic security monitoring and maintenance to residential accounts in Jacksonville, Orlando and Tallahassee, Florida, as well as other metropolitan areas in the southeastern United States, including Charlotte, North Carolina, Savannah, Georgia and Nashville, Tennessee.

     In November 1995, Republic acquired, in merger transactions, all of the outstanding shares of capital stock of Fennell Container Company, Inc. and several related companies ("Fennell"). Fennell provides waste collection, recycling and environmental services to commercial, industrial and residential customers in and around Charleston and Greenville, South Carolina, and also owns a landfill.

     In November 1995, Republic acquired, in a merger transaction, all of the outstanding shares of capital stock of Garbage Disposal Service, Inc. ("GDS"). GDS provides solid waste collection and recycling services for commercial, residential and industrial customers throughout western North Carolina.

     In November 1995, Republic acquired, in merger transactions, all of the outstanding shares of capital stock of J.C. Duncan Company, Inc. and related companies ("Duncan"). Duncan provides solid waste collection and recycling services to residential, commercial and industrial customers in the Dallas-Fort Worth metropolitan area and throughout west Texas, and also operates two landfills.

     In October 1995, Republic acquired, in a merger transaction, all of the outstanding shares of capital stock of Southland Environmental Services, Inc. ("Southland"). Southland, through its subsidiaries, provides solid waste collection services to residential, commercial and industrial customers in and around Jacksonville, Florida, owns and operates a construction and demolition landfill and provides composting and recycling services.

     In October 1995, Republic acquired, in a merger transaction, all of the outstanding shares of capital stock of United Waste Service, Inc. ("United"). United provides solid waste collection, transfer and recycling services in the Atlanta, Georgia metropolitan area and services both residential and commercial customers.

     In August 1995, Republic acquired, in merger transactions, all of the outstanding shares of capital stock of Kertz Security Systems, Inc. and Kertz Security Systems II, Inc. ("Kertz"). Kertz provides electronic security monitoring and maintenance to residential and commercial customers predominantly in the South Florida, Tampa and Orlando areas.

     Republic issued an aggregate of 36,255,968 shares of Common Stock for the acquisitions of Scott, Fennell, GDS, Duncan, Southland, United and Kertz, all of which were accounted for under the pooling of interests method of accounting.

     In August 1995, Republic acquired, in merger transactions, all of the outstanding shares of capital stock of Hudson Management Corporation and Envirocycle, Inc. (collectively, "HMC") in exchange for an aggregate of 16,000,000 shares of Republic Common Stock. HMC, as the third largest solid waste management company in Florida, provides solid waste collection and recycling services to commercial, industrial and residential customers. The acquisition of HMC has been accounted for under the purchase method of accounting.

  Termination of ADT Agreement

     In September 1996, Republic announced that the Agreement and Plan of Amalgamation, dated as of July 1, 1996 and amended as of July 15, 1996 (the "ADT Agreement") between Republic and ADT Limited ("ADT"), which provided for the acquisition of ADT by Republic, had been terminated by mutual agreement of the parties. In connection with the execution of the ADT Agreement, ADT granted to Republic a warrant to purchase 15,000,000 common shares of ADT at a purchase price of $20 per share (which approximated fair market value), subject to certain anti-dilution adjustments. The warrant became exercisable upon the termination of the ADT Agreement and remains exercisable until March 1997. Pursuant to the terms of the warrant, ADT has granted to Republic certain registration rights with respect to the common shares of ADT issuable to Republic upon exercise of the warrant.

RESULTS OF OPERATIONS

  Three and Nine Months Ended September 30, 1996 and 1995

     Revenue. Republic's revenue from its waste collection operations consists of fees from residential, commercial and industrial customers. Republic's revenue from landfill operations is comprised primarily of tipping fees charged to third parties. Republic's revenue from its electronic security services business results from monitoring contracts for security systems and fees charged for the sale and installation of such systems. Republic's revenue from its automotive retailing business consists primarily of sales of used vehicles.

     The following table presents revenue data from Republic's primary industry segments for the following periods (in thousands):

                                             THREE MONTHS ENDED         NINE MONTHS ENDED
                                                SEPTEMBER 30,             SEPTEMBER 30,
                                           -----------------------   ------------------------
                                               1996         1995       1996         1995
                                           -------------   -------   --------   -------------
    Solid waste services.................    $ 113,436     $66,180   $314,200     $ 174,647
    Electronic security services.........       19,926      11,874     57,514        36,032
    Automobile Retailing.................       22,384          --     51,657            --
                                              --------     -------   --------      --------
                                             $ 155,746     $78,054   $423,371     $ 210,679
                                              ========     =======   ========      ========

     The increases in revenue from the solid waste services segment for the three and nine months ended September 30, 1996 are primarily a result of the acquisition of HMC in August 1995 and other businesses during the periods, as well as the expansion of Republic's existing businesses. The increases in revenue from the electronic security services segment for the three and nine months ended September 30, 1996 are principally a result of the addition of new monitoring accounts during the periods. Revenue from Republic's automotive retailing business during the three and nine months ended September 30, 1996 is a result of the acquisition of CarChoice in August 1996 which was accounted for under the pooling of interests method of accounting. CarChoice opened its two used car megastores in December 1995 and May 1996, respectively.

  Operating Costs and Expenses

     The following table sets forth Republic's total cost of operations and selling, general and administrative expenses as percentages of total revenue for the following periods:

                                                                THREE MONTHS       NINE MONTHS
                                                                    ENDED             ENDED
                                                                SEPTEMBER 30,     SEPTEMBER 30,
                                                                -------------     -------------
                                                                1996     1995     1996     1995
                                                                ----     ----     ----     ----
Cost of operations............................................  73%      69%      70%      67%
Selling, general and administrative...........................  16%      23%      18%      23%

     Cost of Operations. Cost of operations for Republic's waste collection operations includes disposal, labor, fuel and equipment maintenance costs. Landfill cost of operations includes daily operating expenses, the legal and administrative costs of ongoing environmental compliance and site closure and post-closure costs. Certain direct landfill development costs, such as engineering, upgrading, cell construction and permitting costs, are capitalized and depleted based on consumed airspace. All indirect landfill development costs, such as executive salaries, general corporate overhead, public affairs and other corporate services are expensed as incurred. Cost of operations for Republic's electronic security services business primarily consists of the labor and equipment associated with the sale, installation and monitoring of security systems. Cost of operations for Republic's automotive retailing business primarily consists of the direct cost to acquire vehicles sold and their related reconditioning costs.

     Cost of operations was $113,566,000 and $297,616,000 for the three and nine month periods ended September 30, 1996, respectively, as compared to $53,921,000 and $140,152,000 for the same periods of the prior year. These increases reflect Republic's expanded operations through acquisitions of new businesses and growth of its existing businesses. The increases in cost of operations as percentages of revenue for the three and nine months ended September 30, 1996 are primarily due to start-up operating costs associated with Republic's automotive retailing business.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $24,139,000 and $76,744,000 for the three and nine month periods ended September 30, 1996, respectively, as compared to $17,645,000 and $49,294,000 for the same periods of the prior year. These increases primarily reflect the growth of Republic's business through the acquisitions of HMC and other businesses as well as start-up costs related to Republic's automotive retailing business. The decreases in selling, general and administrative expenses as percentages of revenue for the three and nine months ended September 30, 1996 are primarily due to the reduction of administrative expenses for acquired businesses and growth in revenue.

     Included in selling, general and administrative expenses for the three and nine months ended September 30, 1996 are approximately $3,000,000 of transaction costs associated with the ADT Agreement which was terminated by mutual agreement of the parties on September 30, 1996. Upon terminating the ADT Agreement, Republic recorded the ADT Warrant at a value of approximately $5,670,000 based upon an option pricing model computation. Republic has recorded $3,000,000 of the $5,670,000 value attributed to the ADT Warrant as a credit to selling, general and administrative expenses for the three months ended September 30, 1996 to offset the transaction costs incurred in connection with the ADT Agreement described above. The remaining value of the ADT Warrant totaling $2,670,000 has been included as component of other income for the three months ended September 30, 1996.

     Interest and Other Income. Interest and other income increased to $7,102,000 and $13,083,000 for the three and nine month periods ended September 30, 1996, respectively, from $1,717,000 and $2,770,000 for the comparable periods in 1995. These increases are due to the increase in interest income from Republic's cash investments resulting from the proceeds from sales of Republic Common Stock in 1996 and 1995 and interest income on advances to AutoNation. Also included in other income for the three and nine months ended September 30, 1996 is the $2,670,000 value attributed to the ADT Warrant in excess of the ADT transaction costs as described above.

     Interest Expense. Interest expense was $513,000 and $2,324,000 for the three and nine month periods ended September 30, 1996, respectively, as compared to $1,264,000 and $4,263,000 for the comparable periods in 1995. The decreases are due to a reduction in average borrowings outstanding during the periods.

     Income Taxes. Republic's provision for income taxes is based upon Republic's anticipated annual effective income tax rate. Republic's effective income tax rates for the three and nine months ended September 30, 1996 decreased to 35.1% and 36.5% respectively, from 44.0% and 44.4% respectively, for the same periods of the prior year. Such decreases are due to fluctuations associated with varying effective income tax rates of businesses acquired and accounted for under the pooling of interests method of accounting. Republic anticipates its effective income tax rates will fluctuate in future periods as a result of future business combinations, particularly those accounted for under the pooling of interests method of accounting.

  Years Ended December 31, 1995, 1994 and 1993

     Revenue. The following table presents revenue data from Republic's primary industry segments for the periods indicated (in thousands):

                                                              YEARS ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1995         1994         1993
                                                         --------     --------     --------
    Solid waste services...............................  $245,412     $176,260     $146,107
    Electronic security services.......................    49,826       41,913       36,388
                                                         --------     --------     --------
                                                         $295,238     $218,173     $182,495
                                                         ========     ========     ========

     The increase in revenue from the solid waste services segment for the year ended December 31, 1995 is primarily a result of the acquisition of HMC and other businesses as well as the expansion of Republic's existing businesses. The increase for 1994 is primarily attributable to the expansion of Republic's existing businesses. The increases in revenue from the electronic security services segment for the years ended December 31, 1995 and 1994 are principally a result of the addition of new monitoring accounts during the periods.

  Operating Costs and Expenses

     The following table sets forth Republic's total cost of operations and selling, general and administrative expenses as percentages of total revenue for the years ended December 31:

                                                                      1995     1994     1993
                                                                      ----     ----     ----
    Cost of operations............................................     65%      66%      67%
    Selling, general and administrative...........................     23%      23%      25%

     Cost of Operations. Cost of operations was $192,311,000, $143,375,000 and $121,640,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The increases reflect Republic's expanded operations through acquisitions of new businesses and growth of its existing businesses. The decreases in cost of operations as a percentage of revenue for the years ended December 31, 1995 and 1994 are primarily a result of price increases and the implementation of cost reduction measures.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $67,048,000, $49,245,000 and $46,477,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The increase for the year ended December 31, 1995 primarily reflects the growth of Republic's business through the acquisition of HMC and other businesses. The decreases in selling, general and administrative expenses as a percentage of revenue for the years ended December 31, 1995 and 1994 are primarily due to the reduction of administrative expenses for acquired businesses offset partially in 1995 by start-up costs related to Republic's automotive retailing business.

     Restructuring and Unusual Charges. In 1993, Republic recorded restructuring and unusual charges of $10,040,000 based on Republic's reevaluation of its solid waste operations. As a result of this reevaluation, Republic decided to terminate certain contracts, close one of its facilities (due to low waste volumes) and abandon its permitting effort at another facility (because of limited market opportunity in that area and delays in the permitting process). The write-off of property and equipment and accumulated permitting costs associated with these facilities were included in these restructuring and unusual charges. In addition, Republic also reevaluated its exposure related to litigation and environmental matters and provided additional accruals for the costs to defend or settle certain litigation and environmental matters. For further discussion of the restructuring and unusual charges, see Note 10 of Notes to Republic's Consolidated Financial Statements.

     Interest and Other Income. Interest and other income increased to $5,715,000 in 1995 from $1,081,000 in 1994 due to the increase in Republic's cash investments resulting from the proceeds from sales of Republic Common Stock. For further discussion of the sales of Republic Common Stock, see Note 5 of Notes to Republic's Consolidated Financial Statements.

     Interest Expense. Interest expense was $6,139,000, $4,487,000 and $2,936,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The increases are primarily due to higher average outstanding borrowings used to fund internal growth. Substantially all of Republic's outstanding borrowings were repaid during the latter half of 1995.

     Income Taxes. Republic's income tax provisions for 1995 and 1994 were partially offset by certain tax reserve adjustments resulting from tax planning strategies employed by Republic, such as combining entities to reduce state income taxes, claiming tax credits not previously claimed, recapturing taxes previously paid by acquired companies and adjustments for the resolution of tax matters in amounts more favorable than those originally estimated. Republic's 1995 income tax provision included an increase in the valuation allowance due to uncertainty surrounding future realization of a portion of the deferred tax assets generated as a result of acquired net operating loss carryforwards. Additionally, Republic's 1994 income tax provision was offset by a decrease in the valuation allowance related to the expected realization of deferred tax assets generated as a result of restructuring and unusual charges incurred in the fourth quarter of 1993. The valuation allowance was recorded in 1993 due to the uncertainty surrounding the future utilization of such deferred tax assets. For further discussion of income taxes, see Note 4 of Notes to Republic's Consolidated Financial Statements.

     Environmental and Landfill Matters. Republic provides for accrued environmental and landfill costs which include landfill site closure and post-closure costs. Landfill site closure and post-closure costs include estimated costs to be incurred for final closure of the landfills and estimated costs for providing required post-closure monitoring and maintenance of landfills. These costs are accrued based on consumed airspace. Republic estimates its future cost requirements for closure and post-closure monitoring and maintenance for its solid waste facilities based on its interpretation of the technical standards of the EPA's Subtitle D regulations. These estimates do not take into account discounts for the present value of such total estimated costs.

     Environmental costs are accrued by Republic through a charge to income in the period such liabilities become probable and reasonably estimatable.

     Republic periodically reassesses its methods and assumptions used to estimate such accruals for environmental and landfill costs and adjusts such accruals accordingly. Such factors considered are changing regulatory requirements, the effects of inflation, changes in operating climates in the regions in which Republic's facilities are located and the expectations regarding costs of securing environmental services.

     Discontinued Operations. In April 1995, Republic spun-off its hazardous waste services segment, RESI, to Republic's stockholders. Republic has had no direct ownership interest in RESI since the spin-off. The hazardous waste services segment of Republic's business has been accounted for as a discontinued operation in Republic's Consolidated Financial Statements.

     Republic's income (loss) from discontinued operations, net of income taxes was ($293,000), $2,684,000 and ($14,579,000) for the years ended December 31,
1995, 1994 and 1993, respectively. The 1993 loss from discontinued operations is primarily a result of a $14,900,000 nonrecurring charge in the fourth quarter of 1993 related to the restructuring of RESI. Income from discontinued operations in 1994 was partially offset by $8,484,000 of various charges related primarily to the write off of goodwill in connection with Republic's decision to spin off RESI. The 1995 loss from discontinued operations primarily consists of operating results of RESI prior to the spinoff in April 1995.

EFFECTS OF ACQUISITIONS ON RESULTS OF OPERATIONS

     The acquisition of Alamo represents the Company's entry into the automobile rental industry. For the nine months ended September 30, 1996, Alamo had total revenue of approximately $1,174,197,000 and pre-tax earnings of $10,207,000. The industry in which Alamo operates, particularly the leisure travel segment, is highly seasonal. Alamo's third quarter, which includes the peak summer travel months, has historically been the strongest quarter of the year. During the peak season Alamo increases its fleet and workforce to accommodate increased rental activity. As a result, any occurrence that disrupts travel patterns during the summer period could have a material adverse effect on the Company's annual performance. Alamo's first quarter is generally its weakest, when there is limited leisure family travel and a greater potential for adverse weather conditions. Many of Alamo's operating expenses such as rent, general insurance and administrative personnel are fixed and cannot be reduced during periods of decreased rental demand.

     Due to the recent commencement of AutoNation's principal operations, the pending acquisition of AutoNation is expected to be dilutive to earnings per share until such time as the number of open stores and related revenue is sufficient to absorb the overhead and operating expenses of AutoNation. Due to the limited operating history and the plans for a rapid rollout of AutoNation stores, the Company is unable to reasonably estimate the degree of such dilution. However, Republic anticipates growth from the opening of new AutoNation stores and revenue increases as newly opened stores mature. Although AutoNation's limited operations preclude a precise estimation, AutoNation anticipates that each store will reach its planned mature sales and earnings potential within two years of opening. Given the infrequent repeat purchase cycle on vehicles, sales and earnings may continue to grow beyond this initial anticipated ramp-up period.

     The pending acquisitions of Continental and Addington are more consistent with the historical integrated solid waste management and disposal operations of Republic. Such acquisitions are expected to enhance and strengthen the operations of Republic's solid waste services division and be accretive to earnings per share in 1997 and thereafter. For the nine months ended September 30, 1996, Continental and Addington had combined revenue of approximately $99,721,000 and pre-tax earnings of approximately $1,414,000. The effect of the mergers with Continental and Addington on Republic's restated historical results of operations as a result of the poolings is reflected in the unaudited Condensed Consolidated Pro Forma Financial Statements included elsewhere herein.

     As Republic completes an acquisition it reviews the overall business practices and efficiencies of the acquired company with a view to improving operations, eliminating unnecessary redundancies, increasing utilization of assets and personnel, and coordinating and integrating the acquired company with and into Republic's existing operations. Due to the size and complexity of the transactions with Addington, Alamo, AutoNation and Continental, Republic has not yet completed its review or formulated a specific plan with respect to these companies that would allow it to determine whether to record a charge against earnings in connection with these acquisitions, or if so, the size or timing of such charge, or whether such charge would be material. It is expected that this review and determination will be completed as soon as practicable and that any such charge would be quantified at that time.

FINANCIAL CONDITION

     At September 30, 1996, Republic had $154,826,000 in cash and $250,000,000 of availability under its credit facility. In addition, in November 1996, Republic issued and sold approximately 12,080,000 shares of Republic Common Stock in a private placement transaction resulting in net proceeds of approximately $353,000,000. Republic believes that its financial condition is strong and that it has the financial resources necessary to meet its anticipated financing needs.

  Working Capital

     Working capital at September 30, 1996 amounted to $246,129,000 as compared to $144,329,000 at December 31, 1995. The increase in working capital primarily results from the May 1996 sale of 9,878,400 shares of Republic Common Stock in a private placement transaction resulting in net proceeds of $197,583,000. Republic believes working capital may decline during the remainder of 1996 to lower levels as additional capital is used for the continued expansion of Republic's existing businesses and the development of the AutoNation business.

     Accounts receivable at September 30, 1996 were $62,424,000 as compared to $38,092,000 at December 31, 1995 and $26,159,000 at December 31, 1994. The
increases are primarily attributed to various business acquisitions and expansion of Republic's existing businesses. On a combined company pro forma basis, the Company had accounts receivable of $349,508,000 at September 30, 1996 consisting primarily of amounts due from retail and service customers, travel agents and tour operators and amounts due under vehicle repurchase and incentive programs.

     Inventory at September 30, 1996 amounted to $27,954,000 as compared to $14,924,000 at December 31, 1995. The increase is primarily attributed to increases in vehicle inventory associated with the May 1996 opening of a used car megastore by CarChoice.

     Other current assets at September 30, 1996 were $126,296,000 as compared to $7,323,000 at December 31, 1995. The increase is primarily due to approximately $112,900,000 in advances made to AutoNation during the nine months ended September 30, 1996. In May 1996, in connection with the execution of the AutoNation Agreement which provides for the acquisition of AutoNation by Republic, the parties also entered into a loan agreement (the "AutoNation Loan Agreement") whereby Republic has agreed to provide a line-of-credit to AutoNation for the development of new and used car megastores until consummation of the acquisition of AutoNation by Republic. Advances under the AutoNation Loan Agreement bear interest at

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LIBOR plus 2% and mature on June 30, 1997. Additionally, advances are secured by the common stock of AutoNation's principal operating subsidiary, all trademarks and intellectual property of AutoNation and, until consummation of the AutoNation Merger, AutoNation's remaining shareholder subscription commitments which commitments approximate $28,000,000. Also included in other current assets at September 30, 1996 is the value assigned to the ADT Warrant totaling $5,670,000 as previously discussed.

     Accounts payable and accrued liabilities at September 30, 1996 were $86,767,000 as compared to $40,238,000 at December 31, 1995 and $24,464,000 at
December 31, 1994. The increases are primarily attributed to various business acquisitions and expansion of Republic's existing businesses.

     Deferred revenue consists primarily of proceeds from the factoring of electronic security monitoring contracts by one of Republic's acquired security businesses. The use of factoring was discontinued by Republic subsequent to the date of acquisition of such business. The current portion of deferred revenue amounted to $25,555,000 at December 31, 1995 as compared to $13,892,000 at December 31, 1994. The increase is primarily due to new installations of electronic security devices and related monitoring contracts.

  Property and Equipment

     Property and equipment increased to $457,976,000 at September 30, 1996 from $293,734,000 at December 31, 1995 and $217,000,000 at December 31, 1994. The
increases are attributed primarily to various business acquisitions and increased capital expenditures resulting from expansion of Republic's existing businesses.

  Investment in Subscriber Accounts

     Investment in subscriber accounts represents certain capitalized costs associated with the installation of new electronic security systems and the cost of acquired subscriber accounts. Investment in subscriber accounts increased to $96,542,000 at September 30, 1996 from $53,686,000 at December 31, 1995 and
$31,170,000 at December 31, 1994. These increases are due to growth in electronic security system installations and acquisitions of subscriber accounts.

  Intangible Assets

     Intangible assets increased $90,177,000 during the nine months ended September 30, 1996 as a result of the acquisition of various businesses accounted for under the purchase method of accounting during the period. Intangible assets increased $91,572,000 during the year ended December 31, 1995 as a result of the acquisition of HMC and other businesses during the period.

     The pending acquisition of AutoNation is expected to result in additional intangible assets of approximately $161,000,000 upon consummation to be amortized over 40 years.

  Deferred Revenue, Net of Current Portion

     Deferred revenue, net of current portion, decreased to $9,794,000 at September 30, 1996 from $18,012,000 at December 31, 1995 and $20,353,000 at
December 31, 1994. Such decreases are a result of revenue recognition from previously factored monitoring contracts over the remaining term of the contracts which expire through 1998.

  Net Assets of Discontinued Operations

     Net assets of discontinued operations decreased to zero at December 31, 1995 from $20,292,000 at December 31, 1994 due to the spin-off of the hazardous waste services segment which was consummated in April 1995. For further discussion of the spin-off, see Note 9 of Notes to Republic's Consolidated Financial Statements.

  Long-Term Debt and Notes Payable Including Current Maturities

     Long-term debt and notes payable including current maturities increased to $18,805,000 at September 30, 1996 from $15,787,000 at December 31, 1995. The increase is primarily attributed to an increase in vehicle floor plan financing associated with Republic's automotive retailing businesses. Long-term debt and notes payable including current maturities decreased to $15,787,000 at December 31, 1995 from $51,913,000 at December 31, 1994 due to repayment of borrowings in 1995 with proceeds from 1995 sales of Common Stock.

     On a combined company pro forma basis, the Company had long-term debt including current maturities totaling approximately $2,606,411,000 at September 30, 1996 of which $2,254,703,000 was secured by Alamo's revenue earning rental vehicles. The Company expects to continue to fund its purchases of revenue earning rental vehicles with secured vehicle financings. Included in the combined company pro forma long-term debt including current maturities are $100,000,000 principal amount of 11 3/4% Senior Notes due 2006 (the "Senior Notes") which were issued in February 1996 by Alamo Rent-A-Car, Inc. and certain of its affiliates (the "Alamo Issuers"). The Senior Notes are unsecured, joint and several obligations of each of the Alamo Issuers and rank pari passu in right of payment with all existing and future debt (as defined) of the Alamo Issuers. The Senior Notes are effectively subordinated to all existing and future secured indebtedness of each of the Alamo Issuers. In November 1996, Alamo made a Tender Offer for all outstanding Senior Notes. Concurrently with the Tender Offer, Alamo made a Consent Solicitation in order to effect certain changes to the indenture relating to the Senior Notes. Aggregate consideration to holders of the Senior Notes that tender and consent will be $1,206.25 per $1,000 principal amount plus accrued and unpaid interest to the tender date. Such amount consists of $1,196.25 per $1,000 principal amount plus accrued and unpaid interest for tendered notes and, for holders of the Senior Notes providing their consent by December 10, 1996, $10 per $1,000 principal amount for their consent. The Consent Solicitation will expire December 10, 1996 and the Tender Offer will expire at 12:00 midnight December 23, 1996. As of December 10, 1996, virtually all of the Senior Notes were tendered and consents were received. Republic estimates that it will record an extraordinary charge of approximately $20,000,000 to $25,000,000, net of tax, during the fourth quarter of 1996 related to the early extinguishment of the Senior Notes and certain other debt. Included in the potential charge related to the early extinguishment of debt is the premium related to the Tender
Offer and capitalized debt costs, prepayment penalties and legal fees related to the Tender Offer and the repayment of other debt.

      Also included in Republic's combined company pro forma long-term debt of approximately $2,606,411,000 at September 30, 1996 is the long-term debt and current maturities of Continental and Addington of approximately $70,079,000. It is currently Republic's intention to either repay such outstanding debt or refinance such outstanding debt using Republic's $250,000,000 credit facility upon consummation of the mergers. The effect of the mergers with Continental and Addington on Republic's restated historical financial condition as a result of the poolings is reflected in the unaudited Condensed Consolidated Pro Forma Financial Statements included elsewhere herein.

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  Shareholders' Equity

     Shareholders' equity increased $341,356,000 during the nine months ended September 30, 1996 primarily due to the May 1996 sale of Common Stock and the acquisition of various businesses during the period. Shareholders' equity increased $335,330,000 during the year ended December 31, 1995 primarily due to sales of Common Stock and the acquisition of HMC and other businesses.

CASH FLOWS

     Cash and cash equivalents decreased by $9,746,000 during the nine months ended September 30, 1996 and increased by $153,087,000 during 1995. The major components of these changes are discussed below.

  Cash Flows from Operating Activities

     Republic's net cash flows from operating activities increased during the nine months ended September 30, 1996 and during the year ended December 31, 1995 primarily as a result of various business acquisitions and expansion of Republic's existing businesses.

  Cash Flows from Investing Activities

     Republic made capital expenditures of approximately $77,538,000 during the nine months ended September 30, 1996 and $62,930,000 during the year ended December 31, 1995 which included the purchase of equipment, normal replacement of older equipment and expansion of landfill sites. Republic also made capital expenditures of approximately $24,943,000 during the nine months ended September 30, 1996 and $15,980,000 during the year ended December 31, 1995 related to the expansion of its electronic security services business through installations of new monitoring systems and acquisitions of subscriber accounts.

     In addition, during the nine months ended September 30, 1996, Republic advanced $112,900,000 to AutoNation under the AutoNation Loan Agreement as previously discussed.

     Republic expects capital expenditures to increase substantially during the remainder of 1996 and in the foreseeable future due to the development of the AutoNation business as well as continued internal growth of existing businesses and pending acquisitions. In addition, management anticipates continuing to make capital expenditures for equipment, upgrading existing equipment and facilities, the construction of new airspace at landfill sites and the installation of new security systems.

     AutoNation is in various stages of evaluating, contracting and closing on purchases or leases of approximately 70 additional sites for vehicle retail stores or reconditioning centers. Due to the recent commencement of AutoNation's principal operations, the amount of capital expenditures to be incurred related to such operations cannot be reasonably estimated. However, the Company intends to finance capital expenditures through cash on hand, revolving credit facilities and other financings.

  Cash Flows from Financing Activities

     Cash flows from financing activities for the nine months ended September 30, 1996 primarily consist of $197,583,000 in net cash proceeds from the May 1996 sale of Common Stock.

     In August 1995, Republic issued and sold an aggregate of 16,700,000 shares of Common Stock and warrants to purchase an additional 33,400,000 shares of Republic Common Stock to H. Wayne Huizenga, Westbury (Bermuda) Ltd. (a Bermuda corporation controlled by Michael G. DeGroote), Harris W. Hudson, and certain of their assigns for an aggregate purchase price of approximately $37,500,000. The warrants are exercisable at prices ranging from $2.25 to $3.50 per share. In August 1995, Republic issued and sold an additional 2,000,000 shares of Common Stock each to Mr. Huizenga and John J. Melk, for $6.63 per share for aggregate proceeds of approximately $26,500,000.

     In July 1995, Republic sold 10,800,000 shares of Common Stock in a private placement transaction for $6.63 per share resulting in net proceeds of approximately $69,000,000 after deducting expenses, fees and commissions. In September 1995, Republic sold 10,000,000 shares of Common Stock in an additional private placement transaction for $10.13 per share resulting in net proceeds of approximately $99,000,000.

     As a result of these transactions, Republic received approximately $429,583,000 in cash, a portion of which was used to repay all outstanding borrowings resulting in no long-term debt outstanding at September 30, 1996.

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